UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RESTORATION HARDWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share, of Restoration Hardware, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

38,968,596 shares of Common Stock

145,000 shares of Common Stock subject to restricted stock units (“RSUs”) that will vest in connection with the merger

743,873 options to purchase shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

As of February 11, 2008, there were (i) 38,968,596 shares of Common Stock outstanding and owned by stockholders other than Home Holdings, LLC and Home Merger Sub, Inc., (ii) 145,000 shares of Common Stock subject to RSUs outstanding that will vest in connection with the merger, and (iii) options to purchase 743,873 shares of Common Stock with an exercise price less than $4.50 per share outstanding. The filing fee was determined by adding (x) the product of (A) the number of shares of Common Stock that are proposed to be acquired in the merger and (B) the merger consideration of $4.50 in cash per share of Common Stock, plus (y) $652,500 expected to be paid to holders of RSUs that will vest in connection with the merger, plus (z) $1,060,820 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $4.50 per share in exchange for the cancellation of such options ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11, was calculated by multiplying the Total Consideration by $0.0000393.

(4)	Proposed maximum aggregate value of transaction:

$177,072,003

(5)	Total fee paid:

$6,959

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

May 9, 2008

TO THE STOCKHOLDERS OF RESTORATION HARDWARE, INC.:

You are cordially invited to attend a special meeting of the stockholders of Restoration Hardware, Inc. (the “Company,” “we,” “us” or “our”) on June 12, 2008, at 10 a.m. Pacific time at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”) among the Company, Home Holdings, LLC (“Parent”), and Home Merger Sub, Inc. (“Merger Sub”), as amended by the First Amendment thereto dated January 24, 2008 (the “Amendment” and, taken together with the Original Merger Agreement, the “Amended Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will become a direct wholly owned subsidiary of Parent (the “Merger”). Parent is controlled by investment funds affiliated with Catterton Management Company, LLC, which is a private equity firm. Certain of the Company’s stockholders are expected to exchange shares of our common stock (the “Rollover Shares”) for equity interests of Parent in connection with the Merger (the “Rollover Participants”). In addition, another stockholder of the Company, Vardon Capital Management, LLC (“Vardon Capital” and, together with the Rollover Participants, the “Participants”), has agreed to make an investment in Parent in exchange for an equity interest in Parent.

Upon completion of the Merger, each outstanding share of our common stock (other than shares held by Parent, Merger Sub, the Company or any subsidiary of the Company or a stockholder who perfects appraisal rights in accordance with Delaware law) will be converted into the right to receive $4.50 in cash, without interest.

On January 23, 2008, an independent committee of the Company’s board of directors unanimously (i) determined and resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders (other than the Participants) and (ii) recommended that the board of directors (x) approve the Amended Merger Agreement and declare its advisability, (y) propose the Amended Merger Agreement to the Company’s stockholders for their adoption and (z) recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby. In addition, on January 23, 2008, the Company’s board of directors (other than Gary Friedman, who abstained from voting on the Merger, and Glenn Krevlin, who was not present at the meeting, and each of whom is expected to exchange shares of our common stock beneficially owned by such director for equity interests of Parent in connection with the Merger), after considering the unanimous recommendation of the independent committee, by the unanimous action of those directors voting at the meeting determined and resolved (i) that the Merger was fair to, and in the best interests of, the Company and its stockholders (other than the Participants), (ii) to propose the Amended Merger Agreement for adoption by the Company’s stockholders and declare the advisability of the Amended Merger Agreement and (iii) to recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby. Our board of directors recommends that you vote “FOR” the adoption of the Amended Merger Agreement and the transactions contemplated thereby.

Your vote is very important, regardless of the number of shares of our common stock you own. The stockholder vote required for the adoption of the Amended Merger Agreement is as follows: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under our amended and restated certificate of incorporation, the Merger must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of our common stock and (iii) under the terms of the Amended Merger

Agreement, the Amended Merger Agreement must be adopted by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted at any time after November 8, 2007 an “Acquisition Proposal” (as defined in the Amended Merger Agreement).

In connection with the Amended Merger Agreement, each of the Participants and Mr. Krevlin (who has sole voting and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC), entered into separate stockholder voting agreements with the Company providing, among other things, that they have agreed to vote for and support the Merger, subject to certain limited exceptions. The total number of shares of our common stock subject to the voting agreements executed by the Participants and Mr. Krevlin represent approximately 46% of our outstanding shares of common stock. Although the parties that have signed such voting agreements hold a significant portion of our outstanding shares, the voting participation of a substantial portion of our other stockholders is required to adopt the Amended Merger Agreement.

The proxy statement attached to this letter provides you with information about the Merger, the Amended Merger Agreement and the special meeting. Copies of the Original Merger Agreement and the Amendment are attached as Annexes A and B, respectively, to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully.

Do not send any stock certificates with your proxy. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates in to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger.

You do not need to attend the special meeting. Whether or not you attend, after reading the proxy statement, please mark, date, sign and return the enclosed proxy in the accompanying reply envelope. If you decide to attend the special meeting, please notify the inspector of elections at the meeting that you wish to vote in person and your previously submitted proxy will not be voted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Raymond C. Hemmig	Gary G. Friedman
Chairman of the	Chairman of the Board,
Independent Committee	President and Chief Executive Officer

THIS MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED MAY 9, 2008, AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MAY 9, 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2008

TO THE STOCKHOLDERS OF RESTORATION HARDWARE, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Restoration Hardware, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), will be held on June 12, 2008, at 10 a.m. Pacific time at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941 for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. Adoption of the Amended Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), among the Company, Home Holdings, LLC (“Parent”) and Home Merger Sub, Inc. (“Merger Sub”), as amended by the First Amendment thereto dated January 24, 2008 (the “Amendment” and, taken together with the Original Merger Agreement, the “Amended Merger Agreement”) as it may be amended from time to time, pursuant to which (i) Merger Sub will merge with and into the Company and the Company will become a direct wholly owned subsidiary of Parent (the “Merger”), and (ii) upon completion of the Merger, each outstanding share of the Company’s common stock, par value $0.0001 per share (other than shares held in our treasury, shares owned by our subsidiaries, Parent or Merger Sub and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $4.50 in cash, without interest and less any applicable withholding taxes.

2. Adjournment of the Special Meeting. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement.

3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 2, 2008, are entitled to notice of, and to vote at, the special meeting and any adjournment thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices for a period of 10 days prior to the meeting and at the place of the meeting for the duration of the meeting.

Certain of the Company’s stockholders are expected to exchange shares of our common stock (the “Rollover Shares”) for equity interests of Parent in connection with the Merger (the “Rollover Participants”). In addition, another stockholder of the Company, Vardon Capital Management, LLC (“Vardon Capital” and, together with the Rollover Participants, the “Participants”), has agreed to make an investment in Parent in exchange for an equity interest in Parent.

Your vote is very important, regardless of the number of shares of our common stock you own. The stockholder vote required for the adoption of the Amended Merger Agreement is as follows: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under our amended and restated certificate of incorporation, the Merger must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of common stock and (iii) under the terms of the Amended Merger Agreement, the Amended Merger Agreement must be adopted by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger

Agreement) at any time after November 8, 2007. If you are a holder of record, you may also vote by using the telephone number or via the Internet web site address printed on your proxy card. If you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if a quorum is present and you fail to vote or “abstain” from voting, your failure to vote or abstention will have the same effect as a vote against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above. For purposes of the votes described in clause (iii) above, such failure to vote or abstention will have no effect on such vote (because such vote requires the affirmative vote of a majority of the number of shares present in person or by proxy and voting at the meeting (other than shares held by Participants or those who have submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007) and not a majority of the shares of common stock outstanding), provided that a quorum is present. “Broker non-votes” will have the same effect as voting against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above, but will have no effect on the adoption of the Amended Merger Agreement for purposes of the vote described in clause (iii). If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your previously submitted proxy and vote in person.

In connection with the Amended Merger Agreement, each of the Participants and Glenn Krevlin (a member of our board of directors who also has sole voting and investment power with regard to shares beneficially owned by funds affiliated with certain of the Participants), entered into separate stockholder voting agreements with the Company providing, among other things, that they have agreed to vote for and support the Merger, subject to certain limited exceptions. The total number of shares of our common stock subject to the voting agreements executed by the Participants and Mr. Krevlin represent approximately 46% of our outstanding shares of common stock. Although the parties that have signed such voting agreements hold a significant portion of our outstanding shares, the voting participation of a substantial portion of our other stockholders is required to approve the adoption of the Amended Merger Agreement.

Do not send any stock certificates with your proxy. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates in to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger.

Stockholders of the Company who do not vote in favor of the adoption of the Amended Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 122 and are set forth in full at Annex H thereto.

By Order of the Board of Directors,

Chris Newman
Senior Vice President,
Chief Financial Officer and Secretary

May 9, 2008

i

(continued)

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “we,” “us,” “our” and the “Company” refer to Restoration Hardware, Inc. In addition, we refer to Home Holdings, LLC as “Parent” and to Home Merger Sub, Inc. as “Merger Sub.”

•

The Proposal. You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2007 (the “Original Merger Agreement”), as amended by the First Amendment thereto dated as of January 24, 2008 (the “Amendment” and, taken together with the Original Merger Agreement, the “Amended Merger Agreement”), by and among the Company, Parent and Merger Sub. Pursuant to the Amended Merger Agreement, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation and a direct wholly owned subsidiary of Parent. In the event that there are not sufficient votes at the time of the special meeting to adopt the Amended Merger Agreement, stockholders may also be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. See “The Special Meeting” beginning on page 95.

•	The Parties to the Amended Merger Agreement.

•

Restoration Hardware, Inc. (NASDAQ: RSTO), a Delaware corporation, together with its subsidiaries, is a specialty retailer of high quality bathware, hardware, lighting, furniture, textiles, accessories and gifts. The Company markets its merchandise through retail locations, mail order catalogs and on the Internet at www.restorationhardware.com. The information on such website shall not be deemed to be part of this proxy statement.

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Home Holdings, LLC, a Delaware limited liability company, was formed in anticipation of the Merger by Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. (collectively, the “Catterton Funds”), investment funds managed by Catterton Management Company, LLC (“Catterton”). Upon completion of the Merger, the Company will be a direct wholly owned subsidiary of Parent. Gary Friedman, the President and Chief Executive Officer of the Company and the chairman of the board of directors of the Company, certain funds affiliated with Glenhill Advisors, LLC, certain funds affiliated with Palo Alto Investors, LLC, and Reservoir Master Fund, L.P. (each a “Rollover Participant” and collectively, the “Rollover Participants”) are expected to exchange shares of our common stock for equity interests of Parent in connection with the Merger. Glenn Krevlin, a member of our board of directors, has sole voting and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC. In addition, Vardon Capital Management, LLC (“Vardon Capital” and, together with the Rollover Participants, the “Participants”) has agreed to make an investment in Parent in exchange for an equity interest in Parent. Parent currently has de minimis assets and no operations.

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Catterton is a leading private equity firm in the United States focused exclusively on the consumer industry with more than $2 billion under management. Founded in 1990, Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Breyers® Yogurt Company, Wellness Pet Food, Liberty Safe, Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., Outback Steakhouse, P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc.

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Home Merger Sub, Inc., a Delaware corporation, was formed by Parent in anticipation of the Merger. Subject to the terms and conditions of the Amended Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

•	Going-Private Transaction. This is a “going-private” transaction. If the Merger is completed:

•	your shares will be converted into the right to receive $4.50 per share, without interest and less any applicable withholding tax;

•	Parent will directly own all of the equity interests of the Company;

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on The NASDAQ Global Market (“NASDAQ”); and

•	we may no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors—Certain Effects of the Merger” beginning on page 73.

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Independent Committee. A majority of the members of the board of directors are independent with respect to the proposed transaction with Catterton. In addition, a separate independent committee was created comprised of all such independent directors for the purposes of reviewing, evaluating and making a recommendation to our board of directors with respect to the Merger (the “independent committee”). The members of the independent committee are Robert E. Camp, Robert C. Hamer, III, Raymond C. Hemmig, M. Ann Rhoades and T. Michael Young, with Mr. Hemmig serving as the chairman of the independent committee. The independent committee engaged independent legal counsel and independent financial advisors to assist the independent committee with its review of the transaction. The independent committee established a working group of the independent committee, with such working group being comprised of Mr. Hamer, Mr. Hemmig and Mr. Young. See “Special Factors—Fairness of the Merger; Recommendations of the Independent Committee and Our Board of Directors” beginning on page 52.

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Independent Committee and Board Recommendation. The independent committee of the Company’s board of directors unanimously (i) determined and resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders (other than the Participants) and (ii) recommended that the board of directors (x) approve the Amended Merger Agreement and the transactions contemplated thereby and declare its advisability, (y) propose the Amended Merger Agreement to the Company’s stockholders for their adoption and (z) recommend that the Company’s stockholders adopt the Amended Merger Agreement. In addition, on January 23, 2008, the Company’s board of directors (other than Gary Friedman, who abstained from voting on the Merger, and Glenn Krevlin, who was not present at the meeting, and each of whom is expected to exchange shares of our common stock beneficially owned by such director for equity interests of Parent in connection with the Merger), after considering the unanimous recommendation of the independent committee, by unanimous action of those directors voting at the meeting determined and resolved (i) that the Merger was fair to, and in the best interests of, the Company and its stockholders (other than the Participants), (ii) to propose the Amended Merger Agreement for adoption by the Company’s stockholders and declare the advisability of the Amended Merger Agreement and (iii) to recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED

THEREBY. See “Special Factors—Fairness of the Merger; Recommendations of the Independent Committee and Our Board of Directors” beginning on page 52.

•

Opinion of UBS Securities LLC. In connection with the Merger, the independent committee received a written opinion from UBS Securities LLC (“UBS”), the independent committee’s financial advisor, as to the fairness, from a financial point of view and as of the date of its opinion, of the per share merger consideration to be received by holders of our common stock (other than the Participants). The full text of UBS’ written opinion, dated January 22, 2008, is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitation on the review undertaken. UBS’ opinion was provided to the independent committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view. UBS’ opinion does not address any other aspect of the Merger or any related transaction and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any related transaction. See “Special Factors—Opinion of UBS Securities LLC” beginning on page 67.

•

Purpose of the Transaction. The purpose of the transaction is for the Catterton Funds and the Participants to obtain control of the Company and to enable the Company’s stockholders to realize a premium on their shares of our common stock. See “Special Factors—Purposes and Reasons of the Affiliate Participants” beginning on page 62.

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Position of the Affiliate Participants Regarding the Fairness of the Merger. Each of Gary Friedman, Glenn Krevlin and the funds affiliated with Glenhill Advisors, LLC that are Participants (collectively, the “Affiliate Participants”) believes that the Merger is both procedurally and substantively fair to the Company’s non-Participant stockholders. Their belief is based upon their knowledge and analysis of the Company, as well as the factors discussed in the section entitled “Special Factors—Position of the Affiliate Participants Regarding the Fairness of the Merger” beginning on page 62.

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Position of Parent, Merger Sub and the Catterton Funds Regarding the Fairness of the Merger. Parent, Merger Sub and the Catterton Funds believe that the Merger is both procedurally and substantively fair to the Company’s non-Participant stockholders. Their belief is based upon their knowledge and analysis of the Company, as well as the factors discussed in the section entitled “Special Factors—Position of Parent, Merger Sub and the Catterton Funds Regarding the Fairness of the Merger” beginning on page 65.

•	Special Meeting. The special meeting will be held on June 12, 2008, beginning at 10 a.m. Pacific time at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941.

•

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on May 2, 2008, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were 38,969,600 shares of our common stock entitled to vote at the special meeting, 20,947,848 of which were held by persons other than the Participants. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. See “Special Meeting—Record Date and Quorum” beginning on page 95.

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Required Vote. The stockholder vote required for the adoption of the Amended Merger Agreement is as follows: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under our amended and restated certificate of incorporation, the Merger must be approved by holders, as of the record date of the special meeting, of at least 66  2/3% of the outstanding shares of common stock and (iii) under the terms of the Amended Merger Agreement, the Amended Merger

Agreement must be adopted by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007. If you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if you fail to vote by proxy or in person or “abstain” from voting and a quorum is present, your failure to vote or abstention will have the same effect as a vote against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above. For purposes of the votes described in clause (iii) above, such failure to vote or abstention will have no effect on such vote (because such vote requires the affirmative vote of a majority of the number of shares present in person or by proxy and voting at the meeting (other than shares held by the Participants or those have submitted an “Acquisition Proposal”) and not a majority of the shares of common stock outstanding), provided that a quorum is present. Broker non-votes also will have the same effect as voting against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above, but will have no effect on the adoption of the Amended Merger Agreement for purposes of the vote described in clause (iii). In addition, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the meeting. Abstentions will have the same effect as a vote against the proposal to adjourn the meeting. Because brokers do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting. See “The Special Meeting—Required Vote” beginning on page 95.

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Voting Agreements. Each of the Participants and Mr. Krevlin (who has sole voting power and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC) (the “Voting Agreement Stockholders”), entered into separate stockholder voting agreements with the Company. Such stockholder voting agreements, which were entered into in connection with the Original Merger Agreement and subsequently amended in connection with the Amendment, provide, among other things, that each of the Voting Agreement Stockholders has, except in limited circumstances, agreed to vote for and support the Merger. The number of shares of the Company’s common stock subject to such voting agreements is approximately 17,896,054 shares, representing 46% of the outstanding common stock of the Company. The number of shares that the Voting Agreement Stockholders are committed to vote pursuant to the stockholder voting agreements are as follows:

•	4,991,471 shares in the aggregate held by Mr. Krevlin and funds affiliated with Glenhill Advisors, LLC;

•	4,474,800 shares in the aggregate held by funds affiliated with Palo Alto Investors, LLC;

•	2,526,509 shares held by Reservoir Master Fund, L.P.;

•	3,449,055 shares in the aggregate held by funds affiliated with Vardon Capital; and

•	2,454,219 shares held by Gary G. Friedman.

Although the parties that have signed such voting agreements hold a significant portion of our outstanding shares, the voting participation of a substantial portion of our other stockholders is required to approve the adoption of the Amended Merger Agreement. Accordingly, your vote is very important, regardless of the number of shares of our common stock you own.

If the Company terminates the Amended Merger Agreement in connection with an alternative transaction that constitutes a “Superior Proposal” with an “Excluded Party” (as defined in the Amended

Merger Agreement) and such transaction provides for either an all-cash offer or a combination of cash and non-cash consideration where holders of the Company’s common stock may elect to receive all-cash consideration, without any cutback or proration, and the board of directors’ recommendation in favor of the adoption of such transaction has not been adversely modified or withdrawn, then the Voting Agreement Stockholders have agreed to vote in favor of the alternative transaction upon the written request of the board of directors or the independent committee. See “The Amended Merger Agreement—Solicitation of Transactions; Recommendation to Stockholders” beginning on page 106.

The form of stockholder voting agreement entered into with Vardon Capital is attached hereto as Annex E, and the form of stockholder voting agreement entered into with the other Voting Agreement Stockholders is attached hereto as Annex F. The form of the amendment to the stockholder voting agreements entered into with the Participants and Mr. Krevlin in connection with the Amendment is attached hereto as Annex G. The foregoing description of the stockholder voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of the stockholder voting agreements and amendments thereto attached as Annexes E, F and G hereto. See “Special Factors—Voting Agreements” beginning on page 76.

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Rollover Agreements. Each of the Rollover Participants has entered into a rollover agreement with Parent (the “Rollover Agreements”) pursuant to which such Rollover Participants agreed to contribute, immediately prior to the effective time of the Merger, a portion of his or its shares of the Company’s common stock owned beneficially or of record by such Rollover Participant to Parent in the aggregate amount of 8,003,842 shares of Company common stock (the “Rollover Shares”) in exchange for a pro rata equity interest in Parent. In addition, Vardon Capital entered into an investment agreement with Parent (the “Investment Agreement”) pursuant to which Vardon Capital agreed to make an investment in Parent in an amount equal in value to 3,449,055 shares of Company common stock (at a value equal $4.50 per share), or approximately $15,520,747, immediately prior to the effective time of the Merger in exchange for a pro rata equity interest in Parent.

The Company is an express third-party beneficiary to the Rollover Agreements and the Investment Agreement. See “Special Factors—Rollover Agreements/Investment Agreement” beginning on page 77.

•

Regulatory Approvals Required. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Company and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March 3, 2008. On March 10, 2008, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act. Except for the required filings under the Hart-Scott-Rodino Act, and the filing of a certificate of merger in Delaware at the effective time of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Amended Merger Agreement or completion of the Merger. See “Special Factors—Regulatory Approvals” beginning on page 89.

•

Interests of the Company’s Directors and Executive Officers in the Merger. Our directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as stockholders of the Company. These interests include:

•

All the Company’s options to purchase shares of common stock, whether vested or unvested, that are outstanding immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment (without interest and less any applicable withholding taxes) to be made no later than the end of the first payroll cycle following the effective time of the Merger equal to the product of (i) the excess of $4.50, if any, over the exercise price per share under such option and (ii) the number of shares subject to such option. The foregoing will result in an aggregate cash payment to our directors and executive officers of approximately $268,154 based on holdings as of April 30, 2008.

•

All of the Company’s restricted stock units held by non-employee directors and by Gary Friedman will vest in full immediately prior to the effective time of the Merger, which will result in an aggregate cash payment to our non-employee directors and Gary Friedman of approximately $652,000 based on holdings as of April 30, 2008.

•

Mr. Friedman is a party to an employment agreement that provides for change-of-control severance benefits in the event his employment with the Company is terminated within 18 months after the effective time of the Merger (other than if terminated by us for cause, or due to his disability, death or retirement, or by Mr. Friedman other than for good reason). Each of Chris Newman, the Company’s Chief Financial Officer and Secretary, and Ken Dunaj, the Company’s Chief Operating Officer, is a party to an employment agreement that provides for change in control severance benefits in the event their respective employment with the Company is subject to an involuntary termination by the Company within 18 months after the effective time of the Merger (including a termination by the Company without cause or by the executive for good reason). Each of Bonnie Orofino, the Company’s Chief Merchandising Officer, and Ian Sears, the Company’s Chief Marketing Officer, is a party to a letter agreement that provides for change in control severance benefits in the event their respective employment with the Company is subject to an involuntary termination by the Company within 12 months after the effective time of the Merger (including a termination by the Company without cause or by the executive for good reason). Pursuant to the Company’s Change in Control Severance Plan, if the employment of Vivian Macdonald, the Company’s Vice President, Corporate Controller, is terminated without cause or she resigns for good reason within one year following the effective time of the Merger, she is entitled to receive certain severance benefits. Assuming the Merger is completed on June 17, 2008, and terminations of employment of all six executives were to occur on that date, the aggregate cash severance benefit payable to these executives (including any estimated tax gross-up payment) would be approximately $10,821,194.

•

Pursuant to Mr. Newman’s employment agreement, in the event of a change of control, the Company will pay Mr. Newman a retention bonus in the amount of $150,000, so long as he has continued to be employed by the Company through the consummation of the Merger, or his employment is terminated without cause within 60 days before the consummation of the Merger. Pursuant to Mr. Dunaj’s employment agreement, in the event of a change of control, the Company will pay Mr. Dunaj a retention bonus in the amount of $250,000, so long as he has continued to be employed by the Company through the consummation of the Merger, or his employment is terminated without cause within 60 days before the consummation of the Merger.

•

Pursuant to the Company’s Change in Control Retention Plan, an eligible employee under the plan is entitled to receive a bonus if such employee remains employed by the Company through the effective date of the Merger. Employees eligible to receive a bonus under the retention plan include Ms. Macdonald, who is entitled to a $25,000 bonus if she remains employed with the Company through the effective date of the Merger.

•

Immediately prior to completion of the Merger, it is expected that Mr. Friedman and Mr. Krevlin (through certain funds affiliated with Glenhill Advisors, LLC) will contribute approximately 1,000,000 and 3,632,533 shares, respectively, of the Company’s common stock to Parent in exchange for equity interests of Parent representing approximately 2.1% and 7.5%, respectively, of the fully diluted outstanding equity interests of Parent immediately following the effective time of the Merger. These amounts do not reflect any equity interests of Parent that are expected to be issued as part of a new management equity plan of Parent following the Merger, a portion of which is expected to be issued to Mr. Friedman in connection with his employment with Parent.

•

The independent committee members are paid for their service on the independent committee as follows: (i) the chairman of the committee receives a retainer fee of $5,000 per month, and all other members receive a retainer fee of $1,500 per month; and (ii) the chairman of the independent committee receives a per meeting fee of $1,500 per independent committee or working group meeting, and the other members of the independent committee receive a per meeting fee of $500 per independent committee or working group meeting. These fees are not dependent on the success of the Merger or on the independent committee’s recommendations with respect to the Merger. The aggregate amount payable to the independent committee members for their service on the independent committee as of April 30, 2008, is approximately $312,500.

•	A management equity incentive plan will be established by Parent in connection with the closing of the Merger.

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The directors and officers of the Company are entitled to continued indemnification and insurance coverage under the Amended Merger Agreement for a period of six years from the effective time of the Merger with terms no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date of the Original Merger Agreement, provided that in no event shall Parent be required to pay aggregate annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Original Agreement (but in such case shall purchase as much coverage as reasonably practicable for such amount).

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The aggregate consideration expected to be paid to our directors and executive officers in connection with the Merger in exchange for (i) shares of common stock held by such directors and executive officers that are acquired in the Merger, (ii) stock options held by such directors and executive officers with an exercise price less than $4.50 per share and (iii) restricted stock units that fully vest in connection with the Merger is approximately $15,119,247, of which approximately $14,198,594 relates to common stock owned by those individuals, and is set forth in more detail under “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 78.

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Certain directors and executive officers are also parties to transactions with the Company and its affiliates as described under “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 78.

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Appraisal Rights. Pursuant to Delaware law, our stockholders have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of our common stock, plus interest, if any, on the amount determined to be the fair value. The judicially determined fair value could be greater than, equal to or less than the $4.50 per share that our stockholders are entitled to receive in the Merger. To exercise their appraisal rights, stockholders must not vote in favor of the adoption of the Amended Merger Agreement and must strictly comply with specific procedures set forth in Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). The procedural requirements for perfecting appraisal rights under Section 262 of the DGCL are summarized in this proxy statement under the caption “Appraisal Rights” beginning on page 122. A copy of Section 262, which grants appraisal rights and governs the procedures for perfecting such rights, is attached as Annex H to this proxy statement.

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Financing. The total amount of funds required to complete the Merger and the related transactions (including payment of fees and expenses of approximately $15.0 million in connection with the Merger) assuming the contribution of all the Rollover Shares to Parent, is anticipated to be approximately $156.7 million. This amount is expected to be provided through equity contributions from the Catterton Funds, totaling approximately $141.2 million, and through the investment in Parent that Vardon Capital has agreed to make in the amount of approximately $15.5 million. These amounts do not include the value of any shares of common stock of the Company held by the Rollover Participants which are to be exchanged for equity interests of Parent pursuant to the Rollover Agreements with the Rollover Participants, as these will be cashless transactions. Parent also currently intends to maintain the Company’s $190,000,000 credit facility with Bank of America, N.A. (“Bank of America”) after the effective time of the Merger.

The Catterton Funds have delivered to Parent equity commitment letters to provide such equity financing to Parent and/or Merger Sub. The Catterton Funds may assign to other affiliated and/or non-affiliated investors all or a portion of their respective commitments under the equity commitment letter each delivered to Parent, provided that any such assignment shall not (i) relieve the applicable Catterton Fund from its obligation as the primary obligor under the equity commitment letters and not merely as a surety and (ii) require Parent to seek payment of the obligations under the equity commitment letters from any other party prior to enforcing its rights under the equity commitment letters against such Catterton Fund. The closing of the Merger is not conditioned on the receipt of any debt or equity financing by Parent, other than the contribution of a minimum of 8,003,842 shares to Parent by the Rollover Participants pursuant to the Rollover Agreements and the fulfillment by Vardon Capital of its obligation to invest in Parent in an amount equal in value to 3,449,055 shares of common stock of the Company pursuant to the Investment Agreement.

In connection with the Amended Merger Agreement, the Company also received aggregate gross proceeds of $25,000,000 from the Catterton Funds, in exchange for the issuance of unsecured promissory notes in the aggregate original principal amount of $25,000,000 (the “Notes”). The form of the Notes is attached hereto as Annex D. Parent and each of the Catterton Funds have agreed that, upon the closing of the Merger, in lieu of repayment of the Notes, they shall instead exchange the Notes for a pro rata (in kind and amount) share of the common equity of Parent based upon the unpaid principal balance of the Notes, plus all accrued but unpaid interest through the date of the closing, and the arrangement fee relating to the Notes to the extent not previously paid.

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Guarantees. Pursuant to limited guarantees, the Catterton Funds have agreed to guaranty the obligations of Parent and Merger Sub under the Amended Merger Agreement up to the amount of $10,680,000 with respect to any termination fee payable by Parent, plus (i) the Company’s reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Amended Merger Agreement, (ii) the Company’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of the Parent’s obligations to pay any termination fee or the fees and expenses described in clause (i) above or in connection with the enforcement of the guarantees, and (iii) interest on any of the foregoing amounts from the latest date such payment is required to be paid at the prime lending rate prevailing during such period as published in The Wall Street Journal. Pursuant to the terms of the Amended Merger Agreement, the Company’s right to receive payment of the termination fee, the Company’s expenses and the costs and expenses of enforcements, collection and interest or the limited guarantees thereof shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the guarantors and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated. See “Special Factors—Guarantees” beginning on page 78.

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Material United States Federal Income Tax Consequences of the Merger. For U.S. federal income tax purposes, the disposition of the Company’s common stock pursuant to the Merger generally will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the Merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the Merger. We recommend that our stockholders consult their own tax advisors as to the particular tax consequences to them of the Merger. See “Special Factors—Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

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Litigation. Two stockholder complaints have been filed as purported class actions on behalf of the public stockholders of the Company. Both complaints are publicly available. The first was filed on November 28, 2007 by Richard Hattan against the Company, each of the Company’s directors, Catterton Partners and the Participants in Superior Court of the State of California, County of Marin, Case No. CV 075563. Plaintiff amended his complaint on March 7, 2007. The plaintiff alleges that he is an owner of the Company’s common stock. The amended complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger by pursuing a process for the sale of the Company that was not reasonably likely to maximize stockholder value. In particular, the amended complaint alleges that the directors did not deal appropriately with Sears Holdings Corporation (“Sears”). The amended complaint also alleges that the Company’s disclosures with respect to the transaction were inadequate or incomplete, rendering the disclosures materially misleading. The amended complaint alleges that the remaining defendants aided and abetted the alleged breaches of fiduciary duties. The complaint seeks, among other things, to enjoin the Company, its directors and the other defendants from proceeding with or consummating the Merger and an injunction changing or supplementing the disclosures made by the Company. The absence of an injunction prohibiting the consummation of the Merger is a condition to the closing of the Merger. Discovery has been proceeding in the case.

The second stockholder complaint was filed on March 26, 2008 by Randall Reimer against the Company, each of the Company’s directors, Parent, Merger Sub, and Catterton Partners in the Court of Chancery of the State of Delaware, Case No. 3653-VCS. The plaintiff amended his complaint on May 6, 2008. The plaintiff alleges that he is an owner of the Company’s common stock. The amended complaint alleges essentially the same claims as the amended complaint in Hattan v. Restoration Hardware, including the alleged failure to pursue a process reasonably likely to maximize shareholder value and allegedly misleading omissions in the Company’s disclosures regarding the Merger. Similar to the Hattan complaint, the Reimer complaint alleges that the directors have therefore breached their fiduciary duties and that the remaining defendants have aided and abetted the alleged breaches. The complaint seeks essentially the same remedies as the suit in California, including an injunction to prevent the Merger or rescission of the Merger, if it is consummated. The absence of an injunction prohibiting the consummation of the Merger is a condition to the closing of the Merger. The defendants have moved to stay this proceeding in light of the lawsuit in California. See “Special Factors—Litigation” beginning on page 89.

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Treatment of Stock Options and Restricted Stock Units. All the Company’s options to purchase shares of common stock, whether vested or unvested, that are outstanding immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment to be made no later than the end of the first payroll cycle following the effective time of the Merger equal to the product of (i) the excess of $4.50, if any, over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

Each restricted stock unit, which entitles the holder thereof to shares of common stock upon the vesting of such unit, shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time of the Merger and the vesting terms of the restricted stock units and, in the case of (ii) above, provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of shares previously subject to such restricted stock unit that then vest and (B) $4.50, less any required withholding tax.

Notwithstanding the foregoing, restricted stock units granted to the Company’s non-employee directors fully vest in connection with the Merger by their terms, and restricted stock units granted to Mr. Friedman fully vest in connection with the Merger pursuant to Mr. Friedman’s employment agreement with the Company.

See “The Amended Merger Agreement—Treatment of Stock, Stock Options and Restricted Stock Units” beginning on page 99.

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Anticipated Closing of Merger. We are working to complete the Merger as soon as possible. We anticipate completing the Merger shortly after the special meeting, subject to the adoption of the Amended Merger Agreement by our stockholders and the satisfaction of the other closing conditions set forth in the Amended Merger Agreement.

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Procedure for Receiving Merger Consideration. As soon as reasonably practicable after the effective time of the Merger and, in any event, not later than the third business day following the effective time, a paying agent will mail a letter of transmittal and instructions to you and the other stockholders of the Company. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

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Solicitation of Transactions; Recommendation to Stockholders. The Amended Merger Agreement permitted us to solicit or encourage alternative acquisition offers, under the direction of the independent committee, until 11:59 p.m. (New York time) on February 28, 2008. As the solicitation period has expired, the Amended Merger Agreement now restricts our ability to solicit or encourage alternative acquisition offers. The restriction would not apply with respect to any person from whom we have received a written “Acquisition Proposal” (as defined in the Amended Merger Agreement) during the solicitation period that our board of directors or the independent committee of our board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to lead to in a “Superior Proposal” (as defined in the Amended Merger Agreement). We refer to such person as an “Excluded Party.”

As part of the Original Merger Agreement, the Company and its respective directors, officers, employees, consultants and other representatives also had the solicitation right described above from November 8, 2007 (the date of the Original Merger Agreement) to 11:59 p.m. (New York time) on December 13, 2007. As part of this solicitation process, the independent committee designated Sears as an “Excluded Party” under the Original Merger Agreement. Sears did not retain its “Excluded Party” status under the Amended Merger Agreement, as the independent committee determined that Sears had not submitted a proposal that was reasonably likely to result in a “Superior Proposal” under the terms of the Amended Merger Agreement. Accordingly, no party has been designated an “Excluded Party” under the terms of the Amended Merger Agreement.

The Amended Merger Agreement also provides that under certain limited circumstances required to comply with applicable fiduciary duties, our board of directors or the independent committee may respond to an unsolicited bona fide written proposal received after the expiration of the solicitation period. If, prior to obtaining stockholder approval for the Merger, our board of directors or the independent committee determines in good faith (after consultation with outside legal counsel) that such unsolicited bona fide written proposal constitutes a Superior Proposal and concludes that, in light of the Superior Proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the Merger or fail to change its recommendation, we may terminate the Amended Merger Agreement after paying a specified termination fee and reimbursing Parent for its out-of-pocket fees and expenses. See “The Amended Merger Agreement—Solicitation of Transactions; Recommendation to Stockholders” beginning on page 106.

In the event we terminate the Amended Merger Agreement in order to consummate an alternative acquisition, we will be required to pay to Parent or its designee a termination fee and reimburse certain fees and expenses of Parent relating to the Amended Merger Agreement. See “The Amended Merger Agreement—Termination Fees and Expenses” beginning on page 118.

•	Conditions to Closing. Before we can complete the Merger, a number of conditions must be satisfied or waived by all parties. These include:

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(i) the adoption of the Amended Merger Agreement by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, as required by Delaware law, (ii) the approval of the Merger by holders, as of the record date of the special meeting, of at least 66  2/3% of the outstanding shares of common stock, as required by the Company’s amended and restated certificate of incorporation and (iii) the adoption of the Amended Merger Agreement by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted at any time after November 8, 2007 an “Acquisition Proposal” (as defined in the Amended Merger Agreement);

•	the contribution of a minimum of 8,003,842 million Rollover Shares to Parent by the Rollover Participants;

•	the fulfillment by Vardon Capital of its obligations to invest in Parent in an amount equal to $15,520,747;

•	the absence of laws or governmental judgments or orders that prohibit or make illegal the completion of the Merger;

•	the performance by each of the parties of its obligations prior to the effective time of the Merger under the Amended Merger Agreement in all material respects; and

•	the accuracy of the representations and warranties of each of the parties to the Amended Merger Agreement, subject to the materiality and other standards set forth in the Amended Merger Agreement.

See “The Amended Merger Agreement—Conditions to the Merger” beginning on page 115.

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Termination of the Amended Merger Agreement. The Amended Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

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the Merger has not been consummated on or before June 30, 2008 (provided that a party cannot terminate if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the Amended Merger Agreement is the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such date);

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a final, non-appealable judgment, injunction, order, rule, decree or ruling prohibits the Merger (provided that a party cannot terminate unless such party has used its reasonable best efforts to contest, appeal and remove such judgment, injunction, order, rule, decree or ruling);

•	our stockholders do not adopt the Amended Merger Agreement at the special meeting or any adjournment thereof; or

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the non-terminating party breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the Amended Merger Agreement (or such representation and warranties have become untrue since the date of the Original Merger Agreement) such that the closing conditions would not be satisfied and such breach or failure cannot be cured by the earlier of June 30, 2008 or 30 days after the giving of notice to the Company by Parent of such breach or failure to perform or be true (provided that the terminating party is not in material breach of any of its covenants or agreements under the Amended Merger Agreement); or

•	by Parent, if:

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the Company’s board of directors (i) makes an adverse recommendation change (as defined below), (ii) approves, adopts, endorses or recommends (A) any Acquisition Proposal or (B) a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal (other than certain confidentiality agreements allowed pursuant to the Amended Merger Agreement) or entering into such agreement, (iii) after the end of the “go-shop” period, failing to publicly reaffirm its recommendation of the Merger within 10 business days after the date of any Acquisition Proposal or material modification thereto from a person other than an Excluded Party, (iv) breaches the non-solicitation and other covenants in the non-solicitation provision of the Amended Merger Agreement in any material respect, or (v) authorizes or publicly proposes any of the above; or

•	by the Company, if:

•

prior to obtaining stockholder approval, the Company enters into a binding agreement with respect to a Superior Proposal that did not result from a material breach of the non-solicitation provisions or other covenants in Section 5.3 of the Amended Merger Agreement (including the notice provisions and match rights by Parent); or

•	the Merger is not consummated on or before the third business day after the applicable closing conditions have been satisfied and continue to be satisfied at the time of termination.

See “The Amended Merger Agreement—Termination” beginning on page 116.

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Termination Fees and Expenses. Under certain circumstances, in connection with the termination of the Amended Merger Agreement, we will be required to pay to Parent or its designee a termination fee and reimburse certain fees and expenses of Parent relating to the Amended Merger Agreement in an aggregate amount that, under specified circumstances, may be as much as $7,103,000 (not including the reimbursement of Parent’s expenses). Parent has agreed to pay us a termination fee of $10,680,000 if we terminate the Amended Merger Agreement in certain circumstances related to the failure of Parent to promptly close the transaction. See “The Amended Merger Agreement—Termination Fees and Expenses” beginning on page 118.

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Additional Information. You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 134.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the Merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Amended Merger Agreement. Once the Amended Merger Agreement has been adopted by stockholders of the Company and the other closing conditions under the Amended Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a direct wholly owned subsidiary of Parent. Parent is controlled by the Catterton Funds. The Rollover Participants are expected to exchange shares of the Company’s common stock for equity interests of Parent in connection with the Merger and Vardon Capital is expected to make an investment in Parent in exchange for an equity interest in Parent. In the event that there are not sufficient votes at the time of the special meeting to adopt the Amended Merger Agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting to solicit additional proxies.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will be entitled to receive $4.50 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will be entitled to receive $4,500.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941, on June 12, 2008, at 10 a.m., Pacific time.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on May 2, 2008, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of government-issued personal identification will be required.

In addition, if your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of the Company’s common stock at the close of business on May 2, 2008, the record date for the special meeting. As of the close of business on that day, 38,969,600 shares of the Company’s common stock were outstanding. See “The Special Meeting” beginning on page 95.

Q:	What vote of our stockholders is required to adopt the proposals?

A:

The stockholder vote required for the adoption of the Amended Merger Agreement is as follows: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under our amended and restated certificate of incorporation, the Merger must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of common stock and (iii) under the terms of the Amended Merger Agreement, the Amended Merger Agreement must be adopted by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007.

Q:	How do I vote?

A:	If you are a beneficial owner, you have the right to instruct your broker, financial institution or other holder of record on how to vote your shares of our common stock by using the voting instruction card you received from them or by following their particular telephone and/or Internet voting instructions. If you are a holder of record, you may vote the proxy card you received by mail, by telephone or via the Internet, as described below.

Mail. Please promptly complete and return your proxy card in the postage-paid envelope provided.

Telephone. Please call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

Internet. Please visit the Internet web site address listed on your proxy card. As with telephone voting, Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet web site address.

Telephone and Internet voting will be available to holders of record 24 hours each day until 1 a.m. Pacific time on June 12, 2008. If you use the toll-free telephone number or the Internet to provide your proxy voting instructions, you do not need to mail in your proxy card.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner and does not have the discretionary authority to vote the shares without such instructions. The failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) of the preceding answer. The failure to vote, abstentions and broker non-votes will have no effect on the vote described in clause (iii) above (because such vote requires the affirmative vote of a majority of the number of shares present in person or by proxy and voting at the meeting (other than shares held by the Participants or those have submitted an “Acquisition Proposal”) and not a majority of the shares of common stock outstanding), provided that a quorum is present. Because approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the voting power present in person or by proxy at the special meeting, abstentions will have the same effect as voting “Against” that proposal. A failure to attend the meeting in person together with a failure to submit a proxy will have no effect with respect to the adjournment proposal. Because brokers do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that our stockholders vote “FOR” the adoption of the Amended Merger Agreement and the transactions contemplated thereby. You should read “Special Factors—Fairness of the Merger; Recommendations of the Independent Committee and Our Board of Directors” beginning on page 52 for a discussion of the factors that the independent committee and our board of directors considered in deciding to recommend adoption of the Amended Merger Agreement and the transactions contemplated thereby. Our board of directors recommends that our stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the Merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be shared equally by the Company and Parent. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. Catterton, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the Merger.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company has paid MacKenzie Partners, Inc. a retainer of $7,500 to be applied against a final fee that is expected to be in the range of $15,000 to $20,000 based upon the actual services provided and not including the reimbursement of out-of-pocket expenses. The Company and Catterton will share the costs incurred to retain MacKenzie Partners, Inc.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against adoption of the Amended Merger Agreement (other than with respect to the vote on the Amended Merger Agreement described above of holders that are not Participants and have not submitted an “Acquisition Proposal,” in which case such broker non-votes will have no effect on such vote, provided that a quorum is present). Because brokers do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting.

Q:	Can I change my vote?

A:

Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Corporate Secretary of the Company in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the Merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration of $4.50 in cash per share. Once you have submitted your properly completed letter of transmittal, the Company stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q.	Will I be taxed when I receive the merger consideration for my shares?

A:	Your receipt of the merger consideration will be a taxable transaction. You will recognize tax gain or loss depending on the difference between the cash you receive in the Merger and your adjusted tax basis, which is described in “Special Factors—Material United States Federal Income Tax Consequences of the Merger” beginning on page 87.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $4.50 per share in cash to be received by our stockholders in the Merger. In order to become entitled to receive the $4.50 per share pursuant to the Amended Merger Agreement, you must hold your shares through completion of the Merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 122.

Q:	What are the consequences of the Merger to members of the Company’s management and board of directors?

A:	Following the Merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors to be nominated by Parent. Like all other stockholders of the Company, members of our management and board of directors will be entitled to receive $4.50 per share in cash for each of their shares of our common stock. Mr. Krevlin (through certain funds affiliated with Glenhill Advisors, LLC) and Mr. Friedman as Rollover Participants are expected to contribute to Parent certain of their shares of common stock of the Company in exchange for equity interests in Parent.

Each outstanding option to purchase shares of our common stock, whether vested or unvested, will be canceled and each former holder of any such cancelled option shall receive, no later than the end of the first payroll cycle following the effective time of the Merger, an amount in cash (without interest, and less any required withholding tax) equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option.

Each restricted stock unit, which entitles the holder thereof to shares of common stock upon the vesting of such unit, shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time of the Merger and the vesting terms of the restricted stock units and, in the case of (ii) above, provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of shares previously subject to such restricted stock unit that then vest and (B) $4.50, less any required withholding tax. Notwithstanding the foregoing, restricted stock units granted to the Company’s non-employee directors fully vest in connection with the Merger by their terms, and restricted stock units granted to Mr. Friedman fully vest in connection with the Merger pursuant to Mr. Friedman’s employment agreement with the Company.

Q:	Will members of the Company’s management or board of directors hold any equity interests in the surviving corporation following the consummation of the Merger?

A:	The Rollover Participants are expected to contribute common stock of the Company to Parent in exchange for common stock of Parent. It is currently expected that Mr. Friedman and Mr. Krevlin (through certain funds affiliated with Glenhill Advisors, LLC), will contribute to Parent approximately 1,000,000 and 3,632,533 shares, respectively, of the Company’s common stock in exchange for equity interests of Parent representing approximately 2.1% and 7.5%, respectively, of the fully-diluted outstanding equity interests of Parent immediately following the effective time of the Merger. In addition, it is expected that Mr. Friedman will receive additional equity interests of Parent as part of any new management equity plan that is put in place by Parent following the Merger. As of May 2, 2008, Mr. Friedman and Mr. Krevlin (individually and through certain funds affiliated with Glenhill Advisors, LLC) beneficially owned approximately 9.4% and 13.0%, respectively, of our outstanding shares of common stock. See “Special Factors—Certain Effects of the Merger” beginning on page 73.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger you should contact our proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect) or via email at proxy@mackenziepartners.com. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent expectations or beliefs concerning future events, including the following: any projections or forecasts, including the financial forecast included under “Special Factors—Financial Projections” beginning on page 85, any statements regarding future sales, costs and expenses, and any statement regarding the expected completion and timing of the Merger and other information relating to the Merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•

the satisfaction of the conditions to consummation of the Merger, including the adoption of the Amended Merger Agreement by our stockholders, the contribution of the Rollover Shares by the Rollover Participants and the investment by Vardon Capital in Parent;

•

the occurrence of any event, change or other circumstance that could give rise to a “Company Material Adverse Effect” (as defined in the Amended Merger Agreement) or the termination of the Amended Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $7,103,000 (not including the reimbursement of expenses) to Parent;

•	the occurrence of any material adverse change in our financial condition or results of operation;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Amended Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the outcome of the legal proceedings instituted against us and others in connection with the Merger;

•	the decision of the independent committee and the board of directors as to whether or not to approve an Acquisition Proposal submitted by a third party;

•	actions by the Company, Catterton, Parent, Merger Sub, Sears or any other potential acquiror of the Company;

•	changes in general economic conditions, such as interest rate and currency fluctuations, higher fuel and other energy costs, and slower growth in personal income;

•	declining housing turnover, the availability of mortgage financing and other factors which can negatively affect our customers;

•	our ability to respond to the downturn in the housing industry;

•	customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies;

•	the failure to receive the necessary approvals under applicable antitrust laws;

•	timely introduction and customer acceptance of the Company’s merchandise;

•	positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses;

•	timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers;

•	effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies;

•	effective sales performance, in particular during the holiday selling season;

•	the actual impact of key personnel of the Company on the development and execution of the Company’s strategies;

•	changes in investor perceptions of the Company;

•	limitations resulting from restrictive covenants in the Company’s credit facility;

•	changes in economic or business conditions in general;

•	changes in political conditions in the United States and abroad in general;

•	changes in product supply;

•	changes in the competitive environment in which the Company operates;

•	changes in the Company’s management information needs;

•	changes in customer needs and expectations; and

•

other risks detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in our Form 10-Q for the quarter ended November 3, 2007 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). See “Where You Can Find More Information” on page 134.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to the Company’s stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of our stockholders to be held on June 12, 2008, at 10 a.m. Pacific time at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941.

We are asking our stockholders to vote on the adoption of the Amended Merger Agreement. If the Merger is completed, the Company will become a direct wholly owned subsidiary of Parent, and our stockholders will have the right to receive $4.50 in cash, without interest, for each share of our common stock.

SPECIAL FACTORS

Background of the Merger

The Company’s board of directors has discussed from time to time the possibility of pursuing strategic alternatives for the Company in light of market, economic, competitive and other conditions and developments.

On April 17, 2007, Gary Friedman, the Company’s President and Chief Executive Officer and the chairman of the Company’s board of directors, met with representatives of a private equity firm to engage in exploratory discussions about how a private equity transaction involving the Company might be structured and the value that might be available to the Company’s stockholders (such firm is referred to herein as “PE Firm A”).

In April 2007, an intermediary acting for Catterton offered to arrange an introductory meeting for Mr. Friedman with representatives of Catterton to engage in preliminary discussions about Catterton and its business and investment model. Efforts were then made to arrange this introductory meeting which ultimately took place on May 16, 2007, when representatives of Catterton met with Mr. Friedman.

On or about May 22, 2007, Richard Perry, a director of Sears, contacted Mr. Friedman by telephone. Mr. Perry noted to Mr. Friedman that Sears might have an interest in exploring a strategic transaction involving Sears and the Company.

A regularly scheduled in person board meeting was held on May 23, 2007, in Tiburon, California, and on May 24, 2007, in Corte Madera, California. A representative of Morrison & Foerster, LLP (“Morrison & Foerster”), the Company’s outside legal counsel, was also in attendance. At the meeting, Mr. Friedman updated the board of directors of the Company on the contact that had been initiated by Mr. Perry to Mr. Friedman. Mr. Friedman also updated the board of directors on the status of his initial preliminary discussions with Catterton and PE Firm A. Mr. Friedman noted that his initial discussions with the private equity firms had been exploratory in nature in order to enable him to better understand the private equity market and how private equity firms might view a possible transaction with a company such as the Company, whether such firms might even have an interest in a private equity transaction for a company such as the Company and other preliminary matters.

Mr. Friedman indicated to the Company’s board of directors at the May 23 meeting that he wanted to pursue further exploratory discussions with one or more private equity firms to determine how such a transaction might be structured and whether such a transaction would be feasible for the Company. Mr. Friedman also discussed with the board the likely next steps that might occur regarding follow-up conversations with representatives of Sears concerning its potential interest in the Company. After extensive discussions at such board meeting, the board authorized Mr. Friedman to engage in limited discussions with Catterton and PE Firm A to explore how a private equity transaction might be structured and instructed Mr. Friedman to report back to the board regarding further developments. The board also discussed with Mr. Friedman its preliminary perspective on how any possible private equity transaction would be reviewed by the board of directors.

Following the May 23 board meeting, Mr. Friedman held a number of additional meetings and discussions with representatives of Catterton and PE Firm A, including in person meetings on May 24, 2007 with representatives of Catterton, on May 31, 2007 with representatives of PE Firm A and on June 7, 2007 with representatives of Catterton.

As a follow up to Mr. Perry’s initial conversation with Mr. Friedman in May 2007, Mr. Perry and Edward Lampert, the chairman of the board of Sears, met with Mr. Krevlin in person at Mr. Perry’s office on June 12, 2007. Mr. Perry and Mr. Lampert indicated to Mr. Krevlin that Sears might have an interest in pursuing a business combination between the Company and Sears. At the conclusion of such meeting, Mr. Krevlin agreed with Mr. Perry and Mr. Lampert that the next step would be for Mr. Lampert to contact Mr. Friedman.

On June 21, 2007, Mr. Lampert and Mr. Friedman spoke by telephone. Mr. Lampert explained that Sears might have an interest in a possible business combination involving the Company and that he wished to work with the management team if Sears were to pursue such a transaction. At the conclusion of the call, Mr. Lampert and Mr. Friedman agreed that as the next step an in person meeting would be scheduled by their assistants after Mr. Lampert returned from a trip to Europe.

On July 2, 2007, Mr. Friedman spoke by telephone with certain members of the Company’s board of directors for a regularly scheduled monthly update call concerning the status of the Company’s business and results of operations. A representative of Morrison & Foerster was also in attendance. Mr. Friedman updated the board members concerning the status of his discussions with private equity firms and the recent conversations with Mr. Lampert. Mr. Friedman also discussed with the board of directors the possibility of beginning the due diligence process with Catterton.

On July 9, 2007, a representative of Catterton delivered a preliminary due diligence request list to the Company.

A meeting of the Company’s board of directors was held by telephone on July 17, 2007. A representative of Morrison & Foerster was also in attendance. At the meeting, Mr. Friedman updated the board on the progress of further discussions with Catterton. Mr. Friedman indicated that Catterton was prepared to commence its due diligence review of non-public information concerning the Company and explained that Catterton had provided the Company with a due diligence request list of information that Catterton would like the Company to provide. Mr. Friedman discussed with the other members of the board the type of information requested by Catterton, the expected timeline for Catterton’s due diligence review and related matters. Mr. Friedman also discussed the possibility of ceasing discussions with PE Firm A and focusing on due diligence efforts with Catterton. After discussion, the Company’s board of directors approved the execution of a confidentiality and standstill agreement with Catterton and authorized the Company’s management to provide information to, and meet with, representatives of Catterton to facilitate Catterton’s due diligence investigation of the Company and directed management to report to the board regularly on their discussions. The board also discussed the Company’s limited resources and demands that the due diligence process of multiple private equity firms would place upon the management team and the Company. Based upon this consideration, the Board approved focusing discussions and further due diligence efforts with Catterton and ceasing further discussions with PE Firm A for the moment.

On July 20, 2007, the Company entered into a confidentiality and standstill agreement with Catterton to facilitate Catterton’s due diligence investigation of the Company. Thereafter, the Company began sharing confidential information with Catterton, and Catterton engaged in due diligence regarding the Company.

On July 24, 2007, members of the Company’s senior management and, at the Company’s request, representatives of Catterton attended a portion of the Company’s store managers’ conference in San Francisco, California. Robert Hamer, a director of the Company, also met with representatives of Catterton at the conference.

On July 25, 2007, at the Company’s request, Mr. Friedman and other members of the Company’s senior management met with representatives of Catterton at Mr. Friedman’s home to discuss the Company’s business strategy and financial condition.

On July 26, 2007, Chris Newman, the Company’s Chief Financial Officer, had follow up due diligence meetings with representatives of Catterton in San Francisco, California.

On August 2, 2007, the outside directors on the Company’s board of directors held a meeting by telephone at which a representative of Morrison & Foerster was in attendance. Mr. Friedman did not attend the meeting. The representative from Morrison & Foerster reviewed with the Company’s board members in attendance at the meeting the fiduciary duties of the members of the board and the role of the board members in negotiating and approving extraordinary corporate transactions.

A regular meeting of the Company’s board of directors on August 14, 2007 was held by telephone. A representative of Morrison & Foerster was in attendance at the meeting. During the meeting, the members of the Company’s board of directors reviewed with senior members of management the Company’s financial results and condition. Mr. Friedman also reviewed the status of discussion with Catterton and the scope of the due diligence materials that had been provided to Catterton.

On August 15, 2007, at the Company’s request, Catterton delivered an indication of interest letter to the Company’s board of directors, which indicated that, based on the due diligence completed to date, Catterton remained very interested in working with the Company to complete a mutually agreeable transaction at a price per share that would reflect a substantial premium to the Company’s then current trading price. The letter stated that Catterton believed that this price was $7.25 per share based on the due diligence efforts completed to date and the information received and developed to date. Catterton also stated that it expected to be able to finalize its work over the next three weeks and, if requested by the Company, to be able to submit a proposal to acquire the Company shortly thereafter. In addition, the letter indicated that Catterton had a close working relationship with a certain private equity firm and anticipated their possible participation in the transaction (such firm is referred to herein as “Co-Investor A”).

In the morning of August 16, 2007, several members of the Company’s board of directors had a telephone call with Mr. Friedman and a representative of Morrison & Foerster to review the terms of the August 15 letter from Catterton and ask questions of Mr. Friedman. Later that same day, the members of the Company’s board of directors held a meeting by telephone. A representative of Morrison & Foerster was also in attendance. At the meeting, the board members reviewed the terms of the August 15 letter from Catterton. The board members thereafter considered the responses that could be provided to Catterton with respect to the indication of interest set forth in the letter. The board members also discussed the board process that could be implemented going forward in order to address Catterton’s indication of interest, including choices with regard to the process to be followed with respect to the transaction with Catterton or another extraordinary corporate transaction involving the Company and the most effective means for the board to negotiate and decide upon any such transaction which the board might determine to pursue. A representative of Morrison & Foerster discussed with the board members a range of possible choices with respect to such a process. The members of the board thereafter discussed the process of interviewing of law firms and investment banks that could serve as independent legal counsel and independent financial advisors, respectively, to the board or an independent committee thereof. Following a discussion, the board members thereafter determined that Raymond Hemmig, together with Michael Young and Mr. Hamer (each of which is a director of the Company), should begin the process of initial discussions with possible law firms and investment banks that could serve as independent legal counsel and independent financial advisor, respectively, to the board or an independent committee thereof in connection with any transaction involving the Company.

Following the August 16 board meeting, Mr. Hemmig, Mr. Hamer and Mr. Young commenced the process of interviewing prospective independent law firms and investment banks to work with the Company’s board or a committee thereof.

From August 15, 2007 to August 22, 2007, representatives of Morrison & Foerster negotiated with representatives of Co-Investor A the terms of the confidentiality and standstill agreement between the Company and Co-Investor A. On August 22, 2007, the Company and Co-Investor A entered into a confidentiality and standstill agreement to facilitate Co-Investor A’s due diligence investigation of the Company.

On August 20, 2007, Mr. Hemmig telephoned a representative of Catterton and discussed the process and timing relating to a possible proposal from Catterton to acquire the Company and the due diligence that remained to be completed by Catterton before it could provide such a proposal. Mr. Hemmig also discussed Co-Investor A’s possible involvement as a co-bidder in the transaction and the intention of the Company’s board, or an independent committee thereof, to retain independent legal counsel and an independent financial advisor in connection with a potential transaction involving the Company.

On August 22, 2007, representatives of Catterton delivered to Mr. Hemmig a list of additional questions for Catterton’s due diligence review of the Company.

A meeting of the board of directors of the Company was held by telephone on August 23, 2007. A representative of Morrison & Foerster was in attendance at the meeting. The Company’s board of directors received an update from Mr. Friedman concerning Catterton’s indication of interest and the status of discussions with Catterton and Co-Investor A. A representative of Morrison & Foerster thereafter discussed the range of possible process choices by which the Company’s board could further consider Catterton’s indication of interest and other potential interest in the Company, including the formation of an independent committee of the Company’s board. The representative of Morrison & Foerster also noted that a committee of independent directors could also include a working group to address some of the day-to-day requirements of the negotiation process under the direction of the independent committee. The board members then discussed in detail the processes by which the board could proceed and consider Catterton’s indication of interest and other potential interest in the Company. The representative of Morrison & Foerster also discussed the role of separate legal counsel and an investment bank in connection with the formation of an independent committee. The board discussed with the representative of Morrison & Foerster the factors that could affect independence of any particular board member in such process. In reaching its conclusions concerning independence of the members of the independent committee, the members of the board reviewed with counsel questions concerning any conflicts of interests that the directors might have or financial or other interests that the directors might have with respect to Catterton. After discussion among the board members, the members of the board concluded that all members of the board other than Mr. Friedman could be considered independent with respect to the Catterton indication of interest. Mr. Friedman thereafter recused himself from the remainder of the meeting.

The independent board members then continued the August 23, 2007 meeting by discussing the process that had been undertaken to date to interview lawyers from different law firms to serve as independent legal counsel. The independent board members thereafter specifically discussed the retention of Vinson & Elkins L.L.P. (“Vinson & Elkins”) to serve as independent legal counsel to the independent committee and the qualifications of such firm. Following such discussion, the independent board members unanimously approved the retention of Vinson & Elkins to serve as independent legal counsel to the independent committee. The independent board members thereafter discussed the possible choice of investment banks to assist the independent committee and the process to finalize selection of an investment bank. Following a discussion, the independent board members unanimously approved delegating to the working group the authority to proceed with selecting an investment bank. Thereafter, the independent board members unanimously approved formalizing the establishment of an independent committee of the Company’s board of directors for purposes of addressing Catterton’s indication of interest and related matters, with the independent committee being comprised of all of the members of the Company’s board, other than Mr. Friedman, and with the independent committee having authority on all matters relating to responding to, and following up with respect to, Catterton’s indication of interest and any similar indication of interest or proposal arising from parties other than Catterton. The newly constituted independent committee thereafter unanimously approved establishing a working group of the independent committee, with such working group being comprised of Mr. Hamer, Mr. Hemmig and Mr. Young. Mr. Hemmig was also appointed as the chairperson of the independent committee.

Following the August 23, 2007 meeting, the working group undertook a process to select an investment bank to assist the independent committee. The working group subsequently negotiated with UBS the terms of UBS’ engagement as the independent committee’s financial advisor, and UBS was formally engaged on September 19, 2007 by the independent committee. The engagement letter with UBS provided that UBS would serve as the independent committee’s financial advisor and would render a fairness opinion to the independent committee if requested.

On August 31, 2007, a working group meeting was held by telephone to discuss matters relating to the selection of an investment bank and related matters. Representatives of Vinson & Elkins and Morrison & Foerster were present at the meeting.

From September 4, 2007 to September 7, 2007, members of senior management of the Company met with representatives of Catterton and Co-Investor A to discuss the Company’s financial condition, results of operations and related matters.

On September 5, 2007, a working group meeting was held by telephone to discuss the status of Catterton’s due diligence review and related matters. Representatives of Vinson & Elkins were present at the meeting.

On September 7, 2007, a working group meeting was held by telephone. Representatives of Vinson & Elkins and Morrison & Foerster participated in the meeting, and Mr. Friedman attended the meeting at the request of the working group. At the meeting, Mr. Friedman stated that representatives of Catterton had indicated that Catterton expected to complete its financial modeling of the Company by September 14, 2007.

On September 14, 2007, a working group meeting of the independent committee was held by telephone. Representatives of Vinson & Elkins and Morrison & Foerster were in attendance at the meeting, and Mr. Friedman attended the meeting at the request of the working group. Mr. Friedman informed the working group that he had heard from a representative of Catterton that Catterton continued to express interest in submitting a proposal to the Company if requested by the Company.

On September 17, 2007, at the request of the independent committee, senior members of management of the Company discussed with representatives of Catterton by telephone the Company’s business and related matters at the Company’s offices in Corte Madera, California.

A meeting of the Company’s board of directors was held in person at the New York offices of Morrison & Foerster on September 19, 2007. A representative of Vinson & Elkins attended portions of the meeting by phone and a representative of Morrison & Foerster attended the meeting in person. Representatives of UBS also attended portions of the meeting.

Representatives of Catterton and Co-Investor A also attended portions of the September 19 board meeting in person during which they discussed Catterton’s and Co-Investor A’s background and strategy, respectively. The independent committee determined that it would be useful to meet with the principals from Catterton both to discuss and seek to understand various aspects of Catterton’s approach to the transaction and the process and to facilitate further negotiations if the transaction were to proceed. Representatives of Catterton also discussed the steps that would need to be taken in the coming weeks relating to the due diligence process and indicated that Catterton expected to formulate a firm proposal to acquire the Company by early October 2007. Representatives of Catterton provided further background on its interest in acquiring the Company and its basic approach to transactions as a long term investor. Representatives of Catterton explained to the Company’s board its expectation that Catterton would begin expending substantial additional money on legal and other due diligence and that Catterton would do so based upon an expectation of exclusivity. In particular, representatives of Catterton noted that Catterton was not interested in performing the role of a “stalking horse bidder” and they expected the Company’s board to engage in exclusive negotiations with Catterton if the process was to continue.

At the September 19 board meeting, representatives of UBS remained in the meeting after the Catterton and Co-Investor A representatives left. The representatives of UBS discussed with the independent committee members additional information about UBS and its investment banking capabilities, background information about the overall landscape for acquisitions of companies in the retail area, and specific suggestions about Catterton and its approach. The members of the Company’s board asked various questions of UBS.

At the September 19 board meeting, a representative of Vinson & Elkins then explained draft resolutions clarifying that the Company’s board had delegated to the independent committee the exclusive power and authority to, among other things, (i) review, evaluate, structure and, if deemed sufficiently attractive, negotiate the terms and provisions, and determine the advisability of the proposed transaction with Catterton, (ii) determine initially, in the independent committee’s sole discretion, whether the proposed transaction is fair to, and in the best interests of, depending on the eventual form, terms and provisions of the transaction, the Company and the Company’s stockholders, and (iii) develop, consider, explore, review, analyze and evaluate any potential alternative to the proposed transaction with Catterton. Following a discussion, the members of the Company’s board of directors unanimously approved such resolutions.

Mr. Friedman thereafter left the meeting and the remaining members of the board, all of whom were members of the independent committee, met to discuss the advisability of continuing discussions with Catterton to pursue a definitive acquisition agreement versus some other transaction as well as the business expectation that Catterton had indicated that its negotiations would be exclusive with the Company. Representatives of Vinson & Elkins and Morrison & Foerster noted that the Catterton request for exclusivity was more in the nature of a business expectation than a legally binding commitment and also noted that the independent committee might choose to respond if an unsolicited proposal came from a third party.

The members of the independent committee at the meeting also had discussions with representatives of Vinson & Elkins, Morrison & Foerster, and UBS concerning pursuing discussions solely with Catterton rather than initiating a broader canvas of the market to solicit possible interest in an acquisition of the Company. Representatives of Vinson & Elkins, Morrison & Foerster and UBS discussed with the members of the independent committee the feasibility and reasonability of pursuing discussions solely with Catterton to see if a proposal could be developed with the understanding that the Company would have the benefit of a “go-shop” provision as a term of any definitive agreement with Catterton in order to assess if third parties would be willing to pay a higher price than Catterton. The members of the independent committee also discussed the merits of a widespread solicitation of market interest in an acquisition of the Company in advance of a specific acquisition agreement and the possible adverse impact that this may have upon the Company’s operations and management resources.

Representatives of UBS then left the September 19 board meeting. Mr. Hemmig also reviewed with the members of the independent committee the investment banking firms contacted by Mr. Hemmig to potentially serve as the Company’s financial advisor in connection with the Catterton transaction or a similar transaction as well as the proposed principal terms of the agreement he had negotiated with UBS with the assistance of representatives of Vinson & Elkins and Morrison & Foerster. After some discussion, the members of the independent committee unanimously authorized the engagement of UBS as the financial advisor to the independent committee and authorized the continued pursuit of the Catterton indication of interest in lieu of actively seeking third-party proposals to acquire the Company at this time with the understanding that any agreement with Catterton must include a “go-shop” provision.

During the remainder of September and early October 2007, Catterton and Co-Investor A and their representatives held legal and business due diligence meetings with the Company’s senior management and Morrison & Foerster, during which members of the Company’s senior management provided certain financial information to representatives of Catterton and Co-Investor A and discussed the Company’s competitive position and business strategy.

On September 21, 2007, the working group of the independent committee held a meeting by telephone to discuss the status of Catterton’s due diligence review and related matters. Representatives of UBS and Vinson & Elkins were present at the meeting.

A working group meeting was held by telephone on October 5, 2007 to discuss the status of Catterton’s due diligence review and related matters. Representatives of UBS and Vinson & Elkins attended the meeting.

On October 9, 2007, at Mr. Lampert’s request, and with the prior approval of the independent committee, Mr. Friedman met with Mr. Lampert as well as David McCreight, the president of Sears’ Lands’ End business, and Emily Scott, a non-management member of Sears’ board of directors, in person in New York, New York, to discuss a possible strategic transaction involving the Company and Sears. Mr. Friedman and Mr. Lampert also toured together a Sears store in nearby New Jersey. Mr. Lampert and Mr. Friedman discussed Sears’ retail strategy and the Company’s strategy and growth objectives. Mr. Lampert also discussed Sears’ general interest in the Company and described to Mr. Friedman Sears’ management structure.

Mr. Friedman thereafter had dinner with representatives of Catterton in Greenwich, Connecticut, on October 9, 2007 to discuss the finalization of the Catterton proposal to the Company. Mr. Friedman discussed with representatives of Catterton that Sears might have an interest in a strategic transaction involving the Company.

On October 10, 2007, upon the request of the independent committee, Catterton delivered a letter containing a detailed proposal to acquire 100% of the outstanding shares of common stock of the Company in an all cash merger transaction at a price of $6.50 per share in cash (which the letter noted represented a premium of 93% to the closing price of the Company’s common stock on such date). The letter indicated that the price reflected a discount of approximately 10% to the $7.25 per share price set forth in Catterton’s earlier indication of interest letter dated August 15, 2007, because of material shortfalls to projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) for both 2007 and 2008 from the original forecasts provided to Catterton. The letter stated that Catterton-managed funds would commit to provide, or cause to be provided, all of the capital required to close the transaction, and that no third party financing would be needed to complete the transaction other than the rollover of the existing Bank of America credit facility. Catterton’s letter included as an attachment a letter from Bank of America indicating Bank of America’s interest in maintaining or underwriting the Company’s existing credit facility in connection with the proposed transaction.

The letter stated that Catterton had substantially completed its due diligence review of the Company and that Catterton was prepared to begin immediate negotiations of definitive agreements with the Company. The letter further stated that Catterton’s willingness to do so was based upon an expectation that Catterton’s negotiations with the Company would be on an exclusive basis. The letter also stated that continuing involvement of the Company’s management team was important and that Catterton had agreed in principle to put in place an equity-related compensation arrangement upon completion of the transaction.

In addition, the letter stated that a condition to closing the transaction was that certain large institutional stockholders of the Company roll over a minimum of 7.5 million existing shares of common stock of the Company in the aggregate into the new parent entity of the Company in connection with the transaction. The letter stated that the proposal contemplated that the Company’s board of directors would be free to seek alternative acquisition proposals during a “go-shop” period of 20 days following execution of a definitive merger agreement with Catterton. The letter also stated that if the Company were to terminate the agreement with Catterton, the Company would be required to pay to Catterton a termination fee of 6% of the equity value, unless the agreement were terminated during the “go-shop” period or in favor of an “Excluded Party” following the “go-shop” period, in which case the termination fee would be 5% of the equity value. The letter also provided for the payment by Catterton of a reverse termination fee of 3% of the equity value in certain circumstances if the transaction were not completed due to Catterton’s failure to complete the transaction. The letter stated that concurrently with the execution of the merger agreement, Catterton would deliver a guarantee in the amount of the reverse termination fee. Representatives of Catterton informed Mr. Hemmig by telephone on October 10, 2007, that Co-Investor A had determined not to participate in the proposed transaction so Catterton would fund the investment itself or identify other third parties to provide a portion of the investment.

On October 10, 2007, the working group held a meeting by telephone and discussed Catterton’s proposal. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. At the request of the working group, Mr. Friedman also attended a portion of the meeting. At the meeting, representatives of Vinson & Elkins and Morrison & Foerster summarized the October 10 letter from Catterton. A representative of Morrison & Foerster also gave a description of management’s due diligence discussions with Catterton to date. At the meeting, Mr. Friedman explained that Catterton had informed him that Co-Investor A had elected not to proceed as co-bidder with Catterton in the proposed transaction at the proposed purchase price per share. Mr. Friedman further advised the working group of the meeting he had with representatives of Sears on October 9, 2007.

The working group discussed the key provisions of the October 10 letter. They also discussed the fact that Co-Investor A had determined not to participate in the proposed transaction and the uncertainty and complexities that might arise from the proposed requirement that a minimum of 7.5 million shares of common stock held by the Company’s existing institutional investors roll over into the new parent entity of the Company after the transaction.

After extensive discussion, the working group requested UBS to seek clarification from Catterton regarding a number of key terms of the October 10 letter, including (i) whether shares held by management could be included in the minimum rollover amount, (ii) whether Catterton had in mind specific institutional stockholders with respect to the rollover, (iii) the purpose of the rollover requirement and whether there was flexibility around the minimum number of rollover shares as well as various technical questions about the rollover requirements including the voting of the rollover shares, (iv) Catterton’s timing to complete diligence and reach definitive agreements, and (v) the status of the discussions that had occurred to date between Catterton and Bank of America with respect to the Company’s existing credit facility. The members of the working group also discussed other key aspects of the October 10 letter including the proposed price per share and various aspects of the “go-shop” provision and proposed termination fees.

Representatives of UBS contacted a representative of Catterton by telephone on October 11, 2007 to discuss certain aspects of Catterton’s proposal. The representative of Catterton provided UBS with clarifications regarding certain aspects of Catterton’s proposal. Catterton further agreed to have the lawyers discuss some of the technical issues regarding the rollover requirements and agreed that it would provide a draft of its proposed guarantee commitment to support the transaction. The representatives of UBS and Catterton also discussed the “go-shop” period and its proposed duration and the desirability of negotiating an increase in the proposed purchase price.

On October 11, 2007, representatives of Vinson & Elkins, Morrison & Foerster and Gibson, Dunn & Crutcher, LLP (“Gibson Dunn”), Catterton’s legal counsel, discussed the detailed requirements of the rollover provisions in Catterton’s October 10 letter as well as a number of other items pertaining to the rollover shares including the voting of the rollover shares, the “go-shop” period and the amount of the proposed termination and reverse termination fees as set forth in the October 10 letter.

On October 11, 2007, Catterton requested that the confidentiality and standstill agreement between the Company and Catterton be amended in order for it to permit discussions with both rollover stockholders as well as other prospective investors that might participate in the Catterton-led acquisition of the Company.

Following a series of negotiations among representatives of Vinson & Elkins, Morrison & Foerster and Gibson Dunn, the Company and Catterton entered into an amendment to the confidentiality and standstill agreement on October 23, 2007, which provided that a “Representative” as defined in the confidentiality and standstill agreement includes any co-bidder or other financing participant with Catterton in the transaction but provides that the Company would retain a right to approve of any third party co-bidder or financing source that would participate in the transaction with Catterton before such party could become a Representative entitled to receive confidential information under the terms of the Company’s confidentiality agreement with Catterton.

The independent committee met on October 12, 2007 by telephone to consider the October 10 letter from Catterton. Representatives of UBS, Morrison & Foerster and Vinson & Elkins were in attendance. At the request of the independent committee, Mr. Friedman was also in attendance for a portion of the meeting. Mr. Hemmig updated the committee on the discussions that had occurred at the October 10 working group meeting and Mr. Friedman reviewed the results of his October 9 meetings in New York with Mr. Lampert of Sears and representatives of Catterton.

The committee then discussed some of the details of the October 10 letter from Catterton, including the rollover condition. Mr. Krevlin then advised the independent committee of his interest in participating in the rollover with shares of common stock of the Company held by various investment funds managed by Mr. Krevlin. Mr. Hemmig thereafter advised the independent committee that in light of Mr. Krevlin’s interest in participating in the rollover, Mr. Krevlin had previously advised Mr. Hemmig that he would no longer serve on the independent committee. Mr. Friedman and Mr. Krevlin then left the meeting.

Representatives of UBS summarized their conversations with representatives of Catterton to clarify certain aspects of the proposal, including the proposed terms of the rollover. Representatives of Morrison & Foerster and Vinson & Elkins then updated the independent committee concerning their conversations with Gibson Dunn. Members of the independent committee then discussed details of the October 10 letter and a potential response to Catterton to address both the price per share set forth in the October 10 letter as well as the other terms that had been discussed between the advisors and Catterton and its legal advisors. Following a discussion, the independent committee authorized UBS to inform Catterton of its specific concerns concerning the rollover condition. The independent committee further authorized representatives of Vinson & Elkins, Morrison & Foerster and UBS and the working group to continue to negotiate with Catterton to improve the terms of the October 10 letter and specifically to address among other items the voting of the rollover shares.

On October 13 and 14, 2007, representatives of Morrison & Foerster and Vinson & Elkins engaged in a series of discussions with Gibson Dunn regarding details of the rollover condition and the voting of shares that might be subject to such rollover condition.

The working group met on October 15, 2007 by telephone. Representatives of UBS, Morrison & Foerster and Vinson & Elkins were in attendance. Representatives of Morrison & Foerster and Vinson & Elkins advised the working group that they had been advised by Gibson Dunn that Catterton would shortly issue an additional letter clarifying the purpose and terms of the October 10 letter in response to some of the concerns raised by the independent committee and representatives of Vinson & Elkins, Morrison & Foerster and UBS. The working group then discussed further steps that might be taken upon receipt of the letter from Catterton.

Later in the day on October 15, 2007, the Company’s board of directors received a letter from Catterton clarifying the proposed rollover requirement. In the letter, Catterton stated that the rollover stockholders would not be obligated to vote their shares in favor of Catterton’s proposal and would be free to vote their shares in favor of a competing proposal. The letter further explained that by investing prior to the critical holiday period of the Company in an uncertain economic environment, Catterton was accepting substantial business risk. The letter stated that by sharing some of this risk with the rollover stockholders, Catterton was able to limit its risk profile and thereby justify a higher cash return to the Company’s existing stockholders as a whole. In addition, the letter stated that as an additional source of capital, the rollover was one factor contributing to Catterton’s ability to pay $6.50 per share for the Company while still being able to meet the reasonably anticipated current and uncertain future capital needs of the Company. The letter also stated that Catterton did not want to make the rollover available to a wider group of stockholders because that may require Catterton to continue operating the Company as a public company subject to continuing reporting obligations. The letter further stated that by avoiding the delays, complexity, risk and expense imposed by such obligations and the laws and regulations imposed on public companies, Catterton was able to maximize the cash price offered to the Company’s stockholders as a whole.

The working group met on October 16, 2007 by telephone to consider the October 15 letter from Catterton. Representatives of UBS, Morrison & Foerster and Vinson & Elkins were in attendance. The working group discussed possible responses to be delivered to Catterton to address the October 15 letter. The specific items proposed for the response included (i) an expectation that the price per share would be increased above $6.50 per share, (ii) that there be no condition to the closing of the proposed transaction for either lease consents or any consent with respect to the Company’s line of credit; (iii) a lengthening of the “go-shop” period; (iv) a reduction in the amount of the termination fee from 5.0% of equity value of the Company to 1.5% of equity value inclusive of expenses for the “go-shop” period and for “Excluded Parties” and a corresponding reduction for offers outside the “go-shop” period from 6.0% of equity value to 3.0% of equity value, (v) an increase in the reverse termination fee from 3.0% to 4.0%, and (v) various items concerning the guarantee and remedy limitations under the merger agreement. After some discussion, the working group requested UBS to proceed with a discussion of these items with Catterton and directed the respective legal counsel to continue discussions with legal counsel for Catterton concerning the voting requirements and other issues related to the rollover condition.

Between October 15 and October 18, 2007, the parties and their financial and legal advisors continued negotiations regarding the financial and other terms of the proposed transaction. Such negotiations centered on the purchase price, go-shop period, termination fees and the minimum rollover requirement.

On October 17, 2007, the working group held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting. As a result of discussions during this meeting, the working group gave further guidance to UBS and Vinson & Elkins and Morrison & Foerster concerning further negotiations with Catterton and its legal advisors.

Twice during the week of October 15, 2007, Mr. Lampert contacted Mr. Friedman to engage in further discussions regarding Sears’ general interest in the Company and in a possible strategic transaction involving the Company. During the second conversation, Mr. Friedman mentioned that he was involved as a participant in the negotiation of a private equity transaction to acquire the Company and that any acquisition proposal that Sears might make would have to be submitted to the independent committee of the Company’s board of directors. Mr. Lampert noted that Sears might have an interest in submitting an indication of interest to acquire the Company.

On October 18, 2007, the independent committee held a meeting by telephone to consider Catterton’s current offer. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting. A representative of Vinson & Elkins summarized for the independent committee certain of their general legal responsibilities in connection with Catterton’s proposal. A representative of UBS then discussed Catterton’s most recently proposed terms resulting from a series of negotiations with representatives of Catterton. Representatives of UBS also noted that, to address the independent committee’s initial response to Catterton regarding the rollover feature of Catterton’s proposal, Catterton had, by letter dated October 15, 2007, communicated to the Company’s board Catterton’s reasons for and the importance of the rollover feature to Catterton and Catterton’s position was that it would not proceed with the proposed transaction without a rollover feature.

Representatives of Morrison & Foerster and Vinson & Elkins explained that Catterton had agreed as an accommodation to the rollover requirement, that Catterton was willing to accept an additional stockholder vote requirement to approve the transaction, whereby, in addition to the vote in favor of the transaction as required under Delaware law and the Company’s amended and restated certificate of incorporation, there would be a condition to closing requiring the approval of a majority of the disinterested holders voting at the meeting, which essentially would be holders other than the Participants (also referred to as the “majority of the minority” voting requirement).

The independent committee thereafter extensively discussed at the October 18, 2007 meeting Catterton’s proposed terms with representatives of Vinson & Elkins, Morrison & Foerster and UBS. In their deliberations, the independent committee considered a variety of factors, including the price being proposed by Catterton, the Company’s current share price, the Company’s near-term prospects, and current retail industry and economic and market conditions. The independent committee, in consultation with representatives of Vinson & Elkins, Morrison & Foerster and UBS, thereafter formulated a response to deliver to Catterton regarding certain desired changes to Catterton’s proposal offer. The independent committee also considered the fact that the Company had been contacted by a representative of Sears. However, after further discussion with UBS and Vinson & Elkins, the independent committee determined that discussions with Catterton were progressing well at an attractive per share purchase price and the independent committee was reluctant to take action at this time that could potentially discourage Catterton from proceeding with the transaction. After further consultation with representatives of Vinson & Elkins, Morrison & Foerster and UBS, the members of the independent committee concluded that it would be in the best interest of the Company and its stockholders to proceed solely with Catterton at this time and use the “go-shop” period as an opportunity to solicit further interest from Sears or other parties. The independent committee thereafter authorized the working group, UBS, Vinson & Elkins and Morrison & Foerster to continue to negotiate with Catterton and its legal advisors using the guidelines discussed and approved by the independent committee at the meeting. Further, Mr. Hemmig requested that UBS provide the independent committee with additional metrics regarding the price per share proposed by Catterton.

Following the meeting, representatives of UBS contacted representatives of Catterton to discuss the terms of Catterton’s proposal, and representatives of Vinson & Elkins and Morrison & Foerster contacted representatives of Gibson Dunn to discuss the terms of Catterton’s proposal including a number of the details concerning the voting of the rollover shares.

Following a series of negotiations, representatives of Catterton informed representatives of UBS that they had revised their proposal as follows: (i) the per share purchase price would remain at $6.70 per share, (ii) there would not be a financing condition to the proposed merger, (iii) there would be a termination fee of 2 1/2% plus expenses, which in the aggregate could not exceed 3%, during the “go-shop” period or if, under certain circumstances, a definitive agreement for an alternative transaction is executed with an “Excluded Party” following the “go-shop” period, (iv) there would be a termination fee of 4%, plus expenses, in all other situations in which Catterton would be entitled to a termination fee, (v) there would be a reverse termination fee of 4%, plus expenses, plus a guarantee of payment of the reverse termination fee amounts from an affiliated Catterton investment fund, and (vi) there would be a 35-day “go-shop” process whereby the Company could solicit other buyers after the definitive agreement was executed. During conversations between representatives of UBS and Catterton regarding the proposed price per share, representatives of Catterton stated that $6.70 per share was the highest value Catterton would be willing to offer.

On October 19, 2007, the working group held a meeting by telephone to discuss the revised terms of Catterton’s proposal. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. At the request of the independent committee, during the meeting, representatives of UBS discussed various financial statistics relating to the proposed transaction with the independent committee. At the request of the working group, Mr. Friedman also attended a portion of the meeting during which time he updated the members of the working group on his most recent conversations with Mr. Lampert.

On October 19, 2007, representatives of Gibson Dunn delivered an initial draft merger agreement to representatives of Morrison & Foerster reflecting Catterton’s proposal of October 18.

From mid October 2007 through early November 2007, representatives of Morrison & Foerster and Vinson & Elkins negotiated with legal counsel for each of the Rollover Participants as to the terms of the rollover feature and with representatives of Vardon Capital as to the terms of their investment in Parent as well as the terms on which the Participants would execute a voting agreement with the Company pursuant to which they would agree to vote for and support the merger and would agree to vote for competing transactions recommended by the independent committee as a result of the “go-shop” process.

On October 21, 2007, Mr. Friedman received a call from Mr. Lampert indicating that Sears would be submitting an indication of interest as soon as that day. Mr. Friedman informed Mr. Lampert that Mr. Hemmig was the appropriate person to receive such proposal. Later that day, a representative of Sears contacted Mr. Hemmig and informed him that an acquisition proposal would be submitted to the independent committee on October 21, 2007.

Sears thereafter submitted a confidential indication of interest letter addressed to Mr. Hemmig. The letter provided that Sears proposed to acquire the Company in a transaction in which Sears would pay the Company’s stockholders $4.00 per share in cash. The letter indicated that the offer was based solely on publicly available data, and that Sears may be able to improve its offer as a result of information gained from the due diligence process. The letter further indicated that the proposal was subject to satisfactory completion of a due diligence review, but that it would not be subject to a financing contingency. The letter also indicated that Sears intended to structure the transaction as a tender offer in order to complete the deal promptly.

A meeting of the working group was held on October 21, 2007, by telephone to discuss Sears’ letter. Representatives of Vinson & Elkins, Morrison & Foerster and UBS were also in attendance. At the request of the working group, Mr. Krevlin was present during a portion of the meeting. During the meeting, Mr. Krevlin reviewed with the working group the background and details of his prior conversations with Mr. Perry from Sears regarding a strategic transaction involving the Company.

On October 22, 2007, a representative of Gibson Dunn delivered initial drafts of the rollover agreements, equity commitment letters and guarantee letters.

On October 22, 2007, the working group held a meeting to discuss the status of the transaction with Catterton and Sears’ October 21 letter. Representatives of Vinson & Elkins, Morrison & Foerster and UBS were also in attendance. Separately, Mr. Hemmig informed Mr. Lampert on October 22, 2007, that the independent committee was reviewing Sears’ October 21 letter and would respond to the letter.

On October 22, 2007, Vinson & Elkins and Morrison & Foerster delivered revisions to the draft merger agreement to Gibson Dunn. Throughout October 2007 and early November 2007, negotiations between Gibson Dunn and Vinson & Elkins and Morrison & Foerster regarding the draft merger agreement progressed. The Company also prepared disclosure schedules for the draft merger agreement during this time period. Initial drafts of these schedules were furnished to Gibson Dunn on October 27, 2007.

The Company also discussed with Bank of America the terms of a consent under the Company’s credit facility pursuant to which the lenders would waive any event of default under the facility that otherwise would arise due the change of control of the Company resulting from the Catterton transaction. Legal counsel for Bank of America delivered a draft of such waiver agreement to a representative of Morrison & Foerster on October 22, 2007 and thereafter representatives of Morrison & Foerster negotiated with legal counsel for Bank of America the terms of the waiver and consent agreement.

On October 23, 2007, Morrison & Foerster delivered to Gibson Dunn a draft of the stockholder voting agreement for the Participants.

On October 24, 2007, the independent committee held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. A representative of Morrison & Foerster provided the independent committee with a summary of the draft merger agreement (and related ancillary documents subsequently delivered by Gibson Dunn) and discussions with Gibson Dunn, including that (i) the documents related to the rollover of shares were being negotiated with the major stockholders that may be participating in the rollover, (ii) Catterton had conceptually agreed to terms of an amendment to the Company’s credit facility and that the Company’s lender appeared supportive of moving forward with the amendment and (iii) there had been progress with the negotiation of issues in the draft merger agreement, but that significant discussions still needed to occur with respect to various provisions, including the closing conditions, the definition of “Company Material Adverse Effect,” “go-shop” provisions and the termination provisions. The independent committee discussed the open issues in the draft merger agreement and gave guidance to Vinson & Elkins and Morrison & Foerster as to how to respond to such issues. A representative of UBS thereafter discussed the progress of the discussions and negotiations with Catterton. UBS explained that negotiations on behalf of the independent committee had produced an improvement in terms, including (i) a per share price improvement from $6.50 in Catterton’s initial formal proposal to $6.70, (ii) an increase in the “go-shop” period from 20 days to 35 days, with the ability to continue to negotiate with parties contacted during the 35-day period under certain conditions, (iii) a reduction in termination fees from 5%, plus expenses, to 2 1/2% plus expenses (which expenses in the aggregate could not exceed 0.5% resulting in a total termination fee plus expenses of not more than 3%) during the “go- shop” period or if, under certain circumstances, a definitive agreement for an alternative transaction is executed with an “Excluded Party” following the “go-shop” period, (iv) a reduction in termination fees from 6%, plus expenses, to 4%, plus expenses, in all other situations in which Catterton would be entitled to a termination fee, and (v) an increase in the reverse termination fees from 3% to 4%, plus expenses, plus a guarantee of payment of the reverse termination fee and expense amounts from an affiliated Catterton investment fund.

At the request of the independent committee, a representative of UBS thereafter reviewed various financial analyses relating to the proposed transaction. The independent committee thereafter extensively discussed Catterton’s current proposed terms with representatives of Vinson & Elkins, Morrison & Foerster and UBS. In their deliberations, the independent committee considered a variety of factors, including (i) the per share purchase price proposed by Catterton in relation to the Company’s recent trading prices and in relation to premiums paid in other transactions, (ii) the Company’s near-term prospects, (iii) current home furnishing industry conditions, (iv) current economic conditions, and (v) current market conditions. The independent committee also discussed the possibility of receiving offers from third parties during the “go-shop” period and discussed a general timeline for closing the transaction as well as the desirability of timely reaching agreement with Catterton. The independent committee then unanimously authorized the working group of the independent committee, UBS, Vinson & Elkins and Morrison & Foerster to continue negotiations with Catterton and its legal counsel with a view toward finalizing the Catterton transaction documents in the very near future for the independent committee’s further consideration.

The independent committee thereafter discussed Sears’ October 21 letter at the October 24, 2007 meeting. The independent committee, in consultation with representatives of Vinson & Elkins, Morrison & Foerster and UBS, reviewed Sears’ letter, considered Sears’ letter in light of the Catterton proposal and other factors, and determined that in the judgment of the members of the independent committee it did not reflect the value of the Company. In particular, the independent committee noted that the proposed price of $4.00 per share was substantially lower than the price under discussion with Catterton and noted that the Sears’ indication of interest was preliminary in nature in contrast to the advanced state of the negotiations with Catterton. Taking these factors into consideration, the independent committee determined that it might be advisable to gauge Sears’ further interest in an acquisition of the Company during the post signing market check that would be available if the Company were to sign a binding agreement with Catterton on the proposed terms currently under discussion with Catterton. The independent committee spent a significant amount of time discussing the letter with representatives of Vinson & Elkins, Morrison & Foerster and UBS, including a possible response that would allow for the possibility of further discussions with Sears during the “go-shop” period with Catterton. The independent committee also considered the possibility of an appropriate approach by which to proceed with Sears in the event that negotiations and discussions with Catterton were to terminate or significantly slow down. The independent committee thereafter discussed certain employee compensation issues relating to a transaction with Catterton, including the possible adoption of (i) a severance plan for employees of the Company if the transaction were consummated and (ii) a retention bonus plan for certain employees if the Company were to enter into a merger agreement with Catterton.

The working group of the independent committee also held a working group meeting on October 26, 2007. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. At the meeting, the working group further discussed Sears’ October 21 letter and the status of the transaction with Catterton.

On October 26, 2007, a representative of Sears contacted Mr. Hemmig and asked when Sears should expect to receive a response to its October 21 letter. Mr. Hemmig responded by stating that the independent committee had reviewed the letter with the assistance of its independent advisors and had determined that the $4.00 per share price in Sears’ letter did not reflect the value of the Company. The representative of Sears thereafter contacted Mr. Hemmig and indicated Sears’ continued interest in the Company and requested guidance as to the independent committee’s perceived value of the Company.

On October 26 and October 27, 2007, representatives of UBS and Catterton and Mr. Hemmig communicated with each other at various times regarding the status of the transaction and next steps.

The working group of the independent committee also held a working group meeting on October 28, 2007. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. At the meeting, the working group further discussed Sears’ latest response to Mr. Hemmig and the status of the transaction with Catterton.

On October 29, 2007, Mr. Hemmig responded to representatives of Sears that the independent committee was not prepared to have Sears engage with the Company’s management and advisors in due diligence unless Sears was prepared to submit an indication of interest with a substantially higher price based on publicly available information and the strategic value of the Company to Sears. No further indication of interest or proposal was received from Sears prior to the execution of the Original Merger Agreement.

From October 24 through November 7, 2007, representatives of Gibson Dunn, Vinson & Elkins and Morrison & Foerster completed negotiating the remaining details of the draft merger agreement, the disclosure schedules and the related ancillary documents. Representatives of Vinson & Elkins, Morrison & Foerster and Gibson Dunn also finalized negotiations with the various legal counsel for the Participants regarding the terms of their participation in the transaction, including the stockholder voting agreement, rollover and investment agreements and related documentation. In addition, representatives of Catterton and Mr. Friedman had several discussions with the Participants to assess their level of commitment to the transaction and the number of shares they planned to roll into Parent (or, in Vardon Capital’s case, the amount of its investment in Parent). Representatives of Morrison & Foerster, Catterton and members of senior management of the Company also finalized negotiations of the terms of a waiver agreement with Bank of America under the Company’s credit facility pursuant to which the lenders waived any event of default under the facility that otherwise would arise due the change of control of the Company resulting from the merger with Catterton.

On November 1, November 2 and November 5, 2007, the working group held meetings by telephone to discuss the remaining details of the draft merger agreement. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were present at the meetings.

A meeting of the compensation committee of the Company’s board of directors was held November 5, 2007. A representative of Morrison & Foerster was in attendance at the meeting. Following a discussion among the compensation committee members, the compensation committee recommended that the independent committee and the full board approve the Company’s Change in Control Severance Plan and Change in Control Retention Plan. The approved Change in Control Severance Plan provides, subject to certain conditions, employees of the Company with certain benefits in the event of certain qualifying terminations of employment in connection with or following a merger. The approved Change in Control Retention Plan provides certain employees of the Company with a retention payment upon the consummation of the merger. The compensation committee also discussed and approved amendments to the Company’s employment agreements with Mr. Newman and Mr. Dunaj in order to provide these officers an incentive to remain employed with the

Company in the event an alternative proposal arose and was accepted during the solicitation period or in the event they were unable to enter into satisfactory employment arrangements with Catterton. Following such discussion, the compensation committee members reviewed and discussed the comments from legal counsel representing Mr. Dunaj on the proposed amendments to Mr. Dunaj’s employment agreement and the comments received from legal counsel representing Mr. Newman on the proposed amendments to Mr. Newman’s employment agreement. Following such discussion, the compensation committee members requested that Morrison & Foerster provide a revised draft of the amendments to legal counsel for Mr. Newman and Mr. Dunaj incorporating certain changes discussed with the committee.

On November 6 and 7, 2007, materials regarding the proposed transaction were delivered to the members of the independent committee and members of the Company’s board of directors in advance of the independent committee and board of directors meetings scheduled for November 7, 2007.

On November 7, 2007, the independent committee met by telephone to consider the proposed Catterton transaction. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Morrison & Foerster reviewed the material terms of the merger agreement, including (i) the purchase price, (ii) that there would be a 35-day “go-shop” period in which the Company could actively seek other bidders to buy the Company, after which the Company could continue to negotiate with certain “Excluded Parties” and could negotiate with unsolicited bidders, provided that the merger agreement would terminate if not consummated by April 30, 2008, (iii) that there was a heavily negotiated definition of “Company Material Adverse Effect”, (iv) there was a three-pronged stockholder voting condition, including the “majority of the minority” vote requirement, (v) that there would be continued indemnification protection for current and former directors and officers for a specified period of time and the mechanics by which insurance coverage may be maintained for such directors and officers, (vi) that the performance of the rollover of shares by the Rollover Participants and Vardon Capital’s investment in Parent were both conditions precedent for Parent and Merger Sub to consummate the Merger and (vii) the guarantees made by two of Catterton Partners’ affiliated investment funds to guarantee reverse termination fee obligations by Parent in the event that such a fee was payable in certain circumstances upon a termination of the merger agreement by the Company. Representatives of Vinson & Elkins also referenced the independent committee’s fiduciary duties as previously discussed with the independent committee.

Representatives of UBS thereafter provided various financial analyses and delivered to the independent committee an oral opinion, confirmed by delivery of a written opinion, dated November 7, 2007, to the effect that, as of November 7, 2007, and based on and subject to the various assumptions, matters considered and limitations described in its opinion, the $6.70 per share merger consideration to be received by holders of the Company’s common stock (other than the Participants) in the merger was fair, from a financial point of view, to such holders. After consideration and deliberation of various factors in which representatives of Vinson & Elkins, Morrison & Foerster and UBS participated, the independent committee voted unanimously to determine and resolve (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, other than the Participants, and (ii) to recommend that the Company’s board of directors (x) approve the merger agreement and the transactions contemplated thereby and declare its advisability, (y) propose the merger agreement to the Company’s stockholders for adoption by the Company’s stockholders and (z) recommend that the Company’s stockholders adopt the merger agreement and the transactions contemplated thereby. The independent committee also approved the Company’s Change in Control Severance Plan and Change in Control Retention Plan.

Following the independent committee meeting, a meeting of the entire board of directors was held. At the meeting, representatives of Vinson & Elkins and Morrison & Foerster explained the independent committee’s determinations and recommendations to the board with respect to the proposed merger. Vinson & Elkins and Morrison & Foerster then summarized the terms of the proposed merger agreement and discussed various other issues. At the meeting, Mr. Hemmig informed the Company’s board that UBS had provided financial analyses of the merger consideration in the transaction to the independent committee and that UBS had delivered a fairness opinion to the independent committee. After consideration and deliberation in which Vinson & Elkins,

Morrison & Foerster and UBS participated, the board of directors (other than Mr. Friedman and Mr. Krevlin, each of whom is a Participant and therefore abstained from voting), expressly adopted the unanimous recommendation of the independent committee and determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, other than the Participants, (ii) to propose the merger agreement for adoption by the Company’s stockholders and declare the advisability of the merger agreement and the transactions contemplated thereby and (iii) to recommend that the Company’s stockholders adopt the merger agreement and the transactions contemplated by the merger agreement. By the same vote, the board of directors also approved the Company’s Change in Control Severance Plan and Change in Control Retention Plan and the amendments to the Company’s employment agreements with Mr. Newman and Mr. Dunaj, and delegated to the compensation committee the authority to finalize the terms of such amendments to the employment agreements for Mr. Newman and Mr. Dunaj.

Following the end of the meeting of the Company’s board meeting, the Original Merger Agreement, the limited guarantees, the stockholder voting agreements, the rollover agreements and other ancillary documents were executed and delivered on the morning of November 8, 2007. The Company issued a press release announcing the transaction and filed a Form 8-K with the SEC regarding the transaction before the market opened on November 8, 2007.

Beginning on November 8, 2007, pursuant to the “go-shop” provisions in the Original Merger Agreement, under the supervision and authorization of the independent committee, representatives of UBS and/or the Company contacted certain potential acquirors located both within and outside the United States that were discussed with the independent committee. These potential acquirors were chosen on the basis of their likelihood of interest in participating in a transaction with the Company, their ability to consummate a transaction with the Company and/or their potential interest in the retail home segment. During the “go-shop” period, a total of 22 parties were contacted and one party contacted UBS. Of the parties with whom UBS established contact, four requested draft confidentiality and standstill agreements for the purpose of receiving access to confidential due diligence materials and, of those, three parties executed confidentiality and standstill agreements with the Company, including Sears as described further below. The other parties ultimately chose not to further pursue a transaction.

A working group meeting was held by telephone on November 9, 2007, to discuss matters relating to the “go-shop” process. Representatives of UBS and Vinson & Elkins attended the meeting.

On November 11 and November 14, 2007, the compensation committee of the Company’s board of directors held meetings by telephone to review and discuss the comments from legal counsel representing Mr. Dunaj on the proposed amendments to Mr. Dunaj’s employment agreement and the comments received from legal counsel representing Mr. Newman on the proposed amendments to Mr. Newman’s employment agreement. A representative of Morrison & Foerster was in attendance at the meetings. The compensation committee members at the meetings approved certain of the changes requested by legal counsel for Mr. Newman and legal counsel for Mr. Dunaj.

On November 14, 2007, a representative of Sears contacted a representative of UBS to inform UBS that Sears has acquired just less than 15% of the outstanding shares of common stock of the Company and that Sears would file a Schedule 13D regarding such ownership stake. A series of telephone calls thereafter occurred among representatives of UBS, Vinson & Elkins, Morrison & Foerster and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel for Sears. On November 14, 2007, UBS submitted to Sears the proposed form of confidentiality and standstill agreement that was delivered to all interested parties requesting access to non-public due diligence information from the Company during the “go-shop” process and Wachtell Lipton proposed a set of revisions to the confidentiality and standstill agreement. Representatives of Vinson & Elkins, Morrison & Foerster and Wachtell Lipton continued to negotiate the terms of the confidentiality and standstill agreement during a series of telephone calls on November 15, 2007 and November 16, 2007.

A meeting of the working group was held by telephone on November 14, 2007 with representatives of UBS, Vinson & Elkins and Morrison & Foerster in attendance. During such meeting, the working group discussed the filing of Sears’ Schedule 13D and related matters.

A meeting of the working group was held by telephone on November 15, 2007 with representatives of UBS, Vinson & Elkins and Morrison & Foerster in attendance. During such meeting, the working group discussed Sears’ ownership stake in the Company and Sears’ comments on the proposed confidentiality and standstill agreement.

On November 15, 2007, the Company entered into amendments to the employment agreements with Mr. Dunaj and Mr. Newman and filed a Form 8-K with the SEC regarding such amendments.

A meeting of the working group was held by telephone on November 16, 2007 with representatives of UBS, Vinson & Elkins and Morrison & Foerster in attendance to further discuss Sears’ comments on the proposed confidentiality and standstill agreement and related matters.

On November 18, 2007, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Also in attendance at the independent committee’s request were Mr. Friedman and Mr. Krevlin for portions of the meeting. At the meeting, representatives of Vinson & Elkins and Morrison & Foerster discussed with the independent committee that Sears’ legal counsel had advised that Sears had acquired slightly less than 14% of the Company’s outstanding shares of common stock and intended to file a Schedule 13D with the SEC on November 19, 2007. The independent committee also discussed with representatives of Vinson & Elkins and Morrison & Foerster the draft confidentiality and standstill agreement received from Sears, which was marked against the version signed by the Company and Catterton, and that Sears was refusing to be subject to the requested form of “standstill” provision in the confidentiality and standstill agreement. After a discussion, the independent committee determined that Sears should enter into a confidentiality and standstill agreement on substantially the same terms as other interested parties had executed (as required by the Original Merger Agreement), which included a customary “standstill” provision, and the independent committee authorized representatives of Vinson & Elkins, Morrison & Foerster and UBS to inform Sears of the independent committee’s determination. A representative of UBS then provided an update to the independent committee on the status of the “go-shop” process. Members of the independent committee thereafter discussed with representatives of Vinson & Elkins and Morrison & Foerster steps that might be taken in order to maximize stockholder value in the event that Sears were to launch a tender offer outside of the “go-shop” process. Such actions considered by the independent committee included the possible adoption of a stockholder rights plan in order to assure the ability of the independent committee to consider and address all alternative transactions that might be available in addition to any possible tender offer by Sears.

On November 19, 2007, Sears filed a Schedule 13D with the SEC disclosing that it had acquired an aggregate of 5,307,832 shares of the Company’s common stock representing 13.67% of the outstanding shares of the Company’s common stock. The Schedule 13D indicated that within the past 60 days Sears had purchased (i) 1,615,000 shares of common stock of the Company on November 8, 2007, at an average price of $6.40 (including commissions) and (ii) 1,800,000 shares of common stock of the Company on November 12, 2007, at an average price of $6.51 per share (including commissions). The Schedule 13D filing included as an exhibit the letter sent by Sears to Mr. Hemmig on October 21, 2007 described above. The Schedule 13D indicated that Sears intended to evaluate the Company and the desirability of proposing an acquisition of the Company and that it also intended to review its holdings of the Company’s shares on a continuing basis, and that it would in the future take such actions with respect to its investment in the Company as it deemed appropriate, such as: (a) undertaking an extraordinary corporate transaction such as a tender offer or exchange offer for some or all of the Company’s shares or a merger, consolidation, other business combination or reorganization involving the Company; (b) increasing or decreasing its position in the Company through, among other things, the purchase or sale of the Company’s shares in open market or private transactions for cash or for other consideration;

(c) seeking to acquire or influence control of the Company, including seeking representation on the board of the Company; (d) entering into derivative transactions, engaging in short selling of or any hedging or similar transactions with respect to the Company’s shares; or (e) taking any other action similar to the foregoing.

A meeting of the independent committee was also held on November 19, 2007, by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting. Representatives of UBS explained that UBS, Morrison & Foerster, Vinson & Elkins and Mr. Hemmig had discussed with Sears the independent committee’s desire for Sears to enter into a confidentiality and standstill agreement on substantially the same terms as other interested parties have executed (as required by the Original Merger Agreement), which included a customary “standstill” provision. After deliberations with representatives of UBS, Vinson & Elkins and Morrison & Foerster, the independent committee unanimously determined that Sears should execute a confidentiality and standstill agreement on substantially the same terms as other interested parties if Sears desired to obtain non-public information and the independent committee authorized representatives of Vinson & Elkins, Morrison & Foerster and UBS to convey this decision to Sears, in the event further discussions with Sears related to this matter were to transpire. Thereafter, a representative of UBS informed representatives of Sears of the independent committee’s determination, and representatives of Vinson & Elkins and Morrison & Foerster informed representatives of Wachtell Lipton of the independent committee’s determination.

On November 20, 2007, representatives of Gibson Dunn, on behalf of Catterton, delivered to representatives of Morrison & Foerster a draft proposed amendment to the Original Merger Agreement, which amendment provided for an increase in the per share cash purchase price from $6.70 to $6.75 and an opportunity for all of the Company’s stockholders to participate in the rollover of their equity interests in the Company, subject to a pro rata cutback so that no more than 40% of the Company’s outstanding shares would be converted into equity in the new company. The draft also provided that (i) the “majority of the minority” voting requirement be deleted as a closing condition in the Original Merger Agreement and (ii) the voting agreements entered into in connection with the Original Merger Agreement be amended such that the Company stockholders that are party to such voting agreements would no longer be obligated to vote for a “Superior Proposal” as determined by the independent committee.

On November 20, 2007, a strategic party entered into a confidentiality and standstill agreement in connection with the Company’s “go-shop” process.

A meeting of the independent committee was held on November 21, 2007, by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Representatives of UBS, Vinson & Elkins and Morrison & Foerster explained Catterton’s “stub” equity proposal. The members of the independent committee then discussed with representatives of UBS, Vinson & Elkins and Morrison & Foerster Catterton’s proposal to increase the per share price to $6.75 per share, provide a “stub” equity structure and eliminate the “majority of the minority” voting requirement as a closing condition. After substantial deliberation, the independent committee authorized UBS to continue to discuss this possible amendment with Catterton and request that Catterton revise the terms to increase the per share purchase price above $6.75 and to eliminate the “naked no vote” termination fee currently required in the event of a termination of the Original Merger Agreement because the requisite vote of the Company’s stockholders to adopt the Original Merger Agreement was not obtained. Representatives of UBS thereafter contacted representatives of Catterton to negotiate the terms of the proposal. Thereafter, following negotiations that occurred at the request of the independent committee between representatives of UBS and Catterton regarding the amendment, the parties terminated such negotiations on November 25, 2007, when representatives of Catterton informed representatives of UBS that Catterton had determined not to proceed with an amendment.

Following the independent committee meeting on November 21, 2007, representatives of UBS requested that representatives of Sears provide the Company with an acquisition proposal. On November 23, 2007, Sears submitted a proposal to the independent committee to acquire 100% of the outstanding shares of the Company for $6.75 per share in cash via a tender offer followed by a merger. Sears stated that its proposal would require access to due diligence information regarding the Company. The letter also stated that Sears would contemplate entering into a merger agreement on terms substantially similar to the Original Merger Agreement, modified as necessary to accommodate a tender offer structure and with a lower termination fee than contained in the Original Merger Agreement. In the letter, Sears expressed disappointment to the independent committee that Sears’ requests to receive confidential information had not been granted by the independent committee. Sears also stated in the letter that it was concerned that the independent committee apparently had focused on the transaction with Catterton instead of exploring Sears’ interest in the Company.

A meeting of the independent committee was held on November 23, 2007, by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. A representative of Vinson & Elkins summarized for the independent committee the letter received from Sears. A representative of UBS then reviewed with the independent committee the recent negotiations with Catterton concerning a possible amendment to the Original Merger Agreement. The independent committee discussed at length (i) negotiations with Catterton for the amendment to the Original Merger Agreement and the advantages and disadvantages of attempting to pursue further negotiations regarding such amendment, (ii) the terms and conditions of the proposal from Sears and the advantages and disadvantages of further negotiations with Sears over the terms of a confidentiality and “standstill” agreement, and (iii) the significance and implications of designating Sears as an “Excluded Party” under the Original Merger Agreement. After further discussion, the independent committee authorized UBS to contact representatives of Catterton to inform Catterton of Sears’ proposal. The independent committee also discussed the benefits of future contacts with Sears to express the independent committee’s continuing interest in having Sears included in the “go-shop” process. The independent committee also authorized representatives of Vinson & Elkins, Morrison & Foerster and UBS to respond to Sears’ request for a revised confidentiality and standstill agreement. Representatives of Vinson & Elkins and Morrison & Foerster thereafter contacted a representative of Wachtell Lipton to discuss the terms of the revised confidentiality and standstill agreement. During such conversations, the representative of Wachtell Lipton indicated that Sears was only willing to sign a confidentiality and standstill agreement that allowed Sears to make a tender offer at a price $.05 higher than the purchase price in the Original Merger Agreement.

On November 24, 2007, representatives of UBS and representatives of Sears discussed the letter received from Sears on November 23, 2007. During such conversations, the Sears representative indicated that Sears was only willing to sign a confidentiality and standstill agreement that allowed Sears to make a tender offer at a price $.05 higher than the purchase price in the Original Merger Agreement.

On November 25, 2007, the working group held a meeting to discuss Sears’ November 23 proposal. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance.

Sears filed Amendment No. 1 to its Schedule 13D on November 26, 2007. Attached to the amended Schedule 13D was a copy of the November 23 letter from Sears to the Company.

On November 27, 2007, the independent committee issued a press release stating that if Sears would agree to execute the customary confidentiality and standstill agreement on substantially the same terms that other parties had signed, it would be pleased to provide Sears with the confidential information it requested.

On November 30, 2007, a representative of Catterton contacted a representative of Morrison & Foerster and requested that the Company provide the form confidentiality and standstill agreement to a potential co-investor with Catterton in the transaction (“Co-Investor B”). The Company and Co-Investor B subsequently executed the form confidentiality and standstill agreement on December 6, 2007 and the Company and Catterton thereafter provided Co-Investor B with certain non-material information about the Company.

On November 30, 2007, representatives of Vinson & Elkins, Wachtell Lipton and Morrison & Foerster held a teleconference call to discuss the terms of the confidentiality and standstill agreement with Sears. During such call, the representative of Wachtell Lipton continued to assert that Sears was only willing to sign a confidentiality and standstill agreement that allowed Sears to make a tender offer at a price higher than the purchase price in the Original Merger Agreement.

Meetings of the working group were held by telephone on November 30 and December 1, 2007, with representatives of UBS, Vinson & Elkins and Morrison & Foerster in attendance, to discuss the terms of the confidentiality and standstill agreement with Sears and related matters.

On December 3, 2007, representatives of Vinson & Elkins sent a revised draft of the confidentiality and standstill agreement with Sears to representatives of Wachtell Lipton.

A meeting of the working group was held by telephone on December 4, 2007 to discuss the terms of the confidentiality and standstill agreement with Sears. Representatives of Vinson & Elkins, Morrison & Foerster and UBS were also in attendance at the meeting.

Another meeting of the working group was held by telephone on December 5, 2007, to discuss the terms of the confidentiality and standstill agreement with Sears. Representatives of Vinson & Elkins, Morrison & Foerster and UBS were also in attendance at the meeting. Following the meeting, a representative of Vinson & Elkins sent a revised draft of the confidentiality and standstill agreement with Sears to representatives of Wachtell Lipton. Representatives of Vinson & Elkins and Morrison & Foerster thereafter discussed by telephone the draft of the confidentiality and standstill agreement with a representative of Wachtell Lipton.

A meeting of the working group was held on December 7, 2007, by telephone at which the working group discussed the status of the negotiations over the terms of the confidentiality and standstill agreement with Sears. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance.

Later on the same day, a meeting of the independent committee was held by telephone at which the independent committee discussed, among other things, the terms of the confidentiality and standstill agreement with Sears. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. A representative of Vinson & Elkins explained that the confidentiality and standstill agreement as proposed by Sears differed from the confidentiality and standstill agreement entered into with Catterton in that the “standstill” provision in the Sears proposal was less stringent than the “standstill” provision in the Catterton confidentiality and standstill agreement, primarily in that Sears’ “standstill” provides Sears with the flexibility to launch a tender offer for the Company’s common stock under certain circumstances provided the price was at least $0.05 per share higher than the current offer and that Sears’ “standstill” provision had a one-year term. Following a discussion, the independent committee approved the Company’s execution of the revised confidentiality and standstill agreement with Sears. On December 7, 2007, the Company and Sears executed a confidentiality and standstill agreement. Thereafter, the Company immediately began to provide information about the Company to Sears. While the terms of the confidentiality and standstill agreement contained various terms restricting Sears’ ability to make a tender offer, Sears was permitted to make a tender offer after January 4, 2008, subject to certain price and other requirements. Subsequent to the execution and delivery of the Sears confidentiality and standstill agreement, Morrison & Foerster and Vinson & Elkins delivered to Gibson Dunn a revised confidentiality and standstill agreement incorporating revised standstill provisions designed to parallel those contained in the agreement with Sears as required by the terms of the Original Merger Agreement.

From December 8, 2007 to early January 2008, representatives of Morrison & Foerster, UBS, the Company, Wachtell Lipton and Sears discussed by telephone due diligence requests by representatives of Sears and Wachtell Lipton, and representatives of Morrison & Foerster, the Company and UBS provided information about the Company in response to such due diligence requests.

From December 10, 2007 to December 11, 2007, representatives of Sears conducted on-site due diligence and in person meetings with representatives of the Company.

On December 10, 2007, at Sears’ request, Mr. Friedman and certain members of the Company’s senior management team hosted a meeting at Mr. Friedman’s home at which the Company’s senior management made presentations to certain members of Sears’ management team.

On December 10, 2007, Sears filed Amendment No. 2 to its Schedule 13D disclosing that it had entered into the confidentiality and standstill agreement with the Company on December 7, 2007.

On December 12, 2007, a representative of Sears contacted Mr. Friedman’s assistant and indicated that Mr. Lampert and William Crowley, Sears’ Executive Vice President and Chief Administrative Officer, had requested that Mr. Friedman meet with Mr. Lampert and Mr. Crowley in person at the offices of ESL Investments in Greenwich, Connecticut.

On December 12, 2007, representatives of Wachtell Lipton delivered to representatives of Vinson & Elkins a draft of a merger agreement. The draft merger agreement provided, among other things, that stockholders of the Company would receive $6.75 per share in cash via a tender offer followed by a merger.

A meeting of the independent committee was held on December 12, 2007, by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. A representative of UBS provided the members of the independent committee with an update of the “go-shop” process and discussions with Sears. The independent committee thereafter discussed with representatives of Vinson & Elkins, Morrison & Foerster and UBS making Sears an “Excluded Party” under the Original Merger Agreement. Representatives of Morrison & Foerster and Vinson & Elkins explained certain significant issues presented in Sears’ draft merger agreement, including that such draft merger agreement (i) did not obligate Sears to fund the termination fee payable by the Company upon termination of the Original Merger Agreement with Catterton to enter into the merger agreement with Sears, (ii) contained a lower reverse termination fee (payable by Sears under certain circumstances) than what Catterton is obligated to pay under the Original Merger Agreement with Catterton (but also contains a lower termination fee than the Catterton termination fee), (iii) did not contain a provision permitting the Company to enforce the agreement through specific performance and (iv) contemplated that the Company’s stockholders that entered into voting agreements in connection with the Original Merger Agreement with Catterton would agree to tender their shares in a tender offer conducted in accordance with the merger agreement with Sears (which would require consent of such third parties to the termination or amendment of such voting agreements). After extensive discussion, the members of the independent committee agreed to reconvene prior to the end of the “go-shop” period to make a determination of whether or not to declare Sears an “Excluded Party” and, in the interim, authorized and requested representatives of UBS, Vinson & Elkins and Morrison & Foerster to continue to negotiate with Sears over the problematic terms in the draft merger agreement.

On December 12, 2007, representatives of UBS discussed with a representative of Catterton by telephone Catterton’s next steps in responding to a definitive proposal from Sears to the Company and the potential investment by the chairman and managing director of Co-Investor B. The representative of Catterton also noted that, given the Company’s recent sales and fourth quarter outlook, Catterton would need to determine whether the Company would need financing in the interim which could effect any improvements on Catterton’s existing proposal to the Company.

On December 13, 2007, the independent committee held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster attended the meeting. A representative of Vinson & Elkins advised that the letter from Sears dated November 23, 2007 and its proposed merger agreement embodied Sears’ proposal to acquire the Company. Such representative of Vinson & Elkins reviewed significant issues found in the Sears’ draft merger agreement identified at the meeting of the independent committee held on December 12, 2007, including that the reverse termination fee in the draft merger agreement was less than the reverse termination fee found in the Original Merger Agreement. After extensive discussions with representatives of Vinson & Elkins, Morrison & Foerster and UBS, the independent committee thereafter determined that Sears’ proposal was reasonably likely to result in a superior proposal as defined in the Original Merger Agreement and, as a result,

Sears was designated an “Excluded Party” as defined in the Original Merger Agreement. The independent committee authorized representatives of UBS to contact a representative of Sears to continue to seek to negotiate more favorable acquisition terms from Sears and to thereafter inform Sears of its “Excluded Party” status following such negotiation. The independent committee also authorized representatives of Vinson & Elkins and Morrison & Foerster to contact representatives of Wachtell Lipton to seek more favorable terms before Sears was informed of its “Excluded Party” status. A representative of UBS thereafter telephoned a representative of Sears to discuss Sears’ proposed acquisition terms and representatives of Vinson & Elkins and Morrison & Foerster thereafter contacted representatives of Wachtell Lipton to discuss Sears’ proposed acquisition terms, including the failure in Sears’ draft merger agreement to obligate Sears to fund the termination fee payable by the Company upon termination of the Original Merger Agreement with Catterton in order to enter into the merger agreement with Sears. Following such discussions, Sears agreed to increase the reverse termination fee payable to the Company to match the reverse termination fee payable by Catterton under the Original Merger Agreement and indicated a willingness to negotiate further whether Sears would be obligated to fund the termination fee payable by the Company upon termination of the Original Merger Agreement with Catterton in order to enter into the merger agreement with Sears. A representative of UBS thereafter informed Sears that Sears had been designated an “Excluded Party,” as defined in the Original Merger Agreement. The “go-shop” period terminated on December 13, 2007 and no party other than Sears submitted an acquisition proposal.

On December 14, 2007, Sears filed Amendment No. 3 to its Schedule 13D disclosing that it had provided Vinson & Elkins with a draft of merger agreement and that on December 13, 2007, the independent committee had declared Sears to be an “Excluded Party” under the Original Merger Agreement.

From December 14, 2007 to January 9, 2008, members of senior management of the Company had several telephone calls with representatives of Sears to discuss the Company’s financial condition, results of operations and related matters, and representatives of Morrison & Foerster provided information about the Company in response to due diligence requests from representatives of Wachtell Lipton and Sears. Representatives of Sears, Wachtell Lipton, Vinson & Elkins and Morrison & Foerster also continued to discuss the terms of the draft merger agreement until January 9, 2008, but despite repeated requests, Sears declined to provide a revised draft of the merger agreement.

On December 16, 2007, the independent committee held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster participated at the meeting. During the meeting, the independent committee determined that it would be advisable for Mr. Hemmig and Mr. Friedman to meet in person with representatives of Catterton regarding the Company’s latest holiday sales results (which were trending below previous estimates), fourth quarter financial trends and various due diligence matters, and to meet in person with representatives of Sears regarding the terms of the draft Sears merger agreement, the status of Sears’ diligence, the Company’s holiday sales results and various due diligence matters.

On December 18, 2007, a representative of Catterton and Mr. Krevlin attended separate meetings with Mr. Hemmig and Mr. Friedman in New York City to discuss the Company’s latest holiday sales results and various due diligence matters.

On December 18, 2007, at Sears’ request, Mr. Lampert and Mr. Crowley attended a meeting with Mr. Hemmig and Mr. Friedman at UBS’ offices in New York City, New York to discuss high level strategy of the combined company and to discuss Mr. Friedman’s potential role in the Sears organization after any acquisition. Mr. Lampert, Mr. Hemmig and Mr. Friedman also discussed the terms of the draft Sears merger agreement, the status of Sears’ diligence, the Company’s latest holiday sales results and various due diligence matters.

On December 20 and December 21, 2007, working group meetings were held by telephone to discuss Mr. Hemmig’s and Mr. Friedman’s meetings with representatives of Sears and Catterton on December 18, 2007 and to discuss Sears’ draft merger agreement. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting.

On December 21, 2007, representatives of Morrison & Foerster, Vinson & Elkins and Wachtell Lipton discussed by telephone the Company’s and the independent committee’s preliminary comments to Sears’ draft merger agreement.

On December 22, 2007, representatives of Morrison & Foerster and Vinson & Elkins submitted to a representative of Wachtell Lipton their detailed markup of Sears’ draft merger agreement and discussed with a representative of Wachtell Lipton the markup of the draft merger agreement.

On December 26, 2007, an independent committee meeting was held by telephone. Representatives of UBS, Morrison & Foerster and Vinson & Elkins also were in attendance, and Mr. Friedman attended portions of the meeting at the request of the independent committee. At the meeting, representatives of Morrison & Foerster and Vinson & Elkins updated the independent committee on the status of negotiations of the Sears’ merger agreement with Wachtell Lipton, including certain deal structure issues and their response to Sears’ proposed merger agreement. The independent committee discussed with representatives of Morrison & Foerster and Vinson & Elkins various possible negotiating strategies with Sears. At the meeting, the independent committee determined that (i) Mr. Hemmig and Mr. Friedman would call representatives of Catterton to discuss transaction status and the Company’s recent financial performance and (ii) Mr. Hemmig would call representatives of Sears to discuss the independent committee’s concern with the apparent lack of progress by Sears in moving forward to a definitive proposal.

On December 26, 2007, representatives of Morrison & Foerster, Vinson & Elkins, Wachtell Lipton and the Company’s Delaware legal counsel, Morris, Nichols, Arsht & Tunnell LLP discussed by telephone certain deal structure issues.

On December 27, 2007, Mr. Crowley had discussions with UBS representatives and Mr. Hemmig and informed them that the Company should expect to hear from Sears regarding whether or not Sears would proceed with the acquisition after the Sears’ board of directors meeting scheduled on January 11, 2008.

On December 27, 2007, representatives of Morrison & Foerster, Vinson & Elkins and Wachtell Lipton discussed by telephone deal structure issues and open due diligence matters. A representative of Wachtell Lipton also discussed a planned board meeting of Sears on January 11, 2008 and the potential impact of that meeting on the timing of any transaction between Sears and the Company.

On December 29, 2007, a representative of UBS contacted a representative at Sears regarding the open due diligence matters and stated that, in response to Sears’ requests, Mr. Friedman would be available to meet with Mr. Lampert again. On the same day, a representative at Sears contacted UBS to schedule a meeting between Mr. Lampert and Mr. Friedman.

On December 31, 2007, a representative of Catterton contacted Mr. Hemmig relating to Catterton’s expectation of receiving updated holiday sales results from the Company.

On January 2, 2008, a representative of Wachtell Lipton contacted representatives of Morrison & Foerster and Vinson & Elkins regarding certain due diligence matters, including updated holiday sales results, and confirmed that Sears was still actively pursuing the proposed transaction. A representative of Vinson & Elkins thereafter contacted a representative at Sears regarding the timing for a meeting to discuss the remaining open due diligence items, and a representative of Wachtell Lipton responded on January 3, 2008.

On January 3, 2008, representatives of Morrison & Foerster, Vinson & Elkins and Wachtell Lipton discussed by telephone open due diligence items and structural issues relating to the proposed transaction. Also discussed were the independent committee’s material comments on Sears’ proposed merger agreement, including with respect to the amount of the termination fee, and the independent committee’s request that Sears’ legal counsel issue a revised draft merger agreement. Representatives of Wachtell Lipton advised that the independent committee would receive a proposal from Sears on January 11, 2008.

On January 4, 2008, a working group meeting was held by telephone to discuss the proposed transaction with the Company and Sears. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting.

On January 4, 2008, representatives of Morrison & Foerster, Vinson & Elkins and Wachtell Lipton discussed by telephone structural issues relating to the proposed transaction with the Company and Sears.

A meeting of the working group of the independent committee was held by telephone on January 8, 2008. Representatives of Morrison & Foerster were in attendance, and Mr. Friedman and Mr. Newman also attended the meeting at the working group’s request. During the meeting, senior management of the Company discussed the decline in the Company’s financial performance and results of operations, including the Company’s most recent holiday sales results, since the date of the Original Merger Agreement, as compared to its projected financial performance and results of operations.

On January 9, 2008, Mr. Hemmig, Mr. Friedman and Mr. Newman met with a representative of Catterton at Catterton’s offices in Greenwich, Connecticut to discuss the Company’s holiday sales results which were lower than the estimates provided on December 18, fourth quarter outlook and other matters. Catterton’s representative advised that Catterton needed to do further analytical work on the recent holiday results and its impact on Catterton’s financial models.

Later on January 9, 2008, at Mr. Lampert’s request, Mr. Friedman and Mr. Hemmig met with Mr. Lampert and Mr. Crowley at Mr. Lampert’s office in Connecticut regarding the Company’s holiday sales results, the Company’s fourth quarter outlook, and other operational and strategic issues around a possible acquisition of the Company by Sears.

Mr. Newman, also held a due diligence conference call with representatives of Sears on January 9, 2008, during which the Company’s management discussed the Company’s holiday sales results, fourth quarter outlook and related matters.

On January 10, 2008, a working group meeting was held by telephone to discuss the meetings held with representatives of Catterton and Sears on January 9, 2008. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance at the meeting.

On January 10, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance, and Mr. Friedman attended the meeting at the request of the independent committee. Mr. Hemmig and Mr. Friedman informed the independent committee of the discussions held with representatives of Catterton and Sears. Mr. Friedman explained that the meeting with Catterton included discussions regarding the Company’s holiday sales, Catterton’s business assumptions and plans for the Company and potential additional revenue creation and cost savings measures. Mr. Friedman also noted that Catterton intended to do further analytical work on the Company’s recent sales results and their impact on Catterton’s financial models. Mr. Hemmig explained that the meeting with representatives of Sears included discussions regarding Sears’ brand strategy for the Company. Mr. Hemmig noted that the representatives from Sears did not address any of the existing concerns regarding the reimbursement of the Catterton termination fee, deal closing certainty and other material issues that the independent committee, through representatives of Vinson & Elkins, Morrison & Foerster and UBS, had repeatedly expressed to Sears. The independent committee and Mr. Friedman and Mr. Hemmig then discussed their views on the results of the meeting with representatives of Sears. Representatives of Morrison & Foerster, Vinson & Elkins and UBS and the independent committee then extensively discussed such potential negotiation strategies for each of Catterton and Sears. A representative of Vinson & Elkins reviewed the fiduciary duties of the independent committee under the circumstances. The independent committee and the representatives of Morrison & Foerster, Vinson & Elkins and UBS then discussed possible strategies for dealing with the lack of progress with Sears.

Later on January 10, 2008, at Catterton’s request, Mr. Friedman had lunch with a representative of Catterton to continue discussions regarding the Company’s holiday sales results and fourth quarter outlook.

On January 10, 2008, at Mr. Lampert’s request and with the working group’s prior approval, Mr. Friedman and Mr. Lampert met in person again to discuss potential opportunities for combining Sears with the Company and Mr. Friedman’s potential role in the combined company. Mr. Lampert informed Mr. Friedman that Mr. Lampert was unsure if Sears’ board of directors would approve any transaction to acquire the Company at that time.

On January 11, 2008, the Company issued a press release announcing its sales results for the nine-week holiday period ended January 5, 2008 in which net revenue was $171.5 million versus $173.2 million in the year-ago period, reflecting a decline of 1% in the 2007 holiday selling season compared to a 22% increase in the 2006 holiday selling season.

On January 11, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Mr. Friedman also attended the meeting at the independent committee’s request. Mr. Hemmig again advised the independent committee of his previous discussions with a representative of Catterton relating to the Company’s holiday sales results and that such representative was working over the weekend to update Catterton’s financial model and to discuss with the Catterton partners the acquisition of the Company. Mr. Hemmig and Mr. Friedman also discussed Mr. Friedman’s lunch on January 10, 2008 with a representative of Catterton to discuss the Company’s business and related matters. A discussion thereafter followed among the members of the independent committee and representatives of UBS, Vinson & Elkins and Morrison & Foerster regarding whether Catterton would be willing to move forward with the transaction at the current price per share given the right of Catterton to walk away with a liability limitation in the amount of the reverse termination fee plus expenses. Mr. Friedman then discussed his meeting with Mr. Lampert on January 10, 2008 relating to the proposed post transaction organizational structure and Mr. Friedman’s potential role in such organization in a general manner. Mr. Friedman informed the independent committee that Mr. Lampert indicated that he was unsure whether Sears’ board of directors would approve any transaction at this time.

On January 11, 2008, Mr. Hemmig was contacted by Mr. Crowley who informed Mr. Hemmig that Sears’ board of directors in its January 11 meeting had not reached a determination on whether or not to make a definitive proposal to acquire the Company, but that they remained interested in the pursuit of their proposal dated November 23, 2007.

On January 11, 2008, a meeting of the working group was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. At the meeting, Mr. Hemmig informed the group that Mr. Friedman had spoken by telephone with a representative of Catterton who informed him that Catterton would be completing its valuation modeling of the Company soon.

On January 13, 2008, a representative of Catterton indicated to Mr. Friedman that, based on Catterton’s most recent preliminary financial valuation of the Company in light of the Company’s recent holiday sales results and latest fourth quarter outlook, a more appropriate purchase price for the Company might be $4.75 per share.

On January 13, 2008, a meeting of the working group was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance, and Mr. Friedman attended the meeting at the request of the working group. At the meeting, it was agreed that UBS would contact Catterton to inform them that the independent committee is still interested in proceeding with a transaction with Catterton.

On January 15, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Mr. Friedman and Mr. Newman were also in attendance at the request of the independent committee. During the meeting, Mr. Newman reported to the independent committee about various aspects of the Company’s financial performance and go forward projections in terms of near-term liquidity. The independent committee members also discussed the possibility that Catterton might walk away from the transaction and negotiate a payment to the Company of all or some portion of the reverse termination fee. The independent committee determined at the meeting that Mr. Hemmig, Mr. Friedman and representatives of UBS, Morrison & Foerster and Vinson & Elkins should meet with representatives of Catterton in person in New York.

On January 17, 2008, Mr. Hemmig, Mr. Friedman, and representatives of UBS, Morrison & Foerster and Vinson & Elkins met in person with representatives of Catterton and Gibson Dunn in New York City. After initial negotiations, representatives of Catterton stated that, based on further financial modeling of the Company, (i) Catterton was prepared to offer $4.00 per share for the Company, (ii) Catterton was amenable to a new “go-shop” period, (iii) Catterton desired to remove the cap on its expenses in the Original Merger Agreement and (iv) Catterton was open to allowing Sears to participate in the deal as a minority equity investor. The parties continued extensive negotiations throughout the day. During such negotiations, Mr. Hemmig and representatives of Morrison & Foerster and Vinson & Elkins discussed the Company’s liquidity needs and requested that Catterton provide financing to the Company. In addition, during such negotiations, Mr. Hemmig and representatives of Morrison & Foerster and Vinson & Elkins stressed the Company’s main concerns of (i) the price per share to be obtained for stockholders in the transaction, (ii) the certainty of closing, (iii) the speed of closing, and (iv) meeting the Company’s liquidity needs. With these objectives in mind, Morrison & Foerster and Vinson & Elkins requested an extension of the outside termination date under the Original Merger Agreement from April 30, 2008 to June 30, 2008 and revisions to the definition of “Company Material Adverse Effect” to provide more deal certainty to the Company. Following further negotiations, representatives of Catterton thereafter indicated that in exchange for certain revisions to the Original Merger Agreement relating to the termination fees and expenses, Catterton would be willing to lend the Company $25 million in subordinated debt in connection with the execution of the amendment and the amended price per share would be increased to $4.50 per share. Based upon this proposal, the parties then negotiated the detailed terms of the amendment to the Original Merger Agreement as well as the terms of the $25 million subordinated note and related changes to the agreements with the rollover investors.

On January 17, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance, and Mr. Friedman was also in attendance at the request of the independent committee. At the meeting, the proposed terms of the amendment to the Original Merger Agreement and subordinated note were discussed. The independent committee discussed with representatives of UBS, Vinson & Elkins and Morrison & Foerster the proposed terms of the subordinated note. The independent committee also considered and discussed with representatives of UBS, Vinson & Elkins and Morrison & Foerster the advantages and disadvantages of negotiating solely with Catterton at such time and the independent committee’s view was that negotiating with Sears at such time could jeopardize the Company’s ability to sign the amendment to the Original Merger Agreement with Catterton.

On January 18, 2008, a representative of Gibson Dunn delivered to representatives of Vinson & Elkins and Morrison & Foerster drafts of the amendment to the Original Merger Agreement, a term sheet for the subordinated note, the subordination agreement. On January 19, 2008, representatives of Gibson Dunn delivered to representatives of Vinson & Elkins and Morrison & Foerster drafts of the consent letters for the Rollover Agreements and the Investment Agreement, the new equity commitment letters and the subordinated note. Representatives of Morrison & Foerster, Vinson & Elkins and Gibson Dunn thereafter negotiated the specific terms of the transaction documents. In addition, the members of the independent committee discussed the fact that Sears’ last communication with the independent committee raised substantial questions concerning the interest of Sears in continuing to pursue a transaction with the Company.

From January 19, 2008 until January 23, 2008, representatives of Morrison & Foerster, Vinson & Elkins and Gibson Dunn continued to negotiate the specific terms of the transaction documents. In addition, representatives of Morrison & Foerster, Vinson & Elkins and Gibson Dunn negotiated during the same time period with legal counsel for Bank of America the terms of Bank of America’s consent to the proposed amendment under the Company’s existing credit facility with Bank of America. Representatives of Morrison & Foerster, Vinson & Elkins and Gibson Dunn also negotiated with various legal counsel of the Participants the terms of the amendments to the stockholder voting agreements and the consents to the amendments required under the Rollover Agreements and Investment Agreement. Representatives of Morrison & Foerster delivered drafts of the Company’s disclosure schedules for the Amendment to Gibson Dunn on January 19, 2008, and representatives of Gibson Dunn delivered drafts of Parent’s disclosure schedules for the Amendment to representatives of Morrison & Foerster on January 22, 2008.

On January 21, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. At the meeting, the proposed terms of the draft amendment, deal price, subordinated note and other transaction documents were again discussed.

On January 21 and January 22, 2008, materials regarding the proposed transaction were delivered to the members of the independent committee and members of the Company’s board of directors in advance of the independent committee and board of directors meetings scheduled for January 22, 2008.

On January 22, 2008, a meeting of the independent committee was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. Mr. Friedman also attended the meeting at the request of the independent committee. The meeting was held to discuss and consider the draft amendment to the Original Merger Agreement. A representative of Vinson & Elkins referenced the independent committee’s fiduciary duties as previously discussed with the independent committee. Thereafter, representatives of UBS delivered to the independent committee an oral opinion, which opinion was confirmed by delivered of a written opinion, dated January 22, 2008, to the effect that, as of January 22, 2008, and based on and subject to the various assumptions, matters considered and limitations set forth in its opinion, the $4.50 per share merger consideration to be received by holders of shares of the Company’s common stock was fair, from a financial point of view, to such holders. The full text of the written opinion of UBS, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex C. During the meeting, a representative of Gibson Dunn called a representative of Morrison & Foerster to discuss additional changes requested by Catterton to the transaction documents, including raising the interest rate on the note, removing the cap on expenses and making certain revisions to the “majority of the minority” contractual voting provision in the draft amendment to the Original Merger Agreement. Mr. Friedman and Mr. Young were asked to respond to a representative of Catterton and the meeting was adjourned for the principals and advisors on both sides to further negotiate such terms. During the evening of January 22, 2008, representatives of Morrison & Foerster, Vinson & Elkins, and Catterton, and Mr. Hemmig and Mr. Young continued to negotiate such terms. Following such negotiations, the parties agreed that (i) the Company would issue a $25 million subordinated note in exchange for $25 million from Catterton at the signing of the amendment to the Original Merger Agreement, (ii) the interest rate on the note would initially be 8% and would increase to 15% after a certain date, and (iii) the “majority of the minority” contractual voting provision would exclude any stockholder who has made an offer to acquire the Company after November 8, 2007.

On January 23, 2008, the independent committee reconvened the meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. The independent committee noted in particular that the purpose of the “majority of the minority” voting provision was to secure the votes of independent stockholders that did not have a specific interest in the outcome of the vote for the Catterton acquisition proposal and, therefore, it was advisable that the shares of other potentially interested parties should not be counted in determining such vote. Gary Friedman attended portions of the meeting at the request of the independent committee. Representatives of Vinson & Elkins thereafter reviewed the material terms of the amendment, including (i) the purchase price, (ii) that there would be a 35-day “go-shop” period in which the Company could actively seek other bidders to buy the Company after the signing of the amendment, after which the Company could continue to negotiate with certain “Excluded Parties” and could receive unsolicited proposals, (iii) the extension of the outside termination date from April 30, 2008 to June 30, 2008, (iv) the revised termination fees, (v) the issuance of the subordinated notes in exchange for $25 million at the time of signing the Amendment and the terms of such notes, (vi) the $625,000 arrangement fee for the notes, (viii) the revised definition of “Company Material Adverse Effect,” which provided further deal certainty to the Company, (ix) and the revised definition of the “majority of the minority” contractual voting provision, which excluded any stockholder who had made an offer to acquire the Company after November 8, 2007. The independent committee discussed with representatives of UBS, Vinson & Elkins and Morrison & Foerster the proposed terms of the subordinated note being offered by Catterton and that such terms were favorable to the Company in meeting its liquidity objectives. Members of the independent committee questioned UBS concerning the terms of the subordinated note. Representatives of UBS responded that without opining as to the fairness of the subordinated note terms, in general such terms were more favorable to the Company than what the Company would likely obtain in a third party financing at the present time. The independent committee also discussed with representatives of Morrison & Foerster and Vinson & Elkins the express provisions in the Original Merger Agreement providing that the Company’s right to receive payment of the termination fee, the Company’s expenses and the costs and expenses of enforcements, collection and interest (or the limited guarantees thereof) was the sole and exclusive remedy of the Company against Parent, Merger Sub, the guarantors and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated. After consideration and deliberation in which Vinson & Elkins, Morrison & Foerster and UBS participated, the independent committee voted unanimously to determine and resolve (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, other than the Participants, and (ii) to recommend that the Company’s board of directors (x) approve the Amended Merger Agreement and declare its advisability, (y) propose the Amended Merger Agreement to the Company’s stockholders for adoption by the Company’s stockholders and (z) recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement.

Following the independent committee meeting, a meeting of the board of directors was held. At the meeting, Vinson & Elkins and Morrison & Foerster explained that the independent committee had unanimously determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, other than the Participants, and (ii) to recommend that the Company’s board of directors (x) approve the Amended Merger Agreement and declare its advisability, (y) propose the Amended Merger Agreement to the Company’s stockholders for adoption by the Company’s stockholders and (z) recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement. Representatives of Vinson & Elkins and Morrison & Foerster then summarized the terms of the proposed Amendment and discussed various other issues. At the meeting, Mr. Hemmig informed the board that the independent committee had received a presentation from UBS with financial analyses on the per share merger consideration and that UBS had delivered a fairness opinion to the independent committee. After consideration and deliberation in which Vinson & Elkins, Morrison & Foerster and UBS participated, the board of directors (other than Mr. Friedman, who abstained from voting, and Mr. Krevlin, who was not present at the meeting, and each of whom is a Participant and stands to individually benefit from the consummation of the transaction), expressly adopted the unanimous recommendation of the independent committee and determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, other than the Participants, (ii) to propose the Amended Merger Agreement and the transactions contemplated thereby for adoption by the Company’s stockholders and declare the advisability of the Amended Merger Agreement and (iii) to recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement.

Following the end of the board meeting, the proposed Amended Merger Agreement, the promissory notes, the amendments to the stockholder voting agreements, the consents under the Rollover Agreements and the Investment Agreements and other ancillary documents were executed and delivered on January 24, 2008. The Company and Catterton also entered into a second amendment to the confidentiality and standstill agreement between the parties in order to provide Catterton with the less restrictive standstill provision provided to Sears in its confidentiality and standstill agreement with the Company (the Original Merger Agreement provides that if the Company enters into a confidentiality and standstill agreement with a third party pursuant to the solicitation process which contains a “standstill” provision that is less favorable in the aggregate to the Company than the standstill provision contained in the confidentiality agreement with Catterton, the Company must offer to amend the confidentiality agreement with Catterton to include a substantially similar standstill provision for Catterton’s benefit).

On January 24, 2008, a representative of UBS informed a representative of Sears about the pending announcement of the Amendment. Shortly thereafter, following the close of the market on January 24, 2008, the Company issued a press release announcing the Amendment and filed a Form 8-K with the SEC regarding the Amendment.

Beginning on January 24, 2008, pursuant to the solicitation provisions set forth in the Amended Merger Agreement, under the supervision and authorization of the independent committee, representatives of UBS and/or the Company contacted certain potential acquirors that were discussed with the independent committee, including Sears and other parties that had been contacted during the “go-shop” period under the Original Merger Agreement, to request proposals or to request a statement of further interest in acquiring the company.

On January 27, 2008, a representative of Sears contacted Mr. Hemmig and confirmed that Sears was still interested in evaluating the possibility of a potential transaction with the Company and was reviewing the Amended Merger Agreement to understand the implications for any deal that Sears may contemplate. The representative of Sears also stated that Sears would be filing an amendment to its Schedule 13D to the foregoing effect.

Sears filed Amendment No. 4 to its Schedule 13D on January 28, 2008. Sears disclosed in the Schedule 13D amendment that it had conducted due diligence with respect to the Company and that discussions between Sears and the Company, the independent committee and their respective advisors had occurred concerning the draft merger agreement provided by Sears and concerning the terms of Sears’ November 23 letter. Sears further disclosed in the Schedule 13D amendment that it had notified the independent committee on January 27, 2008 following the announcement of the Amendment that it may still be interested in a transaction with the Company and that Sears was reviewing the Amendment in order to understand the implications for any deal that Sears might contemplate. Sears also disclosed that it did not intend to pursue a transaction at the price set forth in its November 23 letter. In addition, Sears again disclosed that it intended to review its holdings of shares in the Company on a continuing basis, but Sears also provided new disclosure that it might engage in future discussions with the independent committee and the Company and/or other investors of the Company concerning its holdings in the Company and possible future extraordinary transactions involving Sears and the Company and/or its investors. Sears also again disclosed that it would in the future take such actions with respect to its investment in the Company that it deemed appropriate, including a merger, consolidation or other business combination or reorganization involving the Company, but Sears also provided new disclosure that such actions might also include a merger, consolidation or other business combination or reorganization that involved the Company’s shareholders.

On February 2, 2008, a working group meeting was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. At the meeting, representatives of UBS informed the working group that there had not been any interest to date during the second “go shop” period from other parties in potentially acquiring the Company’s business.

On February 10, 2008, the independent committee held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. During the meeting, representatives of UBS confirmed that there had not been any further interest from other parties in potentially acquiring the Company’s business, and that there had not been any recent contact with Sears or its counsel.

On February 19, 2008, a representative of UBS contacted a representative of Sears to inquire about the status of Sears’ interest in the Company and to inform Sears that the Company was about to file with the SEC its preliminary proxy statement and Schedule 13E-3 with respect to the Merger. UBS also instructed the Sears representative that Sears should contact UBS if there was any additional due diligence information required.

On February 20, 2008, a representative of Vinson & Elkins contacted a representative of Wachtell Lipton to inquire about the status of Sears’ interest in the Company. In response, the representative of Wachtell Lipton indicated that he did not know what Sears planned to do in terms of pursuing further interest in the Company and that he would check with Sears.

On February 25, 2008, a representative of Sears left a message with a representative of UBS to express Sears’ interest in having some form of discussions directly with Catterton. The working group held a meeting by telephone to discuss the request.

On February 25, 2008, a representative of UBS spoke to a representative of Sears and indicated that a conversation between Sears and Catterton would not be possible at this stage in the process.

On February 25, 2008, a representative of Sears contacted a representative of Morrison & Foerster to address certain additional due diligence questions regarding the Company.

On February 26, 2008, the independent committee held a meeting by telephone. Mr. Friedman and Mr. Newman attended portions of the meeting. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. Mr. Newman and Mr. Friedman provided the independent committee with an update on the Company’s recent results of operations and thereafter left the meeting. Representatives of Vinson & Elkins thereafter reviewed with the independent committee the parameters for reaching “Excluded Party” status under the Amended Merger Agreement at the end of the second “go-shop” period. Representatives of Vinson & Elkins also discussed with members of the independent committee the status of Sears’ interactions with the Company and Sears’ possible, though uncertain, interest in pursuing an acquisition of the Company. The independent committee also discussed whether Sears’ activity to date would result in Sears being designated an “Excluded Party” at the end of the second “go-shop” period, but no conclusion was reached by the independent committee on that matter during the meeting.

On February 27, 2008, a representative of Morrison & Foerster held discussions with representatives of Sears on a few remaining due diligence matters relating to the Company. On the same date, members of the Company’s management held discussions with representatives of Sears regarding the Company’s recent results of operations. During such discussions between representatives of Sears and Company management, a representative of Sears informed Company management that Sears was still in the process of performing its valuation analysis of the Company and that Sears had not yet reached a decision on whether to continue to pursue an acquisition of the Company.

On February 27, 2008, representatives of Vinson & Elkins and Morrison & Foerster telephoned representatives of Sears and Wachtell Lipton to check in and to confirm that Sears did not require any further information from the Company in light of the fact that the second “go shop” period was about to end. During the telephone call, representatives of Vinson & Elkins and Morrison & Foerster reminded the representatives of Sears and Wachtell Lipton that if Sears was going to submit a proposal, timing was extremely tight given the pending expiration of the second “go shop” period. Representatives of Morrison & Foerster and Vinson & Elkins also reminded representatives of Sears and Wachtell Lipton during the same telephone call that if Sears failed to attain “Excluded Party” status, the “no shop” provisions in the Amended Merger Agreement would become applicable and that further discussions with Sears generally would not be possible, subject to certain limited exceptions relating to the applicable fiduciary duties of the Company’s directors as set forth in the Amended Merger Agreement.

On February 27, 2008, the independent committee held a meeting by telephone. Mr. Friedman and Mr. Newman attended portions of the meeting. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. At the meeting, Mr. Newman provided the independent committee with an update on the status of due diligence discussions with Sears. A representative of Morrison & Foerster also updated the independent committee on the status of legal due diligence discussions with Wachtell Lipton. Mr. Friedman and Mr. Newman thereafter left the meeting. Representatives of Vinson & Elkins thereafter reviewed with the independent committee the requirements for obtaining “Excluded Party” status under the Amended Merger Agreement, and representatives of Vinson & Elkins and UBS discussed with the independent committee the status of Sears’ interest in the Company. The independent committee discussed with representatives of UBS, Vinson & Elkins and Morrison & Foerster, among other things, (a) the lack of clarity provided by Sears on whether it had any further interest in pursuing an acquisition of the Company, (b) the failure by Sears in general to engage with the Company during the second “go shop” process under the Amended Merger Agreement or to provide any indication regarding its intention to pursue an acquisition proposal with respect to the Company or not to pursue such a proposal, (c) the failure in Sears’ prior proposal to provide that Sears fund Catterton’s break-up fee should the Company enter into a definitive agreement with Sears, (d) the failure by Sears to provide a new acquisition proposal after it had withdrawn its November 23, 2007 acquisition proposal and (e) the failure by Sears to provide the Company with assurances comparable to the Catterton $25 million loan transaction in order to provide greater certainty to the Company that Sears intended to close the acquisition transaction following the signing of a merger agreement. After extensive discussions, the independent committee unanimously determined that based upon the current status of Sears’ efforts with respect to the Company, Sears was not an “Excluded Party.” The independent committee also delegated to the working group authority to deal with all further aspects of the “Excluded Party” status of Sears should there be further activity from Sears on February 28 in the event that the independent committee was otherwise unavailable to be convened on short notice.

On February 28, 2008, the final day of the second “go shop” period, Sears submitted a letter at approximately 2:15 p.m. Eastern Time addressed to Mr. Hemmig which provided the independent committee with a revised proposal by Sears to acquire the Company in a transaction in which Sears would pay the Company’s stockholders $4.55 per share in cash. The letter further indicated that the proposal was subject to certain other contingencies, including the satisfactory updating of Sears’ due diligence efforts and the negotiation of definitive documents, a meeting with respective management teams during the week of March 3 and a meeting with the Company’s lender. The letter also indicated that Sears intended to structure the transaction as a tender offer and that Sears would be willing to agree to a reverse break-up fee of $15.68 million. Other than Sears’ proposal in its February 28 letter, no other acquisition proposals were received during the second “go shop” period.

On February 28, 2008, Sears filed Amendment No. 5 to its Schedule 13D disclosing its proposal to the independent committee and its intent to pursue a transaction at $4.55 per share. Sears disclosed in the Schedule 13D amendment that it intended to evaluate the Company and the desirability of confirming the proposal set forth in its February 28 letter. Sears again disclosed that it intended to continue review of its holdings of shares in the Company on a continuing basis, but Sears deleted the reference made in its prior Schedule 13D filing to the possibility of engaging in future discussions with the independent committee and the Company and/or other investors of the Company concerning its holdings of the Company’s shares and possible future extraordinary transactions involving Sears and the Company and/or its investors.

On February 28, 2008, following the receipt of Sears’ February 28 letter, a working group meeting was held by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance. During the meeting, the working group authorized representatives of UBS, Vinson & Elkins and Morrison & Foerster to contact representatives of Sears to discuss the proposal and convey to Sears that Sears would not obtain “Excluded Party” status if it did not improve the terms of its proposal in certain key areas in order to provide a reasonable likelihood of Sears’ proposal leading to an acquisition proposal that would be superior to the current terms of the Amended Merger Agreement.

After such meeting, representatives of Vinson & Elkins and Morrison & Foerster held a meeting by telephone with a representative of Sears in order to seek clarification as to the terms of Sears’ proposal, including significant deal points that were not addressed in Sears’ February 28 letter. During such call, representatives of Vinson & Elkins and Morrison & Foerster conveyed the position of the working group that Sears would not obtain “Excluded Party” status if it did not improve the terms of its proposal in certain key areas in order to provide a reasonable likelihood of Sears’ proposal leading to an acquisition proposal that would be superior to the current terms of the Amended Merger Agreement. In particular, representatives of Vinson & Elkins and Morrison & Foerster cited deficiencies in terms of the payment of the break-up fee, the modest difference in price being offered in Sears’ proposal, the working group’s view that that Sears’ proposal presented less “deal certainty” than the Amended Merger Agreement in view of the overall terms of the Amended Merger Agreement, Catterton’s $25 million loan to the Company and the failure by Sears to provide assurances to the Company comparable to the Catterton $25 million loan transaction in order to provide greater certainty to the Company that Sears intended to close the acquisition transaction upon the signing of a merger agreement, and the failure of Sears to address certain issues previously identified to Sears’ counsel with respect to the terms of the draft merger agreement that had been submitted by Sears in December 2007, including, among other things, the failure of Sears’ draft merger agreement to obligate Sears| to fund the termination fee payable by the Company upon termination of the Original Merger Agreement with Catterton in order to enter into the merger agreement with Sears.

Following such call, a representative of Sears contacted representatives of Morrison & Foerster, Vinson & Elkins and UBS to indicate that Sears would not make further changes to Sears’ proposal. In particular, such representative of Sears simply stated that no further changes would be made to the proposal presented in the February 28 letter. In such conversation, representatives of Morrison & Foerster and Vinson & Elkins requested that Sears provide a further response during the evening of February 28, 2008 if Sears’ position were to change.

On February 29, 2008, the Company issued a press release concerning the end of the second “go shop” process under the terms of the Amended Merger Agreement and that the independent committee had determined that no party had qualified as an “Excluded Party” under the terms of the Amended Merger Agreement.

Early in the morning of February 29, 2008, representatives of UBS again contacted representatives of Sears to convey that the independent committee’s decision not to designate Sears as an “Excluded Party” had become final.

On March 1, 2008, a representative from Catterton contacted a representative of UBS to discuss the possibility of Catterton speaking directly with Sears.

The independent committee held a meeting on March 2, 2008 to discuss the possibility of permitting discussions between Sears and Catterton. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were in attendance. The independent committee considered the potential implications on the timing of the transaction and related matters if the independent committee were to permit direct discussions between Catterton and Sears, including the independent committee’s control over the process relating to such discussions.

On March 3, 2008, Sears filed Amendment No. 6 to its Schedule 13D pursuant to which Sears again disclosed that it intended to review its holdings of shares in the Company on a continuing basis and would take such actions with respect to its shares in the Company as it deemed appropriate. However, for the first time Sears indicated that such actions might include entering into discussions regarding a possible transaction involving Catterton, Sears and the Company. Sears also deleted in the Schedule 13D amendment any reference in its prior Schedule 13D filing that Sears would evaluate the desirability of confirming the proposal set forth in its February 28 letter.

On March 3, 2008, a working group meeting was held to discuss the possibility of permitting discussions between Sears and Catterton. Representatives of UBS, Vinson & Elkins and Morrison & Foerster were also in attendance.

On March 3, 2008, based upon the direction of the independent committee and approval from Catterton, representatives of Vinson & Elkins, Morrison & Foerster, Sears and Wachtell Lipton held a meeting by telephone during which such representatives discussed the possibility of a rollover of Sears’ shares of the Company into Parent on the same terms as the Rollover Participants. On March 6, 2008, representatives of Sears and Wachtell Lipton contacted representatives of Morrison & Foerster and Vinson & Elkins to provide Sears’ response. During the telephone call, a representative of Sears stated that Sears would only have an interest in participating as a rollover stockholder in the transaction if Sears were to hold a majority stake in Parent following the Merger.

Following the telephone conversation on March 6, 2008, representatives of the independent committee and the Company held discussions with representatives of Catterton concerning the possibility of having Catterton meet directly with Sears to discuss Sears’ intentions and interest with respect to the Company. The independent committee held several meetings from March 6, 2008 to March 19, 2008 regarding the possibility of such meetings between Catterton and Sears.

On March 21, 2008, the independent committee held a meeting by telephone. Representatives of UBS, Vinson & Elkins and Morrison & Foerster attended the meeting. During the meeting, the independent committee agreed to authorize in-person meetings between Catterton and Sears, subject to certain ground rules established by the independent committee, including that a representative of the independent committee was present during all meetings and material communications.

On March 27, 2008, Mr. Lampert met with representatives of Catterton, Mr. Friedman and Mr. Hemmig at the offices of ESL Investments in Greenwich, Connecticut. At the meeting, the parties discussed possible terms for Sears to participate as an investor in the Catterton transaction as well as a possible product license agreement between Sears and the Company pursuant to which Sears would obtain a license to the Company’s brand to sell items bearing the Company’s name in Sears’ stores. The parties also discussed Sears’ desire to hold a “call” option pursuant to which Sears would have the right to purchase the entire Company at a later point in time. Discussions with representatives of Sears and Catterton continued by telephone among representatives of the Company, the independent committee, Sears and Catterton concerning these matters through a final conversation that occurred on April 6, 2008. No agreement was reached among the parties during such conversation and discussions thereafter ended.

Fairness of the Merger; Recommendations of the Independent Committee and Our Board of Directors

Our Board of Directors

In this section, we refer to our board of directors, other than Mr. Friedman (our Chairman, President and Chief Executive Officer) and Mr. Krevlin (who was present, but abstained from voting at the meeting at which our board of directors approved the Original Merger Agreement and who was not present at the meeting at which our board of directors approved the Amended Merger Agreement) as the “Board.” The Board believes that the Amended Merger Agreement and the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC), upon the terms and conditions set forth in the Amended Merger Agreement, are advisable, fair to and in the best interests of the Company and its stockholders, other than the Participants. The recommendation of our Board is based, in part, upon the unanimous recommendation of the independent committee of our Board.

The Independent Committee

The independent committee is a committee of our Board that was formed in August 2007 for the purpose of reviewing, evaluating and, as appropriate, negotiating (i) Catterton’s proposed transaction and (ii) any alternative transactions. The independent committee is comprised of the five independent (as defined under NASDAQ Marketplace Rules) and disinterested directors on our Board who are not participating in the transaction with Parent. Mr. Krevlin, who initially was appointed to be a member of the independent committee, subsequently resigned from the independent committee because of his interest in participating in the rollover with shares held by Glenhill Capital LP and Glenhill Capital Overseas Master Fund, LP, investment funds managed indirectly by Mr. Krevlin. Mr. Friedman is not an independent director (as defined under NASDAQ Marketplace Rules) and is also participating in the transaction as a Rollover Participant.

The Original Merger Agreement

On November 7, 2008, the independent committee unanimously determined and resolved (i) that the Merger was fair to, and in the best interests of, the Company and its stockholders (other than the Participants), (ii) to recommend that the Board (x) approve the Original Merger Agreement and declare its advisability, (y) propose the Original Merger Agreement to the Company’s stockholders for their adoption, and (z) recommend that the Company’s stockholders adopt the Original Merger Agreement and the transactions contemplated thereby.

In the course of reaching its decision to recommend the Original Merger Agreement, the independent committee consulted with UBS, its financial advisor, Vinson & Elkins, its legal counsel, and Morrison & Foerster, the Company’s legal counsel, and the independent committee considered a number of factors that it believed supported its decision, including the following:

•

the current and near-term historical market prices of the Company’s common stock and the fact that $6.70 per share to be paid in cash for each share of common stock in the Merger under the Original Merger Agreement represented a premium of 157.7% to the closing price on November 6, 2007, the last trading day before the independent committee recommended the Original Merger Agreement (and the penultimate day before the Company signed the Original Merger Agreement), a premium of 116.14% to the average closing price for the previous 30 trading day period ended November 6, 2007, a premium of 109.6% to the average closing price for the previous 60 trading day period ended November 6, 2007, and a premium of 80.0% for the 90 trading day period ended November 6, 2007;

•

the fact that, based on the data presented by UBS to the independent committee at the independent committee’s request, of the 11 transactions that were completed since mid-2003, involving companies in the home furnishings/improvement and other specialty retail segments, the median of the premium to market price for such transactions was substantially lower than the premiums for the comparable times for this transaction based on the original $6.70 per share price negotiated by the independent committee for the Merger under the Original Merger Agreement;

•

the fact that, based on the data presented by UBS to the independent committee at the independent committee’s request, of the 195 transactions involving public company targets ranging in equity value from $100 million to $1 billion that were completed over the past approximately three-year period ended October 31, 2007, the median of the premium to market price for such transactions was substantially lower than the premiums for the comparable times for this transaction based on the original $6.70 per share price negotiated by the independent committee for the Merger under the Original Merger Agreement;

•

the independent committee’s view that the Merger under the Original Merger Agreement was more favorable to stockholders than continuing to operate the business as a stand-alone, independent company in light of (i) the changes within the Company that the independent committee believed would be necessary in order for the Company to achieve sustained sales and earnings growth, (ii) the risk of uncertain returns to the Company’s stockholders from the Company’s business, operations, financial condition and prospects, and (iii) the expected time to effectuate such changes, the time needed for the Company’s share price to reflect the success of such changes, and the risks and uncertainties associated with any such changes and with the timing thereof;

•

the Company’s strategic plan to move from a traditional retailer to a tri-channel home furnishings business model requires significant investments in infrastructure that may be better made in a private investment environment;

•

the uncertainty of the time required to complete this tri-channel strategic business initiative may make the public market quarterly earnings focus inconsistent with the long-term strategic business needs of the Company;

•

the business synergies gained by selling the Company to a consumer focused equity sponsor firm will strengthen the Company’s brand and provide the Company’s employees and associates with a good long-term investment partner;

•

the structure of the Merger as an all-cash transaction that will allow the Company’s stockholders (other than the Rollover Participants) to immediately realize fair value, in cash, for their investment and that will provide them with certainty of value for their shares, as opposed to the continued and enhanced public market stock value risks, particularly in light of the Company’s attempt to complete its strategic plan;

•

the financial analyses presented by UBS and its opinion, dated November 7, 2007, to the independent committee as to the fairness, from a financial point of view and as of that date, of the $6.70 per share merger consideration set forth in the Original Merger Agreement to be received by holders of the Company’s common stock (other than the Participants) in the Merger;

•

the $6.70 per share cash merger consideration set forth in the Original Merger Agreement substantially exceeds the $4.00 cash price proposed by a strategic buyer approximately two weeks before the execution of the Original Merger Agreement;

•

the terms of the Original Merger Agreement that permitted the Company to conduct a post-signing market test designed to determine that the $6.70 per share price provided in the Original Merger Agreement was the highest value reasonably available to the Company’s stockholders, including (i) a 35-day period during which the Company, under the direction of the independent committee, was permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition, which period the independent committee (after consulting with its outside financial advisors) believed was sufficient time for any potentially interested party to make such a competing Acquisition Proposal, (ii) the right, even after the end of the 35-day solicitation period, subject to certain conditions, to continue to explore Acquisition Proposals made by any interested party during the 35-day solicitation period, and (iii) the right, even after the end of the 35-day solicitation period, subject to certain conditions, to explore unsolicited Acquisition Proposals and to terminate the Original Merger Agreement and accept a “Superior Proposal” as determined by the independent committee prior to stockholder approval of the Original Merger Agreement, subject to payment of what the independent committee believed (after consulting with its outside financial advisors) was a reasonable termination fee and, in certain circumstances, the reimbursement of Parent’s out-of-pocket fees and expenses. The independent committee believed that these provisions were important to help provide that the transaction would be substantively fair to and in the best interest of the Company’s stockholders and also provided the independent committee with adequate flexibility to explore potential transactions with other parties;

•

the transaction contemplated in the Original Merger Agreement included heavily negotiated features, whereby (i) the Rollover Participants that hold approximately 37.4% of the outstanding shares of the Company were designated to contribute, in the aggregate, 8,003,842 shares, or approximately 20.1% of the Company’s common stock, and (ii) Vardon Capital, an investor in the Company whose holdings comprise approximately 8.8% of the outstanding shares of the Company as of the record date of the special meeting, was committed to invest $23,108,669 in cash, in each case, in exchange for a proportionate economic equity interest in Parent. See “Special Factors—Certain Effects of the Merger” on page 73 and “—Rollover Agreements/Investment Agreement” on page 77. The independent committee believed that the rollover feature and Vardon Capital’s commitment to make a cash investment enabled the independent committee to achieve the $6.70 per share price set forth in the Original Merger Agreement and provided for greater certainty of consummation;

•

the fact that all of the members of the independent committee (which are all of the members of the board of directors of the Company who are not participating in the transaction), some of whom have significant investments in the Company’s common stock, were unanimous in their determination to approve the Original Merger Agreement;

•

the ability of stockholders who complied with all of the required procedures under Delaware law to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (See “Special Factors—Appraisal Rights” on page 86, “Appraisal Rights” on page 122 and Annex H);

•

the independent committee’s understanding, after consultation with its financial and legal advisors, that both the termination fees (and the circumstances when such fees are payable) set forth in the Original Merger Agreement and the requirement to reimburse Parent and Merger Sub for certain out-of-pocket expenses, in the event that the Original Merger Agreement is terminated under certain circumstances, were reasonable and customary in light of the benefits of the Merger contemplated by the Original Merger Agreement, commercial practice and transactions of this size and nature;

•	the increased costs associated with being a public company, particularly in compliance with the Sarbanes-Oxley Act of 2002, which costs disproportionately impact smaller public companies; and

•

the terms of the Original Merger Agreement provided reasonable certainty of consummation because it was subject to and included limited conditions, including the fact that Parent received an equity financing commitment sufficient to pay the purchase price for shares (other than shares held by Rollover Participants and the shares held by Vardon Capital that represented its cash investment) and assisted in obtaining an amended credit agreement with the Company’s current lender that consented to the Merger contemplated by the Original Merger Agreement, thus enabling the Company access to sufficient revolving credit to satisfy its ongoing needs with respect to working capital.

The independent committee also believed the process by which the Company entered into the Original Merger Agreement with Parent and Merger Sub was fair, and in reaching that determination, the independent committee took into account, in addition to the factors above, the following:

•

the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of the independent committee, consisting of all the independent and disinterested directors of the Company with respect to the proposed transaction, which at all relevant times constituted a majority of the entire board of directors of the Company, and that no limitations were placed on the authority of the independent committee. Accordingly, the independent committee was free to reject the Original Merger Agreement as well as to explore a transaction with any other bidder whose offer the independent committee determined was more favorable or likely to be more favorable than the offer from Parent. The purpose of establishing the independent committee and granting it exclusive authority to review, evaluate and negotiate the terms of the transaction on the Company’s behalf was to ensure that the Company’s unaffiliated stockholders were adequately represented by disinterested persons. None of the members of the independent committee has any financial interest in the Merger that is different from the Company’s unaffiliated stockholders generally, although the Original Merger Agreement included customary provisions for indemnification and the continuation of liability insurance for the Company’s officers and directors and certain members of the independent committee will receive, as a result of the Merger, accelerated vesting and cash out of options and restricted stock units. The independent committee members are paid for their service on the independent committee as follows: (i) the chairman of the committee receives a retainer fee of $5,000 per month, and all other members receive a retainer fee of $1,500 per month; and (ii) the chairman of the independent committee receives a per meeting fee of $1,500 per independent committee or working group meeting, and the other members of the independent committee receive a per meeting fee of $500 per independent committee or working group meeting. These fees were not dependent on the success of the Merger or on the independent committee’s recommendations with respect to the Merger or the Original Merger Agreement. See “Special Factors—Fees and Expenses” on page 84;

•

the independent committee was advised by legal counsel and an internationally recognized financial advisor selected by the independent committee. The independent committee engaged Vinson & Elkins as legal counsel and UBS as financial advisor to advise the independent committee in its efforts to represent the unaffiliated stockholders. The independent committee also received legal advice from Morrison & Foerster, the Company’s long-time outside counsel. Neither the Company nor the independent committee considered it necessary or appropriate to retain additional unaffiliated representatives to act solely on behalf of the unaffiliated stockholders for the purpose of negotiating the transaction or preparing a report concerning the fairness of the transaction. In determining to retain UBS to act as the independent committee’s financial advisor, the independent committee was aware that UBS is a large, full-service financial institution that had in the past provided investment banking services, for which UBS and its affiliates had received compensation to Catterton and its affiliates unrelated to this transaction, including acting as a financial advisor to CL Holding, Inc., in which Catterton held a minority interest, in its sale to Thule AB in 2007. In addition, in the ordinary course of business, UBS, its successors and affiliates may have held or traded (and may continue to hold or trade), for their own accounts and the accounts of their customers, securities of the Company and affiliates of Catterton, and accordingly, may at any time hold a long or short position in such securities. However, prior to entering into the engagement with UBS, the independent committee determined, following its inquiry, that UBS would not be impaired in its ability to render an opinion or to act as the financial advisor to the independent committee in connection with any potential transaction with Parent and Merger Sub;

•

the financial and other terms and conditions of the Original Merger Agreement, as reviewed by the independent committee with its legal and financial advisors, were the product of arm’s-length negotiations between the parties, which resulted in, among other things, the following changes from Catterton’s initial written proposal, (i) an increase of $0.20 per share from the initial proposed $6.50 per share price, (ii) a reduction by 2.5% in termination fees to be paid by the Company if it terminated the Original Merger Agreement under certain circumstances, plus a cap on expenses at 0.5% of equity value, (iii) a reduction by 2% in termination fees to be paid by the Company if it terminated the Original Merger Agreement under other circumstances (amount of expenses remains the same), (iv) an increase by 1% in reverse termination fees to be paid by Parent if Parent or the Company terminated the Original Merger Agreement under certain circumstances, plus the Company’s expenses, and (v) an increase of 15 days to the “go-shop” period, plus the ability to continue to negotiate with “Excluded Parties”;

•

the terms of the rollover related provisions contemplated by the Original Merger Agreement required that the Rollover Participants and Vardon Capital (limited to 3,449,005 shares) must vote in favor of a “Superior Proposal” as determined by the independent committee (such proposal must be either an all-cash proposal or a proposal consisting of a combination of cash and an non-cash consideration where the stockholders may elect to receive all cash without any cutback or proration based on the number of other stockholders so electing). The independent committee believed that the voting conditions with respect to the Rollover Participants and Vardon Capital’s cash investment better encouraged third parties to submit proposals for a business combination or acquisition of the Company, thereby creating a greater likelihood that the unaffiliated stockholders would receive the highest value reasonably available;

•

the fact that the transaction was structured as a Merger, which required, under the Company’s amended and restated certificate of incorporation, approval by holders of two-thirds of the Company’s outstanding shares; and

•

the fact that the Original Merger Agreement contained a provision that required adoption of the Original Merger Agreement by holders of a majority of the shares that vote in person or by proxy at the stockholder meeting (excluding (i) the shares held by the Rollover Participants and (ii) the shares held by Vardon Capital), thus allowing this “disinterested” group of stockholders to independently consider the fairness of the transaction.

The independent committee was aware of and also considered the following adverse factors associated with the Merger, among others:

•

the risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if (i) the Rollover Participants did not perform their obligations to roll their shares, (ii) Vardon Capital did not invest the full amount of cash for which it is committed, (iii) the holders of two-thirds of the Company’s outstanding shares did not vote in favor of the Merger and the Original Merger agreement, or (iv) the holders of a majority of the shares that vote in person or by proxy at the stockholder meeting (excluding the shares held by Rollover Participants and the shares held by Vardon Capital) did not vote to adopt the Original Merger Agreement;

•

at various times over the past several years, the Company’s common stock has traded in excess of the $6.70 per share merger consideration set forth under the Original Merger Agreement, although the independent committee believed it was unlikely that the Company’s stock would trade in excess of $6.70 per share in the near term;

•

the Company’s non-Participant stockholders would not participate in any future earnings or growth of the Company and would not benefit from any appreciation in value of the Company if the Merger is completed;

•

if the Merger was not completed, the Company would be required to pay its fees and expenses associated with the transaction and also, under certain circumstances, (i) pay to or as directed by Parent a termination fee and (ii) reimburse Parent for its out-of-pocket fees and expenses associated with the transaction;

•

the Company did not undertake an affirmative attempt to contact other potential buyers (other than responding to a potential strategic buyer who had expressed interest in acquiring the Company) prior to entering into the Original Merger Agreement, although the independent committee was satisfied that the Original Merger Agreement permitted the Company to conduct a post-signing market test designed to determine that the $6.70 per share price provided in the Original Merger Agreement was the highest value reasonably available to the Company’s stockholders;

•

the rollover feature and Vardon Capital’s commitment to invest cash in exchange for equity in Parent had the potential to deter third parties that might otherwise have an interest in presenting a bid to the Company because such third parties may believe that the Participants would not be interested in an alternative proposal that did not provide such stockholders an opportunity to maintain an equity interest in the Company. However, the independent committee was satisfied that the provisions requiring the Participants to vote in favor of a “Superior Proposal” as determined by the independent committee (such proposal to be either an all-cash proposal or a proposal consisting of a combination of cash and an non-cash consideration where the stockholders may elect to receive all cash without any cutback or proration based on the number of other stockholders so electing) sufficiently counteracted the potential risk associated with the rollover feature and Vardon Capital’s cash commitment;

•	the fact that the Merger generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•

the risks and costs to the Company if the Merger did not close, including the diversion of management and employee attention to the operations of the business in the ordinary course, potential employee attrition and the potential effect on customer relationships;

•	if the Merger was not completed, the Company may suffer harm as an ongoing public corporation from announcing a deal that is not completed;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger;

•

the fact that the Company entered into a merger agreement with Parent and Merger Sub, newly-formed corporations with essentially no assets, that the Company’s recourse for a failure by Parent or Merger Sub to close or for a breach was to seek recovery pursuant to guarantees, whereby the Company could seek payment from the Catterton Funds of the termination fees payable by Parent if the Company terminated the Original Merger Agreement as a result of a breach by Parent or Merger Sub of their respective covenants and agreements set forth in the Original Merger Agreement (other than any covenants or agreements with respect to the conduct of the business by the Company or Parent in the interim period between the execution of the Original Merger Agreement and the closing of the transaction). However, the Company’s recovery for such a breach by Parent or Merger Sub was capped primarily by the amount of the termination fees payable under the Original Merger Agreement, and the amounts recoverable under the guarantees may only be collected by the Company in limited circumstances. See “Special Factors—Guarantees” beginning on page 78.

In addition, the independent committee was aware that the Participants would be entering into arrangements with Parent simultaneous with the execution of the Original Merger Agreement pursuant to which the Rollover Participants were expected to exchange shares of the Company’s common stock for an equity interest in Parent in connection with the Merger and Vardon Capital was expected to make an investment in Parent in exchange for an equity interest in Parent. The independent committee was aware that certain other members of the Company’s management may acquire equity interests in Parent in connection with the closing of the Merger and that certain members of the Company’s management would remain employed in substantially their respective current capacities following the completion of the transaction. Although the independent committee was generally aware of these interests, the independent committee’s primary concern was to ensure that the per share merger consideration and other terms of the Original Merger Agreement were fair to and in the best interests of the Company and its stockholders, other than the Participants. See “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 78.

The Amended Merger Agreement

On January 23, 2008, the independent committee unanimously recommended that the Board (i) approve the Amended Merger Agreement and declare its advisability, (ii) propose the Amended Merger Agreement to the Company’s stockholders for their adoption, and (iii) recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby.

In the course of reaching its decision to recommend the Amended Merger Agreement, the independent committee consulted with UBS, its financial advisor, Vinson & Elkins, its legal counsel, and Morrison & Foerster, the Company’s legal counsel, and the independent committee (i) considered, in the context of the Amended Merger Agreement, all of the relevant factors previously considered in its evaluation of the Original Merger Agreement, and (ii) considered a number of additional factors relating to the Amended Merger Agreement that it believed supported its decision, including the following:

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the current and near-term historical market prices of the Company’s common stock and the fact that the revised $4.50 per share to be paid in cash for each share of common stock in the Merger under the Amended Merger Agreement:

•

represented a premium of 73.1% to the closing price on November 6, 2007, the last trading day before the independent committee recommended the Merger and the Original Merger Agreement (and the penultimate day before the Company signed the Original Merger Agreement), a premium of 45.4% to the average closing price for the previous 30 trading day period ended November 6, 2007, a premium of 40.8% to the average closing price for the previous 60 trading day period ended November 6, 2007, and a premium of 20.9% for the 90 trading day period ended November 6, 2007; and

•	represented a premium of 20.0% to the closing price on January 23, 2008, the last trading day prior to the announcement of the Amended Merger Agreement;

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(i) the decline in the Company’s financial performance and results of operations, including the Company’s most recent holiday sales results, since the date of the Original Merger Agreement, as compared to its projected financial performance and results of operations as well as the challenge of completing the Company’s tri-channel strategic business initiative and implementing new supply chain and other projects designed to improve the customer experience in a difficult operating environment, (ii) the decline in the performance of the retail sector of the economy, including home furnishings retailers, since the date of the Original Merger Agreement and including the most recent holiday sales results in the industry, and (iii) the decline in the general economic and stock market conditions since the date of the Original Merger Agreement;

•

the risk that such decline in the Company’s financial performance could be potentially viewed as a “Company Material Adverse Effect” under the Original Merger Agreement. While the independent committee did not view such matters as being covered by the definition of “Company Material Adverse Effect” contained in the Original Merger Agreement, or, even if such matters were covered by such definition, that such events rose to the level of a “Company Material Adverse Effect,” the independent committee was cognizant of the potential effect of a dispute with Parent over the terms of the Original Merger Agreement, including the costs and risks associated with potential litigation and the possible adverse effect on the Company and its stockholders of uncertainty over the status of the Original Merger Agreement, including the diversion of management and employee attention, employee attrition and the potential effect on existing and future business relationships;

•

the independent committee’s view that, due to such decline in the Company’s financial performance, the Amended Merger Agreement eliminated the uncertainty as to whether Parent would have been required to proceed with the Merger on the terms specified in the Original Merger Agreement;

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the fact that, (i) during the 35-day solicitation period after the signing of the Original Merger Agreement in which the independent committee and its financial advisors actively solicited competing Acquisition Proposals for a business combination or acquisition, the Company received a preliminary Acquisition Proposal from only one other party and (ii) the Company received no unsolicited Acquisition Proposals from any other parties either during or subsequent to such 35-day solicitation period;

•

the fact that, although the Company received a preliminary Acquisition Proposal from a party on November 23, 2007 and the Company has expended substantial amounts of management time and advisor fees and expenses responding to due diligence and other requests as well as a draft merger agreement from such party, such party did not respond to the Company’s repeated requests to fully negotiate the terms of such proposal and has yet to provide the Company with a formal Acquisition Proposal relating to a business combination or acquisition;

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the financial analysis presented by UBS and its opinion dated January 22, 2008, to the independent committee as to the fairness, from a financial point of view and as of that date, of the per share merger consideration to be received by the holders of the Company’s common stock (other than the Participants) in the Merger, as more fully described below under “Special Factors—Opinion of UBS Securities, LLC” beginning on page 67 and in the written opinion of UBS attached as Annex C to this proxy statement;

•

Catterton Funds’ investment, simultaneous with the execution of the Amendment, of $25,000,000 in the Company in the form of a payment-in-kind subordinated note, such note having terms (including the interest rate, maturity and lack of financial covenants) believed to be more favorable to the Company than could be obtained from third-party subordinated lenders and the proceeds from which have provided the Company with additional liquidity and financial flexibility during a time period of declining retail sector performance, as well as declining general economic and stock market conditions;

•	The terms and conditions of the Amended Merger Agreement, including:

•

the reduction in the termination fee payable by the Company to Parent (i) in the event of the termination of the Amended Merger Agreement in connection with a transaction with an Excluded Party, from $6,675,000 to $4,440,000 and (ii) in the event of the termination of the Amended Merger Agreement in connection with a transaction with a non-Excluded Party, from $10,680,000 to $7,103,000;

•

the reduction in the termination fee payable by the Company to Parent in connection with the failure of the Amended Merger Agreement to be approved by the Company’s stockholders from $2,670,000 to $1,776,000;

•

an additional 35-day period during which the Company, under the direction of the independent committee, is permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition, which period the independent committee (after consulting with its outside financial advisors) believes is sufficient time for a potentially interested party to make such a competing Acquisition Proposal; and

•

the increased certainty of closing provided by revising the definition of “Company Material Adverse Effect” to exclude certain material adverse changes in the financial condition, results of operations or financial performance of the Company that otherwise could have resulted in a breach of certain representations and warranties set forth in the Amended Merger Agreement; and

•

the financial and other terms and conditions of the Amended Merger Agreement, as reviewed by the independent committee with its legal and financial advisors, were the product of arm’s-length negotiations between the parties, which resulted in, among other things, the following changes from Catterton’s proposed amended terms: (i) an increase of $0.50 per share from the Catterton’s proposed $4.00 per share price, (ii) a reduction by 33.5% in termination fees to be paid by the Company if it terminates the Amended Merger Agreement under certain circumstances, (iii) a reduction by 33.5% in termination fees to be paid by the Company if it or Parent terminates the Amended Merger Agreement due to a failure of the Amended Merger Agreement to be approved by the Company’s stockholders, and (iv) a cap on the amount of Parent expenses payable by the Company if the Amended Merger Agreement is terminated and there is a transaction with an Excluded Party.

The independent committee also discussed at length the enhanced risks to the Company’s stock price and results of operations were it not to approve the Amended Merger Agreement. Additionally, the independent committee considered as negative factors:

•	the substantial reduction in the consideration payable to Company stockholders when compared to the consideration payable on the terms specified in the Original Merger Agreement;

•

the fact that the Amended Merger Agreement provides for an increased expense reimbursement payable to Parent in a transaction with an Excluded Party, although the combination of the termination fee and expense reimbursement payable under the Amended Merger Agreement in a transaction with an Excluded Party may not exceed the combination of the termination fee and expense reimbursement payable under the Original Merger Agreement; and

•

the Company did not undertake an affirmative attempt to contact other potential buyers prior to entering into the Amended Merger Agreement, although the independent committee was satisfied that the Amended Merger Agreement permitted the Company to conduct a post-signing market test designed to determine that the $4.50 per share price provided in the Amended Merger Agreement is the highest value reasonably available to the Company’s stockholders.

The independent committee did not consider the net book value of the Company’s common stock in determining the substantive fairness of the Merger to the Company’s non-Participant stockholders. The independent committee believes that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. The independent committee notes, however, that the merger consideration of $4.50 per share of the Company’s common stock is substantially higher than the net book value of the Company’s common stock. The independent committee did not consider liquidation value in determining the substantive fairness of the Merger to the Company’s non-Participant stockholders. The independent committee believes that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is the belief of the independent committee that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because the Company’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the independent committee believes that the

Company is not susceptible to a meaningful liquidation valuation. The independent committee did not establish a going concern value for the Company’s common stock as a public company to determine the fairness of the Merger consideration to the non-Participant stockholders. The independent committee believes there is no single method for determining going concern value and did not base its valuation on a concept subject to various interpretations.

Recommendation of the Independent Committee and the Board

In view of the large number of factors considered by the independent committee in connection with the evaluation of the Original Merger Agreement, the Amended Merger Agreement and the Merger and the complexity of these matters, except as expressly noted above, the independent committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The independent committee held discussions with UBS with respect to the financial analyses presented by UBS. The independent committee conducted a discussion of, among other things, the factors described above, including asking questions of the Company’s management and UBS, Morrison & Foerster and Vinson & Elkins, and reached the conclusion that the Merger is fair to and in the best interests of the Company and its stockholders, other than the Participants.

The independent committee has unanimously recommended that the Board (i) approve the Amended Merger Agreement, (ii) propose the Amended Merger Agreement to the Company’s stockholders for their adoption and (iii) recommend that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby.

The Board recommends that stockholders of the Company vote “FOR” the adoption of the Amended Merger Agreement and the transactions contemplated thereby.

Position of the Board as to Fairness

The Board believes that the Merger and the Amended Merger Agreement are substantively and procedurally fair to the Company’s non-Participant stockholders. The Board expressly adopts the analyses and conclusions of the independent committee in its evaluation of the fairness of the Merger and the Amended Merger Agreement and the transactions contemplated thereby and has relied on these analyses in making its fairness determination.

Other than as described in this proxy statement, the Board is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Purposes and Reasons of the Affiliate Participants

The purposes of the Affiliate Participants for engaging in the Merger are to enable our stockholders to realize a premium on their shares of the Company based on the closing price of shares of our common stock on January 23, 2008 and to enable the Affiliate Participants to continue to indirectly own minority equity interests in the Company after shares of the Company’s common stock cease to be publicly traded.

Purposes and Reasons of Parent, Merger Sub and the Catterton Funds

For Parent and Merger Sub, the purpose of the Merger is to effectuate the transactions contemplated by the Amended Merger Agreement. For the Catterton Funds, the purpose of the Merger is to allow them to own controlling equity interests in the Company and to bear the rewards and risks of such ownership after shares of the Company’s common stock cease to be publicly traded. Parent, Merger Sub and the Catterton Funds did not consider any alternatives for achieving these purposes. The transaction was structured in the manner described in this proxy statement in order to provide Parent, Merger Sub and the Catterton Funds the best opportunity to achieve the purposes described above and will have the effect of the Company becoming a private company and a direct subsidiary of Parent. Parent, Merger Sub and the Catterton Funds have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen the Company’s competitive position, strategy and financial performance under a new form of ownership.

Position of the Affiliate Participants Regarding the Fairness of the Merger

Under the rules governing “going-private” transactions, the Affiliate Participants are required to express their beliefs as to the substantive and procedural fairness of the Merger to the Company’s stockholders. The Affiliate Participants are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Affiliate Participants’ views as to fairness of the proposed Merger should not be construed as a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposal to adopt and approve the Amended Merger Agreement.

Mr. Friedman, in his capacity as a member of our board of directors, participated in the deliberations of the resolutions of the board of directors on January 23, 2008 but abstained from approving the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement. Mr. Krevlin, a representative of Glenhill Advisors, LLC, did not attend the meeting of the board of directors held on January 23, 2008. Mr. Friedman and Mr. Krevlin were not members of, and did not participate in the deliberations of, the independent committee.

The Affiliate Participants believe the Merger is substantively and procedurally fair to the Company’s non-Participant stockholders on the basis of the factors described below. However, the Affiliate Participants have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the Merger to the Company’s non-Participant stockholders. The Affiliate Participants have expressly adopted the analyses and methodologies used by UBS in their determination of the substantive and procedural fairness of the consideration to the Company’s non-Participant stockholders from a financial point of view. Mr. Friedman and Mr. Krevlin, each in his capacity as a member of our board of directors, received advice from the independent committee’s financial advisors as to the fairness of the consideration to the Company’s non-Participant stockholders, from a financial point of view.

In making their determination that the Merger is substantively fair to the Company’s non-Participant stockholders, the Affiliate Participants expressly adopted the unanimous recommendation of the independent committee and considered the following material positive factors, among others:

•

the current and near-term historical market prices of the Company’s common stock and the fact that $4.50 per share to be paid in cash for each share of common stock in the Merger under the Amended Merger Agreement represents a premium of 73.1% to the closing price on November 6, 2007, a premium of 45.4% to the average closing price for the previous 30 trading day period ended November 6, 2007, a premium of 40.8% to the average closing price for the previous 60 trading day period ended November 6, 2007, and a premium of 20.9% for the 90 trading day period ended November 6, 2007;

•

the Company’s strategic plan to move from a traditional retailer to a tri-channel home furnishings business model requires significant investments in infrastructure that may be better made in a private investment environment;

•

the uncertainty of the time required to complete this tri-channel strategic business initiative may make the public market quarterly earnings focus inconsistent with the long-term strategic business needs of the Company;

•

the structure of the Merger as an all-cash transaction that will allow the Company’s stockholders (other than the Rollover Participants) to immediately realize fair value, in cash, for their investment and that will provide them with certainty of value for their shares, as opposed to the continued and enhanced public market stock value risks, particularly in light of the Company’s attempt to complete its strategic plan;

•

the financial analyses presented by UBS, including its opinion, dated January 22, 2008, to the independent committee as to the fairness, from a financial point of view and as of the date of its opinion, of the $4.50 per share merger consideration set to be received by holders of the Company’s common stock (other than the Participants) in the Merger as more fully described below under “Special Factors—Opinion of UBS Securities LLC” beginning on page 67;

•

the terms of the Amended Merger Agreement permit the Company to conduct a post-signing market test designed to determine that the $4.50 per share price provided in the Amended Merger Agreement was the highest value reasonably available to the Company’s stockholders, including (i) a 35-day period during which the Company, under the direction of the independent committee, is permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition, (ii) the right, even after the end of the 35-day solicitation period, subject to certain conditions, to continue to explore Acquisition Proposals made by any interested party during the 35-day solicitation period, and (iii) the right, even after the end of the 35-day-day solicitation period, subject to certain conditions, to explore unsolicited Acquisition Proposals and to terminate the Amended Merger Agreement and accept a “Superior Proposal” as determined by the independent committee prior to stockholder approval of the Amended Merger Agreement;

•

the terms of the Amended Merger Agreement provide reasonable certainty of consummation because it was subject to and included limited conditions, including the fact that Parent received an equity financing commitment sufficient to pay the purchase price for shares (other than shares held by Rollover Participants and the shares held by Vardon Capital that represented its cash investment) and assisted in obtaining an amended credit agreement with the Company’s current lender that consented to the Merger contemplated by the Original Merger Agreement, thus enabling the Company access to sufficient revolving credit to satisfy its ongoing needs with respect to working capital;

•

holders of the Company common stock that do not vote in favor of the adoption of the Amended Merger Agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law; and

•

the independent committee determined, and the Company’s board of directors determined, that the Amended Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are both procedurally and substantively fair to the Company’s non-Participant stockholders and in the best interests of the Company’s non-Participant stockholders.

The Affiliate Participants believe that the Merger is procedurally fair to the Company’s unaffiliated stockholders based upon the following material factors, among others:

•	the independent committee consisted entirely of directors who are independent directors with respect to the transaction and included all such independent directors on the Company’s board of directors;

•	the members of the independent committee will not personally benefit from the consummation of the Merger in a manner different from the Company’s stockholders, other than the Participants;

•	the independent committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

•

the fact that UBS acted as financial advisor to the independent committee in connection with the Merger and the independent committee held discussions with UBS with respect to the financial analyses provided by UBS in making the independent committee’s evaluation of the fairness, from a financial point of view, to the holders of the Company’s common stock (other than the Participants) in the Merger of the $4.50 per share cash merger consideration;

•

the Merger was unanimously approved by the members of the independent committee and by all members of our board of directors (other than Mr. Friedman, who abstained, and Mr. Krevlin, who was not present at the meeting at which the Merger was approved);

•

the terms of the Amended Merger Agreement provide for a post-signing “go-shop” period that permits the independent committee to solicit competing Acquisition Proposals for the 35-day period beginning on the date of the Amendment;

•

the fact that the transaction was structured as a Merger, which requires, under the Company’s amended and restated certificate of incorporation, approval by holders of two-thirds of the Company’s outstanding shares; and

•

the fact that under the Company’s amended and restated certificate of incorporation, the Amended Merger Agreement must be approved by holders of at least 66 2/3% of the outstanding shares of common stock on the record date of the special meeting; and

•

the fact that the Amended Merger Agreement contains a provision that requires adoption of the Amended Merger Agreement by holders of a majority of the outstanding shares of the Company’s common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007, thus allowing this “disinterested” group of stockholders to independently consider the fairness of the transaction.

The Affiliate Participants also considered the following adverse factors, among others:

•	at various times over the past several years, the Company’s common stock has traded in excess of the $4.50 per share merger consideration set forth under the Amended Merger Agreement;

•

the Company’s non-Participant stockholders would not participate in any future earnings or growth of the Company and would not benefit from any appreciation in value of the Company if the Merger is completed;

•

if the Merger was not completed, the Company would be required to pay its fees and expenses associated with the transaction and also, under certain circumstances, (i) pay to or as directed by Parent a termination fee and (ii) reimburse Parent for its out-of-pocket fees and expenses associated with the transaction;

•

the rollover feature and Vardon Capital’s commitment to invest cash in exchange for equity in Parent had the potential to deter third parties that might otherwise have an interest in presenting a bid to the Company because such third parties may believe that the Participants would not be interested in an alternative proposal that did not provide such stockholders an opportunity to maintain an equity interest in the Company;

•	the fact that the Merger generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•

the risks and costs to the Company if the Merger did not close, including the diversion of management and employee attention to the operations of the business in the ordinary course, potential employee attrition and the potential effect on customer relationships; and

•	if the Merger was not completed, the Company may suffer harm as an ongoing public corporation from announcing a deal that is not completed.

The Affiliate Participants believe that the Merger is procedurally fair despite the fact that our board of directors did not retain an unaffiliated representative, other than the independent committee, to act solely on behalf of the Company’s stockholders for purposes of negotiating the terms of the Amended Merger Agreement. In this regard, the Affiliate Participants note that the use of an independent committee of independent directors is a mechanism recognized to ensure the procedural fairness of transactions of this type. The Affiliate Participants also believe that the Merger is procedurally fair despite the fact that Mr. Friedman, in his capacity as a member of our board of directors, participated in the deliberation of the resolutions of our board of directors on January 23, 2008, approving the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement (although he abstained from voting to approve such resolutions); in this regard, the Affiliate Participants note that all of the other members of the Company board who voted on the transaction approved the Merger.

The Affiliate Participants did not consider the net book value of the Company’s common stock in determining the substantive fairness of the Merger to the Company’s non-Participant stockholder. The Affiliate Participants believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. The Affiliate Participants note, however, that the merger consideration of $4.50 per share of the Company’s common stock is substantially higher than the net book value of the Company’s common stock disclosed in the Company’s filings with the SEC. The Affiliate Participants did not consider liquidation value in determining the substantive fairness of the Merger to the Company’s non-Participant stockholders. The Affiliate Participants believe that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is the belief of the Affiliate Participants that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because the Company’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the Affiliate Participants believe that the Company is not susceptible to a meaningful liquidation valuation. The Affiliate Participants did not establish a going concern value for the Company’s common stock as a public company to determine the fairness of the Merger consideration to the non-Participant stockholders. The Affiliate Participants believe there is no single method for determining going concern value and did not base their valuation on a concept subject to various interpretations.

The foregoing discussion of the information and factors considered and given weight by the Affiliate Participants in connection with their evaluation of the substantive and procedural fairness to the Company’s stockholders (other than the Affiliate Participants) of the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement is not intended to be exhaustive but is believed to include all material factors considered by them. The Affiliate Participants did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to the Company’s non-Participant stockholders of the Amended Merger Agreement and the transactions contemplated by the Amended Merger Agreement. The Affiliate Participants believe that these factors provide a reasonable basis for their belief that the Merger is substantively and procedurally fair to the Company’s non-Participant stockholders. This belief should not, however, be construed as a recommendation to any of the Company’s stockholder to vote to adopt the Amended Merger Agreement. See “Special Factors—Fairness of the Merger; Recommendations of the Independent Committee and Our Board of Directors” beginning on page 52.

Position of Parent, Merger Sub and the Catterton Funds Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, Parent, Merger Sub and the Catterton Funds are required to express their beliefs as to the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders. Parent, Merger Sub and the Catterton Funds are making the statements included in this section solely for the purposes of complying with the applicable requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the Catterton Funds should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Amended Merger Agreement.

Parent, Merger Sub and the Catterton Funds attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of the Company, and, accordingly, did not negotiate the

Amended Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Catterton Funds believe that it has or had any fiduciary duty to the Company or its stockholders, including with respect to the Merger and its terms. The stockholders of the Company were, as described elsewhere in this proxy statement, represented by the independent committee that negotiated with Parent, Merger Sub and the Catterton Funds on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, Merger Sub or the Catterton Funds participated in the deliberations of the independent committee and none of them participated in the conclusions of the independent committee or the board of directors of the Company that the Merger was fair to the Company’s non-Participant stockholders, nor did they undertake any independent evaluation of the fairness of the Merger or engage any financial advisor for such purposes.

While Parent, Merger Sub and the Catterton Funds found persuasive the conclusions of the independent committee and the board of directors with respect to the substantive and procedural fairness of the Merger to the Company’s non-Participant stockholders as set forth in the proxy statement under “Fairness of the Merger—Recommendations of the Independent Committee and Our Board of Directors,” they did not base their determination expressed below on the independent committee’s analyses of factors. In addition, Parent, Merger Sub and the Catterton Funds believe the proposed Merger is substantively and procedurally fair to the Company’s non-Participant stockholders based on the following other factors:

•

the $4.50 per share merger consideration to be received by the Company’s stockholders in the Merger represents a premium of approximately 73.1% over the closing price of a share of Company’s common stock on November 7, 2007, a premium of 45.4% to the average closing price for the previous 30 trading day period ended November 6, 2007, a premium of 40.8% to the average closing price for the previous 60 trading day period ended November 6, 2007, and a premium of 20.9% for the 90 trading day period ended November 6, 2007;

•	the $4.50 per share merger consideration was proposed after considerable analysis and discussion with the Company;

•

the other terms and conditions of the Amended Merger Agreement resulted from extensive negotiations between the independent committee and its advisors and Parent and Merger Sub and their respective advisors;

•

holders of Company common stock that do not vote in favor of the adoption of the Amended Merger Agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•

the Amended Merger Agreement requires the following approval of the holders of the Company’s common stock: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under the Company’s amended and restated certificate of incorporation, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of common stock and (iii) under the terms of the Amended Merger Agreement, the Amended Merger Agreement must be adopted by holders of a majority of the number of shares of the Company’s common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007; and

•

the terms of the Amended Merger Agreement permit the Company to conduct a post-signing market test designed to determine that the $4.50 per share price provided in the Amended Merger Agreement was the highest value reasonably available to the Company’s stockholders, including (i) a 35-day period during which the Company, under the direction of the independent committee, is permitted to actively seek and negotiate competing Acquisition Proposals for a business combination or acquisition,

(ii) the right, even after the end of the 35-day solicitation period, subject to certain conditions, to continue to explore Acquisition Proposals made by any interested party during the 35-day solicitation period, and (iii) the right, even after the end of the 35-day solicitation period, subject to certain conditions, to explore unsolicited Acquisition Proposals and to terminate the Amended Merger Agreement and accept a “Superior Proposal” as determined by the independent committee prior to stockholder approval of the Amended Merger Agreement.

Parent, Merger Sub and the Catterton Funds did not consider the net book value of the Company’s common stock in determining the substantive fairness of the Merger to the Company’s non-Participant stockholders. Parent, Merger Sub and the Catterton Funds believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the price of the Company’s common stock. They note, however, that the merger consideration of $4.50 per share of the Company’s common stock is substantially higher than the net book value of the Company’s common stock disclosed in the Company’s filings with the SEC. Parent, Merger Sub and the Catterton Funds did not consider liquidation value in determining the substantive fairness of the Merger to the Company’s non-Participant stockholders. Parent, Merger Sub and the Catterton Funds believe that liquidation value does not present a meaningful valuation for the Company and its business; rather, it is the belief of Parent, Merger Sub and the Catterton Funds that the Company’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because the Company’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, Parent, Merger Sub and the Catterton Funds believe that the Company is not susceptible to a meaningful liquidation valuation. Parent, Merger Sub and the Catterton Funds did not establish a going concern value for the Company’s common stock as a public company to determine the fairness of the Merger consideration to the non-Participant stockholders. Parent, Merger Sub and the Catterton Funds believe there is no single method for determining going concern value and did not base their valuation on a concept subject to various interpretations.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Catterton Funds in connection with the fairness of the Amended Merger Agreement and the Merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the Catterton Funds. Parent, Merger Sub and the Catterton Funds did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Amended Merger Agreement and the Merger. Parent, Merger Sub and the Catterton Funds believe that these factors provide a reasonable basis for their position that the Merger is fair to the Company’s non-Participant stockholders.

Opinion of UBS Securities LLC

On January 22, 2008, at a meeting of the independent committee held to evaluate the proposed Merger, UBS delivered to the independent committee an oral opinion, confirmed by delivery of a written opinion, dated January 22, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share merger consideration to be received by the Company’s stockholders (other than the Participants) in the Merger was fair, from a financial point of view, to such stockholders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex C and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the per share merger consideration to be received by the Company’s stockholders (other than the Participants) in the Merger and does not address any other aspect of the Merger. The opinion does not address the relative merits of the Merger or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any related transaction. The Company’s stockholders are encouraged to read this opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to the Company;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to UBS by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company;

•	conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of the Company common stock;

•	reviewed the Original Merger Agreement and a draft of the Amendment; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At the independent committee’s request, UBS contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date of its opinion.

In connection with UBS’ review, with the consent of the independent committee, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the independent committee, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of the independent committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the independent committee’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion. UBS expressed no opinion as to the fairness of the $25 million notes issued to the Catterton Funds.

At the independent committee’s direction, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the per share merger consideration to the extent expressly specified in UBS’ opinion, of the Amended Merger Agreement or any related documents or the form of the Merger or any related transaction. UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger or any class of such persons, relative to the per share merger consideration. UBS assumed, with the consent of the independent committee, that (i) the final executed form of the Amendment would not differ in any material respect from the draft that UBS examined, (ii) Parent, Merger Sub and the Company would comply with all the material terms of the Amended Merger Agreement, and

(iii) the Merger would be consummated in accordance with all the material terms of the Amended Merger Agreement without any adverse waiver or amendment of any material term or condition of the Amended Merger Agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on the Company and/or the Merger. Except as described above, the independent committee imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the independent committee, UBS performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company provided by the management of the Company in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The per share merger consideration was determined through negotiation between the independent committee and Catterton, and the decision by the independent committee and the Company’s board of directors to enter into the Amended Merger Agreement was solely that of the independent committee and the Company’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by the independent committee and the Company’s board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the independent committee or the Company’s board of directors or management with respect to the Merger or the per share merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the independent committee in connection with UBS’ opinion relating to the proposed Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Trading Statistics

UBS reviewed and compared selected financial information for the Company with corresponding financial information and multiples for the following publicly traded companies in the home furnishings/improvement and other specialty retail segments:

Home Furnishings/Improvement	Other Specialty Retail—Large Cap	Other Specialty Retail—Mid Cap
• The Home Depot, Inc.	• Best Buy Co., Inc.	• Cabela’s Incorporated

• Lowe’s Companies, Inc.	• Staples, Inc	• Conn’s, Inc.

• Bed Bath & Beyond Inc.	• OfficeMax Incorporated	• Jo-Ann Stores, Inc.

• Williams-Sonoma, Inc.		• hhgregg, Inc.

• Ethan Allen Interiors Inc.		• A.C. Moore Arts & Crafts, Inc.

For each of the selected public companies, UBS considered, among other things, (1) diluted equity values (computed using closing stock prices as of January 18, 2008), (2) enterprise values (calculated as diluted equity value, plus book value of total debt, plus book value of minority interests, plus preferred stock at liquidation value, less cash and cash equivalents), (3) enterprise values as a multiple of sales and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the latest 12 months publicly reported prior to January 18, 2008 and estimated fiscal years 2007 and 2008, and (4) closing stock prices as of January 18, 2008 as a multiple of earnings per share, commonly referred to as EPS, for estimated fiscal years 2007 and 2008. Financial data for the selected public companies were based on the most recent available filings with the SEC and on the Institutional Brokers’ Estimate System’s estimates. Financial data for the Company were based on both estimates provided by the Company’s management and on the Institutional Brokers’ Estimate System’s estimates. This analysis indicated the following high, mean, median and low multiples implied for the selected public companies, as compared to corresponding multiples implied for the Company based on the closing price of the Company’s common stock as of January 18, 2008, and on the per share merger consideration to be received by holders of the Company’s common stock (other than the Participants) in the Merger (assuming, for the purposes of these calculations, that all shares of the Company’s common stock would be valued at the per share merger consideration):

	Enterprise Value as a Multiple of:
	Latest 12 Months Sales		Estimated 2007 Sales		Estimated 2008 Sales
Multiples for Selected Companies
High	0.94	x	0.95	x	0.88	x
Mean	0.55	x	0.54	x	0.51	x
Median	0.58	x	0.55	x	0.46	x
Low	0.19	x	0.19	x	0.19	x

Multiples for the Company(1)
NASDAQ Closing Price on January 18, 2008	0.39	x	0.39	x	0.39	x
Per Share Merger Consideration of $4.50	0.41	x	0.42	x	0.42	x

	Enterprise Value as a Multiple of:
	Latest 12 Months EBITDA		Estimated 2007 EBITDA		Estimated 2008 EBITDA
Multiples for Selected Companies
High	7.5	x	7.5	x	6.9	x
Mean	5.7	x	5.7	x	5.3	x
Median	5.5	x	5.7	x	5.4	x
Low	3.8	x	3.9	x	3.7	x

Multiples for the Company(1)
NASDAQ Closing Price on January 18, 2008	29.9	x	58.8	x	16.3	x
Per Share Merger Consideration of $4.50	31.9	x	62.8	x	17.4	x

	Closing Stock Prices on January 18, 2008 as a Multiple of:
	Estimated 2007 EPS		Estimated 2008 EPS
Multiples for Selected Companies
High	17.6	x	13.7	x
Mean	11.9	x	10.6	x
Median	11.6	x	11.0	x
Low	8.3	x	7.3	x

Multiples for the Company(2,3)	n.m.		n.m.

(1)	Multiples are based on estimates provided by the Company’s management.

(2)	Multiples are based on estimates provided by the Institutional Brokers’ Estimate System.

(3)	“n.m.” means “not meaningful.”

Selected Precedent Transactions Statistics

UBS reviewed and compared selected financial information for the Company with corresponding financial information for the following selected transactions involving companies in the home furnishings/improvement and other specialty retail segments announced since mid-2003:

Date Announced	Acquiror	Target

November 2006	Dick’s Sporting Goods, Inc.	Golf Galaxy, Inc.

July 2006	Leonard Green & Partners, L.P., TPG Capital, L.P.	PETCO Animal Supplies, Inc.

June 2006	Bain Capital, The Blackstone Group L.P.	Michaels Stores, Inc.

May 2006	PPR SA	The Sportsman Guide, Inc.

January 2006	Leonard Green & Partners, L.P.,	The Sports Authority, Inc.

December 2005	Best Buy Co., Inc.	Pacific Sales Kitchen & Bath Centers, Inc.

November 2005	Ares Management LLC	Orchard Supply Hardware Stores Corporation

November 2005	Apollo Management, L.P.	Linens ‘n Things, Inc.

September 2005	Berkshire Partners, LLC, Weston Presidio	Party City Corporation

April 2005	J. W. Childs Associates, L.P., Osim International Ltd., Temasek Holdings (Pte), Ltd.	Brookstone, Inc.

June 2003	Bed Bath & Beyond Inc.	Christmas Tree Shops, Inc.

In its review of selected transactions, UBS considered the enterprise value implied in each of the selected transactions as a multiple of sales and EBITDA for the latest 12 months as of the time of the respective transaction, to the extent such data were publicly available. UBS then compared the multiples derived from the selected transactions with the corresponding multiples implied in the Merger for the Company based on the per share merger consideration, assuming for the purposes of these calculations that all common shares of the Company would be valued at the per share merger consideration. Multiples for the selected transactions were based on publicly available information and selected analyst estimates as of the time of announcement of the respective transactions. Multiples for the Company were based on information provided by the management of the Company. This analysis indicated the following implied multiples for the selected transactions, as compared to the corresponding multiples implied in the Merger for the Company based on the per share merger consideration to be received by holders of the Company’s common stock (other than the Participants):

	Enterprise Value as a Multiple of:
	Last 12 Months Sales		Last 12 Months EBITDA
Multiples for Selected Precedent Transactions
High	1.52	x	14.3	x
Mean	0.85	x	10.5	x
Median	0.82	x	10.0	x
Low	0.48	x	8.3	x
Multiple for the Company
At Per Share Consideration of $4.50	0.41	x	31.9	x

Discounted Cash Flow Analysis

UBS analyzed the implied equity value per share of the Company’s common stock. UBS performed a discounted cash flow analysis of the Company using projections and financial information for the period ranging from the beginning of fiscal year 2008 through the end of fiscal year 2010 (the “projection period”) provided by the management of the Company. UBS calculated the implied present values of free cash flows for the Company for the projection period using discount rates ranging from 15.5% to 17.5% based upon an estimated weighted cost of capital. The projected cash flows were discounted assuming a closing date of February 4, 2008 and employed an end-of-period discounting convention in light of the seasonal nature of the Company’s projected cash flows. UBS calculated the terminal values for the Company based on multiples of 2010 EBITDA ranging from 7.0x to 9.0x. The estimated terminal values were then discounted to implied present values using discount rates ranging from 15.5% to 17.5% based upon an estimated weighted cost of capital. For each combination of discount rate and terminal value multiple, UBS added the implied present value of free cash flows to the implied present value of the terminal value to arrive at implied enterprise value for the Company. For each combination of discount rate and terminal value multiple, UBS then calculated an implied value of the common equity of the Company as the implied enterprise value less the book value of debt plus the Company’s cash and cash equivalents as of February 4, 2008, as projected by the management of the Company. Implied discounted cash flow values per share of the Company’s common stock were calculated using diluted common shares of the Company on the treasury stock method, as provided by the management of the Company. This analysis resulted in a range of implied equity values per share of the Company’s common stock of approximately $2.50 to $4.00.

Miscellaneous

Under the terms of UBS’ engagement, the Company has agreed to pay UBS a transaction fee of $2,500,000 for its services in connection with the Merger, $750,000 of which was paid in connection with UBS’ initial fairness opinion and $1,750,000 of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to Catterton and its affiliates unrelated to the proposed Merger, including acting as financial advisor to CL Holding, Inc., in which Catterton held a minority interest, in its sale to Thule AB in 2007, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and affiliates of Catterton and, accordingly, may at any time hold a long or short position in such securities. The independent committee selected UBS as its financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with the Company and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Effects of the Merger

If the Merger is completed, all of the equity interests in the Company will be owned directly by Parent, which immediately following the effective time of the Merger will be owned by the Catterton Funds, the Participants and certain other members of our management who may acquire equity interests in Parent pursuant to an equity incentive plan. Immediately before and contingent upon the completion of the Merger, the Rollover Participants are expected to contribute 8,003,842 shares of the Company’s common stock to Parent in exchange for equity interests of Parent and Vardon Capital will make an investment in Parent in an amount equal to $15,520,747. Except for the Participants, no current stockholder of the Company will have any ownership interest in, nor be a stockholder of, the Company immediately following the completion of the Merger. As a result, our non-Participant stockholders will no longer benefit from any increase in the Company’s value, nor will they bear the risk of any decrease in the Company’s value. Following the Merger, Parent will benefit from any increase in the value of the Company and also will bear the risk of any decrease in the value of the Company.

Upon completion of the Merger, each Company stockholder will be entitled to receive $4.50 in cash (without interest and less any applicable withholdings taxes) for each share of the Company’s common stock held. In addition, each option to purchase shares of our common stock, whether vested or unvested that is outstanding immediately prior to the effective time of the Merger, will be canceled and exchanged for a cash payment to be made no later than the end of the first payroll cycle following the effective time of the Merger (without interest, and less any required withholding tax) equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. Each restricted stock unit, which entitles the holder thereof to shares of common stock upon the vesting of such unit, shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time of the Merger and the vesting terms of the restricted stock units and, in the case of (ii) above, provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of shares previously subject to such restricted stock unit that then vest and (B) $4.50, less any required withholding tax. Notwithstanding the foregoing, restricted stock units granted to the Company’s non-employee directors fully vest in connection with the Merger by their terms, and restricted stock units granted to Mr. Friedman fully vest in connection with the Merger pursuant to Mr. Friedman’s employment agreement with the Company.

Following the Merger, shares of the Company’s common stock will no longer be traded on the NASDAQ or any other public market.

Our common stock is currently registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon application of the Company to the SEC if our common stock is not listed on the NASDAQ or another national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Parent and the Affiliate Participants expect that following completion of the Merger, the Company’s operations will be conducted substantially as they are currently being conducted. While the Parent and the Affiliate Participants have informed us that they have no current plans or proposals which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement, Parent and the Affiliate Participants will review the Company and its assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the Merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

After the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the Merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Following consummation of the Merger, Parent will own directly 100% of our outstanding common stock and will therefore have a corresponding interest in the Company’s net book value and net earnings. It is currently expected that immediately following the closing, Mr. Friedman, certain funds affiliated with Glenhill Advisors, LLC (Mr. Krevlin has sole voting power and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC), certain funds affiliated with Palo Alto Investors, LLC, Reservoir Master Fund, L.P., and Vardon Capital will each own approximately 2.1%, 7.5%, 2.7%, 4.3% and 7.1%, respectively, of the fully-diluted outstanding equity interests of Parent. Mr. Friedman, certain funds affiliated with Glenhill Advisors, LLC, certain funds affiliated with Palo Alto Investors, LLC, Reservoir Master Fund, L.P., and Vardon Capital beneficially owned approximately 9.4%, 13.0%, 11.5%, 6.5% and 8.9%, respectively, of our outstanding shares of common stock as of May 2, 2008, which is the record date for the special meeting of stockholders.

Each holder of equity interests in Parent will have an interest in the Company’s net book value and net earnings (loss) in proportion to his or its ownership interest.

The table below sets forth the interest in voting shares of the Company and the interest in the Company’s net book value and net loss for the Participants before and after the Merger, based on the historical net book value of the Company as of February 2, 2008 and the historical net loss of the Company for the fiscal year ended February 2, 2008. The amounts set forth in the table below with respect to beneficial ownership of Parent following the Merger do not reflect any equity interests of Parent that are expected to be issued as part of a new management equity plan of Parent following the Merger, a portion of which is expected to be issued to Mr. Friedman in connection with his employment with Parent.

	Ownership of the Company Prior to the Merger(1)			Fully Diluted Expected Ownership of the Company After the Merger(2)
	% Ownership	Net Loss for the Fiscal Year Ended February 2, 2008	Net Book Value as of February 2, 2008	% Ownership	Net Loss for the Fiscal Year Ended February 2, 2008	Net Book Value as of February 2, 2008
Gary G. Friedman	9.41%	$(4,887,123)	$4,124,357	2.06%	$(1,069,882)	$902,898
Glenn Krevlin(3)	12.98%	(6,740,015)	5,688,056	7.47%	(3,879,619)	3,274,101
Palo Alto Investors, LLC Funds	11.48%	(5,963,705)	5,032,910	2.67%	(1,386,691)	1,170,261
Reservoir Master Fund, L.P.	6.48%	(3,367,157)	2,841,622	4.26%	(2,212,474)	1,867,158
Vardon Capital	8.85%	(4,596,663)	3,879,231	7.09%	(3,682,262)	3,107,547

Total	49.20%	$(25,554,664)	$21,566,176)	23.55%	$(12,230,928)	$10,321,965

(1)	Based upon beneficial ownership as of May 2, 2008, which is the record date for the special meeting of stockholders, net income for the fiscal year ended February 2, 2008 and net book value as of February 2, 2008.

(2)	This reflects ownership of Parent after the Merger, which in turn will own 100% of the Company.

(3)	Includes shares held by certain funds affiliated with Glenhill Advisors, LLC.

Plans for the Company after the Merger

After the effective time of the Merger, and excluding the transactions contemplated in connection with the Merger as described in this proxy statement, Parent and the Affiliate Participants anticipate that the Company’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a direct wholly owned subsidiary of Parent.

Conduct of the Company’s Business if the Merger is Not Completed

In the event that the Amended Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders of the Company will not receive any payment for their shares of the Company’s common stock. Instead, the Company will remain an independent public company, its common stock will continue to be listed and traded on the NASDAQ, and stockholders of the Company will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of the Company’s common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares in the Company, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, and capitalization of the Company, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If the Amended Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted.

However, pursuant to the Amended Merger Agreement, under certain circumstances, the Company is permitted to terminate the Amended Merger Agreement and recommend an alternative transaction. See “The Amended Merger Agreement—Termination” beginning on page 116.

Under certain circumstances, if the Merger is not completed, the Company may be obligated to pay Parent or its designee a termination fee or to reimburse Parent or its designee for out-of-pocket fees and expenses in connection with the Merger. See “The Amended Merger Agreement—Termination Fees and Expenses” beginning on page 118.

Financing

The total amount of funds required to complete the Merger and the related transactions (including payment of fees and expenses of approximately $15.0 million in connection with the Merger) assuming the contribution of all the Rollover Shares to Parent, is anticipated to be approximately $156.7 million. This amount is expected to be provided through equity contributions from the Catterton Funds, totaling approximately $141.2 million, and through the investment in Parent that Vardon Capital has agreed to make in the amount of approximately $15.5 million. These amounts do not include the value of any shares of common stock of the Company held by the Rollover Participants which are to be exchanged for equity interests of Parent pursuant to the Rollover Agreements with the Rollover Participants, as these will be cashless transactions. Parent also currently intends to maintain the Company’s $190,000,000 credit facility with Bank of America, N.A. (“Bank of America”) after the effective time of the Merger.

The Catterton Funds have delivered to Parent equity commitment letters for $126,640,566 to Parent. The closing of the Merger is not conditioned on the receipt of any debt or equity financing by Parent, other than the contribution of a minimum of 8,003,842 shares to Parent by the Rollover Participants pursuant to the Rollover Agreements and fulfillment by Vardon Capital of its obligation to invest in Parent in an amount equal in value to 3,449,055 shares of common stock of the Company pursuant to the Investment Agreement.

Each of the equity commitment letters provides that the equity funds will be contributed to fund the merger consideration and any other cash amounts to be paid by Parent to any other person on the closing date of the Merger. Each of the equity commitments is subject to certain other terms contained therein, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of Parent to consummate the Merger. The terms of each of the equity commitment letters will expire automatically upon the earliest to occur of (i) the termination of the Amended Merger Agreement; (ii) any person, other than Parent, seeks to enforce (or cause Parent to enforce) the equity commitment letter or any provisions of the letter, or (iii) payment in full by the applicable Catterton Fund of its obligations under its guarantee. In addition, all or a portion of the commitment of the Catterton Funds may be assigned to other affiliated and/or non-affiliated investors, provided that any such assignment shall not (i) relieve the Catterton Funds from their obligations as the primary obligor under the equity commitment letters and not merely as a surety and (ii) require Parent to seek payment of the obligations under the equity commitment letters from any other party prior to enforcing its rights under the equity commitment letters against the Catterton Funds.

The Catterton Funds have informed Parent and the Company that they may syndicate a portion of their respective equity commitments to other investors. Such syndication efforts may include investments by existing stockholders of the Company and other affiliates of the Company. The Catterton Funds also may determine to permit other parties to make investments in the Company in connection with the closing of the Merger. The terms and conditions of any such investments would be subject to negotiations and discussions among the Catterton Funds and the potential investors. The Company might enter commercial agreements with one or more investors in connection with or after the closing of the Merger which might include product licensing, franchise, joint venture or other terms.

In connection with the Amended Merger Agreement, the Company also received aggregate gross proceeds of $25,000,000 from the Catterton Funds, in exchange for the issuance of unsecured promissory notes in the aggregate original principal amount of $25,000,000 (the “Notes”). The form of the Notes is attached hereto as Annex D. The Notes are unsecured and the Company’s obligations under the Notes are expressly subordinated to the Company’s obligations under its existing credit facility with Bank of America. Each of the Notes accrues interest at a rate of 8% per annum through and including December 31, 2008, at which time the interest rate increases to 15% per annum. Interest on the Notes is payable-in-kind. The maturity date of the Notes is December 30, 2012. The Company is obligated to pay an arrangement fee of $625,000 to Catterton on July 1, 2008 or earlier upon repayment. Upon the occurrence of a change of control of the Company (including as a result of the Merger), the Company shall be required to redeem the Notes at a redemption price of 100% of the principal amount of the Note, plus accrued and unpaid interest through the date of the redemption. Notwithstanding the foregoing, Parent and each of the Catterton Funds have agreed in letter agreements with us that upon the closing of the Merger, in lieu of repayment of the Notes the Notes shall instead be exchanged for a pro rata (in kind and amount) share of the common equity of Parent based upon the unpaid principal balance of the Notes plus all accrued but unpaid interest through the date of the closing and the arrangement fee relating to the Notes to the extent not previously paid. The value of such common equity of Parent shall be determined on the same basis as (i) the common equity of Parent issued to the Rollover Participants in exchange for the contribution by the Rollover Participants of shares of the Company’s common stock to Parent and (ii) the common equity of Parent issued to Vardon Capital in exchange for Vardon Capital’s investment in Parent.

Voting Agreements

Each of the Participants and Mr. Krevlin (who has sole voting power and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC), entered into separate stockholder voting agreements with the Company (the “Voting Agreement Stockholders”). Such stockholder voting agreements, which were entered into in connection with the Original Merger Agreement and subsequently amended in connection with the Amendment, provide, among other things, that each of the Participants and Mr. Krevlin have agreed to vote for and support the Merger. The number of shares of the Company’s common stock subject to the voting agreements is approximately 17,896,054 shares, representing approximately 46% of the outstanding common stock of the Company. The number of shares that the Voting Agreement Stockholders are committed to vote pursuant to the stockholder voting agreements are as follows:

•	4,991,471 shares in the aggregate held by Mr. Krevlin and funds affiliated with Glenhill Advisors, LLC;

•	4,474,800 shares in the aggregate held by funds affiliated with Palo Alto Investors, LLC;

•	2,526,509 shares held by Reservoir Master Fund, L.P.;

•	3,449,055 shares held by Vardon Capital; and

•	2,454,219 shares held by Gary G. Friedman.

The stockholder voting agreements provide that if the Company terminates the Amended Merger Agreement in connection with an alternative transaction that constitutes a “Superior Proposal” that is entered into prior to the end of the “go-shop” period that ends at 11:59 p.m., New York time, on February 28, 2008 or after such period if the alternative transaction is with an “Excluded Party” and such transaction provides for either an all-cash offer or a combination of cash and non-cash consideration where holders of the Company’s common stock may elect to receive all-cash consideration without any cutback or proration and the board of directors’ recommendation in favor of the adoption of such transaction has not been adversely modified or withdrawn, then the Voting Agreement Stockholders have agreed to vote in favor of the alternative transaction upon the written request of the board of directors or the independent committee.

The form of stockholder voting agreement entered into with Vardon Capital is attached hereto as Annex E, and the form of stockholder voting agreement entered into with the other Voting Agreement Stockholders is attached hereto as Annex F. The form of the amendment to the stockholder voting agreements entered into with the Participants and Mr. Krevlin in connection with the Amendment is attached hereto as Annex G. The foregoing description of the stockholder voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the stockholder voting agreements and amendments thereto attached as Annexes E, F and G hereto.

Rollover Agreements/Investment Agreement

Each of the Rollover Participants has entered into a rollover agreement with Parent (the “Rollover Agreements”) pursuant to which such Rollover Participants agreed to contribute, immediately prior to the effective time of the Merger, a portion of his or its shares of the Company’s common stock owned beneficially or of record by such Rollover Participant to Parent in the aggregate amount of 8,003,842 shares of Company common stock (the “Rollover Shares”) in exchange for a pro rata equity interest in Parent.

The obligations of the Rollover Participants under the Rollover Agreements are subject to (i) the satisfaction or waiver by Parent of the mutual conditions to closing of the Merger and Parent’s conditions to closing in the Amended Merger Agreement (other than the condition that the Rollover Shares are contributed to Parent and Vardon Capital fulfills its obligation to invest in Parent an amount equal to $15,520,747), (ii) the satisfactory agreement of the Rollover Participants and the Catterton Funds on the customary terms of a shareholders’ agreement and (iii) the readiness of the certificate of merger for filing. The Rollover Agreements terminate (i) at the election of the respective Rollover Participant upon an “adverse recommendation change” made by the board of directors or the independent committee or (ii) automatically, on the earliest to occur of (a) the effective time of the Merger (assuming that the Rollover Participant has performed his or its obligations prior to the effective time), (b) the termination of the Amended Merger Agreement, and (c) June 30, 2008.

The Rollover Participants have agreed not to transfer the Rollover Shares, except for such transfers or assignments to one or more affiliated funds or affiliated entities (other than portfolio companies) or as approved by Parent, provided that except to the extent otherwise agreed to by Parent, any such assignment shall not relieve the Rollover Participant of its obligations under the Rollover Agreement.

In addition, Vardon Capital entered into the Investment Agreement with Parent pursuant to which Vardon Capital agreed to make an investment in Parent in an amount equal in value to 3,449,055 shares of Company common stock (at a value equal $4.50 per share), or approximately $15,520,747, immediately prior to the effective time of the Merger in exchange for a pro rata equity interest in Parent. The obligations of Vardon Capital under the Investment Agreement are subject to (i) the satisfaction or waiver by Parent of the mutual conditions to closing of the Merger and Parent’s conditions to closing in the Amended Merger Agreement (other than the condition that the Rollover Shares are contributed to Parent and Vardon Capital fulfills its obligation to invest in Parent an amount equal to $15,520,747), (ii) the satisfactory agreement of Vardon Capital and Parent on the customary terms of a shareholders’ agreement and (iii) the readiness of the certificate of merger for filing. The Investment Agreement terminates (i) at the election of Vardon Capital upon an “adverse recommendation change” made by the board of directors or the independent committee or (ii) automatically, on the earliest to occur of (a) the effective time of the Merger (assuming that Vardon Capital has performed its obligations prior to the effective time), (b) the termination of the Amended Merger Agreement, and (c) June 30, 2008.

The Company is an express third party beneficiary to the Rollover Agreements and the Investment Agreement.

Guarantees

Pursuant to limited guarantees, the Catterton Funds have agreed to guaranty a portion of the obligations of Parent and Merger Sub under the Amended Merger Agreement up to an aggregate amount of $10,680,000 with respect to any termination fee payable by Parent, plus (i) the Company’s reasonable out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Amended Merger Agreement, (ii) the Company’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the enforcement of Parent’s obligations to pay any termination fee or the fees or expenses described in clause (i) above or in connection with the enforcement of the guarantees and (iii) interest on any of the foregoing amounts from the latest date such payment is required to be paid at the prime lending rate prevailing during such period as published in The Wall Street Journal. Our rights of recourse against the guarantors are limited to such amounts. Pursuant to the terms of the Amended Merger Agreement, the Company’s right to receive payment of the termination fee, the Company’s expenses and the costs and expenses of enforcement, collection and interest or the limited guarantees thereof shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, the guarantors and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated. The guarantees will terminate upon (i) consummation of the Merger, (ii) the termination of the Amended Merger Agreement by mutual consent of in circumstances where Parent and Merger Sub are not obligated to pay any termination fees of the fees and expenses of the Company, or (iii) the six month anniversary of any termination of the Amended Merger Agreement under circumstances in which Parent or Merger Sub would be obligated to pay any termination fee or fees and expenses of the Company if the Company has not presented a claim for payment under the applicable Guarantee to either Parent, Merger Sub or the Catterton Funds by such six month anniversary.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of the independent committee and our board of directors with respect to the Amended Merger Agreement, stockholders of the Company should be aware that some of the Company directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of stockholders of the Company generally. These interests and arrangements may create potential conflicts of interest. The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to adopt the Amended Merger Agreement and to recommend that stockholders of the Company vote in favor of adoption of the Amended Merger Agreement.

Stock Options and Restricted Stock Units

As of the effective time of the Merger:

•

each outstanding option to purchase shares of our common stock, whether vested or unvested, will be canceled and shall be exchanged for a cash payment to be made no later than the end of the first payroll cycle following the effective time of the Merger (without interest, and less any required withholding tax) equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option;

•

each restricted stock unit, which entitles the holder thereof to shares of common stock upon the vesting of such unit, shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time and the vesting terms of the restricted stock units and, in the case of (ii) above, provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of shares previously subject to such restricted stock unit that then vest and (B) $4.50, less any required withholding tax; and

•

notwithstanding the foregoing, restricted stock units granted to the Company’s non-employee directors fully vest in connection with the Merger by their terms, and restricted stock units granted to Mr. Friedman fully vest in connection with the Merger pursuant to Mr. Friedman’s employment agreement with the Company.

We estimate the amounts that will be payable to Mr. Friedman and Ms. Orofino in settlement of stock options and restricted stock units in connection with the Merger will be $450,000 and $74,064, respectively. None of our other named executive officers will receive payments in settlement of stock options and restricted stock units in connection with the Merger. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options and restricted stock units to be approximately $920,654. Mr. Friedman and Mr. Krevlin (through certain funds affiliated with Glenhill Advisors, LLC) will contribute their shares of the Company’s common stock to Parent in exchange for equity interests in Parent.

Management Employment Agreements

As described further below, each of Gary Friedman, Chris Newman, Ken Dunaj, Bonnie Orofino and Ian Sears is party to an employment agreement with the Company that would provide benefits to the executive in the event of specified triggering events in connection with a change of control of the Company such as the proposed Merger.

Gary Friedman. Mr. Friedman is party to an employment agreement that provides for change in control severance benefits in the event his employment with the Company is terminated within 18 months after the effective time of the Merger. Pursuant to his agreement, if Mr. Friedman’s employment terminates within 18 months of a change of control of the Company (other than if terminated by us for cause, or due to his disability, death or retirement, or by Mr. Friedman other than for good reason), he is entitled to:

•

a prorated bonus paid in a single lump sum based on an amount equal to 100% of the last annual bonus paid or payable to Mr. Friedman prior to the termination date or Mr. Friedman’s target bonus for the fiscal year in which the change of control of the Company occurs, if such target bonus is greater than the last annual bonus paid or payable to him; and

•	an amount in cash payable in a single lump sum equal to three times the sum of:

•	his base salary at the time of termination (or, if greater, his salary in effect immediately before a reduction that constitutes good reason for termination), and

•

a bonus amount equal to 100% of the last annual bonus paid or payable to Mr. Friedman prior to the termination date or Mr. Friedman’s target bonus for the fiscal year in which the change of control of the Company occurs, if such target bonus is greater than the last annual bonus paid or payable to Mr. Friedman.

Mr. Friedman’s agreement further provides that in the event that any payment or benefit paid to Mr. Friedman pursuant to the terms of the agreement would be subject to certain excise taxes as described in the agreement, he will be entitled to receive an additional gross-up payment in an amount such that after the payment by Mr. Friedman of all taxes, he will retain an amount of the gross-up payment equal to such excise taxes imposed upon the payment or benefit paid to Mr. Friedman. The Company may condition Mr. Friedman’s receipt of these severance payments upon his execution of a written release of employment-related claims.

Chris Newman. Mr. Newman is party to a letter agreement that provides for change in control severance benefits in the event his employment with the Company is subject to an involuntary termination by the Company within 18 months after the effective time of the Merger. Pursuant to his agreement, in the event Mr. Newman is terminated without cause or resigns for good reason within 18 months following a change in control, he will receive compensation continuation for a period of 12 months from his termination date at the rate of two times his then-current annual base salary plus two times his target bonus (which target bonus for this sole purpose is equal to $200,000). The Company may condition Mr. Newman’s receipt of these severance payments upon his execution of a written release of employment-related claims.

In addition, Mr. Newman’s letter agreement provides that in the event of a change of control, the Company will pay Mr. Newman a retention bonus in the amount of $150,000, so long as he continues to be employed by the Company through the consummation of the change of control, or his employment is terminated without cause within 60 days before the consummation of the change of control.

Ken Dunaj. Mr. Dunaj is party to a letter agreement that provides for change in control severance benefits in the event his employment with the Company is subject to an involuntary termination by the Company within 18 months after the effective time of the Merger. Pursuant to his agreement, in the event Mr. Dunaj is terminated without cause or resigns for good reason within 18 months following a change in control, he will receive compensation continuation for a period of 12 months from his termination date at the rate of two times his then-current annual base salary plus two times his target bonus (which target bonus for this sole purpose is equal to $300,000). The Company may condition Mr. Dunaj’s receipt of these severance payments upon his execution of a written release of employment-related claims.

In addition, Mr. Dunaj’s letter agreement provides that in the event of a change of control, the Company will pay Mr. Dunaj a retention bonus in the amount of $250,000, so long as he continues to be employed by the Company through the consummation of the change of control, or his employment is terminated without cause within 60 days before the consummation of the change of control.

Bonnie Orofino. Bonnie Orofino is party to a letter agreement that provides for change in control severance benefits in the event her employment with the Company is subject to an involuntary termination by the Company within 12 months after the effective time of the Merger. Pursuant to her agreement, in the event Ms. Orofino is terminated without cause or resigns for good reason within 12 months following a change in control, she will receive salary continuation for a period of 12 months from her termination date at the rate of one times her then-current annual base salary. The Company may condition Ms. Orofino’s receipt of these severance payments upon her execution of a written release of employment-related claims.

Ian Sears. Ian Sears is party to a letter agreement that provides for change in control severance benefits in the event his employment with the Company is subject to an involuntary termination by the Company within 12 months after the effective time of the Merger. Pursuant to his agreement, in the event, Mr. Sears is terminated without cause or resigns for good reason within 12 months following a change in control, he will receive salary continuation for a period of 12 months from his termination date at the rate of one times his then-current annual base salary plus a prorated bonus. The Company may condition Mr. Sears’ receipt of these severance payments upon his execution of a written release of employment-related claims.

Change in Control Severance Plan

The Company’s Change in Control Severance Plan generally provides certain severance and other benefits to an eligible employee in the event the employee’s employment with the Company is terminated by the Company without cause or the employee resigns for “good reason” (as defined in the Change in Control Severance Plan), in each case within one year following a change in control of the Company. Eligible employees under the Change in Control Severance Plan include Vivian Macdonald, the Company’s Vice President, Corporate Controller. Pursuant to the Company’s Change in Control Severance Plan, if the employment of Ms. Macdonald is terminated without cause or she resigns for good reason within one year following the effective time of the Merger, she is entitled to receive salary continuation for a period of 26 weeks from her termination date. In addition, Ms. Macdonald and her family will be eligible for continued participation in the Company’s medical and dental plans at the Company’s expense for 26 weeks following her employment termination.

Change in Control Retention Plan

Pursuant to the Company’s Change in Control Retention Plan, an eligible employee under the plan is entitled to receive a bonus if such employee remains employed by the Company up to the date on which the Merger is consummated. Employees eligible to receive a bonus under the retention plan include Ms. Macdonald, who is entitled to a $25,000 bonus if she remains employed with the Company up to the date on which the Merger is consummated.

Rollover Contribution

Immediately prior to completion of the Merger, it is expected that Mr. Friedman and Mr. Krevlin (through certain funds affiliated with Glenhill Advisors, LLC) will contribute approximately 1,000,000 and 3,632,533 shares, respectively, of the Company’s common stock to Parent in exchange for equity interests of Parent representing approximately 2.1% and 7.5%, respectively, of the fully-diluted outstanding equity interests of Parent immediately following the effective time of the Merger. In addition, Parent has agreed to reimburse the Participants, including Mr. Friedman and certain funds controlled by Mr. Krevlin (each of whom is a Participant), for all reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Rollover Agreements and the Investment Agreement in an amount not to exceed $50,000 per Participant.

Arrangements with Parent

Parent Operating Agreement. Effective as of the closing, Mr. Friedman and certain funds affiliated with Glenhill Advisors, LLC (Mr. Krevlin, a member of our board of directors, has sole voting power and investment power with regard to shares beneficially owned by such funds) would become parties to Parent’s operating agreement in connection with the contribution of their shares of common stock of the Company to Parent in exchange for equity interests of Parent. The terms of this agreement will be negotiated among the Catterton Funds and the Participants prior to the completion of the Merger.

Management Equity Incentive Plan. Parent currently anticipates establishing a management equity incentive plan, the terms of which will be determined by Parent in consultation with Company management. Parent has held preliminary discussions with Mr. Friedman concerning the management equity incentive plan but the terms and conditions of the plan have not been finalized. Parent anticipates that the plan would provide material financial equity incentives to management in amounts customary for transactions of this kind.

Board Membership

It is expected that Mr. Friedman will serve on the board of directors of Parent as of the closing of the Merger.

Indemnification

The directors and officers of the Company are entitled to continued indemnification and insurance coverage under the Amended Merger Agreement for a period of six years from the effective time of the Merger with terms no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date of the Original Merger Agreement, provided that in no event shall Parent be required to pay aggregate annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Original Agreement (but in such case shall purchase as much coverage as reasonably practicable for such amount).

Total Consideration to be Received by Directors and Executive Officers

The following table reflects the consideration expected to be received by each of our directors and executive officers in connection with the Merger:

	Cash Merger Consideration to be Received for Company Common Stock	Cash to be Received for Company Options	Cash to be Received for Vested Restricted Stock Units	Cash Retention Bonus	Total Consideration(1)
Gary G. Friedman	$6,543,986	$—	$450,000	$—	$6,993,986
Robert E. Camp(2)	$345,888	$29,971	$33,750	$—	$409,609
Robert C. Hamer III(2)	$67,500	$—	$33,750	$—	$101,250
Raymond C. Hemmig(2)	$1,006,695	$81,702	$33,750	$—	$1,122,147
Glenn J. Krevlin	$6,115,221	$82,417	$33,750	$—	$6,231,388
M. Ann Rhoades(2)	$84,429	$—	$33,750	$—	$118,179
T. Michael Young(2)	$—	$—	$33,750	$—	$33,750
Chris Newman	$—	$—	$—	$150,000	$150,000
Ken Dunaj	$—	$—	$—	$250,000	$250,000
Bonnie Orofino	$—	$74,064	$—	$—	$74,064
Ian B. Sears	$34,875	$—	$—	$—	$34,875
Vivian Macdonald	$—	$—	$—	$25,000	$25,000

(1)	Does not include value of equity interest in Parent exchanged for common stock of the Company.

(2)	Does not include independent committee fees.

Related Party Transactions

In addition to the arrangements in connection with the Merger discussed elsewhere, we had the following transactions with related parties:

Transactions Related to Common Stock

There were no purchases of our common stock by our executive officers and directors upon the exercise of stock options during the past two years.

The following table provides information with respect to grants of restricted stock units or stock options to our executive officers and directors during the past two years:

Name	Date of Grant	Number of Shares Granted	Type of Grant	Exercise Price of Stock Option
Robert E. Camp	7/19/2006	7,500	Non-qualified stock options	$6.69
Robert E. Camp	7/19/2006	7,500	Non-qualified stock options	$6.69
Robert E. Camp	7/12/2007	7,500	Restricted stock units	N/A

Ken Dunaj	5/9/2006	58,308	Incentive stock options	$6.77
Ken Dunaj	5/9/2006	341,692	Non-qualified stock options	$6.77
Ken Dunaj	4/16/2007	8,750	Incentive stock options	$6.57
Ken Dunaj	4/16/2007	26,250	Non-qualified stock options	$6.57
Ken Dunaj	4/16/2007	15,000	Restricted stock units	N/A

Gary G. Friedman	4/17/2007	100,000	Restricted stock units	N/A

Robert C. Hamer III	7/19/2006	7,500	Non-qualified stock options	$6.69
Robert C. Hamer III	7/19/2006	7,500	Non-qualified stock options	$6.69
Robert C. Hamer III	7/12/2007	7,500	Restricted stock units	N/A

Raymond C. Hemmig	7/19/2006	7,500	Non-qualified stock options	$6.69
Raymond C. Hemmig	7/19/2006	7,500	Non-qualified stock options	$6.69
Raymond C. Hemmig	7/12/2007	7,500	Restricted stock units	N/A

Glenn J. Krevlin	7/19/2006	7,500	Non-qualified stock options	$6.69
Glenn J. Krevlin	7/19/2006	7,500	Non-qualified stock options	$6.69
Glenn J. Krevlin	7/12/2007	7,500	Restricted stock units	N/A

Vivian Macdonald	6/26/2006	50,000	Incentive stock options	$7.15
Vivian Macdonald	4/16/2007	6,000	Incentive stock options	$6.57
Vivian Macdonald	4/16/2007	2,200	Restricted stock units	N/A

Chris Newman	3/20/2006	70,172	Incentive stock options	$5.70
Chris Newman	3/20/2006	129,828	Non-qualified stock options	$5.70
Chris Newman	4/16/2007	6,250	Incentive stock options	$6.57
Chris Newman	4/16/2007	18,750	Non-qualified stock options	$6.57
Chris Newman	4/16/2007	7,500	Restricted stock units	N/A

Bonnie Orofino	5/30/2006	9,439	Incentive stock options	$6.47
Bonnie Orofino	5/30/2006	20,561	Non-qualified stock options	$6.47
Bonnie Orofino	6/1/2006	13,210	Incentive stock options	$6.65
Bonnie Orofino	6/1/2006	6,790	Non-qualified stock options	$6.65
Bonnie Orofino	4/16/2007	15,441	Incentive stock options	$6.57
Bonnie Orofino	4/16/2007	34,559	Non-qualified stock options	$6.57
Bonnie Orofino	4/16/2007	10,000	Restricted stock units	N/A

M. Ann Rhoades	7/19/2006	7,500	Non-qualified stock options	$6.69
M. Ann Rhoades	7/19/2006	7,500	Non-qualified stock options	$6.69
M. Ann Rhoades	7/12/2007	7,500	Restricted stock units	N/A

Ian B. Sears	5/1/2006	50,000	Incentive stock options	$6.68
Ian B. Sears	10/2/2006	7,568	Incentive stock options	$8.72
Ian B. Sears	10/2/2006	42,432	Non-qualified stock options	$8.72
Ian B. Sears	4/11/2007	5,000	Incentive stock options	$6.42
Ian B. Sears	4/11/2007	15,000	Non-qualified stock options	$6.42
Ian B. Sears	4/11/2007	10,000	Restricted stock units	N/A

T. Michael Young	7/19/2006	7,500	Non-qualified stock options	$6.69
T. Michael Young	7/19/2006	7,500	Non-qualified stock options	$6.69
T. Michael Young	7/12/2007	7,500	Restricted stock units	N/A

Except as set forth in the table below, there have been no purchases of shares of our common stock during the past two years by any of the Affiliate Participants. All of the following transactions were conducted in open market transactions. None of Parent, Merger Sub or the Catterton Funds has owned any shares of our common stock within the past two years.

Stockholder	Quantity	Price ($)		Date
Glenn J. Krevlin(1)	39,622	5.5935	(2)	04/04/06
Glenn J. Krevlin(1)	7,400	5.6050		04/05/06
Glenn J. Krevlin(1)	138,500	5.7518	(3)	04/06/06
Glenn J. Krevlin(1)	152,200	5.9944	(4)	04/07/06
Glenn J. Krevlin(1)	262,715	6.6000		06/07/06
Glenn J. Krevlin(1)	820,000	6.6035	(5)	06/09/06
Gary G. Friedman	30,000	6.6896	(6)	06/12/06

(1)	Glenn J. Krevlin is the managing member of Glenhill Advisors, LLC, a limited liability company that has investment control and owns a minority interest in various investment funds, including the reporting entities, Glenhill Capital LP and Glenhill Capital Overseas Master Fund, LP, as well as Glenhill Concentrated Long Master Fund LLC, which collectively own the reported securities. All of the purchases listed in this table were made by one or more of these investment funds.

(2)	This sale reflects a weighted average price for four transactions. The actual sales prices for the transactions ranged from $5.5900 through $5.5995.

(3)	This sale reflects a weighted average price for two transactions. The actual sales prices for the transactions ranged from $5.7332 through $5.7650.

(4)	This sale reflects a weighted average price for two transactions. The actual sales prices for the transactions ranged from $5.9542 through $5.9988.

(5)	This sale reflects a weighted average price for two transactions. The actual sales prices for the transactions ranged from $6.5909 through $6.6125.

(6)	This sale reflects a weighted average price for 17 transactions. The actual sales prices for the transactions ranged from $6.5400 through $6.8000.

Fees and Expenses

Except as otherwise provided in the Amended Merger Agreement, all fees and expenses incurred in connection with the Amended Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of the Company’s stockholders, and all filing and other fees paid to the SEC or in respect of the Hart-Scott-Rodino Act, in each case in connection with the Merger, will be shared equally by Parent and the Company. If the Amended Merger Agreement is terminated, the Company will, in specified circumstances, be required to reimburse Parent for reasonable out-of-pocket fees and expenses, such reimbursement not to exceed $3,560,000 in the case of a transaction with an Excluded Party. See “The Amended Merger Agreement—Termination Fees and Expenses” beginning on page 118. Fees and expenses incurred or to be incurred by the Company in connection with the Merger are estimated at this time to be as follows:

Description	Amount (In thousands)
Legal fees and expenses	$5,650
Accounting expenses	150
Financial advisory fee and expenses	2,675
Independent committee retainer and meeting fees	312
Printing, proxy solicitation and mailing costs	125
Filing fees	139
Miscellaneous	149
Total	$9,200

These expenses will not reduce the merger consideration to be received by stockholders of the Company.

The independent committee members are paid for their service on the independent committee as follows:

•	The chairman of the committee receives a retainer fee of $5,000 per month, and all other members receive a retainer fee of $1,500 per month; and

•

The chairman of the independent committee receives a per meeting fee of $1,500 per independent committee meeting or working group meeting, and the other members of the independent committee receive a per meeting fee of $500 per independent committee meeting or working group meeting.

•	The independent committee members reasonable expenses are fully reimbursable.

The foregoing payments to the independent committee members are reflected in the above table.

Financial Projections

The Company does not, as a matter of course, make public projections as to future sales or earnings other than periodic earnings guidance. However, senior management of the Company did prepare and provide certain financial projections to Catterton and its financial advisors and responded to questions regarding certain financial projections. Senior management also provided these financial projections to UBS, financial advisor to the independent committee.

These projections were not prepared with a view toward public disclosure or with a view toward compliance with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that the Company, the independent committee or board of directors, UBS or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The Company’s projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent auditor, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to these financial projections, nor have they expressed any opinion or other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, such financial projections.

In compiling the Company’s projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, EBITDA and capital spending. The Company’s projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the Company’s projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events that the Company’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Company’s projections will be realized, and actual results may be materially greater or less than those contained in the projections.

The Company does not intend to update or otherwise revise the Company’s projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

A summary of the financial projections provided by the Company to Catterton in July 2007 is set forth in the first table below. The Company subsequently updated these financial projections and provided the updated financial projections to Catterton prior to the execution of the Original Merger Agreement. A summary of these updated financial projections are set forth in the second table below. Following the execution of the Original Merger Agreement, the Company updated these financial projections again and provided the updated financial projections to Catterton prior to the execution of the Amendment. A summary of the updated financial projections provided to Catterton prior to the execution of the Amendment are set forth in the third table below.

	Projections Provided in July 2007(1)
(Dollars in millions)	2007	2008	2009	2010
Revenue	$767	$846	$927	$1,037
Operating Margin	1.0%	1.7%	2.8%	4.1%
Operating Profit	$8	$15	$26	$42
Depreciation/Amortization	$22	$26	$27	$29

EBITDA(2)	$30	$40	$53	$71

Capital Expenditures	$12	$27	$28	$32
Interest	$9	$10	$10	$10
Long-Term Debt(3)	$74	$75	$75	$71

	Updated Projections Provided Prior to Original Merger Agreement(1)
(Dollars in millions)	2007	2008	2009	2010
Revenue	$745	$747	$813	$866
Operating Margin	-0.7%	0.3%	2.1%	3.1%
Operating Profit	$(5)	$2	$17	$27
Depreciation/Amortization	$23	$25	$25	$24

EBITDA(2)	$18	$27	$42	$51

Capital Expenditures	$12	$21	$9	$11
Interest	$9	$10	$10	$10
Long-Term Debt(3)	$86	$87	$83	$64

	Updated Projections Provided Prior to Amendment(1)
(Dollars in millions)	2007	2008	2009	2010
Revenue	$731	$741	$804	$857
Operating Margin	-2.6%	-0.7%	0.9%	2.0%
Operating Profit	$(19)	$(5)	$7	$17
Depreciation/Amortization	$23	$23	$23	$22

EBITDA(2)	$4	$18	$30	$39

Capital Expenditures	$12	$11	$11	$12
Interest	$9	$10	$10	$10
Long-Term Debt(3)	$103	$100	$99	$89

(1)	Excludes transaction expenses relating to the Merger, including legal, accounting, financial advisory and similar expenses.

(2)	“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.

(3)	Includes only the debt under the Company’s existing line of credit with Bank of America and excludes any capital leases, subordinated debt or other debt obligations of the Company.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Amended Merger Agreement, to exercise appraisal rights and to receive payment in cash of the judicially determined fair value for their shares, plus interest, if any, on the amount determined to be the fair value, in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or equal to, the merger consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Amended Merger Agreement and must follow the specific procedures provided under Delaware law for perfecting appraisal rights. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and a copy of Section 262 of the DGCL, which grants appraisal rights and governs such procedures, is attached as Annex H to this proxy statement. See “Appraisal Rights” beginning on page 122.

Net Operating Loss Carryforwards

Section 382 of the Internal Revenue Code of 1986, as amended, imposes a limitation on the use of net operating loss carryforwards (“NOLs”) if there has been an “ownership change.” The Merger will create an ownership change for purposes of Section 382 and therefore will limit the amount of NOLs that the Company may use in future years to offset its taxable income. At February 2, 2008, the Company had federal tax NOL carryforwards of approximately $23.0 million. The NOLs will expire in 2023 through 2027 if not utilized. It is estimated that as a result of the change of control for purposes of Section 382 that will occur due to the Merger, the annual amount of the Company’s NOLs that may be utilized in any post-Merger taxable year (assuming sufficient taxable income) is approximately $8.1 million per year. Accordingly, the Merger should not adversely affect the ability of the Company to use all of its NOLs for federal income tax purposes due to the application of the limitations imposed under Section 382.

In addition to federal tax NOLs, the Company also had state tax NOLs in various states of approximately $25.0 million at February 2, 2008. The carryforward limitation periods vary by state, from 5 and 20 years. As such, the state tax NOLs will expire in 2008 through 2027 if not utilized. Management anticipates that, with the change of control which will result from the Merger, the annual amount of the Company’s NOLs that may be utilized in any post-Merger taxable year (assuming sufficient taxable income) is approximately $8.1 million per year. Accordingly, the Merger should not adversely affect the ability of the Company to use all of its NOLs for state tax purposes due to the application of the limitations imposed under Section 382.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger generally expected to be applicable to Company stockholders who are U.S. Holders (as defined below), assuming the Merger is effected as described in the Amended Merger Agreement and in this proxy statement. The summary is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority, and administrative rulings effective as of the date of hereof. These laws and authorities are subject to change, possibly with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the Merger. The tax treatment of the Merger to Company stockholders will vary depending upon their particular situations.

The following discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision whether to approve the Merger. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular Company stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are not U.S. Holders (as defined below), that are financial institutions or insurance companies, who do not hold their Company stock as a capital asset at the time of the Merger, who acquired their Company stock in connection with stock option or stock purchase plans or in other compensatory transactions, who hold Company stock as part of an integrated investment (including a “straddle”) comprised of Company stock and one or more other positions, or who may hold Company stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code. If a partnership holds shares of Company stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company stock should consult their tax advisors. This summary does not address the tax effects of the Merger to holders of Company options or warrants. In addition, the tax treatment described below may not apply to a stockholder who owns, or is treated as owning under certain attribution rules contained in the Internal Revenue Code, an interest in the Company following the Merger. Those stockholders are encouraged to consult their own tax advisors.

The following discussion does not address the tax consequences of transactions effectuated prior to, concurrent with or after the Merger (whether or not such transactions are in connection with the Merger). For example, this discussion does not address the tax consequences to Rollover Participants and to Vardon Capital of acquiring an equity interest in Parent in connection with the Merger. Stockholders are encouraged to consult their own tax advisors regarding the tax consequences to them of any transactions undertaken prior to, concurrent with or after the Merger.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company stock that is any of the following:

•	an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Neither Parent nor Company has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger, nor will counsel to Parent or Company render a tax opinion in connection with the Merger. The Internal Revenue Service may take different positions concerning the tax consequences of the Merger than those stated below and such positions could be sustained.

In light of the foregoing, Company stockholders are encouraged to consult their own tax advisors regarding the tax consequences to them of the Merger, including applicable U.S. federal, state, local and foreign income, and other tax consequences.

The receipt of cash in exchange for shares of Company stock in the Merger or pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received in exchange for the Company stock and the U.S. Holder’s adjusted tax basis in the shares surrendered. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder will have held the shares for more than one year at the time of the Merger. In the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes will be taxed at rates applicable to ordinary income. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the Merger.

Certain U.S. Holders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Company stock in the Merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding.

The foregoing is a general discussion of certain material U.S. federal income tax consequences of the Merger. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the Merger.

Litigation

Two stockholder complaints have been filed as purported class actions on behalf of the public stockholders of the Company. Both complaints are publicly available. The first was filed on November 28, 2007 by Richard Hattan against the Company, each of the Company’s directors, Catterton Partners and the Participants in Superior Court of the State of California, County of Marin, Case No. CV 075563. Plaintiff amended his complaint on March 7, 2007. The plaintiff alleges that he is an owner of the Company’s common stock. The amended complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the proposed Merger by pursuing a process for the sale of the Company that was not reasonably likely to maximize stockholder value. In particular, the amended complaint alleges that the directors did not deal appropriately with Sears. The amended complaint also alleges that the Company’s disclosures with respect to the transaction were inadequate or incomplete, rendering the disclosures materially misleading. The amended complaint alleges that the remaining defendants aided and abetted the alleged breaches of fiduciary duties. The complaint seeks, among other things, to enjoin the Company, its directors and the other defendants from proceeding with or consummating the Merger and an injunction changing or supplementing the disclosures made by the Company. The absence of an injunction prohibiting the consummation of the Merger is a condition to the closing of the Merger. Discovery has been proceeding in the case.

The second stockholder complaint was filed on March 26, 2008 by Randall Reimer against the Company, each of the Company’s directors, Parent, Merger Sub, and Catterton Partners in the Court of Chancery of the State of Delaware, Case No. 3653-VCS. The plaintiff amended his complaint on May 6, 2008. The plaintiff alleges that he is an owner of the Company’s common stock. The amended complaint alleges essentially the same claims as the amended complaint in Hattan v. Restoration Hardware, including the alleged failure to pursue a process reasonably likely to maximize shareholder value and allegedly misleading omissions in the Company’s disclosures regarding the Merger. Similar to the Hattan complaint, the Reimer complaint alleges that the directors have therefore breached their fiduciary duties and that the remaining defendants have aided and abetted the alleged breaches. The complaint seeks essentially the same remedies as the suit in California, including an injunction to prevent the Merger or rescission of the Merger, if it is consummated. The absence of an injunction prohibiting the consummation of the Merger is a condition to the closing of the Merger. The defendants have moved to stay this proceeding in light of the lawsuit in California.

Regulatory Approvals

Under the Amended Merger Agreement, we and the other parties to the Amended Merger Agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the Amended Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. The Company and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March 3, 2008. On March 10, 2008, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Amended Merger Agreement or completion of the Merger.

IDENTITY AND BACKGROUND OF FILING PERSONS

Restoration Hardware, Inc.

Restoration Hardware, Inc. and subsidiaries, is a specialty retailer of hardware, bathware, furniture, lighting, textiles, accessories and gifts. We commenced business in 1979 as a purveyor of fittings and fixtures for older homes. Since then, we have evolved into a unique home furnishings retailer offering consumers an array of distinctive and high quality merchandise.

The Company operates a total of 102 retail stores and nine outlets stores in 30 states, the District of Columbia and in Canada. In addition, we also operate a direct-to-customer (“direct”) sales channel, which includes both catalog and Internet, and a wholly-owned furniture manufacturer.

The Company’s principal executive offices are located at 5725 Paradise Drive, Building D, Corte Madera, California 94925, and its telephone number is (415) 924-1005.

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Gary G. Friedman(4)	50	President, Chief Executive Officer and Chairman of the Board of Directors
Robert E. Camp(5)	64	Director
Robert C. Hamer III(1)(5)	49	Director
Raymond C. Hemmig(1)(2)(5)	58	Director
Glenn J. Krevlin(3)	48	Director
M. Ann Rhoades(2)(5)	63	Director
T. Michael Young(1)(5)	63	Director
Chris Newman	43	Senior Vice President, Chief Financial Officer and Secretary
Ken Dunaj	41	Chief Operating Officer
Bonnie Orofino	48	Chief Merchandising Officer
Ian B. Sears	38	Chief Marketing Officer
Vivian C. Macdonald	41	Vice President, Corporate Controller

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating committee

(4)	Member of the secondary committee under the 1998 Stock Incentive Plan

(5)	Member of the independent committee

Executive Officers of the Company

Gary G. Friedman joined us as our Chief Executive Officer in March 2001. He was elected by our board as a director at the same time and his term as a director expires at the annual meeting of stockholders in 2010. In November 2001 he was also appointed our President, and in March 2005 he was also appointed chairman of the board of directors. Prior to joining us, Mr. Friedman was for 13 years with Williams-Sonoma, Inc. (NYSE: WSM), a specialty retailer of high quality products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000, and as Executive Vice President and President of the Williams- Sonoma and Pottery Barn brands from 1993 to 1995. Mr. Friedman also spent 11 years at Gap, Inc., in various management positions.

Chris Newman has served as our Senior Vice President, Chief Financial Officer and Secretary since March 2006. From September 2005 to March 2006, Mr. Newman served as Vice President and Chief Financial Officer,

Store Operations, of Limited Brands, Inc., the operator of Victoria’s Secret, Bath & Body Works and other retail chains. From 1999 until September 2005, Mr. Newman worked in various other executive-level positions at Limited Brands, including Vice President of Finance, Bath & Body Works, and Vice President of Finance, Victoria’s Secret Stores. From 1990 until 1999, Mr. Newman served in various financial positions at PepsiCo, Incorporated.

Ken Dunaj has served as our Chief Operating Officer since May 2006. From August 2005 until May 2006, Mr. Dunaj served as Senior Vice President, Global Logistics, for Williams-Sonoma Inc., a specialty retailer of products for the home. From September 2000 to August 2005, Mr. Dunaj held various other positions at Williams-Sonoma, including Vice President, Distribution. Prior to joining Williams-Sonoma, Mr. Dunaj held positions at Toysrus.com, Genesis Direct Inc., Reebok International, Ltd. and Nike, Inc.

Bonnie Orofino has served as our Chief Merchandising Officer since February 2007. From February 2006 to February 2007, Ms. Orofino served as our Senior Vice President, General Merchandise Manager. From May 2005 to February 2006, Ms. Orofino served as our Senior Vice President, Furniture and Accessories. Ms. Orofino joined us in July 2000 as our Vice President, Divisional Merchandise Manager—Decorative Accessories/Furniture and served in that position until February 2006. From June 1992 until July 2000, Ms. Orofino held various positions at Mervyn’s LLC.

Ian B. Sears has served as our Chief Marketing Officer since April 2007. From September 2006 to April 2007, Mr. Sears served as our Senior Vice President, General Manager of Direct. Mr. Sears joined us in April 2006 as our Vice President, Divisional Merchandise Manager—Textiles and served in that position until September 2006. From August 2002 until April 2006, Mr. Sears served as the Divisional Merchandise Manager—Textiles for Pottery Barn Kids, a division of Williams Sonoma, Inc., as Divisional Merchandise Manager—Pottery Barn Bed + Bath catalog from August 2000 until August 2002, and as Senior Buyer—Home Furnishings for Pottery Barn from February 2000 until August 2000.

Vivian Macdonald joined us as our Vice President, Corporate Controller in June 2006. Ms. Macdonald previously served as the Company’s Vice President, Corporate Controller, from April 2003 to January 2004, and as the Company’s Corporate Controller from November 2002 to April 2003. Ms. Macdonald most recently served as Vice President of Finance and Corporate Controller of Design Within Reach, Inc., a provider of modern design furnishings and accessories, from March 2006 to June 2006. From December 2004 to March 2006, Ms. Macdonald served as Vice President, Corporate Controller of Thermage, Inc., a medical device company developing aesthetic and therapeutic applications and as the company’s Corporate Controller from April 2004 to December 2004. Ms. Macdonald previously was with Fair Isaac & Company, Inc., a provider of decision-making solutions, where she was Director of Accounting from May 2000 through January 2002 and then Director of Finance and Acting Corporate Controller from January 2002 through November 2002.

The Company Directors (other than Mr. Friedman)

Robert E. Camp has served as one of our directors since June 1994 and his term as a director expires at the annual meeting of stockholders in 2009. He and his wife are majority shareholders in Hero’s Welcome Inc., a Vermont-based up-scale general store and direct mail operation, which he founded in November 1993. From March 1999 until February 2004, Mr. Camp served as a member of the board of directors of Kitchen Etc., Inc., a New England-based specialty retailer of cooking and dining products, and as its Chief Executive Officer from August 1999 until February 2004. He is the former President and Chief Executive Officer of Pier 1 Imports Inc. (NYSE: PIR), a specialty retailer of imported decorative home furnishings and gifts, and was associated with that company from 1967 to 1985. In 1971, Mr. Camp co-founded Import Bazaar Ltd., a Canadian-based import business, which was subsequently sold to Pier 1 Imports Inc. In 1986, he founded Simpson and Fisher Companies, Inc., a specialty retail holding company, where he was President and Chief Executive Officer from June 1986 through February 1992.

Robert C. Hamer III has served as one of our directors since August 2005 and his term as a director expires at the annual meeting of stockholders in 2010. Mr. Hamer is currently the chief executive officer, chairman and controlling shareholder of Primitive Logic, Inc., a private technology services firm based in San Francisco that he founded in 1997. Prior to founding Primitive Logic, Mr. Hamer held technology positions with Wells Fargo Bank, Bank of America, Beneficial Data Processing Corporation, Crum & Forster Insurance, and RCA-Solid State Division.

Raymond C. Hemmig has served as one of our directors since June 1994 and his term as a director expires at the annual meeting of stockholders in 2008. He currently is chairman of our compensation committee. Since October 2003, he has served as Chairman of the Board of Buffet Partners, L.P., a privately held operator of restaurants in the Southwest. Mr. Hemmig has served as the Chairman and General Partner of Retail & Restaurant Growth Capital, L.P., a licensed Small Business Investment Corporation, since 1995. He served as the Chairman of the Board of Ace Cash Express, Inc. (NASDAQ: AACE), a publicly traded chain of retail financial services stores, from September 1988 to October 2006. Mr. Hemmig also served as the Chief Executive Officer of Ace from 1988 to 1994. Mr. Hemmig served as a member of the board of directors of Party City Corp., a publicly- traded specialty retail party supply stores, from 1996 to 1999. He also serves on the boards of several private companies. From 1990 until May 1994, Mr. Hemmig served as a director of On the Border Cafes, Inc., a publicly-traded restaurant chain. From 1985 to September 1988, Mr. Hemmig was a partner and co-founder of Hemmig & Martin, a consulting firm to clients in the food service, retail, and franchise industries. He served as an Executive Vice President of Grandy’s Inc., a subsidiary of Saga Corp., from 1983 to 1985, and was a Vice President and the Chief Operating Officer of Grandy’s Country Cookin’, the predecessor private company, from 1980 to 1983. He also worked with Hickory Farms of Ohio, Inc. from 1973 to 1980 in various operational and executive positions.

Glenn J. Krevlin has served as one of our directors since March 2001 and his term as a director expires at the annual meeting of stockholders in 2008. Since January 2001, Mr. Krevlin has served as the managing member of Krevlin Advisors, LLC, an investment management firm, which is the managing member of GJK Capital Management, LLC, the general partner of each of Glenhill Capital LP and Glenhill Concentrated Short Biased Fund, L.P., each of which is an investment partnership. In addition, since 2001, Mr. Krevlin has served as the managing member of Glenhill Overseas Management, LLC, an investment management firm. Previously, Mr. Krevlin was a general partner at Cumberland Associates LLC, an investment firm, from 1994 to December 2000.

M. Ann Rhoades served as one of our directors from August 1999 through March 2001 and rejoined our board of directors in March 2005. Ms. Rhoades’ term as a director expires at the annual meeting of stockholders in 2009. Ms. Rhoades is the President of PeopleInk, Inc., a human resources consulting firm. Ms. Rhoades also serves as a member of the Boards of Directors of JetBlue Airways Corporation (NASDAQ: JBLU), a publicly traded passenger airline, and of P. F. Chang’s China Bistro, Inc. (NASDAQ: PFCB), a publicly traded store chain. From April 1999 through April 2002, Ms. Rhoades served as Executive Vice President, People for JetBlue Airways. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines (NYSE: LUV), a publicly traded passenger airline.

T. Michael Young has served as one of our directors since March 2005 and his term as a director expires at the annual meeting of stockholders in 2010. He is currently the chairman of the audit committee. Mr. Young also is currently a managing partner and an executive officer of The CapStreet Group, LLC, a private equity firm, and has held this position since July 2006. Mr. Young is a member of the board of directors of Metal Supermarkets (Canada), Ltd., a privately-held metal distributor with locations in the United States, Canada, Europe, and the Middle East, and has held this position since December 2005. From December 2002 to December 2005, he was President and Chief Executive Officer of Metal Supermarkets and was elected to the board of directors of that company in October 2003. Since April 2004, Mr. Young has served on the board of directors of Emeritus

Corporation (AMEX: ESC), a publicly-traded national operator of assisted living residential communities. Since May 2006, Mr. Young has also served on the board of directors of Koppers, Inc. (NYSE: KOP), a publicly-traded international integrated producer of carbon compounds and treated wood products. From June 1998 to May 2002, Mr. Young served as chairman of the board of directors of Transportation Components, Inc., a publicly held distributor of replacement parts for commercial trucks and trailers, and also served as its President and Chief Executive Officer from June 1998 until May 2001. Mr. Young was also Chairman, Chief Executive Officer and President of Hi-Lo Automotive, Inc., a public retailer and wholesale distributor of automotive parts and supplies, from 1987 to 1998. Mr. Young is a Certified Public Accountant and former partner of Arthur Andersen & Co.

Our board of directors has authorized a board of nine directors and our current board consists of seven persons. We currently have not identified individuals to fill the two vacancies on our board of directors.

Our directors serve in such capacity until the annual meeting of the stockholders corresponding to the end of their respective terms or until their successors are duly elected and qualified, unless they have earlier resigned or been removed. Our officers hold their offices until their successors are chosen and qualify or until their earlier resignation or removal.

Each person identified above is a United States citizen. None of the Company or any of its executive officers or directors has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company or any of its executive officers or directors has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Home Holdings, LLC

Home Holdings, LLC, referred to as “Parent” in this proxy statement, is a Delaware limited liability company formed by the Catterton Funds in anticipation of the Merger. The Rollover Participants are expected to exchange shares of the Company’s common stock for shares of Parent in connection with the Merger. In addition, Vardon Capital has agreed to make an investment in Parent in exchange for an equity interest in Parent. Upon completion of the Merger, the Company will be a direct wholly owned subsidiary of Parent. Parent currently has de minimis assets and no operations. Parent’s principal executive offices are c/o Catterton Partners VI, L.P., 599 West Putnam Avenue, Greenwich Connecticut 06830, and its telephone number is (203) 629-4901. Catterton is a leading private equity firm in the United States focused exclusively on the consumer industry with more than $2 billion under management. Founded in 1990, Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Breyers® Yogurt Company, Wellness Pet Food, Liberty Safe, Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., Outback Steakhouse, P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc.

Home Merger Sub, Inc.

Home Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Parent formed by Parent in anticipation of the Merger. Subject to the terms and conditions of the Amended Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. Merger Sub’s principal executive offices are c/o Catterton Partners VI, L.P., 599 West Putnam Avenue, Greenwich Connecticut 06830, and its telephone number is (203) 629-4901.

Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.

Catterton Partners VI, L.P. is a Delaware limited partnership engaged in the business of making private equity and other types of investments. Catterton Partners VI Offshore, L.P. is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Glenhill Capital LP and Glenhill Capital Overseas Master Fund, LP

Glenhill Capital LP, a Delaware limited partnership, and Glenhill Capital Overseas Master Fund, L.P., a Cayman Islands exempted company, are engaged in the business of investing and trading in a wide variety of securities and financial instruments.

Gary G. Friedman and Glenn J. Krevlin

Each of Mr. Friedman and Mr. Krevlin are filing persons for purposes of this proxy statement. Additional background information about Mr. Friedman and Mr. Krevlin is provided above.

Set forth on Annex I to this proxy statement is additional information concerning Parent, Merger Sub, the Catterton Funds and the Affiliate Participants.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on June 12, 2008, beginning at 10 a.m., Pacific time, at the Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941, or at any postponement or adjournment thereof.

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the Amended Merger Agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement; and

•	to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Our stockholders must adopt the Amended Merger Agreement for the Merger to occur. If our stockholders do not adopt the Amended Merger Agreement, the Merger will not occur. Copies of the Original Merger Agreement and the Amendment are attached to this proxy statement as Annexes A and B, respectively. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about May 9, 2008.

Record Date and Quorum

The holders of record of our common stock as of the close of business on May 2, 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 38,969,600 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum must be established.

Required Vote

The stockholder vote required for the adoption of the Amended Merger Agreement is as follows: (i) under Delaware law, the Amended Merger Agreement must be adopted by holders, as of the record date of the special meeting, of a majority of the outstanding shares of our common stock, (ii) under our amended and restated certificate of incorporation, the Merger must be approved by holders, as of the record date of the special meeting, of at least 66 2/3% of the outstanding shares of common stock and (iii) under the terms of the Amended Merger Agreement, the Amended Merger Agreement must be adopted by holders of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting and which are held by holders that are not Participants and have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007. As of February 15, 2008, Sears is the only holder of our common stock who has thus far submitted an Acquisition Proposal.

If you fail both to attend the meeting in person and to submit a proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, if you fail to vote by proxy or in person or “abstain” from voting and a quorum is present, your failure to vote or abstention will have the same effect as a vote against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above. For purposes of the votes described in clause (iii) above, such failure to vote or abstention will have no effect on such vote (because such vote requires the affirmative vote of a majority of the number of shares present in person or by proxy and voting at the meeting (other than shares held by the Participants or those have submitted an “Acquisition Proposal”) and not a majority of the shares of common stock outstanding), provided that a quorum is present. Broker non-votes also will have the same effect as voting against the adoption of the Amended Merger Agreement for purposes of the votes described in clauses (i) and (ii) above, but will have no effect on the adoption of the Amended Merger Agreement for purposes of the vote described in clause (iii).

In addition, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Amended Merger Agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the meeting. Abstentions will have the same effect as a vote against the proposal to adjourn the meeting. Because brokers do not have discretionary authority to vote on proposals presented at the meeting, broker non-votes will not count as votes for or against the proposal to adjourn the meeting.

As of the record date for the special meeting, the directors and executive officers of the Company beneficially owned, in the aggregate, 9,963,787 shares of our common stock, or approximately 24.3% of our outstanding common stock. Directors and executive officers other than the Participants beneficially owned, in the aggregate, 1,116,758 shares of our common stock, representing approximately 2.8% of our outstanding common stock, as of such date. Those directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the Amended Merger Agreement and the transactions contemplated thereby and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting Agreements

In connection with the Amended Merger Agreement, each of the Participants and Mr. Krevlin (who has sole voting power and investment power with regard to shares beneficially owned by funds affiliated with Glenhill Advisors, LLC) entered into separate stockholder voting agreements with the Company providing, among other things, that they have agreed to vote for and support the Merger. The number of shares of the Company’s common stock that the Voting Agreement Stockholders are committed pursuant to the voting agreements is approximately 17,896,054 shares (excluding any shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of March 15, 2008 by the Participants or Mr. Krevlin), representing 46% of the outstanding common stock of the Company as of the record date for the special meeting.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the adoption of the Amended Merger Agreement and the transactions contemplated thereby and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the Amended Merger Agreement or approval of any adjournment of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the Amended Merger Agreement or approval of any adjournment of the special meeting (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “Against” the adoption of the Amended Merger Agreement (other than with respect to the vote described above of holders of a majority of the outstanding shares present in person or by proxy which are not Participants and have not submitted an “Acquisition Proposal” with respect to which such abstentions and properly executed broker non-votes will have no effect). Abstentions will have the same effect as a vote against the proposal to adjourn the meeting, if necessary or appropriate, if there are insufficient votes in favor of the adoption of the Amended Merger Agreement. Broker non-votes will not be counted as shares voted “for” or “against” this proposal.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Corporate Secretary of the Company of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting, without voting, will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

The Company does not expect that any matter other than the adoption of the Amended Merger Agreement (and approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by the Company a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and if after the adjournment a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. If a quorum is not present, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company and Catterton will share equally the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company and Catterton may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting. The Company has paid MacKenzie Partners, Inc. a retainer of $7,500 to be applied against a final fee that is expected to be in the range of $15,000 to $20,000 based upon the actual services required and not including the reimbursement of out-of-pocket expenses. The fees payable to MacKenzie Partners, Inc. are being shared by the Company and Catterton.

THE AMENDED MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Amended Merger Agreement but it may not contain all of the information about the Amended Merger Agreement that is important to you. The Original Merger Agreement and the Amendment thereto are attached as Annexes A and B, respectively, to this proxy statement and are incorporated into this proxy statement by reference. We encourage you to read the Original Merger Agreement and the Amendment in their entirety. The Amended Merger Agreement is a commercial document that establishes and governs the legal relations among us, Parent and Merger Sub with respect to the transactions described in this proxy statement. We do not intend for the text of the Amended Merger Agreement to be a source of factual, business or operational information about the Company or its subsidiaries. The Amended Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Amended Merger Agreement that the parties delivered in connection with the execution of the Amended Merger Agreement. Representations and warranties are used as a tool to allocate risks between the respective parties to the Amended Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of to establish such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the parties, which may differ from what may be viewed as material to stockholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Original Merger Agreement and the Amendment and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Effective Time

The effective time of the Merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger (or such later time as provided in such certificate). The closing date will occur on the third business day after all of the conditions to the Merger set forth in the Amended Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date) (or at such other date as we, Parent and Merger Sub may agree).

Structure

Subject to the terms and conditions of the Amended Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and a direct wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders, other than the Participants, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Restricted Stock Units

Common Stock

At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive $4.50 in cash, without interest and less applicable withholding taxes, other than shares of our common stock:

•	held in our treasury or by any of our subsidiaries immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration;

•

owned by Parent or Merger Sub immediately prior to the effective time of the Merger, which shares will be canceled without conversion or consideration (including any such shares contributed to Parent by the Rollover Participants in exchange for an equity interest in Parent); or

•

held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to payment of the fair value of such shares in accordance with Delaware law.

After the effective time of the Merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be canceled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $4.50 in cash per share, without any interest and less applicable withholding taxes.

Stock Options and Restricted Stock Units

Each outstanding option to purchase shares of our common stock, whether vested or unvested, will be canceled and shall be exchanged for a cash payment to be made no later than the end of the first payroll cycle following the effective time of the Merger (without interest, and less any required withholding tax) equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. In the event that the exercise price per share is equal to or greater than $4.50, such option to purchase shares of our common stock will be cancelled without exchange or consideration.

Each restricted stock unit, which entitles the holder thereof to shares of common stock upon the vesting of such unit, shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such restricted stock units existing at the effective time and the vesting terms of the restricted stock units and, in the case of (ii) above, provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of shares previously subject to such restricted stock unit that then vest and (B) $4.50, less any required withholding tax.

Notwithstanding the foregoing, restricted stock units granted to the Company’s non-employee directors fully vest in connection with the Merger by their terms, and restricted stock units granted to Mr. Friedman fully vest in connection with the Merger pursuant to Mr. Friedman’s employment agreement with the Company.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as reasonably practicable after the effective time of the Merger and in any event not later than the third business day after the effective time, the paying agent will mail a letter of transmittal and instructions to you and the other holders of our common stock. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation or Parent for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares for 18 months after the effective time of the Merger will be delivered (together with the proceeds of any investment thereof unless previously demanded by Parent in accordance with the terms of the Amended Merger Agreement), upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of the Company, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit (in form and substance reasonably acceptable to Parent) of that fact and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the Amended Merger Agreement with respect to the Company and our subsidiaries. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options, restricted stock units and other equity-based interests;

•	corporate power and authority to enter into the Amended Merger Agreement and to consummate the transactions contemplated by the Amended Merger Agreement;

•	the approval and recommendation by our board of directors and independent committee of the Amended Merger Agreement, the Merger and the other transactions contemplated by the Amended Merger Agreement;

•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the Amended Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Amended Merger Agreement;

•	SEC filings since January 1, 2006, including the financial statements contained therein;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws since January 1, 2006;

•	possession of permits necessary to conduct our business;

•	employment and labor matters, including matters relating to employee benefit plans;

•	the absence of certain changes or events;

•	the absence of litigation and investigations;

•	the accuracy of this proxy statement and the related Schedule 13E-3;

•	taxes and environmental matters;

•	intellectual property;

•	real property;

•	the receipt by the independent committee of a fairness opinion from UBS;

•	the required vote of our stockholders in connection with the adoption of the Amended Merger Agreement;

•	material contracts to which we are a party;

•	insurance policies;

•	the inapplicability of anti-takeover statutes to the Merger;

•	affiliate transactions;

•	outstanding indebtedness;

•	the absence of violations of the Foreign Corrupt Practices Act; and

•	the absence of undisclosed finder’s or broker’s fees.

Many of our representations and warranties are qualified by the absence of a material adverse effect on the Company, which means, for purposes of the Amended Merger Agreement, any facts, circumstances, events or changes that (A) are, or could reasonably be expected to be, materially adverse to the business, assets and liabilities of the Company and its subsidiaries, taken as a whole, or (B) materially impair the ability of the Company to consummate, or prevent, the Merger or would reasonably be expected to do so; provided, however, that in no event will the following, alone or in combination, be deemed to constitute, and will not be taken into account in determining whether there has been, a material adverse effect:

(a)	facts, circumstances, events or changes generally affecting the home building industry or home furnishings retail industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates;

(b)	hurricanes or floods;

(c)	facts, circumstances, events or changes resulting from:

(x)	the announcement or the pendency of the Original Merger Agreement or the announcement of the Merger or any of the other transactions contemplated by the Original Merger Agreement, or

(y)	changes in applicable law, United States generally accepted accounting principles (“GAAP”) or accounting standards (provided that such changes are first announced after the date of the Original Merger Agreement);

(d)	changes in the market price or trading volume of the Company Common Stock;

(e)	changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its subsidiaries (including, in and of itself, any failure to meet analyst projections);

(f)	failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of the Original Merger Agreement (including projections relating to the fourth quarter of 2007); or

(g)	a material adverse change in the financial condition, results of operation or financial performance of the Company.

Additionally, (i) any change, effect, development, event or occurrence described in clauses (a) and (c)(y) above will not constitute or give rise to a material adverse effect only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on the Company and its subsidiaries as compared to other persons in the home building industry or home furnishings retail industry, (ii) the facts, circumstances or events underlying the change, effect or failure in each of clauses (d) and (e) will not be excluded to the extent such facts, circumstances or events would otherwise constitute a material adverse effect, and (iii) the exception in clause (g) will not be deemed to exclude a material adverse effect that occurs as a result of the change described in clause (g) if and to the extent that such effect gives rise to a breach of a representation or warranty, other than with respect to the Company’s representations and warranties that there have been no changes or events from February 3, 2007 to January 24, 2008 that would be expected to have a material adverse effect or that since February 3, 2007 to November 8, 2007, the conduct of the businesses of the Company and its subsidiaries has been in the ordinary course of business, consistent with past practices.

Parent and Merger Sub make various representations and warranties in the Amended Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the Amended Merger Agreement and to consummate the transactions contemplated by the Amended Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Amended Merger Agreement and consummating the Merger;

•	the absence of litigation and investigations;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement and the related Schedule 13E-3;

•	financing;

•	capitalization of Merger Sub;

•	the required vote to adopt the Amended Merger Agreement;

•	the absence of undisclosed finder’s or broker’s fees;

•	lack of ownership of our common stock;

•	ownership interest in our competitors;

•	WARN Act;

•	no additional representations;

•	solvency; and

•	agreements with our directors and management.

The representations and warranties of each of the parties to the Amended Merger Agreement will expire upon the effective time of the Merger. You should be aware that these representations and warranties made by the Company to Parent and Merger Sub and by Parent and Merger Sub to the Company, as the case may be, subject to important limitations and qualifications agreed to by the parties to the Amended Merger Agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the Amended Merger Agreement, the Company has agreed that, subject to certain exceptions, unless required by the Amended Merger Agreement or applicable law or Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), between the date of the Original Merger Agreement and the effective time of the Merger or the date that the Amended Merger Agreement is terminated pursuant to the terms thereof:

•	the business of the Company and its subsidiaries will be conducted in, and it will not take any action except in, the ordinary course consistent with past practice; and

•	the Company will use commercially reasonable efforts to:

•	preserve intact its business organization;

•	preserve its assets, rights and properties in good repair and condition;

•	keep available the services of its current officers, employees and consultants; and

•	preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

The Company has also agreed, on behalf of the Company and its subsidiaries, that during the same time period, and unless required by the Amended Merger Agreement or applicable law or Parent gives its written consent, the Company (unless otherwise required by applicable law or set forth in the Company’s disclosure schedule):

•

will not, and will not permit any of its subsidiaries to, authorize, declare, set aide, make or pay any dividends on or make any distributions with respect to its outstanding shares of capital stock, except made by a wholly owned subsidiary of the Company to its parent);

•

will not, and will not permit any of its subsidiaries to, split, combine, subdivide, reclassify or otherwise amend any of its capital stock or other equity securities or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

•

except as required by written agreements or the Company benefit plans in existence on the date of the Original Merger Agreement and disclosed in the Company’s disclosure schedule thereto, or as otherwise required by applicable law, will not, and will not permit any of its subsidiaries to:

•	increase the compensation or other benefits provided to the Company’s present or former directors or officers;

•	subject to certain exceptions, approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company;

•

establish, adopt, enter into, amend, terminate or waive any rights with respect to any (i) collective bargaining agreement or (ii) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries;

•	subject to certain exceptions, take any action to accelerate the vesting or payment of any compensation or benefit under the Company’s employee benefit plans or other contract; or

•	adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing employee benefit plan;

•

will not, and will not permit any of its subsidiaries to, change any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP;

•	will not, and will not permit any of its subsidiaries to, adopt any amendments to its amended and restated certificate of incorporation or bylaws or similar applicable organizational documents;

•

will not, and will not permit any of its subsidiaries to, issue, deliver, sell, grant, pledge, dispose of or encumber or subject to any lien, or authorize the issuance, delivery, sale, grant, pledge, disposition or encumbrance of, any lien upon, any shares of its capital stock or other ownership interest in the Company or its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of the Amended Merger Agreement or the express terms of any unexercisable options outstanding on the date of the Original Merger Agreement), other than:

•	issuances of shares of the Company’s common stock in respect of any exercise of the Company stock options or the vesting of any restricted stock units in each case outstanding on November 8, 2007; and

•

the sale of shares of the Company’s common stock pursuant to the exercise of options to purchase the Company’s common stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes;

•	will not hire any new employee or independent contractor or terminate any existing employee or independent contractor, except in the ordinary course of business;

•

will not, and will not permit any of its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•

other than pursuant to the Company’s existing revolving credit facility, will not, and will not permit any of its subsidiaries to, (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance the terms of any indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any of its subsidiaries;

•

except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, will not, and will cause its subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (except certain permitted liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any of its or its subsidiaries’ properties or assets, including the capital stock of any subsidiary, other than (i) sales of inventory in the ordinary course of business consistent with past practice (ii) pursuant to existing agreements in effect prior to the date of the Original Merger Agreement that are set forth in the Company’s disclosure schedule thereto or (iii) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Amended Merger Agreement;

•

will not, and will not permit any of its subsidiaries to, modify, amend, terminate or waive any rights under any material contract, or any contract that would be a material contract if in effect on the date of the Original Merger Agreement, in any material respect other than in the ordinary course of business consistent with past practice;

•	will not, and will not permit any of its subsidiaries to, enter into any material contracts other than in the ordinary course of business consistent with past practice;

•

will not, and will not permit any of its subsidiaries to, acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) (i) any corporation, partnership or other business organization or division thereof or (ii) any assets other than purchases of inventory and other assets in the ordinary course of business not having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•

will not, and will not permit any of its subsidiaries to, open or close, or commit to open or close, any store locations or enter into any partnership or joint venture, or authorize or make any other capital expenditures;

•

will not, and will not permit any of its subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction (other than continuing any affiliate transactions in existence on the date of the Original Merger Agreement);

•	will not, and will not permit any of its subsidiaries to, make any material amendment in any tax return or make or change any material tax election;

•	will not and will not permit any of its subsidiaries to, enter into any new line of business outside of their existing businesses;

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its subsidiaries (other than the Merger);

•

will not, and will not permit any of its subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole, other than as may be required by GAAP;

•

will not, and will not permit any of its subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business or (ii) any claim, liability or obligation not in excess of $100,000 individually or $250,000 in the aggregate; provided, however, that in no event will the Company or its subsidiaries settle any claim if such settlement imposes an injunction or any other non-monetary penalty thereon; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

Stockholders Meeting

The Amended Merger Agreement requires us to duly call, give notice of and hold a meeting of our stockholders to adopt the Amended Merger Agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the Amended Merger Agreement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the Amended Merger Agreement.

Solicitation of Transactions; Recommendation to Stockholders

Solicitation of Transactions

From the date of the Amended Merger Agreement until 11:59 p.m. (New York time) on February 28, 2008 (the “solicitation period”), the Company and its respective officers, employees, consultants and other representatives had the right, acting under the direction of the board of directors (or the independent committee), to, directly or indirectly:

•	solicit, initiate and encourage any Acquisition Proposal, including by way of providing access to non-public information; and

•

enter into and maintain discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussion or negotiations.

The Company, however, could not, and could not authorize or permit any of its subsidiaries or representatives to, provide to any third party any non-public information unless the Company had received from such third party an executed confidentiality and standstill agreement with terms substantially as favorable to the

Company in the aggregate as those provisions contained in the confidentiality agreement signed by the Company and Catterton (provided that such a confidentiality and standstill agreement could include standstill provisions that were less favorable in the aggregate to the Company than those contained in the Company’s confidentiality agreement with Catterton so long as the Company offered to amend the Catterton confidentiality agreement to include substantially similar standstill provisions) (an “acceptable confidentiality agreement”) and such non-public information has been previously provided to Parent or will be provided to Parent prior to or substantially at the same time as it is provided to such third party.

Under the terms of the Original Merger Agreement prior to the adoption of the Amendment, the Company and its respective officers, employees, consultants and other representatives had the same solicitation right described above from November 8, 2007 (the date of the Original Merger Agreement) until 11:59 p.m. (New York time) on December 13, 2007.

An “Acquisition Proposal” means any inquiry (in writing), proposal or offer by any person or group of persons, other than Parent or its affiliates, relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction:

•

of assets or businesses of the Company and it subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company; or

•

involving the Company or any of its subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by the Amended Merger Agreement.

The Company has agreed that, subject to certain exceptions and the solicitation period described above, it will not, and it will not permit any of its subsidiaries or any of its or their respective representatives, directly or indirectly, to, (i) solicit, initiate, endorse or encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, propose or agree to do any of the foregoing. The foregoing restriction does not apply with respect to any person (or group of persons that include among its members one or more persons that (A) were members of such group prior to February 28, 2008 and (B) collectively constitute at least 50% of the equity financing of such group at all times following February 28, 2008 and prior to the termination of the Amended Merger Agreement) from whom the Company has received a written Acquisition Proposal during the solicitation period that the board of directors or independent committee of the Company determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal (as defined below). We refer to such person as an “Excluded Party.”

In addition, subject to the following paragraph, and except as may relate to an Excluded Party, following the end of the solicitation period, (i) the Company was required to, and cause each of its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties with respect to an Acquisition Proposal and (ii) the Company was required to (A) promptly request the prompt return and destruction of all confidential information previously furnished and (B) thereafter not terminate, waive, amend, release or modify any material provisions of any confidentiality or standstill agreements to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal and use reasonable best efforts to enforce the material provisions of any such agreement.

Notwithstanding the restrictions on solicitation described above, the Amended Merger Agreement provides that each Excluded Party will continue to be an Excluded Party for all purposes under the Amended Merger Agreement until such Excluded Party withdraws or terminates its Acquisition Proposal (including any amendment thereto) or the Acquisition Proposal of such Excluded Party expired in accordance with its terms and the Excluded Party was no longer pursuing such Acquisition Proposal.

Notwithstanding the restrictions on solicitation described above, at any time following November 8, 2007 and prior to the receipt of stockholder approval with respect to the Amended Merger Agreement if:

•	the Company receives a written Acquisition Proposal that the independent committee or the board of directors believes in good faith to be bona fide;

•	such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of the Amended Merger Agreement;

•

the independent committee or the board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; and

•

the independent committee or the board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions set forth below with respect to such Acquisition Proposal would be inconsistent with the directors’ fulfillment of their fiduciary duties to the stockholders of the Company under applicable law, then the Company may take the following actions:

•

furnish information and data with respect to the Company and its subsidiaries to the third party making such Acquisition Proposal if prior to so furnishing such information, the Company receives from the third party an acceptable confidentiality agreement and such non-public information has been previously provided to Parent or will be provided to Parent prior to or substantially at the same time as it is provided to such third party; and

•

enter into, maintain and participate in discussions or negotiations with such third party regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

Notwithstanding the restrictions on solicitation described above, prior to the receipt of stockholder approval with respect to the Amended Merger Agreement, the Company is permitted to take the actions described above with respect to any Excluded Party.

In addition to the obligations of the Company set forth above, within twenty-four (24) hours following the end of the solicitation period, the Company was required to notify Parent of the number and characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party) of the Excluded Parties, if any, and provide Parent with a copy of each Acquisition Proposal received from any Excluded Party (but not including the identity of the Excluded Party). From and after the end of the solicitation period, the Company promptly, and in any event within twenty-four (24) hours of receipt, will advise Parent in writing in the event the Company or any of its subsidiaries or its and their respective representatives receives any Acquisition Proposal together with the material terms and conditions of such Acquisition Proposal (including the characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party), but not the identity of the person making such Acquisition Proposal, and a copy of any written documentation delivered to the Company or its representatives in connection therewith with the identity of the party making the Acquisition Proposal deleted). The Company will keep Parent informed in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any material amendment or modification) of any such Acquisition Proposal (including, after the end of the solicitation period, an Acquisition Proposal made by an Excluded Party), including all material developments with respect to any such Acquisition Proposal. Following the end of the solicitation period, without limiting any of the foregoing, the Company will promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal.

The Company will not take any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law (or any similar provision of any other takeover law) or otherwise cause such restrictions not to apply (except to the extent that the execution of the Amended Merger Agreement has such an effect or to the extent that any voting agreements entered into in connection with the Merger are deemed to have such an effect with respect to such other person), or agree to do any of the foregoing, in each case unless such actions are taken concurrently with a termination of the Agreement.

A Superior Proposal means any bona fide written Acquisition Proposal that the independent committee or the board of directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Amended Merger Agreement (taking into account any adjustment to the terms and conditions proposed by Parent in an offer that is (x) in writing in response to such proposal or otherwise and (y) that is not revocable during the time period that the Company cannot accept the Acquisition Proposal, and taking into account any termination fees and expense reimbursement provisions) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references to “15%” in the term “Acquisition Proposal” shall be deemed to be references to “60%.”

The Amended Merger Agreement does not prohibit the Company or its board of directors from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

As part of the Original Merger Agreement, the Company and its respective officers, employees, consultants and other representatives also had the solicitation right described above from November 8, 2007 (the date of the Original Merger Agreement) until 11:59 p.m. (New York time) on December 13, 2007. As part of such solicitation process, the independent committee designated Sears as an “Excluded Party” under the Original Merger Agreement. Sears did not retain its “Excluded Party” status under the Amended Merger Agreement, as the independent committee determined that Sears had not submitted a proposal that was reasonably likely to result in a “Superior Proposal” under the terms of the Amended Merger Agreement. Accordingly, no party has been designated an “Excluded Party” under the terms of the Amended Merger Agreement.

The board of directors of the Company, upon the recommendation of the independent committee, recommends that the Company’s stockholders adopt the Amended Merger Agreement and the transactions contemplated thereby.

Recommendation to Stockholders

The Amended Merger Agreement provides that, subject to the exceptions described below, neither the board of directors nor any committee thereof will:

•

(i) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the board of directors or any committee thereof of the Amended Merger Agreement, the Merger or any of the other transactions contemplated thereby, (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (iii) resolve, agree or publicly propose to take any such actions (each such action is deemed an “adverse recommendation change”);

•

cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “alternative acquisition agreement”) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than any acceptable confidentiality agreements); or

•	resolve, agree or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to receipt of stockholder approval with respect to the Amended Merger Agreement, the independent committee or the board of directors may, if the independent committee or the board of directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the fulfillment of its fiduciary duties to the stockholders of the Company under applicable law, taking into account all adjustments to the terms of the Amended Merger Agreement, including the merger consideration that may be offered by Parent:

•

make an adverse recommendation change in response to either (i) a Superior Proposal received after November 8, 2007 and that does not otherwise result from a material breach of the non-solicitation provision of the Amended Merger Agreement or (ii) material changes in circumstances that are not related to an Acquisition Proposal; or

•

solely in response to a Superior Proposal received after November 8, 2007 and that did not otherwise result from a material breach of the non-solicitation provision of the Amended Merger Agreement, cause the Company to terminate the Amended Merger Agreement (including payment of any termination fees) and concurrently enter into a binding alternative acquisition agreement with respect to such Superior Proposal; provided, however, that:

•

(i) no adverse recommendation change may be made and (ii) no such termination of the Amended Merger Agreement and entry into an alternative acquisition agreement, by the Company may be made in connection with a Superior Proposal, in each case until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the independent committee or the board of directors intends to make an adverse recommendation change or terminate the Amended Merger Agreement, as the case may be, and specifying the relevant terms and conditions of, and the characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party) of the person making, any Superior Proposal that is the basis of the proposed action by the independent committee or the board of directors, and contemporaneously furnishing a copy of the relevant alternative acquisition agreement (but not including the identity of the persons that are parties to such alternative acquisition agreement) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other amendment to another material term of such Superior Proposal will require a new written notice by the Company and an additional three (3) business day period);

•

during such five (5) business day period (or any additional three (3) business day period), the Company will, and will cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of the Amended Merger Agreement as would enable the Company to proceed with its recommendation of the Amended Merger Agreement and not make such an adverse recommendation change or terminate the Amended Merger Agreement; and

•

the Company will not make such an adverse recommendation change or terminate the Amended Merger Agreement if, prior to the expiration of such five (5) business day period (or any additional three (3) business day period), Parent makes a proposal to adjust the terms and conditions of the Amended Merger Agreement (which may include changes in the $4.50 per share merger consideration) that the independent committee or the board of directors determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal.

Employee Benefits

Parent has agreed that it will honor all of our benefit plans and compensation arrangements and agreements in accordance with their terms in effect immediately before the effective time. For a period of twelve months following the effective time of the Merger, Parent will provide to each current employee of the Company and its subsidiaries total compensation and benefits that are no less favorable in the aggregate than the total compensation and benefits to employees immediately before the effective time, giving consideration to equity-based compensation, equity-based benefits and non-qualified deferred compensation programs (except that Parent is not required to provide equity based compensation, equity-based benefits and nonqualified deferred compensation programs). Parent has the ability to amend or terminate a benefit plan in the event such amendment or termination is necessary to conform to applicable laws.

Subject to certain limitations, for purposes of new employee benefit plans provided to employees after the effective time of the Merger, each of our employees will be credited with his or her years of service with us and our subsidiaries to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar benefit plan. Such credit for service will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that such credit would result in any duplication of benefits. In addition, (i) each of our employees will be immediately eligible to participate, without any waiting time, in any and all new employee benefit plans to the extent coverage under such new plan is comparable to a prior plan of the Company prior to the effective time and (ii) Parent will use commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of each new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any employee to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable prior plan of the Company or its subsidiaries in which such employee participated immediately prior to the effective time. Parent will also use commercially reasonable efforts to cause any eligible expenses incurred by an employee and his or her covered dependents during the portion of the plan year of the prior plan of the Company ending on the date such employee’s participation in the corresponding new employee benefit plan begins to be taken into account under such new employee benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

Indemnification of Directors and Officers; Insurance

Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in their respective organizational documents or in any agreement will survive the Merger and will continue in full force and effect for a period of six years from the effective time of the Merger. For a period of six years from the effective time of the Merger, Parent and the surviving corporation must maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of our and our subsidiaries’ organizational documents in effect immediately prior to the effective time of the Merger and will honor and fulfill in all respects the obligations of the Company or any of its subsidiaries under any and all such provisions and under any and all of our or our subsidiaries’ indemnification agreements with any of our or their respective directors or officers in effect immediately prior to the effective time of the Merger, and must not modify any such provisions or agreements during such six-year period in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were our or our subsidiaries’ current or former directors or officers; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

Each of Parent and the surviving corporation must, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each of our and our subsidiaries’ current and former directors or officers and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at our request, in each case, in and to the extent of their capacities as such and not as our or our subsidiaries’ stockholders and/or equity holders or otherwise against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party entitled to indemnification to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the Merger; provided, however, that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent.

For a period of six years from the effective time, Parent must cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us or our subsidiaries with respect to matters arising on or before the effective time for the benefit of the directors and officers that are covered by such policies; provided that Parent may (i) substitute therefor policies of an insurance company (such insurance company to be an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance) the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time), provided that in no event will Parent or the surviving corporation be required to pay annual premiums in excess of 300% of the last annual premium paid by us prior to the date of the Original Merger Agreement, but in such case Parent must purchase as much coverage as reasonably practicable for such amount.

Prior to the effective time of the Merger, notwithstanding anything to the contrary above, the Company may purchase a six-year “tail” prepaid policy on the Company’s directors’ and officers’ liability insurance policy above on terms and conditions no less advantageous than the Company’s current directors’ and officers’ liability insurance, provided that the amount paid by the Company for such “tail” policy shall not exceed an amount 1800% of the last annual premium paid by us prior to the date of the Original Merger Agreement. In the event that the Company purchases such a “tail” policy prior to the effective time of the Merger, Parent and the surviving corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the surviving corporation under the previous paragraph for so long as such “tail” policy shall be maintained in full force and effect.

Parent must pay all reasonable expenses (including reasonable attorneys’ fees) that may be incurred by any indemnified party in enforcing the indemnity and other obligations. The obligations described above will survive the Merger and are in addition to other rights of the indemnified party. Those persons entitled to indemnification pursuant to the foregoing provisions are expressly intended to be third party beneficiaries of the Amended Merger Agreement.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Amended Merger Agreement, each of the parties has agreed to use (and to cause its affiliates to use) its reasonable best efforts to complete the Merger and the other transactions contemplated by the Amended Merger Agreement, including obtaining all necessary approvals and consents from governmental entities, including filings under the Hart-Scott-Rodino Act, or third parties, defending any lawsuit challenging the Merger and delivering any additional instrument necessary to consummate the Merger. However, we are not required to pay and cannot (without prior written consent of Parent) pay any material fee, penalty, or other consideration to any landlord or other third party to obtain any consent, approval or waiver required for the completion of the Merger under any material contracts.

Additionally, subject to the terms and conditions of the Amended Merger Agreement, the Company and Parent will (i) make their respective filings under the Hart-Scott-Rodino Act no later than the second business day after February 28, 2008; (ii) use reasonable best efforts to cooperate in determining whether filings or consents are necessary to complete the Merger and timely make such filings or seek such consents; and (iii) use reasonable best efforts to consummate the Merger, including resolving any governmental antitrust or other objections or impediments so as to allow the closing of the Merger to occur as soon as reasonable possible, including (A) promptly informing the other party upon receipt of any material communication from a governmental entity and (B) subject to applicable law, keeping each other apprised of the status of matters relating to the Merger. The Company and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March 3, 2008. On March 10, 2008, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act. Except for the required filings under the Hart-Scott-Rodino Act, and the filing of a certificate of merger in Delaware at the effective time of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Amended Merger Agreement or completion of the Merger.

Each of the Company and Parent have also agreed not to participate in any substantive discussion with a governmental entity in connection with the proposed transactions unless it notifies the other party and gives the other party the opportunity to participate in such discussion to the extent permitted by the governmental entity. Neither the Company nor Parent is permitted to extend any waiting period under the Hart-Scott-Rodino Act or enter into an agreement with a governmental entity not to consummate the transactions contemplated by the Amended Merger Agreement without the prior written consent of the other party.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted or threatened to be instituted challenging the Merger as violative of any antitrust, competition or trade regulation law, each of the Company and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Amended Merger Agreement.

Additionally, Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for equity and/or debt financings for the Company as part of the Company’s overall funding package at the time of the closing, including providing the Company with information about such financings as the Company may reasonably request. The Company will and will cause its subsidiaries and its and their respective representatives to provide to Parent all reasonable cooperation in connection with the arrangement of any such equity or debt financings as may be reasonably required by Parent. The Company and its counsel will be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that includes information about the Company or any of its subsidiaries prepared in connection with any such financings, and Parent and Merger Sub will include in such memoranda, documents or other materials, comments reasonably proposed by the Company.

Consent Under Existing Credit Facility; Financing

Parent intends to maintain in place after the closing the Company’s current credit facility with Bank of America and certain other lenders party thereto. Pursuant to letter agreements previously entered into by the Company and the lenders under the credit facility, the Company has obtained the necessary waivers and consents of the lenders in order to permit the Company to consummate the Merger and maintain the credit facility after the Merger. The lenders’ waivers and consents to the Merger under the current credit facility are subject to certain conditions, including that (i) no “material adverse effect” shall have occurred as defined in the credit facility from the date of the Original Merger Agreement until the date of the Merger, (ii) no default or event of default under the credit facility shall exist at the time of the Merger or arise therefrom (except for such defaults that arise pursuant to the Merger that have been expressly waived by the lenders in such letter agreements), and (iii) after giving effect to the consummation of the Merger, the availability under the credit facility shall be at least equal to the greater of (a) the amount of availability immediately prior to the consummation of the Merger or (b) $22,500,000.

The Company will provide, will cause its subsidiaries to provide, and will use its reasonable best efforts to cause its and their representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation and assistance reasonably requested by Parent and Merger Sub in connection with the Company’s existing credit facility and the consent thereto, including any requirements under the existing credit facility or consent thereto in respect of the transactions contemplated by the Amended Merger Agreement, and including any conditions to effectiveness of the consent.

In addition, if Parent, prior to the closing, determines instead to pursue a replacement of the existing credit facility with a new debt financing for the surviving corporation, and the Parent notifies the Company of its intent, the Company will provide, will cause its subsidiaries to provide, and will use its reasonable best efforts to cause its and their representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation and assistance reasonably requested by Parent and Merger Sub in connection with any replacement financing.

Rollover Agreements

Parent will use its commercially reasonable efforts to enforce the Rollover Agreements to be entered into with the Rollover Participants and the Investment Agreement entered into with Vardon Capital in connection with the Participants’ investments in Parent, and will not amend, waive or modify any provision thereof or release any party from its obligations thereunder without the prior written approval of the Company; provided, however, that:

•	this requirement will not be deemed to require Parent or Merger Sub to bring an action to cause the enforcement of any Rollover Agreement or the Investment Agreement; and

•

the condition in the Amended Merger Agreement that the Rollover Shares be contributed to Parent and that Vardon Capital perform its obligations under the Investment Agreement shall not be affected by Parent’s performance of the requirements hereunder.

Parent and Merger Sub shall cooperate with the Company, including if the Company commences an action, to enforce the Company’s rights under any or all of the Rollover Agreements and the Investment Agreement in order to satisfy this condition to the Merger. Notwithstanding any other provisions of the Amended Merger Agreement to the contrary, the failure of satisfying this condition to the Merger will be deemed in and of itself to not be a breach by the Company of any provision of the Amended Merger Agreement and the Company will not be liable to Parent, Merger Sub or their respective affiliates for any failure to satisfy this condition. Other than allowing all holders of the Company’s common stock to elect to ratably contribute their shares to Parent in exchange for an equity interest in Parent or an affiliate of Parent, without the prior written approval of the Company, on and after November 8, 2007, Parent and Merger Sub will not, directly or indirectly, increase, or seek in any way to increase, the number of shares (including Rollover Shares) to be contributed at or prior to the effective time of the Merger to Parent or any subsidiary thereof above 8,003,842 shares (inclusive of Rollover Shares).

Management Agreements

Parent and Merger Sub will, no more than 24 hours after such agreements are entered into, deliver to the Company any and all written contracts, undertakings, commitments or agreements between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the board of directors or any Participants, on the other hand, entered into on or after November 8, 2007, relating to the transactions contemplated by the Amended Merger Agreement or the operations of the Company after the effective time of the Merger.

Equity Commitments

Parent is prohibited from terminating, amending, waiving or modifying any material provision of the equity commitments or release any party from its obligations thereunder without the prior written approval of the Company; provided, however, that the total amount of the equity financing may be reduced in the event that Parent does not require all of the equity to be provided under the equity commitments, subject to written consent of the Company if it is reduced, in the aggregate, below an amount equal to the sum of $10,680,000 and all reasonable out-of-pocket expenses of the Company (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to the Company and its affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Amended Merger Agreement, the Merger and the other transactions contemplated thereby.

Conditions to the Merger

The respective obligations of the parties to effect the Merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the following conditions:

•

adoption of the Amended Merger Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date of the special meeting, (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock on the record date of the special meeting and (iii) the affirmative vote of a majority of the number of shares of our common stock present in person or by proxy and voting at the special meeting which are held by holders that have not submitted an “Acquisition Proposal” (as defined in the Amended Merger Agreement) at any time after November 8, 2007 and are not Participants;

•

no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity, in any case, prohibits or makes illegal the consummation of the Merger; and

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act.

Our obligation to effect the Merger is further subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the Amended Merger Agreement (without giving effect to any exceptions or materiality qualification), must be true and correct in all respects as of the date of the Original Merger Agreement and as of the date the Merger is completed, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (i.e., such failures would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Amended Merger Agreement); provided, however that to the extent that a representation or warranty expressly speaks as of a particular date or period, it need be true and correct only as of that date or period;

•

Parent must have in all material respects performed all obligations and complied with all the agreements required by the Amended Merger Agreement to be performed or complied with by it prior to the effective time of the Merger;

•	Parent must have delivered to us a certificate certifying to the satisfaction of the conditions relating to its representations and warranties and obligations set forth above; and

•

Parent must have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration to holders of outstanding shares of common stock other than cancelled shares and dissenting shares.

The obligation of Parent to effect the Merger is further subject to the satisfaction, or waiver by Parent, of the following conditions:

•

(i) our representations and warranties (other than our representations and warranties concerning our capitalization, the absence of an event or events having a material adverse effect from February 3, 2007 through January 24, 2008, broker’s fees and indebtedness (the “Unqualified Representations”)) set forth in the Amended Merger Agreement (without giving effect to any exceptions or materiality qualification) must be true and correct in all respects at and as of the date of the Original Merger Agreement and at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect; (ii) the Unqualified Representations must be true and correct in all respects at and as of the date of the Original Merger Agreement and at and as of the closing date as though made at and as of the closing date (subject, in the case of each of the Unqualified Representations (other than those concerning the absence of an event or events having a material adverse effect), to such inaccuracies as do not individually or in the aggregate exceed $1,500,000), and (iii) our representations and warranties concerning the absence of an event or events having a material adverse effect must be true and correct in all respects at and as of the date of the Original Merger Agreement; provided, however, that, with respect to (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period;

•

we must have in all material respects performed all obligations and complied with all the agreements required by the Amended Merger Agreement to be performed or complied with by us prior to the effective time of the Merger;

•	since the date of the Amendment, there has not occurred any “Company Material Adverse Effect” as defined in the Amended Merger Agreement;

•

we have delivered to Parent a certificate certifying to the satisfaction of the conditions relating to our representations and warranties and obligations set forth in the first three bullets above; and

•

prior to the effective time of the Merger, a minimum of 8,003,842 Rollover Shares have been contributed to Parent or an affiliate thereof and Vardon Capital will have invested in Parent or an affiliate thereof corresponding to the value of 3,449,055 shares of the Company’s common stock.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating the Amended Merger Agreement and abandoning the Merger, on the failure of any condition to be satisfied if such failure was primarily caused by such party’s breach of any provision of the Amended Merger Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by the Amended Merger Agreement.

Termination

The Amended Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent:

•

if the Merger has not been consummated on or before June 30, 2008; provided that neither party has the right to terminate if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the Amended Merger Agreement will have been the primary cause or, or primarily resulted in, the failure to consummate the Merger on or before such date;

•

if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Amended Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and non-appealable; provided that the party seeking to terminate must have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with the Amended Merger Agreement; or

•	the special meeting (including any adjournments or postponements thereof) is concluded and the requisite stockholder approval was not obtained;

•	by Parent:

•

if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreement (other than with respect to a material breach of the non-solicitation provision of the Amended Merger Agreement which is addressed below) or any such representations or warranties became untrue after November 8, 2007, which breach or failure to perform or be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger would result in a failure of any of the conditions to the obligation of Parent to close the Merger and cannot be cured by the earlier of June 30, 2008 and thirty (30) days after the giving of written notice to the Company of such breach or failure to perform or be true; provided that Parent will not have the right to terminate if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in the Amended Merger Agreement; or

•	if:

•	the Company’s board of directors makes an adverse recommendation change,

•

the Company or its board of directors (or any committee thereof) (A) approves, adopts, endorses or recommends any Acquisition Proposal or (B) approves, adopts, endorses or recommends, or enters into or allows the Company or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal (other than an acceptable confidentiality agreement),

•

after the end of the solicitation period, the Company fails to publicly reaffirm its recommendation of the Merger within ten (10) business days after the date of any Acquisition Proposal or material modification thereto from a person other than an Excluded Party is first commenced, published or sent or given to the Company’s stockholders,

•	the Company breaches the non-solicitation and other covenants in the non-solicitation provision of the Amended Merger Agreement in any material respect, or

•	the Company or the board of directors (or any committee thereof) authorizes or publicly proposes any of the above; or

•	by the Company:

•

if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreement (or any such representations and warranties become untrue after November 8, 2007), which breach or failure to perform or be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger would result in a failure of any of the condition to the obligation of the Company to closing the Merger and cannot be or has not been cured by the earlier of June 30, 2008 and thirty (30) days after the giving of written notice to Parent of such breach or failure to perform or to be true; provided that the Company will not have the right to terminate if it is then in material breach of any of its covenants or agreements set forth in the Amended Merger Agreement;

•

at any time prior to obtaining the requisite stockholder approval, in accordance with and subject to the terms and conditions of the non-solicitation and other covenants in the non-solicitation provision of the Amended Merger Agreement relating to a Superior Proposal; provided that the Company will have simultaneously with such termination entered into an alternative acquisition agreement and otherwise complied in all material respects with respect to the applicable Superior Proposal with non-solicitation and other covenants in the non-solicitation provision of the Amended Merger Agreement (including the notice provisions therein); or

•

if the Merger is not consummated on or before the third business day after all of the closing conditions of the Parent in the Amended Merger Agreement have been satisfied and continue to be satisfied at the time of such termination (other than those conditions that are to be satisfied by actions taken at the closing).

In the event of termination of the Amended Merger Agreement based on the foregoing provisions, the Amended Merger Agreement will terminate (except for the confidentiality agreement, the limited guarantees described on page 78 hereof (to the extent reflected in such guarantees), the provisions concerning finders or brokers, public announcements, termination, payment of termination fees, amendment of or supplements to the Amended Merger Agreement, and extension of time and waivers, and certain miscellaneous provisions), and there will be no other liability or obligation on the part of Parent, Merger Sub or the Company, to the other except, that no such termination will relieve the Company from any liability or damages resulting from an intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreement, in which case Parent and/or Merger Sub is entitled to all rights and remedies available at law or in equity.

Termination Fees and Expenses

Except as otherwise provided below, all fees and expenses incurred in connection with the Amended Merger Agreement, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of stockholder approval, and all filing and other fees paid to the SEC or in respect of the Hart-Scott-Rodino Act, in each case in connection with the Merger, will be shared equally by Parent and the Company.

Payable by the Company

Under the Amended Merger Agreement, we are required to pay certain termination fees and expenses to Parent as follows, subject to the terms of the Amended Merger Agreement:

(a)	In the event that:

(1)	the Amended Merger Agreement is terminated by Parent because (A) the board of directors effects an adverse recommendation change, (B) the Company or the board of directors (or any committee thereof) shall (i) approve, adopt, endorse or recommend any Acquisition Proposal or (ii) approve, adopt, endorse or recommend, or enter into or allow the Company or any of its subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal (other than an acceptable confidentiality agreement), (C) following the solicitation period, the Company fails publicly to reaffirm its recommendation of the Merger within ten (10) business days after the date any Acquisition Proposal (other than an Acquisition Proposal by an Excluded Party) or any material modification thereto (other than a modification to an Acquisition Proposal by an Excluded Party) is first commenced, published or sent or given to the Company’s stockholders, (D) the Company shall have breached in any material respect its obligations under the non-solicitation provision in the Amended Merger Agreement or (E) the Company or the board of directors (or any committee thereof) shall authorize or publicly propose any of the foregoing; or

(2)	the Amended Merger Agreement is terminated by the Company at any time prior to obtaining the requisite stockholder approval if the board of directors (or the independent committee) determines in good faith (after consultation with outside counsel) in response to a Superior Proposal that the failure to not terminate the Amended Merger Agreement would be inconsistent with the fulfillment of its fiduciary duties to the stockholders of the Company, provided that the Company shall have simultaneously with such termination entered into an alternative acquisition agreement and otherwise complied with certain provisions of the Amended Merger Agreement as required therein;

then, in any such event, the Company will pay to Parent the Termination Fee (as defined below), plus all Parent Expenses (as defined below), less any amounts paid pursuant to paragraph (c) or (d) below;

(b)	In the event that (A) an Acquisition Proposal (whether or not conditional) has been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors (and such Acquisition Proposal has not been withdrawn (x) prior to the date of termination, with respect to any termination pursuant to (i) or (iii) below and (y) at least 10 business days prior to the date of the special meeting at which the vote on the Merger is held, with respect to any termination pursuant to (ii) below), (B) the Amended Merger Agreement is thereafter terminated (i) by Parent because the Merger was not consummated on or before June 30, 2008 (but only in the event that Parent is permitted to terminate the Amended Merger Agreement for such reason and the Company is not permitted to terminate the Amended Merger Agreement for such reason), (ii) by the Company or Parent because the requisite stockholder approval of the Company was not obtained (but only in the event that the Acquisition Proposal listed in clause (A) was made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors prior to the date on which the special meeting was convened) or (iii) by Parent because the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreement (except if Parent’s termination is based primarily on any representation or warranty of the Company, that was true as of the date of the Original Merger Agreement, having become untrue as of a date subsequent to the date of the Original Merger Agreement) and (C) within twelve (12) months after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then, in any such event, the Company will pay to Parent the Termination Fee plus all Parent Expenses, less any amount previously paid to Parent (if any) pursuant to paragraph (c) or (d) below;

(c)	In the event that the Amended Merger Agreement is terminated by Parent for the Company’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreements under circumstances in which the termination fee is not then payable pursuant to paragraph (b) above, then the Company will reimburse Parent for all Parent Expenses; provided, that the payment by the Company of the Parent’s expenses hereunder will not relieve the Company of any subsequent obligation to pay any termination fee under paragraph (b) above and will not relieve the Company from any liability or damages resulting from an intentional breach of any of its representations, warranties, covenants or agreements set forth in the Amended Merger Agreement; or

(d)	In the event that the Amended Merger Agreement is terminated by the Company or Parent due to failure to obtain the requisite stockholder approval under circumstances in which the termination fee is not then payable pursuant to paragraph (b) above, then the Company will pay to Parent an amount equal to $1,776,000; provided, that the payment by the Company of such amounts pursuant will not relieve the Company of any subsequent obligation to pay any termination fee under paragraph (b) above.

“Termination Fee” means an amount equal to $7,103,000, except that in the event that the Amended Merger Agreement is terminated (A) by Parent pursuant to paragraph (a)(1) above in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to paragraph (a)(2) above in order to enter into an alternative acquisition agreement with an Excluded Party, “Termination Fee” shall mean an amount equal to $4,440,000.

“Parent Expenses” means (A) the $625,000 arrangement fee for extension of credit evidenced by the Notes and (B) all reasonable out-of-pocket expenses of Parent and Merger Sub incurred by Parent or Merger Sub or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any fees, costs or expenses payable to Parent, Merger Sub or any of their respective affiliates or personnel; provided, however, in the event that this Agreement is terminated (A) by Parent pursuant to paragraph (a)(1) above in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to paragraph (a)(2) above in order to enter into an alternative acquisition agreement with an Excluded Party, “Parent Expenses” shall not exceed an amount equal to $3,560,000.

Payable by Parent

In the event that the Company terminates the Amended Merger Agreement because (i) the Merger shall not have been consummated on or before the third business day after all of the conditions to Parent’s obligation to close the Merger have been satisfied (other than those conditions that are to be satisfied by actions taken at the closing), or (ii) Parent and Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements (subject to some exceptions) under the Amended Merger Agreement (or any such representations or warranties have become untrue), then, in any such event, Parent must pay $10,680,000 to us and reimburse us for all reasonable out-of-pocked expenses of the Company incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Amended Merger Agreement and the transactions contemplated thereby.

We have agreed that our right to receive payment of a termination fee, the Company’s expenses and the costs and expenses of enforcements, collection and interest from Parent pursuant to the terms of the Amended Merger Agreement or the guarantee thereof pursuant to the guarantee will be the sole and exclusive remedy available to us and our subsidiaries against Parent, Merger Sub, the guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the guarantors or any of their former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents will have any further liability or obligation arising out of the Amended Merger Agreement or the transactions contemplated thereby.

Amendment and Supplement

Any provision of the Amended Merger Agreement may be amended, modified or supplemented at any time prior to the closing date of the Merger, whether before or after the adoption of the Amended Merger Agreement by our stockholders. However, after the Amended Merger Agreement has been adopted by our stockholders, there will be no amendment or waiver that by law would require the further approval of our stockholders without such approval having been obtained. The Amended Merger Agreement is prohibited from being amended, modified or supplemented in any matter except by an instrument in writing signed by each of the parties in interest at the time of the amendment.

Extension of Time; Waiver

At any time prior to the closing of the Merger, the parties may, by action taken or authorized by their respective board of directors, to the extent permitted by applicable law:

•	extend the time for the performance of any of the obligations or acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties set forth in the Amended Merger Agreement or any document delivered pursuant thereto; or

•	subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained therein;

provided, however, that after the requisite stockholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy under the Amended Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties under the Amended Merger Agreement are cumulative and are not exclusive of any rights or remedies which they would otherwise have thereunder.

Specific Performance

Parent and Merger Sub are entitled to specific performance of the terms of the Amended Merger Agreement, including an injunction or injunctions to prevent breaches of the Amended Merger Agreement and to enforce specifically the terms and provisions of the Amended Merger Agreement.

The maximum aggregate liability of Parent and/or Merger Sub to the Company is limited to an amount equal to the amount of the limited guarantees. The Company is prohibited from seeking to recover any money damages in excess of such amounts from Parent, Merger Sub and/or any guarantor or any of their respective representatives, affiliates or investors in connection with the Merger, the Amended Merger Agreement or the transactions contemplated thereby. The Company and its subsidiaries are not entitled to an injunction or injunctions to prevent breaches of the Amended Merger Agreement (other than the Company’s right to enjoin Parent or Merger Sub from interfering with the Company’s ability to seek and obtain a Superior Proposal as further described in the Amended Merger Agreement) or to enforce specifically the terms and provisions of the Amended Merger Agreement. The Company and its subsidiaries sole and exclusive remedy is as provided in this paragraph; provided, however, that the Company is permitted to enforce specifically or enjoin breaches of any terms and conditions of its confidentiality agreement with Catterton.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), a copy of which is attached to this proxy statement as Annex H. Stockholders intending to exercise appraisal rights should carefully review Annex H. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the Merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery (the “Court”) and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Amended Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than twenty (20) days prior to the meeting a constituent corporation must notify each of its holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the Amended Merger Agreement, or an abstention or failure to vote for the adoption of the Amended Merger Agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the Amended Merger Agreement. Any proxy or vote against the Merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. If common stock is held through a broker who in turn holds the common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, California 94925, Attention: Chief Financial Officer and Secretary. The demand must reasonably inform us of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Amended Merger Agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the Amended Merger Agreement.

Within 120 days after the effective time of the Merger (but not thereafter), any stockholder who has satisfied the requirements of entitlement to perfection of appraisal rights will be entitled, upon written request, to receive from us a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by us or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from us the statement described in this paragraph.

Within 120 days after the effective time of the Merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that we will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the Amended Merger Agreement if they did not seek appraisal of their shares. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Special Factors—Material United States Federal Income Tax Consequences of the Merger” on page 87.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Amended Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Amended Merger Agreement only with our consent. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Amended Merger Agreement within 60 days after the effective time of the Merger. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the Amended Merger Agreement. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex H to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

INFORMATION ABOUT THE COMPANY

The Company’s Business

Restoration Hardware, Inc. and subsidiaries, is a specialty retailer of hardware, bathware, furniture, lighting, textiles, accessories and gifts. We commenced business in 1979 as a purveyor of fittings and fixtures for older homes. Since then, we have evolved into a unique home furnishings retailer offering consumers an array of distinctive and high quality merchandise.

We operate on a 52-53 week fiscal year ending on the Saturday closest to January 31st. Our current fiscal year is 52 weeks and ends on February 2, 2008 (“fiscal 2007”).

Our merchandise strategy and our stores’ architectural style create a unique and attractive selling environment designed to appeal to an affluent, well educated, 35 to 60 year old customer. We are positioned to fill the void in the marketplace above the current home lifestyle retailers and below the interior design trade.

We operate 102 stores and 8 outlet stores in 30 states, the District of Columbia and Canada. In addition, we also operate a direct-to-customer (“direct”) sales channel, which includes both catalog and Internet, and a wholly-owned furniture manufacturer.

We are a multi-channel business and our catalog distribution drives sales across our retail, catalog and Internet businesses. We use our catalog as our primary marketing vehicle, marketing to new and existing customers, both in and outside the retail trade area. We believe our catalog is a key resource to further market our brand to all our current and new customers.

Over the past several years, we have invested heavily in repositioning our brands and remodeling our stores, including:

•

In 2002 and 2003, we began our repositioning efforts with the launch of a new merchandising strategy and the remodeling of our stores. We made key changes to our assortment including refinements in premium textiles, bath fixtures and hardware, lighting and furniture.

•

In 2004, we re-merchandised our furniture assortment and revamped our accessories offering. In addition, we redesigned our catalog to improve its presentation of our core businesses and to more clearly communicate the quality positioning of our product offerings. We also introduced our first outlet store. Our outlet store strategy is designed to enable us to more effectively liquidate overstocked, discontinued and damaged merchandise.

•

In 2005, we remodeled the majority of our existing stores. The remodeled stores enabled us to expand our merchandise offerings in certain core categories, particularly lighting and textiles, and to present those offerings with more clarity and focus. We also opened one retail store and five outlet stores.

•

In 2006, we continued to grow our direct-to-customer business with the addition of two category extensions, the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog. In addition, we opened two outlet stores, and launched a new brand, Brocade Home. In 2006 we also began a multi-year program of investing in systems and infrastructure targeted at strengthening our supply chain. Included in these investments are new order management and warehouse management programs, redesigned distribution networks and facilities, and other systems, process and infrastructure changes. We believe these investments will improve our customers’ experiences while leveraging our operating costs as a percentage of our sales. In addition, we have strengthened our Company by hiring several new key employees of our management team.

During the first half of fiscal 2007, we introduced our third category extension, the Restoration Hardware Bed & Bath catalog, reflecting our efforts to extend our leadership position in this strategically important category. Additionally, we launched Restoration Hardware Trade, a direct sales division targeting home and hospitality developers. Each of these new initiatives has continued to grow in size as the year progressed.

The macro economic environment in the home furnishings and home building sectors continued to challenge our business during the first half of fiscal 2007 and our financial performance was affected by the current downtrend in these sectors.

We are focused on a number of initiatives to improve our operations in fiscal 2007 and have a number of cost cutting efforts and growth initiatives in place over the next several quarters which are designed to respond to the current market conditions as well as to improve some parts of our business operations, including the following:

•

We completed the retrofitting of our East Coast furniture distribution centers in the first quarter of this year. We installed new narrow aisle racking, which will greatly improve space utilization and improve productivity.

•

We consolidated our small package direct-to-customer fulfillment from three distribution centers into one centralized distribution center in the second quarter of fiscal 2007. This consolidation of order fulfillment is intended to improve our in-stock availability, turn of inventory and inbound & outbound freight costs. This consolidation of small package direct-to-customer operations resulted in a shift in reporting of certain shelf stock orders originating from our retail stores.

•

We have implemented cost reduction strategies to lower expenses over the balance of the year, including the renegotiation of key components of our catalog production costs and the reorganization of our headquarters that resulted in the elimination of approximately 100 positions, of which approximately 40% were filled positions.

•	We are installing a new warehouse management system in our furniture distribution centers to improve order integrity, tracking and productivity.

•	We are re-engineering our home delivered furniture network, with the goal of reducing returns and damages.

•	We are investing in sourcing and production management in order to reduce our cost of goods in some of our core merchandise categories.

•	We are developing an integrated, multi-channel order management system in order to provide greater order integrity.

•

We plan to open a new distribution center in the summer of 2008. This new facility will be used primarily for the fulfillment of our small package direct-to-customer business and the replenishment of our East Coast retail stores. We have entered into a lease agreement relating to this facility and the leased premised are being constructed by the landlord.

Segments

Beginning in the second quarter of fiscal 2007, we revised our segment reporting structure to better represent how management evaluates each segment’s performance. In summary, the key elements of the segment reporting changes are as follows:

•	Stores—the name of our Retail segment was changed to Stores. The Stores segment includes retail stores, outlet stores and warehouse sale events.

•

Direct-to-Customer—the Direct-to-Customer segment includes the catalog and Internet business, the To the Trade sales division, Restoration Hardware Baby & Child and store orders fulfilled by the direct-to-customer distribution center. To be consistent with the revenue shift, a proportionate amount of related costs is shifted from the Stores segment to the Direct-to-Customer segment.

•

Unallocated—the unallocated category includes all distribution center, call center and headquarters costs. Distribution center and other fulfillment costs have been eliminated from the operating segments to make external reporting consistent with how management evaluates the business. The distribution centers, call center and headquarters costs are considered support costs and are not included as part of segment profitability.

In addition, beginning in the second quarter of fiscal 2007, we consolidated all small package, direct-to-customer shipments into one distribution center. Previously, these shipments were fulfilled through three facilities: one direct-to-customer distribution center and two retail replenishment distribution centers. As part of the consolidation of small package direct-to-customer fulfillment into the direct-to-customer distribution center, revenues that had been recorded in the retail segment are now being recorded in the direct-to-customer segment beginning in the second quarter of 2007.

On February 15, 2008, we filed a Form 8-K with the SEC in which we recasted our previously reported segment results for the years ended February 3, 2007, January 28, 2006 and January 29, 2005. This Form 8-K and the recasted financial information included therein are incorporated by reference into this proxy statement.

Stores Segment

The Stores segment offers a broad but carefully edited selection of merchandise that provides a consistent point of view throughout our retail stores. Our collection of merchandise, not traditionally found in a single store environment, includes hardware, bathware, furniture, lighting, textiles, accessories and related merchandise. Our merchandise mix also includes proprietary products selected from non-traditional distribution channels that appear unique to our customers.

Direct-To-Customer Segment (Catalog and Internet)

Our Direct-to-Customer segment complements our Stores segment by building customer awareness of our merchandise concepts, increasing customer traffic in our stores, enhancing brand image and acting as an effective advertising vehicle. In addition, we maintain a website, www.restorationhardware.com, designed to sell our products, promote consumer awareness of our brand and generate store traffic as well as purchases on our website or through our catalogs.

Production and Suppliers

Product Selection, Purchasing and Sourcing

We make merchandise purchases from over 600 vendors and source some of our furniture through our wholly-owned subsidiary, The Michaels Furniture Company, Inc. (“Michaels”). Our vendors include major domestic manufacturers, specialty niche manufacturers and importers. We maintain agents in China, England, France, Germany, India, Indonesia, Italy, Japan, Philippines, Portugal, Vietnam and Eastern Europe. More than half of our purchases are sourced from vendors located abroad. By sourcing a large proportion of products offshore, we seek to achieve increased buying effectiveness and ensure exclusivity for a portion of our product line. In many instances, we also work closely with our vendors to develop products that are unique to us.

Michaels, located in Sacramento, California, was purchased by the Company in 1998. Michaels manufactures a line of high quality furniture that includes bedroom, living room, dining room, home office and occasional items. All of Michaels’ sales during the first two fiscal quarters of fiscal 2007 and during fiscal 2006, fiscal 2005 and fiscal 2004 were to the Company.

Management Information Systems

Our retail management information systems include integrated store, merchandising, distribution and financial systems. We utilize one vendor for our point-of-sale, merchandise management and warehouse management systems, and rely on that vendor for software support as well.

Competition

The retail market is highly competitive. We compete against a diverse group of retailers ranging from specialty stores to traditional furniture stores and department stores. Our product offerings also compete with a variety of national, regional and local retailers. We compete with these and other retailers for customers, suitable retail locations, suppliers, qualified employees and management personnel. Many of our competitors have significantly greater financial, marketing and other resources. Moreover, increased competition may result, and has resulted in the past, in potential or actual litigation between us and our competitors relating to such activities as competitive sales and hiring practices, exclusive relationships with key suppliers and manufacturers and other matters. As a result, increased competition may adversely affect our financial performance, and we cannot assure you that we will be able to compete successfully in the future.

We believe that our ability to compete successfully is determined by several factors, including, among other things, the strength of our management team, the breadth and quality of our product selection and merchandise presentation, the quality of our customer service, our pricing, our store locations, and the effectiveness of our catalog circulation strategies. Although we believe that we are able to compete favorably on the basis of these factors, we may not ultimately succeed in competing with other retailers in our market.

Employees

At April 30, 2008, we had 1,697 full-time employees and 1,834 part-time employees, including 35 part-time temporary/seasonal employees. We consider our employee relations to be good.

Legal Proceedings

For a discussion of a stockholder complaint filed against us in connection with the Merger, see “Special Factors—Litigation” beginning on page 89.

We also are involved from time to time in other legal proceedings, including litigation arising in the ordinary course of our business. At the present time, we do not believe that any of these other legal proceedings will have a material adverse effect on our business, financial condition or results of operations. However, we cannot assure you that the results of any proceeding will be in our favor. Moreover, due to the uncertainties inherent in any legal proceeding, we cannot accurately predict the ultimate outcome of any proceeding and may incur substantial costs to defend the proceeding, irrespective of the merits. An unfavorable outcome of any legal proceeding could have an adverse impact on our business, financial condition, and results of operations.

Selected Historical Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in (i) Item 7 (“Management’s Discussion and Analysis and Financial Condition and Results of Operation”), Item 7A (“Quantitative and Qualitative Disclosures About Market Risk”), Item 8 (“Consolidated Financial Statements and Supplementary Data”) and Item 9A (“Controls and Procedures”) of Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, and (ii) exhibits 99.1, 99.2 and 99.3 of the Company’s Form 8-K filed on February 15, 2007 which are incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information,” beginning on page 134.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided because the Company does not believe that such information is material to stockholders in evaluating the proposed Merger and the Amended Merger Agreement because (i) the proposed merger consideration is all cash and (ii) if the Merger is completed, the Company’s common stock will cease to be publicly traded.

	Fiscal Year
(Dollars in thousands, except per share and selected operating data)	2007	2006	2005	2004	2003
Results of Operations:
Net revenue	$722,243	$712,810	$581,657	$525,823	$438,508
Income (loss) before income taxes	(51,809)	3,395	(3,106)	1,604	(4,029)
Net income (loss)	(51,936)	3,252	(29,307)	1,704	(2,518)
Net income (loss) attributable to common stockholders	(51,936)	3,252	(29,307)	1,704	(2,518)
Net income (loss) per common stock—basic	$(1.34)	$0.09	$(0.83)	$0.05	$(0.08)
Net income (loss) per common stock—diluted	$(1.34)	$0.08	$(0.83)	$0.04	$(0.08)

Financial Position:
Working capital	$102,510	$109,826	$87,483	$51,791	$52,097
Total assets	342,546	316,367	274,268	279,263	233,895
Line of credit and other current debt	—	—	—	33,819	10,286
Long term debt and other long-term obligations	86,235	70,158	58,177	143	352
Convertible promissory notes	25,010	—	—	—	—
Redeemable convertible preferred stock	—	—	—	8,331	8,541
Stockholders’ equity	$43,830	$92,108	$80,132	$99,286	$96,532

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years 2007 through 2003, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, which is incorporated herein by reference. See “Where You Can Find More Information” on page 134.

Computation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

	Fiscal Year
	2007	2006	2005	2004	2003
Income (loss) from operations	(43,146)	10,628	944	4,076	(1,875)
Fixed charges:
Interest expense	8,603	7,083	3,741	2,119	1,473
Amortized discount and capitalized expense related to debt	191	245	407	442	766

Total fixed charges	8,794	7,328	4,148	2,561	2,239

Ratio of earnings to fixed charges	*	1.5	*	1.6	*

*	Earnings for fiscal years 2007, 2005 and 2003 were insufficient to cover fixed charges by $51.9 million, $3.2 million and $4.1 million, respectively.

Net Book Value Per Share of Company Common Stock

The net book value per share of common stock of the Company as of February 2, 2008 was $1.12.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NASDAQ Global Market under the trading symbol “RSTO.” The following table sets forth the high and low closing sales prices as reported by NASDAQ for our common stock, par value $0.0001 per share, for each of the quarterly periods presented.

	High	Low
2008
First Quarter	$4.40	$4.08

2007
Fourth Quarter	$5.13	$2.76
Third Quarter	$6.51	$4.27
Second Quarter	$7.47	$6.08
First Quarter	$9.53	$7.01

2006
Fourth Quarter	$9.63	$6.00
Third Quarter	$7.54	$6.20
Second Quarter	$6.90	$5.15
First Quarter	$6.60	$4.94

No dividends have been declared on our common stock since our 1998 initial public offering and it is not anticipated that we will pay any dividends in the foreseeable future on our common stock. In addition, restrictive covenants in our revolving credit facility and in the Amended Merger Agreement limit our ability to pay dividends.

The closing sale price of our common stock on NASDAQ on November 7, 2007, which was the last trading day before we announced the Original Merger Agreement prior to the market opening on November 8, 2007, was $2.68. The closing price of our common stock on NASDAQ on January 24, 2008, which was the trading day on which we announced the Amended Merger Agreement after the market closed on such date, was $3.87. On May 5, 2008, the closing price of our common stock on the NASDAQ Global Market was $4.38. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of May 5, 2008, there were 38,969,600 shares of our common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of May 2, 2008, the record date of the special meeting, by (i) all persons who are beneficial owners of 5% or more of that class, (ii) each director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, California 94925.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned(1)
Sears Holding Corp(2)	5,307,832	13.62%
3333 Beverly Road, Hoffman Estates, Illinois 60179
Glenn J. Krevlin(3)	5,067,112	12.98%
Palo Alto Investors, LLC(4)	4,474,800	11.48%
470 University Avenue, Palo Alto, CA 94301
Gary G. Friedman(5)	3,779,917	9.41%
Vardon Capital, LLC	3,449,055	8.85%
120 West 45th Street, 17th Floor, New York, NY 10036
Reservoir Capital Partners, L.P. and affiliates(6)	2,526,509	6.48%
650 Madison Avenue, 26th Floor, New York, NY 10022
Raymond C. Hemmig(7)	327,134	*
Robert E. Camp(8)	153,692	*
Ken Dunaj(9)	208,750	*
Chris Newman(9)	106,250	*
Bonnie Orofino(9)	136,670	*
Robert C. Hamer III(10)	40,000	*
M. Ann Rhoades(11)	43,137	*
Ian Sears(12)	50,250	*
T. Michael Young(9)	24,375	*
Vivian Macdonald(9)	26,500	*
All current directors and executive officers as a group(12 persons)	9,963,787	24.30%

*	Less than one percent of our outstanding securities.

(1)	The percentage of class beneficially owned is based on 38,969,600 shares of common stock outstanding as of May 2, 2008, the record date of the special meeting. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of May 2, 2008, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2)	Based on the Schedule 13D/A filed on March 3, 2008 by Sears Holdings Corporation.

(3)

Based on information provided by Glenn G. Krevlin, Glehnhill Advisors, LLC, Glenhill Capital LP, Glenhill Capital Overseas Master fund, LP and Glenhill Concentrated Long Master Fund, LLC regarding Mr. Krevlin’s expected beneficial ownership of our common stock as of May 2, 2008, which is the record date of the special meeting. Includes 2,244,179 shares of common stock held by Glenhill Capital LP, 1,388,354 shares of common stock held by Glenhill Capital Overseas Partners Ltd., 1,298,100 shares of common stock owned by Glenhill Concentrated Long Master Fund LLC and 60,838 shares of common stock held by Mr. Krevlin. Also includes 75,641 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Mr. Krevlin. Mr. Krevlin is the managing member of Krevlin Advisors, LLC, whose subsidiary, GJK Capital Management, LLC, is the general partner of Glenhill Capital LP. Mr. Krevlin also is the managing member of Glenhill Overseas Management, LLC, which serves as the investment manager for Glenhill Capital Overseas Partners Ltd. Glenhill Capital LP and Glenhill Capital Overseas Partners Ltd. have sole voting and investment power with regard to shares that each owns directly. Mr. Krevlin has sole voting and investment power with regard to all shares beneficially owned. Mr. Krevlin disclaims beneficial ownership of the shares held by Glenhill Capital LP, Glenhill Capital Overseas Partners Ltd. and Glenhill Concentrated Long Master Fund LLC except to the extent of his pecuniary interest therein.

(4)	Based on information provided by Palo Alto Investors, LLC, Palo Alto Investors Palo Alto Small Cap Master Fund, L.P., Micro Cap Partners, L.P., UBTI Free, L.P. and William Leland Edwards regarding such entities’ expected beneficial ownership of our common stock as of May 2, 2008, which is the record date of the special meeting. Palo Alto Investors, Inc. is the manager of Palo Alto Investors. Palo Alto Investors, Inc. is the controlling shareholder of Palo Alto Investors.

(5)	Based on information provided by Gary G. Friedman regarding Mr. Friedman’s expected beneficial ownership of our common stock as of May 2, 2008, which is the record date of the special meeting. Includes 1,200,000 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Mr. Friedman. Also, includes 100,000 shares held by Mr. Friedman through an individual retirement account and 125,698 shares held by the spouse of Mr. Friedman.

(6)	Based on information provided by RCGM, LLC (f/k/a Reservoir Capital Management, L.L.C.), Reservoir Capital Group, L.L.C., Reservoir Master Fund, L.P., Reservoir PCA Fund (Cayman), L.P. and RMF GP, LLC, regarding such entities’ expected beneficial ownership of our common stock as of May 2, 2008, which is the record date of the special meeting.

(7)	Includes 92,224 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Mr. Hemmig. Also includes 2,800 shares of common stock held by Kristen Hemmig, 2,800 shares of common stock held by Karin Hemmig, 2,800 shares of common stock held by Kimberly Hemmig and 2,800 shares of common stock held by Karolyn Hemmig, each of whom is Mr. Hemmig’s daughter. Mr. Hemmig disclaims beneficial ownership of the shares of common stock held by his daughters.

(8)	Includes 76,828 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Robert Camp. Also includes 7,000 shares owned by Mr. Camp’s spouse in an individual retirement account.

(9)	Consists entirely of shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by such executive officer or director.

(10)	Includes 25,000 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Mr. Hamer.

(11)	Includes 24,375 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Ms. Rhoades.

(12)	Includes 42,500 shares of common stock subject to options exercisable within 60 days of May 2, 2008, held by Ian B. Sears.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Secretary, Chris Newman, at our principal executive offices located at 15 Koch Road, Suite J, Corte Madera, California 94925 or by telephone to (415) 924-1005. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we do not expect to hold an annual meeting in 2008. If the Merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2008 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Brought Before the 2008 Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary, Chris Newman. To be timely for the 2008 annual meeting, assuming that the 2008 annual meeting is held on the same date as the 2007 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no later than March 14, 2008 (120 days prior to the date of the meeting). A stockholder’s notice must accompany any stockholder proposal and will set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the number of shares of our voting securities which are owned beneficially and of record by the stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of the stockholder of record and the beneficial owner, if any, in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials for the 2008 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2008 annual meeting of the stockholders must be received by our Corporate Secretary, Chris Newman, at the address of our principal executive offices no later than February 6, 2008 (120 days before the date on which we first mailed our proxy materials for the 2007 annual meeting), in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority

In addition, the proxies solicited by our board of directors for the 2008 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than April 21, 2008 (45 days before the date on which we first mailed our proxy materials for the 2007 annual meeting).

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant non-Participant stockholders access to the corporate files of the Company, any other party to the proposed Merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

WHERE YOU CAN FIND MORE INFORMATION

We make available free of charge through our website at www.restorationhardware.com under “Company Information” our Annual Reports on Form 10-K; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; the beneficial ownership reports (Forms 3, 4 and 5) filed by our officers, directors and other reporting persons; and amendments to these and other reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. Further, the public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our electronic filings at www.sec.gov.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended February 2, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 5, August 4, and November 3, 2007; and

•

our Current Reports on Form 8-K filed on April 11, 2007, May 3, 2007, May 30, 2007, August 10, 2007, November 8, 2007 (two), November 16, 2007, November 27, 2007, December 10, 2007, January 7, 2008, January 24, 2008, February 15, 2008, February 29, 2008 and April 28, 2008 (in each case other that those portions of such Current Reports on Form 8-K that may be furnished under Items 2.02 and 7.01 thereof).

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of the Company’s filings should be sent to Restoration Hardware, Inc., 5725 Paradise Drive, Building D, Corte Madera, California 94925, Attention: Corporate Secretary, Telephone: (415) 924-1005. Document requests from the Company should be made by June 5, 2008 in order to receive them before the special meeting. Information concerning us can also be obtained through our website (www.restorationhardware.com) or from the SEC through the SEC’s website at the address provided above. The information contained on our website is not part of, or incorporated into, this proxy statement.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated May 9, 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

We have supplied all information in this proxy statement relating to us and our subsidiaries. Each of the Participants has supplied all information in this proxy relating to such individual’s position concerning the transaction and his or its relationship with Parent. Parent has supplied all such information relating to Parent and Merger Sub.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

HOME HOLDINGS, LLC,

HOME MERGER SUB, INC.

and

RESTORATION HARDWARE, INC.

Dated as of November 8, 2007

A-i

Table of Content

(continued)

A-ii

Table of Content

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2007 (this “Agreement”), among Home Holdings, LLC, a Delaware limited liability company (“Parent”), Home Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Restoration Hardware, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Board of Directors”), after considering the unanimous recommendation of a committee (the “Independent Committee”) of the Board of Directors formed for the purpose of, among other things, evaluating and making a recommendation to the full Board of Directors with respect to this Agreement and the Merger, has by unanimous action of those directors who voted (i) determined that it is in the best interests of the Company and its stockholders that do not own Rollover Shares (as defined below), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, (ii) approved the execution, delivery and performance by the Company of and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend adoption of this Agreement by the stockholders of the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the manager of Parent and the board of directors of Merger Sub have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, persons (each such person, a “Rollover Participant”) that are party to a Rollover Agreement (as hereinafter defined) have agreed that they will contribute, immediately prior to the Effective Time, all or a portion of the Shares (as defined below) owned beneficially or of record by such Rollover Participant to Parent or a Subsidiary thereof (the “Rollover Shares”) in a transaction intended to be governed by Section 721 of the Internal Revenue Code of 1986, as amended, in exchange for an equity interest in Parent or an affiliate of Parent, and upon the Effective Time such Rollover Shares shall be automatically cancelled and shall cease to exist pursuant to Section 2.1(b) hereof; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York at 9:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Company Common Stock. Each issued and outstanding share of common stock, par value $0.0001 per share, of the Company outstanding immediately prior to the Effective Time (such shares,

collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $6.70 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Company, Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (including each Rollover Share owned, directly or indirectly, by Parent or Merger Sub) or held by the Company, or any Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.1(d) shall be construed as permitting the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Dissenting Shares. (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder, member or equity owner of the Surviving Corporation. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) prompt written notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the

DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in and reasonably to direct all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (as so designated pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, the “Paying Agent”), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration, in accordance with Section 2.1, in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures. (i) As soon as reasonably practicable after the Effective Time and in any event not later than the third business day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. No interest shall be paid or accrued on such amounts. In the event that any Certificate represents both Rollover Shares and Shares entitled to receive the Merger Consideration, the Paying Agent shall take such action as necessary to split the Certificates accordingly.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof, unless previously demanded by Parent pursuant to Section 2.2(f)) that remains undistributed to the former holders of Shares for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent, upon demand.

(g) Lost Certificates. In the case of any Certificate or any certificate representing Rollover Shares that has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3 Company Stock Options. At the Effective Time, each option or similar right (each, a “Company Stock Option”) to purchase Shares granted under any Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and pursuant to the Company Stock Plans, shall be exchanged for a cash program such that the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as reasonably practicable following the Effective Time and in no event later than the end of the first payroll cycle following the Effective Time, an amount in cash (without interest, and less any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. The Company shall take all reasonable actions necessary to effectuate the provisions of this Section 2.3; provided that the Company may not provide any consideration to any holder of Company Stock Options with respect to their cancellation other than as provided in this Section 2.3.

Section 2.4 Restricted Stock Units. Immediately prior to the Effective Time, each award of a right under any Company Stock Plan (other than awards of Company Stock Options, the treatment of which is specified in Section 2.3) entitling the holder thereof to Shares or cash equal to or based on the value of Shares (such awards, collectively, “Restricted Stock Units”) which, in each case, is outstanding and unvested as of the Effective Time shall either (i) be assumed with a comparable equity award of Parent or (ii) be replaced with a cash incentive program of the Company, which in either case preserves the compensation element of such Restricted Stock Units existing at the Effective Time and the vesting terms of the Restricted Stock Units and in the case of (ii) above provides for subsequent payout in cash on each subsequent vesting date of an amount equal to the product of (A) the number of Shares previously subject to such Restricted Stock Unit that then vest and (B) the Merger Consideration (or, if the Restricted Stock Unit provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price), less any required withholding Tax. Parent’s assumption or replacement of the Restricted Stock Units shall not trigger the acceleration of vesting or release of the Restricted Stock Units from any repurchase or forfeiture rights as provided under Section 11 of the Company’s 2007 Stock Incentive Plan except as provided for Restricted Stock Units granted to the Company’s non-employee directors, which by their terms fully vest in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as and to the extent disclosed in the corresponding section or subsection of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is (a) a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that (A) are, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operation of the Company and its Subsidiaries, taken as a whole, or (B) materially impair the ability of the Company to consummate, or prevent, the Merger or would reasonably be expected to do so; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) facts, circumstances, events or changes generally affecting the home building industry or home furnishings retail industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates; (b) hurricanes or floods; (c) facts, circumstances, events or changes resulting from (x) the announcement or the pendency of this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, or (y) changes in applicable Law, GAAP or accounting standards (provided that such changes are first announced after the date hereof); (d) changes in the market price or trading volume of the Company Common Stock; (e) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections); or (f) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (including projections relating to the fourth quarter of 2007); provided, further, that (I) any change, effect, development, event or occurrence described in the foregoing clauses (a) and (c)(y) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the home building industry or home furnishings retail industry and (II) the facts, circumstances or events underlying the change or failure in each of clauses (d), (e) and (f) shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s second amended and restated certificate of incorporation and bylaws, and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended through the date of this Agreement. Such certificates of incorporation, bylaws or similar organizational documents are in full force and effect. Neither the Company, nor any Subsidiary is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents. As of the date hereof, the Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement), in each case to the extent prepared as of the date of this Agreement, of all meetings of the Company’s stockholders, the Board of Directors and each committee of the Board of Directors held since January 1, 2005.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of November 1, 2007 (the “Measurement Date”), (i) 38,828,806 shares of Company Common Stock (excluding treasury shares) were issued and outstanding (which number includes no shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) no shares of Company Common Stock were held in treasury, (iii) 11,105,574 shares of Company Common Stock were reserved for issuance under the employee and director stock option, stock purchase or equity compensation plans, arrangements or agreements of the Company (the “Company Stock Plans”) of which 6,261,001 were subject to outstanding Company Stock Options and 401,200 were subject to outstanding Restricted Stock Units, and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after the Measurement Date, but were reserved for issuance under outstanding Company Stock Options and Restricted Stock Units as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Section 3.2 of the Company Disclosure Schedule lists as of the Measurement Date, (i) each outstanding Company Stock Option, (ii) each Restricted Stock Unit, and (iii) each other right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (“Other Incentive Awards”), and, with respect to each of items (i) through (iii) above, the number of Shares issuable thereunder or with respect thereto, the vesting schedule, the expiration date and the exercise price (if any) thereof, as applicable. From the close of business on the Measurement Date until the date of this Agreement, except for Shares issued pursuant to the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Restricted Stock Units have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each of such Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company free and clear of all Liens or any other restrictions.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.

Section 3.4 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors acting by unanimous action of those directors who voted, and, recommended unanimously by the Independent Committee and, except for (i) the Company Stockholder Approvals, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Independent Committee has unanimously determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders that do not own Rollover Shares and other than Vardon and (ii) to recommend that the Board of Directors approve this Agreement and declare its advisability, propose this Agreement to the Company’s stockholders for adoption thereby and recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby (the “Independent Committee Recommendation”). The Board of Directors has, by unanimous action of those directors who voted, determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders that do not own Rollover Shares and other than Vardon, (ii) to propose this Agreement for adoption by the Company’s stockholders and to declare the advisability of this Agreement and (iii) to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated by this Agreement (the “Board Recommendation” and, together with the Independent Committee Recommendation, the “Recommendation”), all

of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of a pre-merger notification form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) any filings required to be made with the Nasdaq Global Market, Inc. (“Nasdaq”), and (v) the approvals set forth on Section 3.4(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign government or regulatory agency, commission, court, body, entity, arbitral panel or authority (each, a “Governmental Entity”) is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to clause (c)(x) thereof).

(c) The execution and delivery by the Company of this Agreement does not, and except as described in Section 3.4(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or require any consent, waiver, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person pursuant to, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, sublease, assignment of lease or occupancy agreement, agreement, contract, obligation, arrangement, understanding, undertaking, instrument, permit, franchise or license agreement, whether oral or written (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, rights of first refusal, or charges of any kind whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) except as described in Section 3.4(b), conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, modification, amendment, cancellation, acceleration, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to clause (c)(x) thereof).

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished, on a timely basis, all forms, documents and reports (including exhibits) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2006 (all such filed documents, together with the exhibits and schedules thereto and all information incorporated by reference therein, the “Company SEC Documents”). As of their respective dates, and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, or in case of any such filing, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC. As of the date hereof, the Company does not intend to file with the SEC any amendments to any previously filed Company SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the Company SEC Documents have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since February 3, 2007 to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comments or investigation.

Section 3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended February 3, 2007, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. Since February 3, 2007, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.7 No Undisclosed Liabilities. Except (a) as reflected or reserved against in (i) the notes to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007 or (ii) the Company’s latest unaudited consolidated balance sheet (or the notes thereto) in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 4, 2007 (but excluding in either case any disclosures set forth in any risk factor and similarly cautionary, predictive and forward-looking disclosure); (b) for liabilities expressly permitted and contemplated by this Agreement; and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since August 4, 2007 that are not material to the Company and its Subsidiaries taken as a whole, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2006, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.8(a), no representation or warranty shall be deemed to be made in this Section 3.8(a) in respect of the matters specifically covered in Section 3.5, Section 3.6, Section 3.9, Section 3.10, Section 3.14 or Section 3.15.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and there is no suspension or cancellation of any of the Company Permits pending, or to the knowledge of the Company threatened, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and, to the Company’s knowledge, each of its officers and directors are in compliance with, and have complied in all material respects with, all applicable provisions of the Sarbanes-Oxley Act.

(d) (i) Each of the Company and its Subsidiaries is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Asset Control (“OFAC”) within the United States Department of Treasury; and (ii) each of the Company and its Subsidiaries is in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the FCPA, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(e) To the knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries is identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Persons”. Neither the Company nor any of its Subsidiaries are involved in business arrangements or otherwise engage in transactions with or involving sanctioned countries or SDNs in violation of the regulations maintained by the OFAC.

Section 3.9 Environmental Laws and Regulations.

(a) Except as set forth in Section 3.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are conducting and have conducted their respective businesses in compliance with all applicable Environmental Laws and permits, (ii) no Hazardous Substance has been Released by the Company, its Subsidiaries or any of their respective predecessors in interest, or by any other Person, at, on, about or under (A) any of the properties now or formerly owned, operated or leased by the Company or its Subsidiaries or (B) any property to which the Company, its Subsidiaries or any of their respective predecessors in interest have sent waste for disposal, in either the case of (A) or (B) in an amount reasonably likely to give rise to liability under Environmental Law, (iii) since January 1, 2006, to the knowledge of the Company, neither the Company, its Subsidiaries, nor their respective predecessors in interest has received any notices, demand letters or requests for information from any Governmental Entity or any Person indicating that the Company, any of its Subsidiaries, or their respective predecessors in interest may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective current or former properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by the Company, any of its Subsidiaries, or any of their respective predecessors in interest as a result of any activity of the Company or any of its Subsidiaries, and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. The Company has provided to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments (including without limitation Phase I and Phase II site assessments), relating to (i) any facilities or real property ever owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest or (ii) any environmental liability of the Company, the Subsidiaries or any of their respective predecessors in interest. The representations and warranties in this Section 3.9 shall be the only representations and warranties in this Agreement applicable to environmental matters.

(b) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, or (z) occupational health and safety, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(d) As used herein, “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22) but not subject to the exceptions in Subsection (A) of 42 U.S.C. 9601(22).

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each material plan, arrangement, agreement or policy sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or independent contractors (including their dependents) and with respect to which the Company has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in either case, whether or not such plan is subject to ERISA), and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, retention, employment, change of control or fringe benefit plan, program, policy or agreement, in each case whether or not subject to ERISA and whether or not written (the “Company Benefit Plans”). Such list also identifies those Company Benefit Plans that are maintained or contributed to solely for the benefit of employees (or former employees or directors or independent contractors) of the Company or any of its Subsidiaries who are not resident in the United States (the “Foreign Company Benefit Plans”).

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to, (i) the most recent two years’ annual reports on Form 5500, including any schedules thereto; and (ii) the most recent determination letter or opinion letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan that would, individually or in the aggregate, result in any material liability for the Company and its Subsidiaries taken as a whole; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA) provides benefits to former employees, directors or independent contractors of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any comparable provisions of state Law; (v) the Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of which are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any material liability of the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Except as provided on Section 3.10(d) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in acceleration of benefits or the time of payment or vesting of benefits, (v) require the funding of benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

(e) Each Company Benefit Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with

Section 409A of the Code, applicable Treasury regulations thereunder, and applicable Internal Revenue Service guidance (including Notice 2007-86 and Notice 2005-1) from the period beginning October 4, 2004 through the date hereof.

(f) Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, (i) all Foreign Company Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling Governmental Entity; (ii) all Foreign Company Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Company Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company in accordance with GAAP; and (iii) the Company will not incur any liability or obligation under the Foreign Company Benefit Plans, including but not limited to any severance obligation, as a result of the transactions contemplated by this Agreement, either alone or in conjunction with any other event.

Section 3.11 Absence of Certain Changes or Events. Since February 3, 2007 to the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, and (c) there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its Subsidiaries’ capital stock, except for any dividend or distribution by a Subsidiary of the Company to the Company; (ii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its Subsidiaries; (iii) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (iv) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries.

Section 3.12 Investigations; Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $250,000, (b) does not seek injunctive or other non-monetary relief or (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement (including any such action under any Company Material Contract).

Section 3.13 Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company to be included in (a) the Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) or (b) the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied in writing by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.14 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all material respects.

(b) The Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them.

(c) There are not any pending or, to the knowledge of the Company, threatened, audits, examinations, investigations, actions, suits, claims or other proceedings in respect of any material amount of Taxes nor has any deficiency for any material amount of Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code section 162(m).

(e) All material Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.

(f) The Company is not a party to or bound by any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature, and neither the Company nor any of its Subsidiaries has entered into any transaction described in Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(g) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 3.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened, representation petitions involving either the Company or any of its Subsidiaries before the National Labor Relations Board or any state labor board. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. Neither the Company nor any of its Subsidiaries is subject to any unfair labor practice charge or complaint, dispute, strike or work stoppage, nor, to the knowledge of the Company, is any such charge or complaint, dispute, strike or work stoppage threatened. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries is in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has any grievance procedure, arbitration or litigation involving a labor or employment dispute pending, or to the knowledge of the Company, threatened against it. The Company and each of its Subsidiaries are, and since January 1, 2006, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, related to employment, employment practices, wages, hours and other terms and conditions of employment except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as would not have a Material Adverse Effect, either the Company or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens other than Permitted Liens, the intellectual property of any type, registered or unregistered and however denominated, including (a) all material trademarks, trade names, and service marks, together with the goodwill associated therewith, domain names, and registrations and applications to register any of the foregoing (“Marks”); (b) copyrights and registrations and applications therefor (“Copyrights”); (c) patents or patent applications (“Patents”); and (d) trade secrets and other confidential and proprietary information (“Trade Secrets”) (collectively, the “Intellectual Property”), in each case as such Intellectual Property is used in their respective businesses as currently conducted. Section 3.16(a) of the Company Disclosure Schedules set forth an accurate and complete list of all Patents, registered Marks and applications to register Marks, in each case that are owned by or exclusively licensed to the Company (“Registered Company Intellectual Property”). Except as would not have a Company Material Adverse Effect or as set forth on Section 3.16 of the Company Disclosure Schedules, as of the date hereof (i) to the knowledge of the Company, there are no pending or threatened claims by any third party alleging infringement, dilution or misappropriation by the Company or any of its Subsidiaries of any intellectual property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any of the Registered Company Intellectual Property; (ii) to the knowledge of the Company, neither the products owned by the Company or its Subsidiaries nor the conduct of the business of the Company and its Subsidiaries infringes any Intellectual Property rights of any third party and neither the Company nor any of its Subsidiaries has received within the last 12 months a written “invitation to license” or other written communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any intellectual property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted in any material respect; (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property owned by the Company or any of its Subsidiaries; (iv) to the knowledge of the Company, no person is infringing, diluting or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of Intellectual Property licensed to the Company or any of its Subsidiaries, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means; and (v) the Company and its Subsidiaries have taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Intellectual Property owned by the Company or any of its Subsidiaries, including without limitation paying all necessary fees related to the registration, maintenance and renewal of the Registered Company Intellectual Property and requiring each of their employees, consultants and contractors to enter into intellectual property assignment and confidentiality agreements. The Intellectual Property owned or licensed by the Company and its Subsidiaries, or which the Company otherwise has the right to use, constitutes all of the material Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as such business is currently conducted. The Company or its Subsidiaries either own or have been granted necessary license rights in and to Software utilized in the conduct of the business of the Company or its Subsidiaries, except as would not have a Company Material Adverse Effect. For the purposes of this Section 3.16, “Software” means all computer programs, in source and object code, and all documentation related thereto.

Section 3.17 Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.17 of the Company Disclosure Schedule contains a true, correct and complete list of all leases, subleases, franchises, licenses or occupancy agreements providing for the use or occupancy by the Company or any Subsidiary of the Company with reference to the addresses and the store number, if applicable, for all real property (the “Leased Real Properties”), including without limitation, all amendments, guarantees, modifications and supplements thereto (collectively, the “Leases”). True, correct and complete copies of all Leases have been delivered or made available to Parent and Merger Sub. The Company or a Subsidiary of the Company has good leasehold title with respect to each of the Leased Real Properties free and clear of all Liens subject only to (i) subleases to a Subsidiary of the Company that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person and without the payment of any penalty, premium or other amount, (ii) claims, liens, charges, security interests or encumbrances of any nature whatsoever that do not (A) materially affect the continued use of the property for the purposes for which the property is currently being used or (B) otherwise require the payment of any penalties or monetary amounts, and (iii) Permitted Liens.

(c) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens.

Section 3.18 Opinion of Financial Advisor. The Independent Committee has received the opinion of UBS Securities LLC (the “Advisor”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Rollover Participants and Vardon) is fair to such holders from a financial point of view. An executed copy of such opinion has been made available to Parent. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.19 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, and except for the Special Stockholder Approval contractually required by Section 6.1(a) hereof, the only votes of holders of securities of the Company which are required to approve this Agreement and the Merger are (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting as required by the DGCL, and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Company Common Stock on the record date of the Company Meeting as required by Article VIII of the Company’s certificate of incorporation ((i) and (ii) collectively, the “Company Stockholder Approval”).

Section 3.20 Material Contracts.

(a) Except for this Agreement or the Company Benefit Plans, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) containing covenants binding upon the Company or any of its affiliates that materially restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business, or that restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete with any person or in any geographic area; (iii) relating to the lease or license of any material asset, including material Intellectual Property; (iv) with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement; (v) evidencing Indebtedness and having an outstanding principal amount in excess of $250,000 individually or in the aggregate; (vi) with respect to capital leases and letters of credit in excess of $250,000 individually or in the aggregate; (vii) involving the acquisition or disposition, directly or indirectly, of (A) capital stock or other equity interests of any person or (B) assets in an amount material to the Company and its Subsidiaries taken as a whole (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice); (viii) that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract; (ix) relating to the Leases, (x) relating to the employment or retention of, or providing severance or change of control benefits for, any employee of the Company or any of its Subsidiaries, (xi) that was entered into other than in the ordinary course of business and is material to the Company and its Subsidiaries taken as a whole; or (xii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as “Company Material Contracts”).

(b) (i) Each Company Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract; and (iii) there is no material default under any Company Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

Section 3.21 Insurance. The Company and its Subsidiaries own or hold policies of insurance in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Company Material Contracts to which the Company or any of its Subsidiaries are parties or are otherwise bound. The annual premium amount of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries is set forth on Section 3.21 of the Company Disclosure Schedule.

Section 3.22 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (collectively, “Takeover Laws”) applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement as of the date hereof.

Section 3.23 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which has not been disclosed in the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders (such transactions referred to herein as “Affiliate Transactions”).

Section 3.24 Indebtedness. Section 3.24 of the Company Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, the Company and each of its Subsidiaries. As of the date of this Agreement there is not any indebtedness for borrowed money of, or guarantees of indebtedness for borrowed money of any person by, the Company and each of its Subsidiaries except as set forth on Section 3.24 of the Company Disclosure Schedule and except as may be incurred in accordance with Section 5.1 hereof.

Section 3.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its Subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain FCPA compliance policies and procedures.

Section 3.26 Finders or Brokers. Except for the Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, financial advisor or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a complete and correct copy of any Contract with the Advisor pursuant to which any fees may be payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization; Subsidiaries, etc. Each of Parent and Merger Sub is (a) a company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) where the failure to be so qualified or in good standing, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws, or similar organizational documents, of Parent and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws, or similar organizational documents, of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws, or similar organizational documents.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the manager of Parent and the board of directors of Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the filing of a pre-merger notification form pursuant to the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any Contract binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws, or similar organizational documents, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, modification, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, writs, judgments, injunctions, settlement agreement awards or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (a) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (b) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5 Financing. Parent has delivered to the Company true, accurate and complete copies of executed equity commitment letters (the “Equity Commitments”) from Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. to provide equity financing to Parent and/or Merger Sub (the “Financing”). As of the date of this Agreement, (i) the Equity Commitments are in full force and effect and a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and the Equity Commitments have not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Equity Commitments. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Equity Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Equity Commitments and the satisfaction of the obligations of the Rollover Participants with respect to their Rollover Shares and Vardon with respect to the Investment Agreement, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and, together with the Company’s current $190 million credit facility with Bank of America, N.A. (the Parent and the Company have received from Bank of America, N.A. a waiver letter pursuant to which Bank of America, N.A. has agreed to maintain in place the Company’s credit facility following the Merger, subject only to certain conditions as set forth in such waiver letter), are sufficient for the satisfaction of all of Parent’s and Merger Sub’s financial obligations under this Agreement, including the payment of the Merger Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). The Equity Commitments contain all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Equity Commitments prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Equity Commitments as and when they become payable. Parent has also delivered to the Company guarantees (the “Guarantees”) addressed to the Company from each of Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. (collectively, the “Guarantors”) with respect to certain matters on the terms specified therein. The Guarantees are in full force and effect and are a legal, valid and binding obligation of the Guarantors. Assuming the satisfaction of the obligations of the Rollover Participants with respect to the Rollover Shares and Vardon with respect to the Investment Agreement, at Closing, Parent will have sufficient funds to pay the full cash portion of the Merger Consideration contemplated by this Agreement, the aggregate consideration to be paid to each holder of Company Stock Options pursuant to Section 2.3 and Restricted Stock Units pursuant to Section 2.4, and to pay all related fees and expenses of Parent associated with the transactions contemplated by this Agreement.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, or the certificate of incorporation or bylaws, or similar organizational documents, of Parent, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries, except for the Rollover Agreements and the Investment Agreement. Neither Parent nor Merger Sub, nor any of their affiliates or associates has been an interested stockholder of the Company within the last three years prior to the date of this Agreement as those terms are used in Section 203 of the DGCL.

Section 4.10 Interest in Competitors. As of the date hereof, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business. Parent will promptly update the Company concerning any such interest that it or any of its affiliates acquires after the date hereof.

Section 4.11 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 4.12 No Additional Representations.

(a) Parent acknowledges that, to its knowledge, as of the date hereof, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries) regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule), and neither the Company nor any other person shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) (including any estimates, projections, forecasts, plans or budgets for the Company or its Subsidiaries, except to the extent expressly set forth in Article III) or in any other form in connection with the transactions contemplated by this Agreement.

Section 4.13 Solvency. Assuming (a) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration and the consideration in respect of the Company Stock Options and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. For purposes of this

Section 4.13, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (c) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.14 Management Agreements. As of the date of this Agreement, other than this Agreement, the Rollover Agreements and the Investment Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Rollover Participants, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) During the period from and after the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required or expressly permitted or contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its business in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (I) preserve intact its business organization, (II) preserve its assets, rights and properties in good repair and condition, (III) keep available the services of its current officers, employees and consultants and (IV) preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provisions.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld delayed or conditioned, except with respect to clauses (i), (ii), (v), (vi), (viii) and (xviii), with respect to which consent may be withheld at the sole discretion of Parent), the Company, unless otherwise required by applicable Law or as set forth in Section 5.1(b) of the Company Disclosure Schedule:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize, declare, set aside, make or pay any dividends on or make any distributions with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions by a wholly owned Subsidiary of the Company to its parent;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, subdivide, reclassify or otherwise amend any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities;

(iii) except as required by written agreements or Company Benefit Plans in existence on the date hereof and disclosed under Section 3.10(a) of the Company Disclosure Schedule, or as otherwise required by applicable Law (including as may be required to avoid an income inclusion pursuant to Section 409A(a)(1)(A) of the Code), shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to the Company’s present or former directors or officers, (B) approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to attract a new employee to replace an agreement with a departing employee (other than an officer) on terms that are not inconsistent with the Company’s past practice or (2) for employment agreements terminable on less than thirty (30) days’ notice without any penalty, severance, obligation, payment that is contingent upon or related to the consummation of the transaction contemplated by this Agreement, or other term that is not consistent with the Company’s past practice), (C) establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement or (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, (D) except as expressly contemplated by Sections 2.3 and 2.4 of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract, or (E) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Benefit Plan;

(iv) shall not, and shall not permit any of its Subsidiaries to, change any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents;

(vi) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, grant, pledge, dispose of or encumber or subject to any Lien, or authorize the issuance, delivery, sale, grant, pledge, disposition or encumbrance of, any Lien upon, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options or the vesting of any Restricted Stock Units, in each case outstanding on the date of this Agreement and (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes;

(vii) shall not hire any new employee or independent contractor or terminate any existing employee or independent contractor, except in the ordinary course of business;

(viii) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) other than pursuant to the Company’s existing revolving credit facility, shall not, and shall not permit any of its Subsidiaries to (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance the terms of any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any of its Subsidiaries;

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any of its or its Subsidiaries’ properties or assets, including the capital stock of any Subsidiary, other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement that are set forth in Section 3.20(a) of the Company Disclosure Schedule or (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(xi) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect other than in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice;

(xiii) shall not, and shall not permit any of its Subsidiaries to, acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) (A) any corporation, partnership or other business organization or division thereof or (B) any assets other than purchases of inventory and other assets in the ordinary course of business not having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xiv) shall not, and shall not permit any of its Subsidiaries to, open or close, or commit to open or close, any store locations or enter into any partnership or joint venture, or authorize or make any other capital expenditures;

(xv) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions in existence on the date of this Agreement;

(xvi) shall not, and shall not permit any of its Subsidiaries to, make any material amendment to any Tax Return or make or change any material Tax election;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business outside of their existing businesses;

(xviii) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Subsidiaries (other than the Merger);

(xix) shall not, and shall not permit any of its Subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than as may be required by GAAP;

(xx) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business or (B) any claim, liability or obligation not in excess of $100,000 individually or $250,000 in the aggregate; provided, however, that in no event shall the Company or its Subsidiaries settle any claim if such settlement imposes an injunction or any other non-monetary penalty thereon; and

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Investigation.

(a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives and advisors (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, personnel, properties, assets, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial (including Tax Returns and supporting documentation), operating and other data and information as Parent, through its officers, employees or other authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any material agreement to which the Company or any of its Subsidiaries is a party on or prior to the date hereof, would cause a reasonable risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any on site procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such procedure is necessary for any Replacement Financing).

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be held confidential in accordance with the terms of the Confidentiality Agreement between Catterton Management Company, LLC and the Company dated as of July 20, 2007 (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on the date that is 35 days after the date of public announcement of this Agreement (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Board of Directors (or the Independent Committee)) to, directly or indirectly: (i) solicit, initiate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that any non-public information provided to any person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or substantially at the same time as it is provided to such person and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.

(b) Subject to Section 5.3(c) (and except with respect to any Excluded Party), from the Solicitation Period End-Date until the Effective Time or, if earlier, the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries or any of its or their Representatives, directly or indirectly, to (i) solicit, initiate, endorse, or encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, propose or agree to do any of the foregoing. Subject to Section 5.3(c) and except with respect to any person (or group of persons that includes among its members one or more persons that (A) were members of such group prior to the Solicitation Period End-Date and (B) collectively constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End-Date and prior to the termination of this Agreement) from whom the Company has received a written Acquisition Proposal prior to the Solicitation Period End-Date with respect to which the requirements of Section 5.3(c)(iii) have been satisfied as of the Solicitation Period End-Date (any such person or group of persons so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors (or the Independent Committee) no later than the Solicitation Period End-Date, at the Solicitation Period End-Date, (A) the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal, and (B) the Company shall (x) promptly request the prompt return or destruction of all confidential information previously furnished and (y) thereafter not terminate, waive, amend, release or modify any material provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and shall use reasonable best efforts to enforce the material provisions of any such agreement. Notwithstanding anything to the contrary in this Section 5.3, each Excluded Party shall continue to be an Excluded Party for all purposes under this Agreement until such Excluded Party withdraws or terminates its Acquisition Proposal (including any amendment thereto) or the Acquisition Proposal of such Excluded Party expires in accordance with its terms and the Excluded Party is no longer pursing such Acquisition Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(b), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approvals, (i) the Company receives a written Acquisition Proposal that the Board of Directors (or the Independent Committee) believes in good faith to be bona fide, (ii) such Acquisition Proposal was unsolicited and did not otherwise result from a material breach of this Section 5.3, (iii) the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be inconsistent with fulfillment of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information and data with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal pursuant to (and only pursuant to) an Acceptable Confidentiality Agreement; provided that any non-public information provided to any person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or substantially at the same time as it is provided to such person and (y) enter into, maintain and participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations. Notwithstanding anything to the contrary in Section 5.3(b) or this Section 5.3(c), prior to obtaining the Company Stockholder Approvals, the Company shall be permitted to take the actions described in clauses (x) and (y) above with respect to any Excluded Party. The parties agree that nothing herein shall prevent the Company and its Representatives from solely directing any persons to this Agreement from the Solicitation Period End-Date until the Effective Time or, if earlier, the Termination Date.

(d) Neither the Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Board of Directors or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.3(d)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than any Acceptable

Confidentiality Agreements) or (iii) resolve, agree or publicly propose to take any such actions. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approvals, the Board of Directors (or the Independent Committee) may, if the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the fulfillment of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement including the Merger Consideration that may be offered by Parent pursuant to this Section 5.3(d), (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal received after the date hereof and that does not otherwise result from a material breach of this Section 5.3 or (II) material changes in circumstances that are not related to an Acquisition Proposal or (y) solely in response to a Superior Proposal received after the date hereof and that did not otherwise result from a material breach of this Section 5.3, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that (1) (A) no Adverse Recommendation Change may be made and (B) no such termination of this Agreement and entry into an Alternative Acquisition Agreement, by the Company may be made in connection with a Superior Proposal, in each case until after the fifth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors (or the Independent Committee) intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii), as the case may be, and specifying the relevant terms and conditions of, and the characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party) of the person making, any Superior Proposal that is the basis of the proposed action by the Board of Directors (or the Independent Committee), and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement (but not including the identity of the persons that are parties to such Alternative Acquisition Agreement) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other amendment to another material term of such Superior Proposal shall require a new written notice by the Company and an additional three (3) business day period), (2) during such five (5) business day period (or any additional three (3) business day period), the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make such an Adverse Recommendation Change or terminate this Agreement and (3) the Company shall not make such an Adverse Recommendation Change or terminate this Agreement if, prior to the expiration of such five (5) business day period (or any additional three (3) business day period), Parent makes a proposal to adjust the terms and conditions of this Agreement (which may include changes in the Merger Consideration) that the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal.

(e) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.3, within twenty-four (24) hours of the Solicitation Period End-Date, the Company shall notify Parent of number and characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party) of the Excluded Parties, if any, and provide Parent with a copy of each Acquisition Proposal received from any Excluded Party (but not including the identity of the Excluded Party). From and after the Solicitation Period End-Date, the Company promptly, and in any event within twenty-four (24) hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives any Acquisition Proposal together with the material terms and conditions of such Acquisition Proposal (including the characteristics (i.e., whether a strategic or financial buyer, whether a competitor and other similar information that would not reasonably be expected to lead to the identification of the party), but not the identity, of the person making such Acquisition Proposal and a copy of any written documentation delivered to the Company or its Representatives in connection therewith with the identity of the party making the Acquisition Proposal deleted). The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any material amendment or modification) of any such Acquisition Proposal (including, after the Solicitation Period End-Date, an Acquisition Proposal made by an Excluded Party), including all material developments with respect to any such Acquisition Proposal. Following the Solicitation Period End-Date, without limiting any of the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(c) or (d).

(f) The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives of the obligations under this Section 5.3.

(g) The Company shall not take any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply (except to the extent that the execution of this Agreement has such an effect or to the extent that the Voting Agreements are deemed to have such an effect with respect to such other person), or agree to do any of the foregoing, in each case unless such actions are taken concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(h) Nothing contained in this Section 5.3 shall prohibit the Company from (i) taking and disclosing a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors (or the Independent Committee) after consultation with its outside legal counsel, failure to do so would be inconsistent with the disclosure requirements under applicable Law; provided, however, that in no event shall this Section 5.3(h) affect the obligations of the Company specified in Sections 5.3(b), (c) and (d); and provided further, that any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)).

(i) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement containing terms substantially as favorable to the Company in the aggregate as those set forth in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 5.3; provided further that an Acceptable Confidentiality Agreement may include standstill provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with the execution of such Acceptable Confidentiality Agreement to include substantially similar standstill provisions for the benefit of the parties thereto.

“Acquisition Proposal” means any inquiry (in writing), proposal or offer from any person or group of persons (other than Parent and its affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) of assets or businesses of the Company and it Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (iii) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Board of Directors (or the Independent Committee) determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions proposed by Parent in an offer that is (x) in writing in response to such proposal pursuant to Section 5.3(d) or otherwise and (y) that is not revocable during the time period that the Company cannot accept the Acquisition Proposal under Section 5.3(d), and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “60%.”

(j) Parent agrees that neither it nor any affiliate or Subsidiary of Parent shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, intentionally enter, or seek to enter, into any agreement, arrangement or understanding with a potential bidding party that has the purpose or effect of interfering with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith); provided, however, that this Section 5.3(j) shall not prevent Parent or Merger Sub from (x) exercising its rights under this Section 5.3, (y) making any public announcement with respect to such rights not otherwise prohibited hereby or by the Confidentiality Agreement, or (z) contacting third parties with respect to obtaining additional debt or equity financing in order to consummate the transactions contemplated hereby, other than financing sources known by Parent or its affiliates to be, or reasonably likely to be, a bidder for the Company.

Section 5.4 Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall each use all reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act and any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall use commercially reasonable efforts to prepare and file with the SEC the Proxy Statement and the Company and Parent shall use commercially reasonable efforts to prepare and file the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement in preliminary form as required by the Exchange Act as promptly as reasonably practicable and with the intent of filing the Schedule 13E-3 and Proxy Statement with the SEC no later than the fifteenth (15) business day following the date hereof, subject to the Company receiving all necessary information from Parent, its affiliates and other third parties required to be provided in the Schedule 13E-3. The Company and Parent shall use all reasonable efforts to respond to the comments of the SEC or its staff and to have the Proxy Statement cleared by the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable Law or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC or its staff and of any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the

Schedule 13E-3, the party that discovers such information will promptly inform the other parties hereto. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall use commercially reasonable efforts to cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining the Company Stockholder Approvals (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 35 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and by Parent or a delay is required to comply with applicable Law (including in connection with the required dissemination of a material amendment or supplements to the Proxy Statement)), (ii) unless the Board of Directors or any committee thereof shall have effected an Adverse Recommendation Change, include in the Proxy Statement the recommendation of the Board of Directors and the Independent Committee that the stockholders of the Company vote in favor of the adoption of this Agreement and (iii) unless the Board of Directors or any committee thereof shall have effected an Adverse Recommendation Change, use reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Article VII, the Company will take all of the actions contemplated by Section 5.4(a) and Section 5.4(c) regardless of whether the Board of Directors or the Independent Committee has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Article VII.

(e) Notwithstanding anything to the contrary contained herein, the Company is free to enforce or not enforce the Voting Agreements as determined in the sole discretion of the Independent Committee.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of twelve months following the Effective Time, Parent shall provide or cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) total compensation and benefits that are no less favorable in the aggregate than the total compensation and benefits provided to Company Employees immediately before the Effective Time (giving consideration to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs; provided, however, that Parent shall not be required to provide equity-based compensation, equity-based benefits and nonqualified deferred compensation programs); provided, further, that nothing herein shall prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period or interfere with the Surviving Corporation’s right to provide any employee with other than “at will” employment.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.5 are not intended to, and shall not, create any legal right or remedy for any employee, officer, director, independent contractor or other service provider of the Company or one of its Subsidiaries or affiliates.

Section 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including filings under the HSR Act, (ii) obtaining all necessary consents, approvals or waivers from third parties reasonably requested by Parent or the Company to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that could restrict, prevent or prohibit the consummation of the transactions contemplated hereby, including, without limitation, by using reasonable best efforts to pursue all avenues of judicial and administrative appeal, and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries be required to pay or, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) promptly informing the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and (y) subject to applicable legal limitations and the instructions of any Governmental Entity, keeping each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for equity and/or debt financings for the Company as part of the Company’s overall funding package at the time of the Closing, including providing the Company with information about such financings as the Company may reasonably request. The Company shall and shall cause its Subsidiaries and their respective Representatives to provide to Parent all reasonable cooperation in connection with the arrangement of any such equity or debt financings as may be reasonably required by Parent. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that includes information about the Company or any of its Subsidiaries prepared in connection with any such financings, and Parent and Merger Sub shall include in such memoranda, documents or other materials, comments reasonably proposed by the Company.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 5.7 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.8 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time and shall honor and fulfill in all respects the obligations of the Company or any of its Subsidiaries under any and all such provisions and under any and all indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or agreements during such six-year period in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The parties agree that this Section 5.9 shall not limit the parties’ ability to amend the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time to be in the form of Exhibit A and Exhibit B hereto, respectively.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in each case, in and to the extent of their capacities as such and not as stockholders and/or equity holders of the Company or its Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time for the benefit of the directors and officers that are covered by such policies (the “D&O Policy”); provided, however, that Parent may (i) substitute therefor policies of an insurance company (such insurance company to be an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance) the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time), provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Annual Premium”, which amount is set forth in Section 3.21 of the Company Disclosure Schedule) in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, provided that the amount paid by the Company for such “tail” policy shall not exceed six times the Maximum Annual Premium. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.9(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The obligations under this Section 5.9 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party without the prior written consent of such affected Indemnified Party. The provisions of this Section 5.9 shall survive the consummation of the Merger and each of the Indemnified Parties are expressly intended to be third party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 5.9 shall be in addition to, and not in limitation of or substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other organizational documents of Company, any of its Subsidiaries or the Surviving Corporation, and any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Directors. Prior to the Effective Time, the Company shall use all reasonable efforts to cause each member of the Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of the Board of Directors effective at the Effective Time.

Section 5.12 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (c) any change, condition or event (i) that renders any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.13 Consent under Existing Credit Facility; Financing. The Company acknowledges that Parent intends to maintain in place after the Closing Date the credit facility evidenced by the Eighth Amended and Restated Loan and Security Agreement, dated as of June 19, 2006 (as amended from time to time, the “Existing Credit Facility”), among the Company, the other borrowers party thereto, the lenders party thereto, and B of A, as agent, and has obtained the necessary waivers and/or consents of the lenders thereunder in order to permit and reflect the Merger and other transactions contemplated by this Agreement (“Credit Facility Consent”). The Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation and assistance reasonably requested by Parent and Merger Sub in connection with the Existing Credit Facility and the Credit Facility Consent, including any requirements under the Existing Credit Facility or Credit Facility consent in respect of the transactions contemplated by this Agreement, and including any conditions to effectiveness of the Credit Facility Consent. In addition, if Parent, prior to Closing, determines instead to pursue the replacement of the Existing Credit Facility with new debt financing for the Surviving Corporation (“Replacement Financing”), and the Parent notifies the Company of the same, the Company shall thereafter provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation and assistance reasonably requested by Parent and Merger Sub in connection with any Replacement Financing.

Section 5.14 Rollover Agreements. Parent shall use its commercially reasonable efforts to enforce the Rollover Agreements and the Investment Agreement in order to satisfy the condition in Section 6.3(e) (the “Rollover Condition”) and shall not amend, waive or modify any provision thereof or release any party from its obligations thereunder without the prior written approval of the Company; provided, however, that (i) the provisions of this Section 5.14 shall not be deemed to require Parent or Merger Sub to bring an Action to cause the enforcement of any Rollover Agreement or the Investment Agreement and (ii) the Rollover Condition shall not be affected by Parent’s performance of the provisions of this Section 5.14; provided further, however, that

Parent and Merger Sub shall cooperate with the Company, including if the Company commences an Action, to enforce the Company’s rights under any or all of the Rollover Agreements and the Investment Agreement in order to satisfy the Rollover Condition. Notwithstanding any other provisions of this Agreement to the contrary, the failure of the Rollover Condition shall be deemed in and of itself to not be a breach by the Company of any provision of this Agreement and the Company shall not be liable to Parent, Merger Sub or their respective affiliates for any failure of the Rollover Condition to be satisfied. Other than allowing all holders of Company Common Stock to elect to ratably contribute their Shares to Parent in exchange for an equity interest in Parent or an affiliate of Parent, without the prior written approval of the Company, on and after the date hereof, Parent and Merger Sub shall not, directly or indirectly, increase, or seek in any way to increase, the number of Shares (including Rollover Shares) to be contributed at or prior to the Effective Time to Parent or any Subsidiary thereof above 8,003,842 Shares (inclusive of Rollover Shares).

Section 5.15 Management Agreements. Parent and Merger Sub shall promptly (but in no more than 24 hours after such agreements are entered into by the parties) deliver to the Company any and all written contracts, undertakings, commitments or agreements between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Rollover Participants or Vardon, on the other hand, entered into on or after the date hereof relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.16 Equity Commitments. Parent shall not terminate, amend, waive or modify any material provision of the Equity Commitments or release any party from its obligations thereunder without the prior written approval of the Company; provided, however, that the total amount of the Financing under the Equity Commitments may be reduced in the event that Parent does not require all of the equity to be provided under the Equity Commitments, subject to written consent of the Company if it is reduced, in the aggregate, below an amount equal to the sum of the Termination Fee and the Company Expenses.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company shall have obtained both (i) the Company Stockholder Approval and (ii) the affirmative vote to adopt the Agreement of a majority of the number of Shares present in person or by proxy and voting at the Company Meeting which are held by holders that are not Rollover Participants or Vardon (the “Special Stockholder Approval” and, together with the Company Stockholder Approval, the “Company Stockholder Approvals”).

(b) No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any exceptions or qualification contained therein relating to “materiality” or “Parent Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration to holders of Shares outstanding immediately prior to the Effective Time other than Cancelled Shares and Dissenting Shares.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction, or waiver by Parent, of the following conditions:

(a) (i) Other than with respect to Sections 3.2(a), 3.2(b), 3.11(b), 3.24 and 3.26, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any exceptions or qualification contained therein relating to “materiality” or “Company Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.24 and 3.26 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (subject, in the case of each of the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.24 and 3.26, to such inaccuracies as do not individually or in the aggregate exceed $1,500,000 in value); and (iii) the representations and warranties of the Company set forth in Section 3.11(b), shall be true and correct in all respects at and as of the date of this Agreement provided, however, that, with respect to clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) Prior to the Effective Time a minimum of 8,003,842 Rollover Shares shall have been contributed to Parent or an affiliate thereof pursuant to Rollover Agreements and Vardon shall have performed its obligations pursuant to the Investment Agreement by making an investment in Parent or an affiliate thereof that corresponds to the value of 3,449,055 Shares (as determined pursuant to the Investment Agreement).

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 30, 2008 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6; or

(iii) if the Company Stockholder Approvals shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a material breach of Section 5.3, as to which Section 7.1(c)(ii) will apply) or any such representations or warranties shall have become untrue after the date of this Agreement, which breach or failure to perform or be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Sections 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure to perform or be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if (i) the Board of Directors effects an Adverse Recommendation Change, (ii) the Company or the Board of Directors (or any committee thereof) shall (A) approve, adopt, endorse or recommend any

Acquisition Proposal or (B) approve, adopt, endorse or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (iii) following the Solicitation Period End Date, the Company fails publicly to reaffirm its recommendation of the Merger within ten (10) business days after the date any Acquisition Proposal (other than an Acquisition Proposal by an Excluded Party) or any material modification thereto (other than a modification to an Acquisition Proposal by an Excluded Party) is first commenced, published or sent or given to the Company’s stockholders, (iv) the Company shall have breached in any material respect its obligations under Section 5.3 or (v) the Company or the Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or any such representations or warranties shall have become untrue after the date of this Agreement), which breach or failure to perform or be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure to perform or to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) at any time prior to obtaining the Company Stockholder Approvals, in accordance with and subject to the terms and conditions of Section 5.3(d)(y); provided that the Company shall have (A) simultaneously with such termination entered into an Alternative Acquisition Agreement and (B) otherwise complied in all material respects with respect to the applicable Superior Proposal with all provisions of Section 5.3(d), including the notice provisions therein; or

(iii) if the Merger shall not have been consummated on or before the third business day after all of the conditions set forth in Sections 6.1 and 6.3 (other than those that are to be satisfied by actions taken at Closing) have been satisfied and continue to be satisfied at the time of such termination.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, the Guarantee (only to the extent reflected therein) and the provisions of Sections 3.26 and 4.8 (Finders or Brokers), Section 5.8 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (Miscellaneous) of this Agreement shall survive the termination hereof; provided, however, that no such termination shall relieve the Company from any liability or damages resulting from an intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the solicitation of the Company Stockholder Approvals, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger, shall be shared equally by Parent and the Company.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Board of Directors (and such Acquisition Proposal shall not have been withdrawn without qualification (x) prior to the date of termination, with respect to any termination pursuant to Section 7.1(b)(i) or 7.1(c)(i) and (y) at least 10 business days prior to the date of the Company Meeting at which the vote on the Merger is held, with respect to termination pursuant to Section 7.1(b)(iii)), (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(b)(i) (but only in the event that Parent is permitted to terminate this Agreement under such provision and the Company is not permitted to terminate this Agreement under such provision) or by the Company or Parent pursuant to Section 7.1(b)(iii) (but only in the event that the Acquisition Proposal listed in clause (A) was made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Board of Directors prior to the date on which the Company Meeting was convened) or by Parent pursuant to Section 7.1(c)(i) (except if Parent’s termination is based primarily on any representation or warranty of the Company, that was true as of the date of this Agreement, having become untrue as of a date subsequent to the date of this Agreement) and (C) within twelve (12) months after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent the Termination Fee plus all Parent Expenses, less the amount previously paid to Parent (if any) pursuant to Section 7.3(c) or Section 7.3(d), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent for all Parent Expenses; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b)(i) except to the extent indicated in Section 7.3(b) and (ii) shall not relieve the Company from any liability or damages resulting from an intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall pay to Parent an amount equal to the No Vote Termination Fee; provided, that the payment by the Company of such amounts pursuant to this Section 7.3(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b)(i) except to the extent indicated in Section 7.3(b).

(e) In the event that this Agreement is terminated by the Company pursuant to either (i) Section 7.1(d)(iii) or (ii) Section 7.1(d)(i) (but solely with respect to a breach by Parent or Merger Sub of their covenants and agreements set forth in this Agreement (other than a covenant or agreement set forth in Section 5.1 hereof)), then, in any such event, Parent shall pay to the Company the Parent Termination Fee and reimburse the Company for all Company Expenses.

(f) For purposes of this Section 7.3:

(i) “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(i) except that references in Section 5.3(i) to “15%” shall be replaced by “50%”.

(ii) “Company Expenses” means all reasonable out-of-pocket expenses of the Company (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to the Company and its affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(iii) “No Vote Termination Fee” means an amount equal to $2,670,000.

(iv) “Parent Expenses” means all reasonable out-of-pocket expenses of Parent and Merger Sub (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their affiliates) incurred by Parent or Merger Sub or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any fees, costs or expenses payable to Parent, Merger Sub or any of their respective affiliates or personnel; provided, however, in the event that this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to Section 7.1(d)(ii) in order to enter into an Alternative Acquisition Agreement with an Excluded Party, “Parent Expenses” shall not exceed an amount equal to $1,335,000.

(v) “Parent Termination Fee” means an amount equal to $10,680,000.

(vi) “Termination Fee” means an amount equal to $10,680,000, except that in the event that this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to Section 7.1(d)(ii) in order to enter into an Alternative Acquisition Agreement with an Excluded Party, “Termination Fee” shall mean an amount equal to $6,675,000.

(g) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent: (i) on the earliest of the execution of a definitive agreement with respect to, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i); (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) business days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii); or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii). Payment of the Parent Expenses, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent concurrently with payment of the Termination Fee or thereafter within two (2) business days after the Company’s having been notified of the amount thereof by Parent; provided that if the Parent Expenses become due under Section 7.3(c) the Parent Expenses shall be paid within two (2) business days after the Company’s having been notified of the amount thereof by Parent. Payment of the No Vote Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent within two (2) business days after termination.

(h) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 from the latest date such payment is required to be paid at the prime lending rate prevailing during such period as published in The Wall Street Journal. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee, the Company Expenses and the costs and expenses of enforcements, collection and interest pursuant to this

Section 7.3 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantors or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(i) Payment of the Parent Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two (2) business days thereof). Payment of the Company Expenses, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Company within two (2) business days after the Company’s having been notified of the amount thereof by the Company.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors (in the case of the Company, acting through the Independent Committee, if then in existence) at any time prior to the Effective Time, whether before or after the Company Stockholder Approvals have been obtained; provided, however, that after the Company Stockholder Approvals have been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective board of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approvals have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.3 Governing Law. This Agreement, and the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.4 Jurisdiction; Enforcement.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.6 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. The Company hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(c) The Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement (regardless of whether this Agreement has been terminated under Section 7.1), the maximum aggregate liability of Parent and/or Merger Sub shall be limited to an amount equal to the amount of the Guarantees (to the extent any amount is payable thereunder in connection with this Agreement), and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub and/or any Guarantor (and with respect to any Guarantor, in no event shall the Company seek to recover any money damages in excess of the maximum amount reflected in such Guarantor’s Guarantee) or any of their respective Representatives, affiliates or investors in connection with the Merger, this Agreement or the transactions contemplated hereby (including in connection with any purported or actual breach of this Agreement by Parent, Merger Sub or any of their respective affiliates). The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (other than the right of the Company to enjoin breaches of Section 5.3(j)) or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in this Section 8.4(c); provided, however, that nothing in this Section 8.4(c) shall prevent the Company to enforce specifically or enjoin breaches of any terms or conditions of the Confidentiality Agreement.

Section 8.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Parent or Merger Sub:

Catterton Partners VI, L.P.

599 West Putnam Avenue

Greenwich, CT 06830

Facsimile: (203) 629-4903

Attention: J. Michael Chu

with copies to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Facsimile: (212) 351-5316

Attention: Steven Shoemate, Esq.

To the Company:

Restoration Hardware, Inc.

5725 Paradise Drive, Building D

Corte Madera, CA 94925

Telecopy: 415-927-7264

Attention: Chief Financial Officer

with copies to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Facsimile: (415) 268-7522

Attention: Gavin Grover, Esq.

and

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Facsimile: (214) 999-7959

Attention: P. Gregory Hidalgo, Esq.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any of its affiliates, it being understood that any such assignment shall not relieve the assigning party of its obligations under this Agreement. In the event of any such assignment, all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed also to be representations and warranties made with respect to such other affiliate as of the date of such assignment; provided further, that any such assignment shall not in any way affect the obligations of the Guarantors (as defined in the Guarantees) as the primary obligors (and not merely as a surety) under the Guarantees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), the Rollover Agreements, the Investment Agreement, the Voting Agreements, Guarantees, the Equity Commitments and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties or their affiliates, or any of them, with respect to the subject matter of this Agreement and thereof and, except for the provisions of Section 5.9 (which shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.12 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge after reasonable investigation of the President, Chief Executive Officer and Chairman of the Board of Directors; the Chief Financial Officer; the Chief Operating Officer; the Chief Merchandising Officer; the Chief Marketing Officer; and the Vice President, Corporate Controller of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. As used in this Agreement, “Rollover Agreements” means the agreements entered into on or before the date hereof between certain stockholders of the Company who will be Rollover Participants and Parent or Parent’s affiliate. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. As used in this Agreement, “Voting Agreements” means the stockholder voting agreements entered into on or before the date hereof between certain stockholders of the Company and the Company. As used in this Agreement, “Investment Agreement” means the agreement entered into on or before the date hereof between Parent and Vardon Capital Management, LLC (“Vardon”). As used in this Agreement, “Permitted Lien” means any such Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith, in each case, for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business or which is a statutory lien securing payments not yet due, or (c) which is disclosed on the most recent consolidated balance sheet of the Company (or notes thereto or securing liabilities reflected on such balance sheet). Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the page set forth opposite such term:

Acceptable Confidentiality Agreement	A-29
Acquisition Proposal	A-29
Action	A-14
Adverse Recommendation Change	A-27
Advisor	A-17
Affiliate Transactions	A-19
affiliates	A-48
Agreement	A-1

Alternative Acquisition Agreement	A-27
Board of Directors	A-1
Board Recommendation	A-8
Book-Entry Shares	A-4
business day	A-48
Cancelled Shares	A-3
Certificate of Merger	A-2
Certificates	A-4
Closing	A-1
Closing Date	A-1
Code	A-4
Company	A-1
Company Approvals	A-9
Company Benefit Plans	A-13
Company Common Stock	A-3
Company Disclosure Schedule	A-6
Company Employees	A-31
Company Expenses	A-42
Company Material Adverse Effect	A-6
Company Material Contracts	A-18
Company Meeting	A-31
Company Permits	A-11
Company Preferred Stock	A-7
Company SEC Documents	A-9
Company Stock Option	A-5
Company Stock Plans	A-7
Company Stockholder Approval	A-17
Company Stockholder Approvals	A-37
Confidentiality Agreement	A-26
Contracts	A-9
control	A-48
Copyrights	A-16
Credit Facility Consent	A-36
D&O Policy	A-35
DGCL	A-1
Dissenting Shares	A-3
Effective Time	A-2
Environmental Law	A-12
Equity Commitments	A-21
ERISA	A-12
ERISA Affiliate	A-13
Exchange Act	A-9
Exchange Fund	A-4
Excluded Party	A-27
Existing Credit Facility	A-36
FCPA	A-19
Financing	A-21
Foreign Company Benefit Plans	A-13
GAAP	A-48
Governmental Entity	A-9
Guarantees	A-21
Guarantors	A-21

Hazardous Substance	A-12
HSR Act	A-9
Indebtedness	A-48
Indemnified Party	A-35
Independent Committee	A-1
Independent Committee Recommendation	A-8
Intellectual Property	A-16
Investment Agreement	A-48
knowledge	A-48
Law	A-11
Laws	A-11
Leased Real Properties	A-17
Leases	A-17
Lien	A-9
Marks	A-16
Maximum Annual Premium	A-35
Measurement Date	A-7
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Nasdaq	A-9
New Plans	A-32
No Vote Termination Fee	A-42
OFAC	A-11
Old Plans	A-32
Other Incentive Awards	A-8
Outside Date	A-39
Parent	A-1
Parent Approvals	A-20
Parent Disclosure Schedule	A-19
Parent Expenses	A-42
Parent Material Adverse Effect	A-19
Parent Termination Fee	A-42
Patents	A-16
Paying Agent	A-4
Permitted Lien	A-48
person	A-48
Proxy Statement	A-14
Recommendation	A-8
Registered Company Intellectual Property	A-16
Regulatory Law	A-34
Release	A-12
Replacement Financing	A-36
Representatives	A-26
Restricted Stock Units	A-6
Rollover Agreements	A-48
Rollover Condition	A-36
Rollover Participant	A-1
Rollover Shares	A-1
Sarbanes-Oxley Act	A-10
Schedule 13E-3	A-14
SDNs	A-11

SEC	A-9
Securities Act	A-9
Share	A-3
Software	A-17
Solicitation Period End Date	A-26
Solvent	A-23
Special Stockholder Approval	A-37
Subsidiaries	A-47
Superior Proposal	A-29
Surviving Corporation	A-1
Takeover Laws	A-18
Tax Return	A-15
Taxes	A-15
Termination Date	A-23
Termination Fee	A-42
Trade Secrets	A-16
Vardon	A-48
Voting Agreements	A-48

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HOME HOLDINGS, LLC

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

HOME MERGER SUB, INC.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

RESTORATION HARDWARE, INC.

By:	/s/ Gary G. Friedman
Name:	Gary G. Friedman
Title:	Chief Executive Officer

ANNEX B

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”), dated as of January 24, 2008, to the Agreement and Plan of Merger, dated as of November 8, 2007 (the “Agreement”), by and among Home Holdings, LLC, a Delaware limited liability company (“Parent”), Home Merger Sub, Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”), and Restoration Hardware, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Section 7.4 of the Agreement provides that the Agreement may be amended in a writing signed by the parties thereto;

WHEREAS, the Board of Directors, after considering the unanimous recommendation of the Independent Committee, has by unanimous action of those directors who voted (i) determined that it is in the best interests of the Company and its stockholders that do not own Rollover Shares, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance by the Company of and the consummation of the transactions contemplated by the Agreement, as amended by this Amendment, including the Merger, and (iii) resolved and agreed to recommend adoption of the Agreement, as amended by this Amendment, by the stockholders of the Company upon the terms and subject to the conditions set forth in the Agreement, as amended by this Amendment;

WHEREAS, the manager of Parent and the board of directors of Merger Sub have each approved this Amendment, the Merger and the other transactions contemplated by the Agreement, as amended by this Amendment;

WHEREAS, concurrently with the execution of this Amendment, (i) Catterton Partners VI Offshore, L.P., an affiliate of Parent, will lend to the Company $4,375,000 in exchange for a Junior PIK Promissory Note (the “First Note”), which will be an unsecured obligation of the Company and (ii) Catterton Partners VI, L.P., an affiliate of Parent, will lend to the Company $20,625,000 in exchange for a Junior PIK Promissory Note (the “Second Note” and, together with the First Note, the “Notes”), which will be an unsecured obligation of the Company; and

WHEREAS, the parties hereto desire to amend the terms of the Agreement and to clarify certain understandings and agreements relating to the Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Amendment, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

1. AMENDMENT; DEFINITIONS

1.1 Amendment. The Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment all of the terms and conditions of the Agreement shall remain in full force and effect. Each reference in the Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Each reference in the Agreement to the “date of the Agreement” or similar references (such as “to the date hereof”) shall refer to November 8, 2007.

1.2 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. AMENDMENTS TO MERGER AGREEMENT

2.1 Amendment to Section 2.1(a). Section 2.1(a) of the Agreement is amended by deleting “$6.70” and replacing such amount with “$4.50.” All references in the Agreement to the “Merger Consideration” shall refer to “$4.50” in cash.

2.2 Disclosure Schedules. (a) The Company Disclosure Schedule is hereby supplemented in the manner set forth in the supplemental disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Amendment (the “Supplemental Company Schedule”). Hereafter all references to the “Company Disclosure Schedule” in the Agreement (including for purposes of Sections 5.1 and Articles III and VI thereof) and this Amendment shall mean the Company Disclosure Schedule as supplemented by the Supplemental Company Schedule. The Parent Disclosure Schedule is hereby supplemented in the manner set forth in the supplemental disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Amendment (the “Parent Supplemental Schedule” and, together with the Company Supplemental Schedule, the “Supplemental Schedules”). Hereafter all references to the “Parent Disclosure Schedule” in the Agreement (including for purposes of Articles IV and VI thereof) and this Amendment shall mean the Parent Disclosure Schedule as supplemented by the Supplemental Parent Schedule.

(b) The parties agree that each of the Supplemental Schedules shall be deemed a notice under Section 5.12 of the Agreement to the extent applicable. Notwithstanding the proviso at the end of Section 5.12, the Supplemental Schedules shall affect the representations, warranties or covenants of the parties set forth in Articles III and IV and Section 5.1 of the Agreement to the extent disclosed in the corresponding section or subsection of the appropriate Supplemental Schedule (it being agreed that disclosure of any information in a particular section or subsection of a Supplemental Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Agreement to which the reference of such information is reasonably apparent on its face).

2.3 Amendments to Section 3.1. The second sentence of Section 3.1 of the Agreement is hereby amended and restated as follows:

“As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that (A) are, or could reasonably be expected to be, materially adverse to the business, assets and liabilities of the Company and its Subsidiaries, taken as a whole, or (B) materially impair the ability of the Company to consummate, or prevent, the Merger or would reasonably be expected to do so; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) facts, circumstances, events or changes generally affecting the home building industry or home furnishings retail industry in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates; (b) hurricanes or floods; (c) facts, circumstances, events or changes resulting from (x) the announcement or the pendency of this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, or (y) changes in applicable Law, GAAP or accounting standards (provided that such changes are first announced after the date hereof); (d) changes in the market price or trading volume of the Company Common Stock; (e) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections); (f) failure by the Company to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (including projections relating to the fourth quarter of 2007); or (g) a material adverse change in the financial condition, results of operation or financial performance of the Company; provided, further, that (I) any change, effect, development, event or occurrence described in the foregoing clauses (a) and (c)(y) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the home building industry or home furnishings retail industry, (II) the facts, circumstances or events underlying the change, effect or failure in each of clauses (d) and (e) shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Company Material Adverse Effect and (III) the exception in clause (g) shall not be deemed to exclude a material adverse effect that occurs as a result of the change described in clause (g) if and to the extent that such effect gives rise to a breach of a representation or warranty set forth in Article III (other than with respect to the representations and warranties in Section 3.11(a) and (b) of the Agreement or Section 2.4(c) of this Amendment).”

2.4 Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Corporate Authority Relative to this Amendment. The Company has requisite corporate power and authority to enter into this Amendment and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by the Agreement, as amended by this Amendment. The execution and delivery of this Amendment and the consummation of the transactions contemplated by the Agreement, as amended by this Amendment, have been duly and validly authorized by the Board of Directors acting by unanimous action of those directors who voted, and, recommended unanimously by the Independent Committee and, except for (i) the Company Stockholder Approvals, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the Agreement, as amended by this Amendment, or the consummation of the transactions contemplated by the Agreement, as amended by this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Board Recommendation. Each of the representations and warranties in the third and fourth sentences of Section 3.4 of the Agreement are true and correct as if made anew as of the date of this Amendment with respect to the transactions contemplated by the Agreement, as amended by this Amendment.

(c) Absence of Certain Changes or Events. Except as set forth in Section 3.11 of the Company Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to the representation and warranty in this paragraph (c) if reference of such information is reasonably apparent on its face), since February 2, 2007 to the date of this Amendment, there has not been any event, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d) Opinion of Financial Advisors. The Independent Committee has received the opinion of UBS Securities LLC (the “Advisor”) dated the date of this Amendment, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Rollover Participants and Vardon) is fair to such holders from a financial point of view. An executed copy of such opinion has been made available to Parent. As of the date of this Amendment, such opinion has not been withdrawn, revoked or modified.

2.5 Additional Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Corporate Authority Relative to this Amendment. Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Amendment and to consummate the transactions contemplated by the Agreement, as amended by this Amendment. The execution and delivery of this Amendment and the consummation of the transactions contemplated by the Agreement, as amended by this Amendment, have been duly and validly authorized by the manager of Parent and the board of directors of Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment or the consummation of the transactions contemplated by the

Agreement, as amended by this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Amendment by the Company, this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Parent has delivered on the date of this Amendment to the Company true, accurate and complete copies of executed equity commitment letters (the “Equity Commitments”) from Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. to provide equity financing to Parent and/or Merger Sub (the “Financing”). As of the date of this Amendment, (i) the Equity Commitments are in full force and effect and a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and the Equity Commitments have not been withdrawn or terminated or otherwise amended or modified in any respect and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Equity Commitments. As of the date of this Amendment, subject to the accuracy of the representations and warranties of the Company set forth in Article III of the Agreement, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3 thereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Equity Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Equity Commitments and the satisfaction of the obligations of the Rollover Participants with respect to their Rollover Shares and Vardon with respect to the Investment Agreement, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by the Agreement, as amended by this Amendment, and, together with the Company’s current $190 million credit facility with Bank of America, N.A. (the Parent and the Company have received from Bank of America, N.A. a waiver letter pursuant to which Bank of America, N.A. has agreed to maintain in place the Company’s credit facility following the Merger, subject only to certain conditions as set forth in such waiver letter), are sufficient for the satisfaction of all of Parent’s and Merger Sub’s financial obligations under the Agreement, as amended by this Amendment, including the payment of the Merger Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). The Equity Commitments contain all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Parent has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Equity Commitments prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Equity Commitments as and when they become payable. The Company agrees and acknowledges that the equity commitment letters from Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. delivered on November 8, 2007 have been terminated pursuant to the terms of the Equity Commitments, and no party has any liability whatsoever thereunder. On November 8, 2007 Parent delivered to the Company guarantees (the “Guarantees”) addressed to the Company from each of Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P. (collectively, the “Guarantors”) with respect to certain matters on the terms specified therein. The Guarantees are in full force and effect and are a legal, valid and binding obligation of the Guarantors. Assuming the satisfaction of the obligations of the Rollover Participants with respect to the Rollover Shares and Vardon with respect to the Investment Agreement, at Closing, Parent will have sufficient funds to pay the full cash portion of the Merger Consideration contemplated by the Agreement, as amended by this Amendment, the aggregate consideration to be paid to each holder of Company Stock Options pursuant to Section 2.3 of the Agreement and Restricted Stock Units pursuant to Section 2.4 of the Agreement, and to pay all related fees and expenses of Parent associated with the transactions contemplated by the Agreement, as amended by this Amendment.

2.6 Deletion of Section 4.5. Section 4.5 of the Agreement is hereby deleted in its entirety.

2.7 Acceptable Confidentiality Agreement. The parties agree that the letter agreement, dated December 7, 2007, between the Company and Sears Holdings Corporation constitutes an Acceptable Confidentiality Agreement under the terms of the Agreement. As of the date hereof, the parties have entered into an amendment to the Confidentiality Agreement between the Company and Catterton Management Company, LLC.

2.8 Amendment to Section 5.3(a).

(a) Section 5.3(a) is hereby amended and restated in its entirety as follows:

“Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on February 28, 2008, the date that is 35 days after January 24, 2008 (the “Solicitation Period End-Date”), the Company and its Representatives shall have the right (acting under the direction of the Board of Directors (or the Independent Committee)) to, directly or indirectly: (i) solicit, initiate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that any non-public information provided to any person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or substantially at the same time as it is provided to such person and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations.”

2.9 Amendment to Section 5.4(a). The second sentence of Section 5.4(a) of the Agreement is hereby amended and restated as follows:

“In connection with the Merger and the Company Meeting, the Company shall use commercially reasonable efforts to prepare and file with the SEC the Proxy Statement and the Company and Parent shall use commercially reasonable efforts to prepare and file the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement in preliminary form as required by the Exchange Act as promptly as reasonably practicable and with the intent of filing the Schedule 13E-3 and Proxy Statement with the SEC no later than the tenth business day after the date of the Amendment, subject to the Company receiving all necessary information from Parent, its affiliates and other third parties required to be provided in the Schedule 13E-3.”

2.10 Amendment to Section 5.6(b). Clause (i) of the first sentence in Section 5.6(b) of the Agreement is hereby amended and restated as follows: “promptly, but in no event later than the second business day after the Solicitation Period End Date”.

2.11 Amendment to Section 6.1(a). Section 6.1(a) of the Agreement is hereby amended and restated in its entirety as follows: “The Company shall have obtained both (i) the Company Stockholder Approval and (ii) the affirmative vote to adopt the Agreement of a majority of the number of Shares present in person or by proxy and voting at the Company Meeting which are held by holders that have not submitted an Acquisition Proposal (as defined in Section 5.3 of the Agreement) at any time after November 8, 2007 and are not Rollover Participants or Vardon (the “Special Stockholder Approval” and together with the Company Stockholder Approval, the “Company Stockholder Approvals”).”

2.12 Amendment to Section 6.3(c). Section 6.3(c) of the Agreement is hereby amended and restated in its entirety as follows: “Since the date of the Amendment, there shall not have occurred any Company Material Adverse Effect.”

2.13 Amendment to Section 7.1(b)(i). Section 7.1(b)(i) of the Agreement is amended by deleting “April 30, 2008” and replacing such date with “June 30, 2008.” All references in the Agreement to the “Outside Date” shall refer to “June 30, 2008”.

2.14 Amendments to Section 7.3(f). Subsections (iii), (iv) and (vi) of Section 7.3(f) of the Agreement are hereby amended and restated in their entirety as follows:

“(iii) “No Vote Termination Fee” means an amount equal to $1,776,000.”

“(iv) “Parent Expenses” means (A) the Arrangement Fee (as defined in the letter agreement, dated as of January 24, 2008, by and between the Company and Catterton Management LLC (the “Fee Letter”)) and (B) all

reasonable out-of-pocket expenses of Parent and Merger Sub (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their affiliates) incurred by Parent or Merger Sub or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any fees, costs or expenses payable to Parent, Merger Sub or any of their respective affiliates or personnel; provided, however, in the event that this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to Section 7.1(d)(ii) in order to enter into an Alternative Acquisition Agreement with an Excluded Party, “Parent Expenses” shall not exceed an amount equal to $3,560,000. For the avoidance of doubt, in no event shall the Company be obligated to pay the Arrangement Fee as contemplated by the Fee Letter on more than one occasion and if the Company pays the Arrangement Fee as contemplated under the Agreement as amended by this Amendment then any further obligation to pay such Arrangement Fee in whole or in part as contemplated under the Fee Letter shall be fully discharged and extinguished.”

“(vi) “Termination Fee” means an amount equal to $7,103,000, except that in the event that this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party or (B) by the Company pursuant to Section 7.1(d)(ii) in order to enter into an Alternative Acquisition Agreement with an Excluded Party, “Termination Fee” shall mean an amount equal to $4,440,000.”

2.15 Amendment to Section 8.12.

(a) The eighth sentence of Section 8.12 of the Agreement is hereby amended and restated as follows: “As used in this Agreement, “Rollover Agreements” means the agreements as amended on or before January 24, 2008 between certain stockholders of the Company who will be Rollover Participants and Parent or Parent’s affiliate.”

(b) The ninth sentence of Section 8.12 of the Agreement is hereby amended and restated as follows: “As used in this Agreement, “Voting Agreements” means the stockholder voting agreements as amended on or before January 24, 2008 between certain stockholders of the Company and the Company.”

(c) The tenth sentence of Section 8.12 of the Agreement is hereby amended and restated as follows: “As used in this Agreement, “Investment Agreement” means the agreement as amended on or before January 24, 2008 between Parent and Vardon Capital Management, LLC (“Vardon”).”

3. GENERAL

3.1 Miscellaneous Terms. The provisions of Article VIII of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified by this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HOME HOLDINGS, LLC

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

HOME MERGER SUB, INC.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:	President

RESTORATION HARDWARE, INC.

By:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature page to Amendment to Merger Agreement]

ANNEX C

OPINION OF UBS SECURITIES, LLC

UBS Securities LLC 299 Park Avenue New York, NY 10171 www.ubs.com

CONFIDENTIAL

January 22, 2008

The Independent Committee of the Board of Directors

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Dear Members of the Committee:

We understand that Restoration Hardware, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P. (together, “Catterton”), will acquire control of the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of November 8, 2007 (the “Agreement”), as amended by a First Amendment to the Agreement and Plan of Merger, draft dated as of January 18, 2008 (the “Amendment” and, together with the Agreement, the “Merger Agreement”), among Home Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Catterton (“Parent”), Home Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Parent will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), other than cancelled shares and dissenting shares, will be converted into the right to receive, for each share of Company Common Stock, $4.50 in cash (the “Merger Consideration”). We further understand that, in connection with the Transaction, certain designated stockholders of the Company (the “Participants”) entered into agreements on or before January 18, 2008, pursuant to which such Participants will contribute all or a portion of the shares of Company Common Stock held by such Participants to Parent or invest cash in exchange for an equity interest in Parent. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Participants) of the Merger Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Independent Committee of the Board of Directors of the Company (the “Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which has been paid and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to Catterton and its affiliates unrelated to the proposed Transaction, including acting as financial advisor to CL Holding, Inc., an affiliate of Catterton, in its sale to Thule AB in 2007, for which UBS and its affiliates received compensation. In

UBS Investment Bank is a business group of UBS AG.

UBS Securities LLC is a subsidiary of UBS AG.

UBS Securities LLC 299 Park Avenue New York, NY 10171 www.ubs.com

the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and affiliates of Catterton and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons, relative to the Merger Consideration. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Merger Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Amendment does not differ in any material respect from the draft that we have examined, (ii) Parent, Merger Sub and the Company will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic,

UBS Investment Bank is a business group of UBS AG.

UBS Securities LLC is a subsidiary of UBS AG.

UBS Securities LLC 299 Park Avenue New York, NY 10171 www.ubs.com

monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the Participants) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Committee in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours, UBS SECURITIES LLC

By:	/S/ CHRISTOPHER FARRELL	By:	/S/ JOSEPH MEISNER
	Christopher Farrell Managing Director		Joseph Meisner Executive Director

UBS Investment Bank is a business group of UBS AG.

UBS Securities LLC is a subsidiary of UBS AG.

ANNEX D

UNSECURED PROMISSORY NOTES

WITH THE CATTERTON FUNDS

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF JANUARY 24, 2008, AMONG BANK OF AMERICA, N.A., CATTERTON PARTNERS VI, L.P., RESTORATION HARDWARE, INC. AND THE MICHAELS FURNITURE COMPANY, INC.

SUBORDINATED UNSECURED PIK PROMISSORY NOTE

$20,625,000.00	New York, New York

January 24, 2008

RESTORATION HARDWARE, INC., a Delaware corporation (the “Obligor”), hereby promises to pay to the order of CATTERTON PARTNERS VI, L.P., a Delaware limited partnership (together with any permitted transferee of this Subordinated Note, the “Holder”), on December 30, 2012 (the “Maturity Date”) the principal amount of TWENTY MILLION SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($20,625,000.00) in lawful money of the United States of America.

1. Interest. The outstanding principal amount of this Subordinated Note shall bear interest, for each day from the date of this Subordinated Note until its principal amount is paid in full, at a rate per annum equal to (i) from the date hereof through and including December 31, 2008, 8% and (ii) thereafter, 15%. Interest will be payable in arrears on each January 15, April 15, July 15 and October 15, commencing on April 15, 2008 (each such date being referred to herein as an “Interest Payment Date”). All interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. Notwithstanding any provision in this Note to the contrary, through the Maturity Date, in lieu of paying in cash the interest accrued to any Interest Payment Date, any accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the principal amount of this Note (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of the Obligor or the Holder be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

2. Payments. Except for payments of PIK Amount payments that are to be paid in kind as provided in Section 1 above, all other payments of principal or interest on this Subordinated Note shall be made in immediately available funds to such account of the Holder as the Holder may designate in writing. If any payment hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day.

3. Optional Redemption. At any time, the Obligor may redeem all or any part of this Subordinated Note at a redemption price equal to 100% of the principal amount redeemed plus all interest accrued and unpaid through the redemption date.

4. Mandatory Redemption. If a Change of Control occurs, the Obligor shall redeem this Subordinated Note in full at a redemption price equal to 100% of the principal amount plus all interest accrued and unpaid through the redemption date. Notwithstanding the foregoing, by the terms of that certain letter agreement dated as of the date hereof (the “Side Letter”) between the Obligor, the Holder and Home Holdings, LLC (“Parent”) the Note may be exchanged for common equity securities of Parent upon a Change of Control of the Obligor resulting from the acquisition of Obligor by Parent. A “Change of Control” shall mean the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the properties or assets of the Obligor and its subsidiaries taken as a whole; or

(ii) the occurrence of any “Change in Control” as defined in the Eighth Amended and Restated Loan and Security Agreement, dated June 19, 2006 (the “Loan and Security Agreement”), among Bank of America, N.A., The CIT Group/Business Credit, Inc., Wells Fargo Retail Finance, LLC, the lenders from time to time party thereto, the Obligor and The Michaels Furniture Company, Inc., but without giving effect to the amendment of or waiver or consent with respect to such definition contemplated by the waiver and consent letter, dated November 7, 2007, among the parties to the Loan and Security Agreement, and without giving effect to any amendment, waiver or other modification to such definition after the date hereof unless consented to for purposes of this Subordinated Note by the Holder. For the avoidance of doubt, consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of November 8, 2007, as amended (the “Merger Agreement”), by and among the Obligor, Home Holdings, LLC and Home Merger Sub, Inc.) shall constitute a “Change in Control” for purposes of this note.

5. Acceleration. If the Obligor shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against the Obligor under the federal bankruptcy laws (if against the Obligor the continuation of such proceeding for more than 30 days), or the Obligor shall make any offer of settlement, extension or composition to its unsecured creditors generally, then all amounts owing hereunder shall automatically become due and payable without declaration, notice or demand by the Holder.

6. Entire Agreement. Each of the Obligor and the Holder confirms that this Subordinated Note, together with that certain Subordination Agreement, dated as of January 24, 2008 (the “Subordination Agreement”), among Bank of America, N.A., Catterton Partners VI, L.P., Obligor and The Michaels Furniture Company, Inc., and the Side Letter, constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7. Severability. Any provision of this Subordinated Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8. Successors and Assigns. All covenants and agreements of the Obligor and the Holder under this Subordinated Note shall be binding on the Obligor and the Holder and inure to the benefit of their respective successors and assigns. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Obligor. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Holder without the prior written consent of the Obligor except to (a) an affiliate of Catterton Partners VI, L.P. or (b) a person or entity listed on Schedule 1 hereto; provided, that, in the case of each of (a) and (b), any permitted assignee of the Note in whole or in part shall acquire the rights of the Holder under this Note subject to all limitations and rights contained in this Note including any defenses to payment or claims against the original Holder in connection with this Note and subject to the terms of the Side Letter (any permitted assignee shall agree to be bound by the terms of the Side Letter as a condition to any assignment of any interest in the Note, in whole or in part).

9. Amendments. No amendment, supplement, waiver or other modification to this Subordinated Note shall be effective without the prior written consent of the Obligor and the Holder.

10. Jury Waiver. The parties hereto waive trial by jury in any action brought on or with respect to this Subordinated Note or any other document executed in connection herewith or therewith.

11. Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

RESTORATION HARDWARE, INC.

By:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Acknowledged and Agreed:

CATTERTON PARTNERS VI, L.P.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Schedule 1: Permitted Transferees

Bank of America Capital Investors and its affiliates

Auda Private Equity LLC and its affiliates

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION AGREEMENT, DATED AS OF JANUARY 24, 2008, AMONG BANK OF AMERICA, N.A., CATTERTON PARTNERS VI OFFSHORE, L.P., RESTORATION HARDWARE, INC. AND THE MICHAELS FURNITURE COMPANY, INC.

SUBORDINATED UNSECURED PIK PROMISSORY NOTE

$4,375,000.00	New York, New York

January 24, 2008

RESTORATION HARDWARE, INC., a Delaware corporation (the “Obligor”), hereby promises to pay to the order of CATTERTON PARTNERS VI OFFSHORE, L.P., a Delaware limited partnership (together with any permitted transferee of this Subordinated Note, the “Holder”), on December 30, 2012 (the “Maturity Date”) the principal amount of FOUR MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($4,375,000.00) in lawful money of the United States of America.

1. Interest. The outstanding principal amount of this Subordinated Note shall bear interest, for each day from the date of this Subordinated Note until its principal amount is paid in full, at a rate per annum equal to (i) from the date hereof through and including December 31, 2008, 8% and (ii) thereafter, 15%. Interest will be payable in arrears on each January 15, April 15, July 15 and October 15, commencing on April 15, 2008 (each such date being referred to herein as an “Interest Payment Date”). All interest shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed. Notwithstanding any provision in this Note to the contrary, through the Maturity Date, in lieu of paying in cash the interest accrued to any Interest Payment Date, any accrued but unpaid interest shall be capitalized and added as of such Interest Payment Date to the principal amount of this Note (the “PIK Amount”). Such PIK Amount shall bear interest from the applicable Interest Payment Date at the same rate per annum and be payable in the same manner as in the case of the original principal amount of this Note and shall otherwise be treated as principal of this Note for all purposes. From and after each Interest Payment Date, the principal amount of this Note shall, without further action on the part of the Obligor or the Holder be deemed to be increased by the PIK Amount so capitalized and added to principal in accordance with the provisions hereof.

2. Payments. Except for payments of PIK Amount payments that are to be paid in kind as provided in Section 1 above, all other payments of principal or interest on this Subordinated Note shall be made in immediately available funds to such account of the Holder as the Holder may designate in writing. If any payment hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day.

3. Optional Redemption. At any time, the Obligor may redeem all or any part of this Subordinated Note at a redemption price equal to 100% of the principal amount redeemed plus all interest accrued and unpaid through the redemption date.

4. Mandatory Redemption. If a Change of Control occurs, the Obligor shall redeem this Subordinated Note in full at a redemption price equal to 100% of the principal amount plus all interest accrued and unpaid through the redemption date. Notwithstanding the foregoing, by the terms of that certain letter agreement dated as of the date hereof (the “Side Letter”) between the Obligor, the Holder and Home Holdings, LLC (“Parent”) the Note may be exchanged for common equity securities of Parent upon a Change of Control of the Obligor resulting from the acquisition of Obligor by Parent. A “Change of Control” shall mean the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the properties or assets of the Obligor and its subsidiaries taken as a whole; or

(ii) the occurrence of any “Change in Control” as defined in the Eighth Amended and Restated Loan and Security Agreement, dated June 19, 2006 (the “Loan and Security Agreement”), among Bank of America, N.A., The CIT Group/Business Credit, Inc., Wells Fargo Retail Finance, LLC, the lenders from time to time party thereto, the Obligor and The Michaels Furniture Company, Inc., but without giving effect to the amendment of or waiver or consent with respect to such definition contemplated by the waiver and consent letter, dated November 7, 2007, among the parties to the Loan and Security Agreement, and without giving effect to any amendment, waiver or other modification to such definition after the date hereof unless consented to for purposes of this Subordinated Note by the Holder. For the avoidance of doubt, consummation of the Merger (as defined in the Agreement and Plan of Merger, dated as of November 8, 2007, as amended (the “Merger Agreement”), by and among the Obligor, Home Holdings, LLC and Home Merger Sub, Inc.) shall constitute a “Change in Control” for purposes of this note.

5. Acceleration. If the Obligor shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against the Obligor under the federal bankruptcy laws (if against the Obligor the continuation of such proceeding for more than 30 days), or the Obligor shall make any offer of settlement, extension or composition to its unsecured creditors generally, then all amounts owing hereunder shall automatically become due and payable without declaration, notice or demand by the Holder.

6. Entire Agreement. Each of the Obligor and the Holder confirms that this Subordinated Note, together with that certain Subordination Agreement, dated as of January 24, 2008 (the “Subordination Agreement”), among Bank of America, N.A., Catterton Partners VI Offshore, L.P., Obligor and The Michaels Furniture Company, Inc., and the Side Letter, constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7. Severability. Any provision of this Subordinated Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8. Successors and Assigns. All covenants and agreements of the Obligor and the Holder under this Subordinated Note shall be binding on the Obligor and the Holder and inure to the benefit of their respective successors and assigns. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Obligor. Neither this Subordinated Note nor any interest therein shall be transferred or assigned by the Holder without the prior written consent of the Obligor except to (a) an affiliate of Catterton Partners VI Offshore, L.P. or (b) a person or entity listed on Schedule 1 hereto; provided, that, in the case of each of (a) and (b), any permitted assignee of the Note in whole or in part shall acquire the rights of the Holder under this Note subject to all limitations and rights contained in this Note including any defenses to payment or claims against the original Holder in connection with this Note and subject to the terms of the Side Letter (any permitted assignee shall agree to be bound by the terms of the Side Letter as a condition to any assignment of any interest in the Note, in whole or in part).

9. Amendments. No amendment, supplement, waiver or other modification to this Subordinated Note shall be effective without the prior written consent of the Obligor and the Holder.

10. Jury Waiver. The parties hereto waive trial by jury in any action brought on or with respect to this Subordinated Note or any other document executed in connection herewith or therewith.

11. Governing Law. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

RESTORATION HARDWARE, INC.

By:	/s/ Chris Newman
Name:	Chris Newman
Title:	Chief Financial Officer

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Acknowledged and Agreed:

CATTERTON PARTNERS VI OFFSHORE, L.P.

By:	/s/ J. Michael Chu
Name:	J. Michael Chu
Title:

[Signature Page to the Subordinated Unsecured PIK Promissory Note]

Schedule 1: Permitted Transferees

Bank of America Capital Investors and its affiliates

Auda Private Equity LLC and its affiliates

ANNEX E

STOCKHOLDER VOTING AGREEMENT

WITH VARDON CAPITAL

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2007, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder”).

RECITALS

WHEREAS, concurrent with the execution and delivery hereof, Company, Home Holdings, LLC, a Delaware limited liability company (the “Parent”), and Home Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are entering into a Merger Agreement of even date herewith (as it may be amended from time to time pursuant to the terms thereof other than an amendment that reduces the Merger Consideration or imposes additional material conditions to the Parent’s obligation to consummate the Merger, the “Merger Agreement”) (capitalized and other defined terms used but not expressly defined herein have the respective meanings assigned thereto in the Merger Agreement);

WHEREAS, as of the date hereof, the Stockholder has voting control over shares of Company Common Stock as is indicated on Exhibit A to this Agreement in an aggregate amount of not less than 3,449,055 shares (the “Minimum Share Number”), and is also a “beneficial owner” of such shares within the meaning of Rule 13d-3 under the Exchange Act; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by the Company and so as to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement, the Stockholder desires to agree to vote all Shares (as defined below) over which it has voting control at the time of the votes referred to herein on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Merger Agreement, and, in addition:

“Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

“Shares” means (i) all outstanding shares of Company Common Stock and other voting securities of Company owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all additional outstanding shares of Company Common Stock and other voting securities of Company acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof, and (iii) such other outstanding shares of Company Common Stock and other voting securities of Company over which the Stockholder has or will have voting power during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof.

“Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) transfer, assignment, sale, pledge, hypothecation, encumbrance or similar disposition pursuant to a court order, and (2) such actions pursuant to which the Stockholder maintains all voting rights with respect to such security.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

2. Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Section 2 terminates or is terminated pursuant to Section 6 hereof, except for the execution, delivery and performance by Stockholder of the Investment Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, or as approved by the Company, the Stockholder shall not Transfer (or permit the Transfer of), grant any proxy, or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares that would cause the Stockholder to have voting control over fewer than the Minimum Share Number for purposes of counting the number of votes that Stockholder can cause to be voted at the time of any vote for which Stockholder is required to vote or cause the voting of its Shares pursuant to Section 3 hereof.

3. Agreement to Vote Shares. The Stockholder hereby agrees that the Stockholder shall, with respect to all of the Shares that Stockholder is entitled to vote (any limitations upon Stockholder’s right to vote any Shares is set forth in Exhibit A) at the time:

(a) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum;

(b) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company’s stockholders of the Merger Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof;

(c) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, vote, or cause the Shares to be voted, against any amendment of the Company’s Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction would reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement; and

(d) notwithstanding the foregoing provisions of this Section 3, and until this Section 3(d) terminates or is terminated pursuant to Section 6 hereof, so long as (i) each of Parent, Merger Sub and the Company complies in all material respects with its obligations under the Merger Agreement, (ii) the Company elects to terminate the Merger Agreement pursuant to and in compliance with Section 7.1(d)(ii) thereof in connection with a Superior Proposal, (iii) the Alternative Acquisition Agreement providing for the Superior Proposal is (x) entered into with any Person after the date hereof and prior to the Solicitation Period End-Date or entered into thereafter with an Excluded Party prior to the receipt of the Company Stockholder Approvals, and (y) provides for the payment to all holders of Common Stock either all cash consideration or a combination of cash and non-cash consideration where holders of the Company’s Common Stock may elect to receive all cash consideration without any cutback or proration based upon the number of other holders so electing (the occurrence of clauses (i), (ii) and (iii) collectively, a “Superior Proposal Event”), and (iv) the Board of Directors’ recommendation in favor of the adoption of such Alternative Acquisition Agreement remains in effect and has not been adversely modified or withdrawn, then if the Board of Directors or the Independent Committee of the Company request in writing, at any meeting of the holders of Common Stock for the purpose of voting on the Alternative Acquisition Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company’s stockholders of the Alternative Acquisition Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof.

4. Covenants of the Stockholder. The Stockholder covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 6 hereof:

(a) Except for the execution, delivery and performance by the Stockholder of the Investment Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Shares (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition to any person, in each case, in a manner that would materially impair the ability of the Stockholder to satisfy its obligations under Section 3 hereof.

(b) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are reasonably necessary in order to ensure that the Company receives the benefit of this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(i) The Stockholder has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) As of the date hereof, all of the Shares of which the Stockholder owns or has voting control over are set forth on Exhibit A hereto, such Shares are free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever (collectively, “Encumbrances”), other than Encumbrances created by this Agreement or the Investment Agreement, as applicable, and such Shares are not subject to any preemptive right of any stockholder of the Company.

(iii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (A) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person by the Stockholder, except (x) as provided in the Merger Agreement, (y) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, or (z) that would be required by virtue of the businesses of the Company or Parent or their affiliates (as defined in the Merger Agreement); (B) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of the Stockholder or any other agreement to which the Stockholder is a party, including any voting agreement, stockholder agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (C) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder’s property or assets, except in the cases of (B) and (C) above where such conflicts or violations would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement.

6. Termination. Subject to the immediately following sentence, this Agreement shall terminate and be of no further force or effect as of the earliest to occur of (i) the day after the receipt of the Company Stockholder Approvals, (ii) the expiration or termination of the Merger Agreement in accordance with its terms, (iii) June 30, 2008, and (iv) at the election of the Stockholder, upon an Adverse Recommendation Change made by the Board of Directors (or Independent Committee). Notwithstanding the immediately preceding sentence, if a Superior Proposal Event has occurred, the provisions of Section 2, Section 3(d), this Section 6 and Section 7 of this Agreement shall continue in full force and effect until the earliest to occur of (i) the day after the receipt of all Company stockholder approvals required to approve the Alternative Acquisition Agreement providing for the Superior Proposal, (ii) the expiration or termination of such Alternative Acquisition Agreement for the Superior Proposal in accordance with its terms, and (iii) June 30, 2008.

7. Stockholder Capacity. The Stockholder is hereby executing and performing this Agreement solely in its capacity as the investment advisor with respect to the Shares as indicated in Exhibit A, and nothing in this Agreement shall limit or restrict any partner, member, director, officer, employee or affiliate of the Stockholder who is or becomes during the term hereof a member of the Board of Directors or an officer of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company’s Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated hereby and except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more affiliates (as defined in the Merger Agreement) of the Company, but no assignment by the Company under this Section 9 shall relieve the Company of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person other than the parties hereto any rights or remedies hereunder or in connection herewith.

10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, the Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): if to the Company, to its address provided in the Merger Agreement, with a copy to the Company’s counsel; and if to the Stockholder, to the Stockholder’s address shown on Exhibit A (or such other address as shall be specified by like notice).

13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to its principles of conflicts of law.

14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

15. Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Gary G. Friedman
Name:	Gary G. Friedman
Title:	Chief Executive Officer

[Signature Page to the Stockholder Voting Agreement]

VARDON CAPITAL MANAGEMENT, LLC

By:	/s/ Richard W. Shea, Jr.
Name:	Richard W. Shea, Jr.
Title:	Managing Member

[Signature Page to the Stockholder Voting Agreement]

EXHIBIT A

NUMBER OF SHARES OF COMPANY COMMON STOCK

NAME	ADDRESS	COMPANY COMMON STOCK OWNED AND/OR WITH VOTING CONTROL
Vardon Capital Management, LLC	120 West 45th Street New York, NY 10036	3,449,055 shares of Common Stock

ANNEX F

FORM OF STOCKHOLDER VOTING AGREEMENT WITH PARTICIPANTS (OTHER THAN VARDON CAPITAL) AND GLENN KREVLIN

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2007, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder”).

RECITALS

WHEREAS, concurrent with the execution and delivery hereof, Company, Home Holdings, LLC, a Delaware limited liability company (the “Parent”), and Home Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are entering into a Merger Agreement of even date herewith (as it may be amended from time to time pursuant to the terms thereof other than an amendment that reduces the Merger Consideration or imposes additional material conditions to the Parent’s obligation to consummate the Merger, the “Merger Agreement”) (capitalized and other defined terms used but not expressly defined herein have the respective meanings assigned thereto in the Merger Agreement);

WHEREAS, as of the date hereof, the Stockholder is the record owner of such number of shares of Company Common Stock as is indicated on Exhibit A to this Agreement, and is also a “beneficial owner” of such shares within the meaning of Rule 13d-3 under the Exchange Act; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by the Company and so as to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement, the Stockholder desires to agree to vote its Shares (as defined below) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Merger Agreement, and, in addition:

“Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

“Shares” means (i) all outstanding shares of Company Common Stock and other voting securities of Company owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all additional outstanding shares of Company Common Stock and other voting securities of Company acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof, and (iii) such other outstanding shares of Company Common Stock and other voting securities of Company over which the Stockholder has or will have voting power during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Agreement terminates or is terminated pursuant to Section 6 hereof.

“Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) transfer, assignment, sale, pledge, hypothecation, encumbrance or similar disposition pursuant to a court order, and (2) such actions pursuant to which the Stockholder maintains all voting rights with respect to such security.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

2. Transfer of Voting Rights. At all times during the period commencing with the execution and delivery of this Agreement and expiring on the date on which this Section 2 terminates or is terminated pursuant to Section 6 hereof, except for the execution, delivery and performance by Stockholder of the Rollover Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, or as approved by the Company, the Stockholder shall not Transfer (or permit the Transfer of), grant any proxy, or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares. The Stockholder hereby agrees that the Stockholder shall, with respect to all of the Shares that Stockholder is entitled to vote (any limitations upon Stockholder’s right to vote any Shares is set forth in Exhibit A):

(a) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum;

(b) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares for the purpose of voting on the Merger Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company’s stockholders of the Merger Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof;

(c) until this Agreement terminates or is terminated pursuant to Section 6 hereof, subject to Section 3(d) hereof, at any meeting of the holders of Shares, however called, and at every adjournment or postponement thereof, vote, or cause the Shares to be voted, against any amendment of the Company’s Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction would reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement; and

(d) notwithstanding the foregoing provisions of this Section 3, and until this Section 3(d) terminates or is terminated pursuant to Section 6 hereof, so long as (i) each of Parent, Merger Sub and the Company complies in all material respects with its obligations under the Merger Agreement, (ii) the Company elects to terminate the Merger Agreement pursuant to and in compliance with Section 7.1(d)(ii) thereof in connection with a Superior Proposal, (iii) the Alternative Acquisition Agreement providing for the Superior Proposal is (x) entered into with any Person after the date hereof and prior to the Solicitation Period End-Date or entered into thereafter with an Excluded Party prior to the receipt of the Company Stockholder Approvals, and (y) provides for the payment to all holders of Common Stock either all cash consideration or a combination of cash and non-cash consideration where holders of the Company’s Common Stock may elect to receive all cash consideration without any cutback or proration based upon the number of other holders so electing (the occurrence of clauses (i), (ii) and (iii) collectively, a “Superior Proposal Event”), and (iv) the Board of Directors’ recommendation in favor of the adoption of such Alternative Acquisition Agreement remains in effect and has not been adversely modified or withdrawn, then if the Board of Directors or the Independent Committee of the Company request in writing, at any meeting of the holders of Common Stock for the purpose of voting on the Alternative Acquisition Agreement and the transactions contemplated thereby, however called, and at every adjournment or postponement thereof, vote the Shares or cause the Shares to be voted in favor of the adoption by the Company’s stockholders of the Alternative Acquisition Agreement and the approval of the transactions contemplated thereby, including any action reasonably necessary to waive any dissenters’ or appraisal rights it may have in respect of such transaction and any action required in furtherance thereof.

4. Covenants of the Stockholder. The Stockholder covenants and agrees with the Company that, during the period commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Section 6 hereof:

(a) Except for the execution, delivery and performance by the Stockholder of the Rollover Agreement the Stockholder has entered into with Parent on the date hereof, and any transfer, assignment or similar disposition to one or more affiliated funds or affiliated entities of the Stockholder that agree to be bound by the terms of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, pledge, hypothecate, encumber, assign or dispose of any Shares (or the beneficial ownership thereof) or offer to make such a sale, transfer or other disposition to any person, in each case, in a manner that would materially impair the ability of the Stockholder to satisfy its obligations under Section 3 hereof.

(b) The Stockholder shall execute and deliver such other documents and instruments and take such further actions as are reasonably necessary in order to ensure that the Company receives the benefit of this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(i) The Stockholder has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) As of the date hereof, all of the Shares of which the Stockholder is the record and beneficial owner of are set forth on Exhibit A hereto, such Shares are free and clear of any liens, claims, encumbrances, mortgages, security interests and charges of any nature whatsoever (collectively, “Encumbrances”), other than Encumbrances created by this Agreement or the Rollover Agreement, as applicable, and such Shares are not subject to any preemptive right of any stockholder of the Company.

(iii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (A) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person by the Stockholder, except (x) as provided in the Merger Agreement, (y) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, or (z) that would be required by virtue of the businesses of the Company or Parent or their affiliates (as defined in the Merger Agreement); (B) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, by-laws or analogous documents of the Stockholder or any other agreement to which the Stockholder is a party, including any voting agreement, stockholder agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (C) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder’s property or assets, except in the cases of (B) and (C) above where such conflicts or violations would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement.

6. Termination. Subject to the immediately following sentence, this Agreement shall terminate and be of no further force or effect as of the earliest to occur of (i) the day after the receipt of the Company Stockholder Approvals, (ii) the expiration or termination of the Merger Agreement in accordance with its terms, (iii) June 30, 2008, and (iv) at the election of the Stockholder, upon an Adverse Recommendation Change made by the Board of Directors (or Independent Committee). Notwithstanding the immediately preceding sentence, if a Superior Proposal Event has occurred, the provisions of Section 2, Section 3(d), this Section 6 and Section 7 of this Agreement shall continue in full force and effect until the earliest to occur of (i) the day after the receipt of all Company stockholder approvals required to approve the Alternative Acquisition Agreement providing for the Superior Proposal, (ii) the expiration or termination of such Alternative Acquisition Agreement for the Superior Proposal in accordance with its terms, and (iii) June 30, 2008.

7. Stockholder Capacity. The Stockholder is hereby executing and performing this Agreement solely in its capacity as the owner of the Shares, and nothing in this Agreement shall limit or restrict any partner, member, director, officer, employee or affiliate of the Stockholder who is or becomes during the term hereof a member of the Board of Directors or an officer of the Company or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of the Company (or as an officer or director of any of the Company’s Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

8. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties hereto without prior written consent of the other parties hereto except as expressly contemplated hereby and except that the Company, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder to any one or more affiliates (as defined in the Merger Agreement) of the Company, but no assignment by the Company under this Section 9 shall relieve the Company of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person other than the parties hereto any rights or remedies hereunder or in connection herewith.

10. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto; provided that any provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof by a writing signed by each such party or an authorized representative thereof.

11. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, the Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such party at law or in equity.

12. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): if to the Company, to its address provided in the Merger Agreement, with a copy to the Company’s counsel; and if to the Stockholder, to the Stockholder’s address shown on Exhibit A (or such other address as shall be specified by like notice).

13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to its principles of conflicts of law.

14. Entire Agreement. This Agreement, together with the documents expressly referred to herein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

15. Effect of Headings. The Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

RESTORATION HARDWARE, INC.

By:
Name:
Title:

[Signature Page to the Stockholder Voting Agreement]

[ ]

By:
Name:
Title:

[Signature Page to the Stockholder Voting Agreement]

EXHIBIT A

NUMBER OF SHARES OF COMPANY COMMON STOCK

NAME	ADDRESS	COMPANY COMMON STOCK OWNED

shares of Common Stock

ANNEX G

FORM OF AMENDMENT TO STOCKHOLDER VOTING AGREEMENT WITH PARTICIPANTS AND GLENN KREVLIN

THIS AMENDMENT TO STOCKHOLDER VOTING AGREEMENT (this “Amendment”) is made as of January 24, 2008, by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”), and the undersigned stockholder (the “Stockholder”).

RECITALS

WHEREAS, the Company and the Stockholder are parties to that certain Stockholder Voting Agreement dated as of November 8, 2007 (the “Voting Agreement”), which was executed and delivered concurrently with the execution of the Merger Agreement dated as of November 8, 2007 (the “Merger Agreement”), by and among the Company, Home Holdings, LLC, a Delaware limited liability company (the “Parent”), and Home Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, concurrent with the execution and delivery hereof, the Company, Parent and Merger Sub are entering into a First Amendment to the Merger Agreement pursuant to which, among other things, the Merger Consideration (as defined in the Merger Agreement) is being reduced to $4.50 in cash per share of Company Common Stock.

WHEREAS, Section 10 of the Voting Agreement provides that the Voting Agreement may be amended in a writing signed by the parties thereto.

WHEREAS, the first recital in the Voting Agreement makes reference to the Merger Agreement as it may be amended from time to time so long as no amendment reduces the Merger Consideration.

WHEREAS, the undersigned parties intend that the Voting Agreement shall remain applicable in all respects in accordance with its original terms to the Merger Agreement as amended including the revised Merger Consideration of $4.50 per share except that the final deadline expiration date of the Voting Agreement shall be extended from June 30, 2008 to August 31, 2008 consistent with the original structure of the Voting Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

AMENDMENT

1. Amendment of Voting Agreement. Subject to the terms of this Amendment, the parties intend that the Voting Agreement shall remain applicable in all respects in accordance with its original terms to the Merger Agreement as amended including the revised Merger Consideration of $4.50 (except that the final expiration deadline of the Voting Agreement is to be extended to August 31, 2008) and accordingly the two references to “June 30,2008” in Section 6 of the Voting Agreement are hereby changed to read “August 31, 2008” and the first recital of the Voting Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, concurrent with the execution and delivery of this amended Voting Agreement dated as of January 24, 2008, the Company, Home Holdings, LLC, a Delaware limited liability company (the “Parent”), and Home Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are entering into a First Amendment to Merger Agreement of even date herewith (such Merger Agreement, as amended, and as it may be hereafter amended from time to time pursuant to the terms thereof other than an amendment that reduces the Merger Consideration below $4.50 in cash per share of Company Common Stock or imposes additional material conditions to the Parent’s obligation to consummate the Merger, the “Merger Agreement”) (capitalized and other defined terms used but not expressly defined herein have the respective meanings assigned thereto in the Merger Agreement);”

2. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

3. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect. The Stockholder hereby agrees and confirms that its obligations under the Agreement, as amended by this Amendment, shall remain in full force and effective following execution of this Amendment by the parties hereto.

4. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

5. Governing Law. This Amendment shall be governed by the laws of the State of Delaware, without reference to its principles of conflicts of law.

6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7. Entire Agreement. This Amendment, together with the Agreement and the documents expressly referred to herein and therein, contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

RESTORATION HARDWARE, INC.

By:
Name:
Title:

[Signature Page to the Amendment to the Stockholder Voting Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to the Amendment to the Stockholder Voting Agreement]

ANNEX H

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

8 Del. C. § 262

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX I

INFORMATION RELATING TO PARENT, MERGER SUB, THE CATTERTON FUNDS AND CERTAIN OF THE AFFILIATE PARTICIPANTS

Home Holdings, LLC: Manager and Executive Officers

Catterton Partners VI, L.P. is the sole member and manager of Home Holdings, LLC. Refer to “—Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.” below.

The names and material occupations, positions, offices or employment during the past five years of the current executive officers of Home Holdings, LLC are set forth below:

J. Michael Chu, President. Refer to “—Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.” below.

Scott A. Dahnke, Treasurer. Refer to “—Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.” below.

Marc Magliacano, Secretary. Mr. Magliacano has been a Principal at Catterton Partners since May 2006. Prior to joining Catterton, Mr. Magliacano was a Principal at North Castle Partners, a private equity firm focused on consumer investments that benefit from healthy living and aging trends, located at 599 W. Putnam Ave., Greenwich, CT 06840.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Home Merger Sub, Inc.: Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of Home Merger Sub, Inc. are set forth below:

J. Michael Chu, Chairman of the Board and President. Refer to “—Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.” below.

Scott A Dahnke, Director and Treasurer. Refer to “—Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.” below.

Marc Magliacano, Director and Secretary. Mr. Magliacano has been a Principal at Catterton Partners since May 2006. Prior to joining Catterton, Mr. Magliacano was a Principal at North Castle Partners, a private equity firm focused on consumer investments that benefit from healthy living and aging trends, located at 599 W. Putnam Ave., Greenwich, CT 06840.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Catterton Partners VI, L.P. and Catterton Partners VI Offshore, L.P.

Catterton Partners VI, L.P. (“Catterton Partners VI”) is a Delaware limited partnership engaged in the business of making private equity and other types of investments.

Catterton Partners VI Offshore, L.P. (“Catterton Partners VI Offshore”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Catterton Managing Partner VI, L.L.C. (“Catterton Managing Partner VI”) is the general partner of Catterton Partners VI and Catterton Partners VI Offshore. Catterton Managing Partner VI is a Delaware limited liability company, the principal business of which is acting as a general partner of Catterton Partners VI and Catterton Partners VI Offshore.

CP6 Management, L.L.C. (“CP6 Management”) is the managing member of Catterton Managing Partner VI. CP6 Management is a Delaware limited liability company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The principal business address of each of Catterton Partners VI, Catterton Partners VI Offshore, Catterton Managing Partner VI, CP6 Management and the managing members listed below is c/o Catterton Partners, 599 West Putnam Avenue, Greenwich, Connecticut 06830. The telephone number of each of the foregoing is (203) 629-4901.

The names and material occupations, positions, offices or employment during the past five years of each managing member of CP6 Management are set forth below. Each is a U.S. citizen.

J. Michael Chu is a managing member of CP6 Management. He co-founded Catterton Partners in 1990.

Scott A. Dahnke is a managing member of CP6 Management. He joined Catterton Partners as a managing partner in 2003. Prior to joining Catterton Partners, Mr. Dahnke was a managing director of Deutsche Bank Capital Partners, located at the time at 60 Wall Street, New York, NY 10005.

Craig H. Sakin is a managing member of CP6 Management. He joined Catterton Partners as a managing partner in 1996.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Glenhill Capital LP and Glenhill Capital Overseas Master Fund, LP

Glenhill Capital LP, a Delaware limited partnership, and Glenhill Capital Overseas Master Fund, L.P., a Cayman Islands exempted company, are engaged in the business of investing and trading in a wide variety of securities and financial instruments.

GJK Capital Management, LLC is the general partner and control person of Glenhill Capital LP. GJK Capital Management, LLC is a Delaware limited liability company, the principal business of which is acting as the general partner of Glenhill Capital LP.

Glenhill Capital Overseas GP, Ltd. is the general partner of Glenhill Capital Overseas Master Fund, L.P. Glenhill Capital Overseas GP, Ltd. is a Cayman Islands exempted company, the principal business of which is acting as the general partner of Glenhill Capital Overseas Master Fund, L.P

Glenhill Overseas Management, LLC is the investment manager of Glenhill Capital Overseas Partners Ltd. Glenhill Overseas Management, LLC is a Delaware limited liability company, the principal business of which is acting as the investment manager of Glenhill Capital Overseas Partners Ltd.

Glenhill Advisors, LLC is the managing member of Glenhill Overseas Management, LLC and GJK Capital Management, LLC. Glenhill Advisors, LLC is a Delaware limited liability company, the principal business of which is acting as the managing members of various investment funds. Glenn J. Krevlin is the managing member of Glenhill Advisors, LLC.

The principal business address of Mr. Krevlin and each of the foregoing entities is c/o Glenhill Advisors, LLC, 598 Madison Avenue, 12th Floor, New York, New York 10022, and the principal telephone number of Mr. Krevlin and each of the foregoing entities is (646) 432-0600.

The material occupations, positions, offices or employment during the past five years of Mr. Krevlin is set forth below. Mr. Krevlin is a U.S. citizen.

Glenn J. Krevlin has served as a director of the Company since March. Since January 2001, Mr. Krevlin has served as the managing member of Glenhill Advisors, LLC. In addition, since 2001, Mr. Krevlin has served as the managing member of Glenhill Overseas Management, LLC.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

RESTORATION HARDWARE, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Gary G. Friedman and Chris Newman, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the special meeting of stockholders of Restoration Hardware, Inc. to be held at Acqua Hotel located at 555 Redwood Highway, Mill Valley, CA 94941, on June 12, 2008, at 10 a.m. Pacific time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of Restoration Hardware, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.

Receipt of the Notice of Special Meeting of Stockholders to be held on June 12, 2008 and the Proxy Statement dated May 9, 2008, is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2 and with discretionary authority on all other matters unknown by Restoration Hardware, Inc. a reasonable time prior to the solicitation of proxies that may come before the special meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

There are three ways to vote your Proxy:

VOTE BY PHONE—TOLL FREE—1-800-652-VOTE (8683)

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 1 a.m. Pacific time on June 12, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET—www.investorvote.com/RSTO

•

Use the Internet to vote your proxy 24 hours a day, 7 days a week until 1 a.m. Pacific time on June 12, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL—

Mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card.

(Continued and to be signed on reverse side.)

ADDRESS CHANGE/COMMENTS

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

▼ DETACH PROXY CARD ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope, or vote by telephone or the Internet as indicated on the reverse side of this Proxy Card.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

	FOR	AGAINST	ABSTAIN

1.      Adoption of the Agreement and Plan of Merger, dated as of November 8, 2007, among Restoration Hardware, Inc., Home Holdings, LLC and Home Merger Sub, Inc., as amended by the First Amendment thereto dated as of January 24, 2008 (the “Amended Merger Agreement”) as it may be amended from time to time.

	☐	☐	☐

2. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Amended Merger Agreement.	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business unknown by Restoration Hardware, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

To change your address, please mark this box.	☐

To include comments, please mark this box.	☐

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

Date Share Owner sign here	Co-Owner sign here